As filed with the Securities and Exchange Commission on February 3, 2005

   Registration No. 333 –119608

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BUILDING MATERIALS CORPORATION OF AMERICA

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2952	22-3276290
	(Primary	(I.R.S. Employer
(State or Other	Standard	Identification No.)
Jurisdiction of	Industrial
Incorporation or	Classification
Organization)	Code Number)

1361 Alps Road
Wayne, New Jersey 07470
(973) 628-3000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Weinberg, Esq.
Building Materials Corporation of America
1361 Alps Road
Wayne, New Jersey 07470
(973) 628-3000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

See Table of Additional Registrants Below

Copies to:
Michael E. Lubowitz, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   ADDITIONAL REGISTRANTS

		Primary
	State or Other	Standard	I.R.S.	Address, Including Zip Code, and
	Jurisdiction of	Industrial	Employer	Telephone Number, Including Area
Exact Name of Registrant	Incorporation	Classification	Identification	Code, of Registrant’s Principal
as Specified in Its Charter	or Organization	Code Number	No.	Executive Offices

BMCA Insulation Products Inc.	Delaware	5039	22-3275477	1361 Alps Road
				Wayne, New Jersey 07470
				(973) 628-3000

BMCA Quakertown Inc.	Delaware	2952	20-0837505	1361 Alps Road
				Wayne, New Jersey 07470
				(973) 628-3000

Building Materials	Delaware	6749	22-3626206	300 Delaware Avenue, Suite 303
Investment Corporation				Wilmington, Delaware 19801
				(302) 427-5960

Building Materials	Delaware	2952	22-3626208	1361 Alps Road
Manufacturing Corporation				Wayne, New Jersey 07470
				(973) 628-3000

Ductwork Manufacturing Corporation	Delaware	3440	58-2507312	25 Central Industrial Road
				Purvis, Mississippi 39475
				(601) 794-5500

GAF Leatherback Corp.	Delaware	2952	22-3497242	111 Hillcrest Road
				Holister, California 95024
				(408) 636-5050

GAF Materials Corporation (Canada)	Delaware	2952	22-3563280	1361 Alps Road
				Wayne, New Jersey 07470
				(973) 628-3000

GAF Premium Products Inc.	Delaware	3272	22-3383680	1361 Alps Road
				Wayne, New Jersey 07470
				(973) 628-3000

GAF Real Properties, Inc.	Delaware	6519	22-2886550	1361 Alps Road
				Wayne, New Jersey 07470
				(973) 628-3000

GAFTECH Corporation	Delaware	8741	22-2811609	1361 Alps Road
				Wayne, New Jersey 07470
				(973) 628-3000

LL Building Products Inc.	Delaware	3444	58-2394554	1361 Alps Road
				Wayne, New Jersey 07470
				(973) 628-3000

Pequannock Valley Claim	Delaware	2952	22-2911715	1361 Alps Road
Service Company, Inc.				Wayne, New Jersey 07470
				(973) 628-3000

		Primary
	State or Other	Standard	I.R.S.	Address, Including Zip Code, and
	Jurisdiction of	Industrial	Employer	Telephone Number, Including Area
Exact Name of Registrant	Incorporation	Classification	Identification	Code, of Registrant’s Principal
as Specified in Its Charter	or Organization	Code Number	No.	Executive Offices

South Ponca Realty Corp.	Delaware	6512	22-3063731	1500 South Ponca Street
				Baltimore, Maryland 63620
				(410) 633-7200

Wind Gap Real Property Acquisition Corp.	Delaware	6512	22-3383681	1361 Alps Road
				Wayne, New Jersey 07470
				(973) 628-3000

The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrants is:

Richard A. Weinberg, Esq.
c/o Building Materials Corporation of America
1361 Alps Road
Wayne, New Jersey 07470
(973) 628-3000

EXPLANATORY NOTE

   This Registration Statement covers the registration of an aggregate principal amount of $200,000,000 of new 7 3/4% Senior Notes due 2014 of Building Materials Corporation of America that may be exchanged for an equal principal amount of outstanding 7 3/4% Senior Notes due 2014 of Building Materials Corporation of America, which were issued and sold in July 2004. The complete prospectus to be used in the exchange offer follows immediately after this Explanatory Note.

   On November 10, 2004, Building Materials Corporation of America issued an additional $50 million in aggregate principal amount of its 7 3/4% senior notes due 2014 in a transaction exempt from registration under the Securities Act of 1933, as amended. These securities are identical in all material respects to the securities issued and sold in July 2004, and are issued under the same indenture. We will be filing a separate registration statement to register an additional $50 million aggregate principal amount of 7 3/4% senior notes due 2014 that will be offered in exchange for an equal principal amount of the notes issued in November 2004. We will deliver a separate prospectus in that exchange offer, which we expect will occur simultaneously with this exchange offer.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 3, 2005

PROSPECTUS

Building Materials Corporation of America

Offer to exchange all of the outstanding
7 3/4% Senior Notes due 2014
for
7 3/4% Senior Notes due 2014
Registered Under the Securities Act of 1933

We are offering to exchange the outstanding securities described above for the new, registered securities described above. The form and terms of the registered securities are substantially the same as the form and terms of the outstanding securities, except that the registered securities to be issued in the exchange offer have been registered under the Securities Act of 1933, or the Securities Act, and will not bear legends restricting their transfer. In this document we refer to the outstanding securities as the “old notes” and the new securities as the “registered notes” or “exchange securities.” We refer to the old notes and the registered notes together as the “notes.”

Material Terms of the Notes

The notes bear interest at the rate of 7 3/4% per year, payable on February 1 and August 1 of each year, beginning on February 1, 2005. The notes will mature on August 1, 2014. On or after August 1, 2009, we may redeem some or all of the notes at specified redemption prices and on or prior to August 1, 2007, we may redeem up to 35% of the notes from the proceeds of equity offerings at a specified redemption price. Upon a change of control, you will have the right to require us to purchase your notes. After the expiration of that right, we will have the option to redeem all of the outstanding notes. See “Description of the Notes—Repurchase Upon Change of Control.” The notes are guaranteed on a senior basis by all of our existing subsidiaries and some future subsidiaries. Each guarantee will rank equally with that guarantor’s other senior debt. The notes and the subsidiary guarantees of the notes are secured, on a pro rata basis with our other outstanding senior notes, by second-priority liens on substantially all of the assets of our company and the subsidiary guarantors. The notes and the subsidiary guarantees are secured to the extent and for so long as such assets are used to secure borrowings under our senior secured credit facility, including refinancings. Our senior secured credit facility is secured by first-priority liens on those assets. The notes are not qualified for trading on any national exchange but are expected to be eligible for trading in the Private Offerings, Resales, and Trading through Automated Linkages Market commonly referred to as the PORTALSM Market.

Material Terms of the Exchange Offer.

•	The exchange offer expires at , New York City time, on , 2005 unless extended.
•	The only conditions to completing an exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission, and no injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.
•	Tenders of old notes in the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer.
•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Consider carefully the “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates, and research, surveys or studies conducted by third parties and industry or general publications. Unless otherwise specified, this data is based upon our management’s estimates or derived from the Asphalt Roofing Manufacturers Association, a 2003 roofing industry report by Credit Suisse First Boston entitled “Hammering Out the Issues,” the Joint Center for Housing Studies of Harvard University and reports issued by F.W. Dodge.

Industry publications and surveys generally state that they have obtained information from sources believed to be reliable. While we believe that each of these sources is reliable, we have not independently verified such data. Similarly, we believe our internal estimates are reliable, but they have not been verified by any independent sources and are based on our general knowledge and not necessarily on specific data, information or studies. As a result, our estimates are subject to some uncertainty.

ii

SUMMARY

This summary highlights selected information from this prospectus and may not contain all information that may be important to you. This prospectus includes information regarding our business and detailed financial data. We encourage you to read the detailed information and financial statements appearing elsewhere in this prospectus, including the “Risk Factors” section. Unless otherwise indicated by the context, “we,” “us,” “our” and “BMCA” refer to Building Materials Corporation of America and its consolidated subsidiaries.

Building Materials Corporation of America

We are a leading national manufacturer and marketer of a broad line of asphalt and polymer based roofing products and accessories for the residential and commercial roofing markets. We also manufacture specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. We believe we are the only major national manufacturer of both residential and commercial roofing materials providing a full range of products and roofing systems for use in roofing installation. We believe, based on unit sales, that we hold the number one or two market position in the United States in each of the asphalt roofing product lines in which we compete, including leadership of the fast growing, premium laminated residential shingle market. We also believe, based on unit sales, that our Timberline® product is the leading brand in the residential roofing market and our Ruberoid® product is the leading brand in the modified bitumen segment of the commercial roofing market. We believe we are a leader in brand recognition in the roofing industry under our flagship “GAF” trademark.

Since our formation in 1994 through December 31, 2003, our net sales and operating income have increased at a compound annual growth rate, or CAGR, of approximately 11.7% and 13.2%, respectively. Over the past 5 years, over 80% of industry sales of both residential and commercial roofing products were for re-roofing, as opposed to new construction, which we believe reduces our exposure to cyclical downturns in the economy and housing sector. We sell our products through multiple distribution channels with a strong presence in the wholesale, retail, manufactured housing and lumberyard distribution channels. We believe our sales team is one of the largest, best trained and most disciplined in the roofing industry. We also believe our unique contractor programs for both residential and commercial contractors drive an improvement in product mix by encouraging higher margin system sales as well as building contractor loyalty.

We have 27 strategically located manufacturing facilities across the United States, which have provided consistent product quality while maintaining a strong competitive cost position. We operate 17 asphalt roofing manufacturing facilities, two roofing accessory plants, one thermoplastic polyolefin plant, one glass fiber manufacturing plant, two glass mat manufacturing plants, one fiber-cement shingle and siding plant, one liquid roofing membrane and adhesive plant and two attic ventilation and air distribution product plants.

Our products are marketed in three groups: residential roofing, commercial roofing and specialty building products and accessories.

Residential Roofing

We are a leading national manufacturer of a complete line of premium residential roofing products. Residential roofing product sales represented approximately 73% of our net sales in 2003. Our principal residential roofing products consist of laminated and strip asphalt shingles. We have improved our sales mix of residential roofing products in recent years by increasing our emphasis on laminated shingles and accessory products, which generally are sold at higher prices with more attractive profit margins than our standard strip shingle products. We believe, based on unit sales, that we are the largest manufacturer of residential roofing shingles in the United States. Our two principal lines of residential roofing shingles are the Timberline® series and the Sovereign® series. We also produce certain specialty shingles.

In addition to shingles, we supply the major components necessary to install a complete roofing system, including products that prevent water seepage between the roof deck and the shingles caused by ice build-up and wind-driven rain, glass reinforced or saturated felt underlayments, products that provide dramatic accents to the slopes and planes of a roof, and products that provide attic ventilation.

Commercial Roofing

We believe we are an industry leader in the U.S. commercial roofing market, offering the most complete line of roofing products and accessories used in commercial roofing systems. We are a leader in sales channel distribution, marketing to national specifiers, property owners, leading contractors and architects. We provide extensive contractor and distribution training, which fosters the growth of customer loyalty. We provide customers with entire roofing systems, which we believe are the most extensive in the U.S. commercial roofing market, allowing us to be a “one stop shop” for our customers.

We manufacture a full line of modified bitumen and asphalt built-up roofing products, thermoplastic polyolefin products, liquid applied membrane systems and roofing accessories for use in the application of commercial roofing systems. Commercial roofing represented approximately 22% of our net sales in 2003. We also market, under the EverGuard® trademark, thermoplastic and elastomeric single-ply products, which address the important and growing single-ply segment of the commercial roofing market. Our elastomeric products target the price conscious property owners, while our thermoplastic products offer building owners the reliability of heat-welded seams and ENERGY STAR® qualified systems. We believe, based on unit sales, that we are the largest manufacturer of both asphalt built-up roofing products and modified bitumen roofing products in the United States.

We manufacture fiberglass-based felts under the GAFGLAS® and Brai® trademarks, which are made from asphalt impregnated glass fiber mat for use as a component in asphalt built-up roofing systems. Most of our fiberglass based felts are assembled on the roof by applying successive layers of roofing with asphalt and topped, in some applications, with gravel or mineral surfaced sheets. Thermal insulation may be applied beneath the membrane. We also manufacture base sheets, flashings and other roofing accessories for use in these systems; our Topcoat® roofing system, a liquid-applied membrane system designed to protect and waterproof existing roofing systems; and roof maintenance products. In addition, we market insulation products under the EnergyGuard™ brandname, which includes perlite and isocyanurate foam in addition to accessories, such as vent stacks, fasteners and cements and coatings. These products allow us to provide customers with a complete roofing system and the ability to market and sell extended guarantees.

We sell modified bitumen products under the Ruberoid® and Brai® trademarks. Modified bitumen products are used primarily in re-roofing applications or in combination with glass membranes in GAF CompositeRoof™ systems. These products consist of a roofing membrane utilizing polymer-modified asphalt, which strengthens and increases flexibility and is reinforced with a polyester non-woven mat or a glass mat. Modified bitumen systems provide high strength characteristics, such as weatherability, water resistance and labor cost savings due to ease of application.

Specialty Building Products and Accessories

We manufacture and market a variety of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. Specialty building products and accessories represented approximately 5% of our net sales in 2003. These products primarily consist of residential attic ventilation systems and metal and fiberglass air distribution products for the HVAC (heating, ventilating and air conditioning) industry.

* * *

Our executive offices are located at 1361 Alps Road, Wayne, New Jersey 07470 and our telephone number is (973) 628-3000. Our website address is www.gaf.com. Information contained on our website is not a part of this prospectus.

Summary of the Terms of the Exchange Offer

On July 26, 2004, we issued $200.0 million aggregate principal amount of our 7 3/4% senior notes due 2014, the old notes, in a transaction exempt from registration under the Securities Act of 1933. We refer to the issuance of the old notes in this prospectus as the “original issuance.”

At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms of the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the “registration rights agreement.”

Unless you are a broker-dealer and you satisfy the conditions set forth below under “–Resales of the Registered Notes,” we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of the Notes” for further information regarding the registered notes.

On November 10, 2004, we issued an additional $50.0 million of 7 3/4% senior notes due 2014, the add-on notes, in a transaction exempt from registration under the Securities Act of 1933. We refer to that issuance as the “add-on issuance” or the “add-on notes.” We are also planning a concurrent offering to exchange new 7 3/4% senior notes due 2014 for the add-on notes under the terms of a separate prospectus.

Registration Rights Agreement	Under the registration rights agreement, we are obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 7 3/[4]% senior notes due 2014, which have been registered under the Securities Act, for each $1,000 principal amount of our unregistered 7 3/[4]% senior notes due 2014 that were issued in the original issuance.

In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the time of expiration will be accepted and exchanged.

Currently, there are $200.0 million aggregate principal amount of old notes outstanding.
We will issue the registered notes promptly after the time of expiration.
Resales of the Registered Notes	Except as described below, we believe that registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers) prospectus delivery provisions of the Securities Act, but only if you meet the following conditions:

•	you are not an “affiliate” of ours, as that term is defined in Rule 405 under the Securities Act;
•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;
	•	the registered notes are acquired by you in the ordinary course of your business;
	•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and
	•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.
Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Any broker-dealer that acquired old notes as a result of market-making activities or other trading activities, and receives registered notes for its own account in exchange for old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution.” A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Time of Expiration	The exchange offer will expire at , New York City time, on , 2005 unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. We will not extend the exchange offer past , 2005.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. Except for the continued effectiveness of the registration statement of which this prospectus forms a part, no federal or state regulatory requirement is required to be complied with nor any federal or state regulatory approval is required to be obtained in connection with the exchange offer. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests		The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes, held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.
If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date of the exchange offer either:

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•	a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer,” or

	•	the documents necessary for compliance with the guaranteed delivery procedures described below.
A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

	•	you are not an affiliate of us;
	•	you are not a broker-dealer who acquired the old notes that you are sending to us directly from us;
	•	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;
	•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and
	•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.
Procedures for Tendering Certificated Old Notes		If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See “Description of the Notes—Forms of Registered Notes.” If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Old Notes.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your securities and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures		If you wish to tender your old notes in the exchange offer and:
	(1)	they are not immediately available;
	(2)	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
	(3)	you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”
Acceptance of Old Notes and Delivery of Registered Notes	Except under the circumstances described under “The Exchange Offer-Conditions,” we will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal	You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent		Wilmington Trust Company is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange	If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

United States Federal Income Tax Consequences of the Exchange Offer		The exchange of old notes for registered notes should not be a taxable event for United States federal income tax purposes. See “Certain Material United States Federal Income Tax Consequences.”

Summary of Terms of the Registered Notes

The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes will be registered under the Securities Act. As a result, the registered notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes. The registered notes represent the same debt as the old notes. Both the old notes and the registered notes are governed by the same indenture.

The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer		Building Materials Corporation of America.

Issue	$200,000,000 aggregate principal amount of 7 3/[4]% Senior Notes due 2014 registered under the Securities Act. The notes will be issued under an indenture dated July 26, 2004, pursuant to which we will also issue in an exchange offer pursuant to a separate prospectus an additional $50,000,000 aggregate principal amount of 7 3/[4]% Senior Notes due 2014 registered under the Securities Act. The notes offered hereby will rank equally with and form part of a single series with the additional $50,000,000 in aggregate principal amount of 7 3/[4]% Senior Notes due 2014 and will have the same terms as those notes.

Maturity		August 1, 2014.

Interest Payment Dates		February 1 and August 1 of each year.

Guarantees	The registered notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by our existing subsidiaries and certain of our future subsidiaries. See “Description of the Notes—Guarantees.”

Security	The registered notes and the guarantees will be secured, on a pro rata basis with our other outstanding senior notes, by second-priority liens on substantially all of the assets of our company and the domestic subsidiary guarantors to the extent and for so long as such assets are used to secure borrowings under our senior secured revolving credit facility, including refinancings. See “Description of the Notes—Security.”

Ranking		The registered notes will be:
	•	our senior obligations;
	•	secured by second-priority liens on the collateral equally and ratably with our other outstanding senior notes and any future senior debt secured by second-priority liens on the collateral;
•	effectively senior to all of our existing and any of our future senior debt that is unsecured or secured by liens on the collateral junior to those securing the notes, in each case to the extent of the value, priority and validity of the liens of the collateral securing the notes;

	•	effectively junior in right of payment to our obligations under our senior secured revolving credit facility and any other debt that has a first-priority security interest in the collateral or is secured by liens on assets that do not secure the notes, to the extent of the value of such assets;

	•	senior in right of payment to any of our future subordinated debt; and
	•	structurally subordinated to any liabilities of any of our future subsidiaries that do not guarantee the registered notes.
Each subsidiary guarantee will be:
	•	a senior obligation of the respective subsidiary guarantor;
•	secured by second-priority liens on the collateral equally and ratably with the subsidiary guarantor’s guarantee of our other outstanding senior notes and any future senior debt of any subsidiary guarantor secured by second-priority liens on the collateral;

•	effectively senior to all existing and any future senior debt of the subsidiary guarantor that is unsecured or secured by liens on the collateral junior to those securing the subsidiary guarantee, in each case to the extent of the value, priority and validity of the liens on the collateral securing such subsidiary guarantee;

•	effectively junior in right of payment to the subsidiary guarantor’s guarantee of amounts outstanding under our senior secured revolving credit facility and any other debt that has a first-priority security interest in the collateral or that is secured by liens on assets that does not secure such subsidiary guarantee, to the extent of the value of such assets; and

	•	senior in right of payment to any future subordinated debt of the subsidiary guarantor.
As of October 3, 2004, after giving effect to the offering of the add-on notes and application of the net proceeds therefrom, we and our subsidiaries (all of which are subsidiary guarantors) would have had $750.3 million of consolidated total debt outstanding, of which:

	•	$200.0 million would have represented the old notes;
	•	$50.9 million would have represented the add-on notes;
•	$22.7 million would have represented industrial revenue bonds which are secured by letters of credit issued under our senior secured revolving credit facility, both of which are secured by first-priority liens on the collateral;

	•	$17.0 million would have represented debt secured by liens on assets not securing the notes;
	•	$404.3 million would have represented the other senior notes, which are secured by second-priority security interests in the collateral equally and ratably with the notes;
	•	$52.8 million would have represented unsecured loans payable to our parent corporation; and
	•	$2.6 million would have represented other unsecured senior debt.
Change of Control Put and Call		Upon a change of control, you will have the right to require us to purchase your registered notes at a purchase price equal to 101% of their aggregate principal amount, plus any accrued and unpaid interest to the date of repurchase. After the expiration of your right to require us to repurchase your registered notes, we will have the option to purchase all of the outstanding registered notes at a purchase price equal to 100% of their aggregate principal amount, plus the applicable premium, together with any accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Repurchase Upon Change of Control.”

Optional Redemption		At any time on or after August 1, 2009, we may redeem some or all of the registered notes at the redemption prices specified in this prospectus under “Description of the Notes—Optional Redemption.”
At any time and from time to time on or prior to August 1, 2007, we may redeem a portion of the registered notes with the net cash proceeds of any public equity offering, so long as:
	•	we pay 107.750% of the principal amount of the registered notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption;
	•	at least 65% of the aggregate principal amount of all registered notes issued under the indenture remain outstanding afterwards; and
	•	the redemption occurs within 90 days of the date of the closing of such public equity offering.
Certain Covenants		The indenture governing the registered notes includes covenants which, among other things and subject to certain exceptions, restrict our ability and the ability of certain of our subsidiaries to:
	•	incur debt;
	•	issue capital stock of certain of our subsidiaries;
	•	make certain payments and dividends;
	•	create liens;
	•	enter into transactions with stockholders and affiliates;
	•	enter into restrictions affecting the ability of our subsidiaries to make distributions, loans or advances to us or other subsidiaries;
	•	sell certain assets;
	•	issue guarantees; and
	•	consolidate or merge with, or sell all or substantially all of our assets to, another person.
During any future period in which Moody’s Investor Services and Standard and Poor’s Rating Services have each assigned an investment grade rating to the registered notes, certain of the covenants will cease to be in effect. If either of these rating agencies then downgrades its rating below an investment grade rating, the suspended covenants will again be in effect. See “Description of the Notes—Certain Covenants—Suspension of Covenants.”

Risk Factors		You should carefully consider the specific factors set forth under “Risk Factors,” as well as the other information and data included in this prospectus.

Summary Financial Data

The following table presents our summary consolidated financial data and should be read in conjunction with our audited and unaudited consolidated financial statements and related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” certain periods of which are included elsewhere in this prospectus. Certain of the selected historical consolidated financial data for the three fiscal years ended December 31, 2001, 2002 and 2003 are derived from our audited consolidated financial statements included herein. Certain of the selected historical consolidated financial data for the nine months ended September 28, 2003 and October 3, 2004 are derived from our unaudited interim consolidated financial statements included herein and, in the opinion of management, fairly present our results for such periods. The results of operations for the nine months ended October 3, 2004 are not necessarily indicative of our results of operations for the entire year.

The pro forma data as of and for the year ended December 31, 2003 and the nine month period ended October 3, 2004 is adjusted to give effect to the issuance of the notes, the add-on notes and the application of the net proceeds from each issuance as if they occurred as of January 1, 2003.

				Nine Months Ended

	Year Ended December 31,			September 28,	October 3,
				2003	2004
	2001	2002	2003	(Unaudited)	(Unaudited)

		(In millions, except ratio data)
Operating Data:
Net sales	$1,293.0	$1,360.7	$1,607.8	$1,209.1	$1,312.3
Operating income(1)	97.0	114.9	136.5	118.4	125.6
Interest expense	60.8	55.0	56.7	42.5	46.9
Income before income taxes	29.8	50.9	73.7	70.8	74.1
Net income	18.8	32.6	47.2	45.3	46.5
Balance Sheet Data (at period end):(2)
Cash and cash equivalents	$ 46.4	$ 96.2	$ 2.9	$ 22.3	$ 10.9
Total working capital	84.6	86.0	109.7	247.4	109.9
Total assets	706.3	743.4	782.5	910.8	990.5
Long-term debt less current maturities	599.9	545.8	545.7	670.2	677.6
Total stockholders’ equity (deficit)	(61.6)	(31.1)	(42.1)	(23.7)	(5.9)
Other Data:
Depreciation	$ 37.2	$ 38.7	$ 39.4	$ 29.2	$ 32.1
Goodwill amortization	2.0	—	—	—	—
Software amortization	1.8	2.0	2.1	1.5	1.7
Capital expenditures and acquisitions	28.1	34.6	43.3	23.3	52.6
Cash flows provided by (used in):
Operating activities	72.4	100.1	(5.9)	(131.4)	(53.6)
Investing activities	(27.2)	(32.8)	(34.0)	(14.0)	(52.6)
Financing activities	(81.5)	(17.5)	(53.4)	71.5	114.2
EBITDA(3)	132.2	146.6	171.9	144.0	154.8
Ratio of earnings to fixed charges(4)	1.4x	1.8x	2.1x	2.4x	2.3x
Pro Forma Data:
Cash and cash equivalents (at period end)	$ 147.6	$ 30.5
Interest expense	$ 68.1	$ 50.6
Net income	$ 40.6	$ 44.4
EBITDA(3)	$ 173.1	$ 155.1
Ratio of earnings to fixed charges(4)	1.8x	2.2x

(1)	Operating income for the years ended December 31, 2001 and 2002 includes $0.7 million and $1.8 million, respectively, from the loss on sale of assets. Operating income for the year ended December 31, 2003, includes a $5.7 million gain on sale of assets and a $3.8 million loss on the write-down of manufacturing facility assets. Operating income for the nine month period ended September 28, 2003, includes a $5.7 million gain on sale of assets. See Note 6 to the audited consolidated financial statements and Note 3 to the unaudited consolidated financial statements contained in this prospectus.

(2)	The balance sheet data at September 28, 2003, December 31, 2003 and October 3, 2004 includes the effect of the termination of the Accounts Receivable Securitization Agreement. The effect of this transaction increased total working capital, total assets and long-term debt less current maturities by $105.4 million. See Notes 9 and 12 to the audited consolidated financial statements contained in this prospectus.

(footnotes continued on following page)

(3)	EBITDA is defined as net income increased by interest expense, income taxes, depreciation and the amortization of goodwill and other assets. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with U.S. generally accepted accounting principles, but we include it because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for principal repayments of debt or capital expenditures or changes in working capital needs and thus does not reflect excess funds available for discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the table presented below for the calculation of EBITDA for the respective periods presented.

							Nine
						Year	Months
				Nine Months Ended		Ended	Ended

	Year Ended December 31,			September 28,	October 3,	December 31,	October 3,
				2003	2004	2003	2004
EBITDA Calculations	2001	2002	2003	(Unaudited)	(Unaudited)	Pro Forma	Pro Forma

				(In millions)
Net Income	$ 18.8	$ 32.6	$ 47.2	$ 45.3	$ 46.5	$ 40.6	$ 44.4
Add Back:
Interest expense	60.8	55.0	56.7	42.5	46.9	68.1	50.6
Income taxes	11.0	18.3	26.5	25.5	27.6	22.9	26.3
Depreciation	37.2	38.7	39.4	29.2	32.1	39.4	32.1
Amortization of goodwill
and other assets	4.4	2.0	2.1	1.5	1.7	2.1	1.7

EBITDA	$132.2	$146.6	$171.9	$144.0	$154.8	$173.1	$155.1

(footnotes continued on following page)

See the table presented below for the reconciliation of EBITDA to net cash provided by (used in) operating activities for the respective periods presented.

							Nine
						Year	Months
				Nine Months Ended		Ended	Ended

	Year Ended December 31,			September 28,	October 3,	December 31,	October 3,
				2003	2004	2003	2004
	2001	2002	2003	(Unaudited)	(Unaudited)	Pro Forma	Pro Forma

				(In millions)
Reconciliation of Non-GAAP
to GAAP Financial Measure
EBITDA	$132.2	$146.6	$171.9	$ 144.0	$ 154.8	$173.1	$ 155.1
Adjustments to reconcile EBITDA to net cash provided by (used in) operating activities:
Deferred income taxes	10.0	17.6	25.1	25.0	26.8	25.1	26.8
Non-cash interest charges, net	4.6	5.0	5.3	4.0	5.0	5.3	5.0
Change in working capital	(25.7)	(0.9)	(11.0)	(124.8)	(150.7)	(11.0)	(150.7)
Change in reserve for product warranty claims	(6.0)	(4.4)	(1.3)	(1.3)	(0.4)	(1.3)	(0.4)
Proceeds/(repayments) from the sale/repurchase of accounts receivable	34.7	5.7	(105.4)	(105.4)	—	(105.4)	—
Change in net receivable from/payable to related parties/parent corporations	(1.1)	2.5	(3.5)	0.1	(12.2)	(3.5)	(12.2)
Other, net	(5.2)	(0.5)	(1.9)	0.7	(2.4)	(1.9)	(2.4)
Loss on write-down of manufacturing facility assets	—	—	3.8	—	—	3.8	—
(Gain) loss on sale of assets	0.7	1.8	(5.7)	(5.7)	—	(5.7)	—
Income tax expense	(11.0)	(18.3)	(26.5)	(25.5)	(27.6)	(22.9)	(26.3)
Interest expense	(60.8)	(55.0)	(56.7)	(42.5)	(46.9)	(68.1)	(50.6)

Net cash provided by (used in) operating activities	$ 72.4	$100.1	$ (5.9)	$ (131.4)	$ (53.6)	$ (12.5)	$ (55.7)

(footnotes continued on following page)

(4)	For purposes of these computations, earnings consist of income before income taxes plus fixed charges and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest on indebtedness, including amortization of debt issuance costs, plus the portion of lease rental expense representative of interest, estimated to be one-third of lease rental expense. See the table presented below for the ratio of earnings to fixed charges for the respective periods presented.

							Nine
						Year	Months
				Nine Months Ended		Ended	Ended

	Year Ended December 31,			September 28,	October 3,	December 31,	October 3,
				2003	2004	2003	2004
	2001	2002	2003	(Unaudited)	(Unaudited)	Pro Forma	Pro Forma

			(In millions, except ratio data)
Ratio of Earnings to Fixed
Charges Calculations

Income before income taxes	$ 29.8	$ 50.9	$ 73.7	$ 70.8	$ 74.1	$ 63.5	$ 70.7
Adjustments to reconcile income before income taxes to ratio of earnings to fixed charges:
Add:
Fixed charges	69.5	63.4	66.4	49.6	54.7	77.8	58.4
Amortization of capitalized interest	0.7	0.7	0.7	0.5	0.5	0.7	0.5
Less:
Interest capitalized	(0.8)	(0.4)	(0.7)	(0.5)	(0.9)	(0.7)	(0.9)

Income as adjusted	$ 99.2	$114.6	$140.1	$120.4	$128.4	$141.3	$128.7

Fixed Charges:
Interest expensed and capitalized	$ 60.8	$ 55.0	$ 56.7	$ 42.5	$ 46.9	$ 68.1	$ 50.6
Portion of rents representative of interest factor	8.7	8.4	9.7	7.1	7.8	9.7	7.8

Total Fixed Charges	$ 69.5	$ 63.4	$ 66.4	$ 49.6	$ 54.7	$ 77.8	$ 58.4

Ratio of earnings to fixed charges	1.4x	1.8x	2.1x	2.4x	2.3x	1.8x	2.2x

RISK FACTORS

An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the other information in this prospectus, before investing in the notes.

Risks Associated with the Exchange Offer

Because there is no public market for the registered notes, you may not be able to resell your registered notes.

The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. As a result,

•	a liquid trading market may not develop;
•	the holders may not be able to sell their registered notes; and
•	the price at which the holders would be able to sell their registered notes may not be favorable.

If a trading market were to develop, the registered notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

We understand that the initial purchasers of the old notes presently intend to make a market in the registered notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the registered notes and any trading market that does develop may not be liquid.

In addition, any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “The Exchange Offer.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and may become less liquid.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures and satisfy the conditions described in this prospectus. We will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding old notes for exchange. Following the exchange offer, old notes that you do not tender or that we do not accept will continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited.

Risks Relating to the Notes

We may be forced to contribute assets to our indirect parent to satisfy its bankruptcy creditors, potentially rendering us unable to pay principal and interest on our credit obligations. On January 5, 2001, our indirect parent, G-I Holdings Inc., filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related bodily injury claims relating to the inhalation of asbestos fiber. G-I Holdings, the successor to GAF Corporation by merger, is a privately-held holding company and we are its only operating subsidiary. Although we were not included in the bankruptcy filing, the creditors’ committee in the G-I Holdings case petitioned to substantively consolidate us with G-I Holdings or cause us to file for bankruptcy protection. Although the petition was denied by the bankruptcy court on a preliminary basis, the committee is still seeking such relief. On July 7, 2004, the creditors’ committee filed a claim challenging, as a fraudulent conveyance, the transactions entered into in connection with our formation in 1994, which we refer to as the 1994 transaction, in which G-I Holdings caused to be transferred to our company all of its roofing business and assets and in which we assumed certain liabilities relating to those assets, including a specified amount of asbestos liabilities. In addition, on July 7, 2004, the creditors’ committee (in the name of G-I Holdings), filed a claim against holders of BMCA’s bank and bond debt outstanding in 2000, seeking to avoid the liens granted to them, based on the committee’s theory that the 1994 transaction was a fraudulent conveyance. Claimants in the G-I Holdings bankruptcy case may seek to file their asbestos-related bodily injury claims against us or additional claims of the G-I Holdings estate under alternative arguments. In these actions, claimants generally do not specify damages and seek to hold BMCA directly liable for damages as would be established in unspecified future judicial proceedings arising out of asbestos-containing products for which G-I Holdings Inc. would be responsible. If we are not successful defending against one or more such claims, we may be forced to file for bankruptcy protection and/or contribute all or a substantial portion of our assets to satisfy the claims of G-I Holdings’ creditors. Either of these events, or the substantive consolidation of G-I Holdings and BMCA, would weaken our operations and cause us to divert a material amount of our cash flow to satisfy the asbestos claims of G-I Holdings, and may render us unable to pay interest or principal on our credit obligations, including the notes. See “Business—Legal Proceedings.”

There will be a change of control if our outstanding common stock is liquidated as a result of our parent company’s bankruptcy. If a change of control occurs, we may be unable to satisfy our obligations under our senior secured credit agreement, the notes or other debt instruments.

Even if we are not forced to file for bankruptcy protection, contribute our assets to satisfy the claims of G-I Holdings’ creditors or convey our assets to G-I Holdings, the bankruptcy court administering the G-I Holdings case may order the liquidation of the assets of G-I Holdings, which includes all of our outstanding common stock. The transfer of our capital stock could constitute a change of control under our senior secured revolving credit facility and the indentures governing our senior notes, including the notes. A change of control is an event of default under our senior secured revolving credit facility, which would result in the acceleration of all of our borrowings thereunder. Any such acceleration would be an event of default under our senior notes, including the notes, pursuant to which payment under the notes and our other outstanding senior notes may be accelerated. If a change of control occurs, we may be unable to satisfy our obligations under our senior secured revolving credit facility, the notes or other debt instruments.

In addition, the indenture relating to the notes provides that if a change of control occurs, you will have the right to require us to repurchase your notes at 101% of their principal amount, plus any accrued and unpaid interest to the repurchase date. Holders of our other senior notes have the same right. Our senior secured revolving credit facility restricts us from repurchasing the notes and our other senior notes. Any of our future credit facilities or other obligations may contain similar restrictions. In the event a change of control occurs at a time when we are effectively prohibited from purchasing notes, we could seek the consent of the lenders to offer to purchase our senior notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain such consent or refinance such borrowings, we will be prohibited from repurchasing the notes. Even if we are permitted to make a change of control offer, we may not have available funds sufficient to pay the change of control purchase price for any or all of the senior notes, including the notes, that are delivered by holders for repurchase. Any failure to repurchase your notes, whether or not prohibited by our other debt instruments, would constitute an event of default under the relevant indenture, which would in turn constitute a default under the senior secured revolving credit facility and the indentures governing our other outstanding senior notes. See “Description of the Notes—Repurchase of Notes Upon Change of Control.” If any of these events of default were to occur, we may be unable to pay the accelerated principal amount of and interest on the notes and you will lose some or all of your investments.

Our substantial leverage could impair our ability to fulfill our obligations under the notes and restrict our future operations.

We have substantial outstanding debt and, as a result, significant debt service obligations. At October 3, 2004, on a pro forma basis after giving effect to the offering of the old notes, the add-on notes and the use of proceeds therefrom, we had total outstanding consolidated debt of $750.3 million (including $52.8 million of loans payable to our parent corporation) and a stockholders’ deficit of $5.9 million. For the year ended December 31, 2003 and the nine months ended October 3, 2004, on a pro forma basis after giving effect to the offering of the old notes and the add-on notes and the use of proceeds from each issuance as if they occurred as of January 1, 2003, we would have had $68.1 million and $50.6 million of interest expense, respectively. We anticipate funding these obligations principally from our cash on hand, cash flow from operations and/or borrowings under the senior secured revolving credit facility. Our substantial outstanding debt has important consequences to you, including the risk that we may not generate sufficient cash flow from operations to pay principal and interest on our debt, including the notes, or to invest in our businesses. We may not be able to satisfy our obligations, including those under the notes, from our cash flow from operations and refinancings. If we cannot, we might be able to raise cash to satisfy our obligations through potential sales of assets or equity. Our ability to do so, however, depends on our results of operations, market conditions, restrictions contained in our senior secured revolving credit facility and the indentures relating to the notes and our other outstanding senior notes and other factors. If we are unable to refinance debt or raise funds through sales of assets or equity or otherwise, we may be unable to pay principal of and interest on the notes potentially causing foreclosure by our creditors on our assets and potentially rendering us unable to continue as a going concern.

Our substantial leverage could have additional important consequences to our business, including:

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, debt service requirements and other general corporate purposes;

•	reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, and other general corporate requirements because we will be required to use a significant portion of our cash flow to service our debt obligations;

•	increasing our vulnerability to general economic downturns and adverse industry conditions;
•	increasing our exposure to interest rate increases because a portion of our borrowings is at variable interest rates; and
•	placing us at a competitive disadvantage to competitors that have less relative amounts of debt.

In addition, subject to covenants contained in our senior secured revolving credit facility and the indentures relating to the notes and our other outstanding senior notes, we may incur additional debt in the future. Under the most restrictive debt incurrence covenant of our debt instruments, which is the senior secured revolving credit facility, we could incur additional debt of approximately $50.0 million at October 3, 2004. This does not include any availability under our senior secured revolving credit facility which was $294.1 million on a pro forma basis after giving effect to the add-on issuance. To the extent we incur any additional debt the risks discussed above will be intensified. Moreover, some of the debt we may incur may be secured by first-priority liens in the collateral securing the notes, which would have priority over the rights of holders of the senior notes, including the notes, with respect to the collateral. In a foreclosure, you will not have access to the collateral until the first-priority obligations are fully repaid, and you may therefore lose some or all of your investment.

The value of the collateral securing the notes may not be sufficient to satisfy our obligation on the notes and the collateral securing the notes may be diluted or reduced under certain circumstances.

The old notes are, and the registered notes will be, secured, on a pro rata basis with our other outstanding senior notes, by second-priority liens on substantially all of the assets of our company and our subsidiaries to the extent and for so long as such assets are used to secure borrowings under our senior secured revolving credit facility, including refinancings. Borrowings under our senior secured revolving credit facility and certain other obligations to the lenders and their affiliates permitted thereunder are secured by first-priority liens on this collateral. As of October 3, 2004, on a pro forma basis after giving effect to the offering of the add-on notes and the use of proceeds therefrom, we and our subsidiaries had $22.7 million of debt outstanding under industrial revenue bonds, $294.1 million of availability under our senior secured revolving credit facility and $655.2 million of debt outstanding under our senior notes. The aforementioned industrial revenue bonds are secured by letters of credit under our senior secured revolving credit facility which are, like other borrowings under our credit facility, secured by first-priority liens on the collateral. Our senior notes are secured by second-priority liens on the collateral. The collateral may also secure additional debt to the extent permitted by our senior secured revolving credit facility and the indentures governing our senior notes. Except to the extent that they do not permit us to incur additional debt, the indentures relating to the notes and our other senior debt do not limit the amount of debt that may be secured either senior to or equally and ratably with the notes. The value of the collateral may not be sufficient to repay our borrowings under our senior secured revolving credit facility and our other secured obligations, including the notes. All of our outstanding borrowings under our senior secured revolving credit facility and any other obligations secured by first-priority liens must be repaid in full before any collateral is available to noteholders. Moreover, your priority with respect to the collateral is shared with holders of all of our outstanding senior notes and any other senior debt that is secured by second-priority liens on the collateral. In addition, other parties may hold liens (including statutory liens), whether or not permitted by the indenture governing the notes, which may entitle them to share in the value of the collateral, and thereby reduce the proceeds available to satisfy the obligations under the notes.

As of October 3, 2004, the book value of the collateral securing the notes was $973.6 million. However, no appraisal of the collateral has been made in connection with the offering of the old notes. The value of the collateral in the event of liquidation may be less than book value and will depend upon market and economic conditions, the availability of buyers, the quantity of assets being sold and the speed at which they are to be sold and other factors. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our operating business. Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value.

The collateral securing the notes may be subject to the exclusive control of the lenders under our senior secured revolving credit facility and the value of such collateral may therefore not be available to you.

The lenders under our senior secured revolving credit facility may release all or any portion of the collateral securing that facility and securing the other senior notes and the notes in a number of circumstances without the consent of the holders of our senior notes. In addition, if the credit facilities are repaid in full and not refinanced with other secured debt, and certain other conditions are satisfied, the liens securing the notes will be released. See “Description of Material Indebtedness” and “Description of the Notes—Security.”

At any time our senior secured revolving credit facility is outstanding, our senior lenders generally have the exclusive right to exercise rights and remedies against the collateral, including the ability to direct the commencement of enforcement proceedings. As a result, if there were an event of default under the notes, the lenders under our senior secured revolving credit facility could decide not to foreclose on the collateral, regardless of whether or not there is a default under the new credit facilities. In such an event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the subsidiary guarantees. See “Description of Material Indebtedness” and “Description of the Notes—Security.” The interests of our senior lenders and other creditors with first-priority liens on the collateral may differ from your own and you will have no control over the collateral following an event of default on the notes.

Our creditors’ ability to foreclose upon and sell the collateral is limited by applicable bankruptcy laws and the value of such collateral may therefore not be available to you.

If a bankruptcy petition were filed by or against us, the ability of the collateral agent to exercise remedies against the collateral would be automatically stayed pending bankruptcy court approval. The United States Bankruptcy Code permits a debtor to use collateral even though the debtor is in default under applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in collateral. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral for the benefit of the secured creditors, or whether and to what extent the holders of the notes would receive any value for the notes.

Our parent corporations are dependent upon our cash flow to satisfy their obligations, including asbestos-related and tax liabilities, and they could cause us to make distributions to them that would reduce our liquidity or result in a change of control.

G-I Holdings and BMCA Holdings Corporation, our parent corporations, are dependent upon the cash flow of our company and their other subsidiaries in order to satisfy their obligations, including asbestos related claims and tax liabilities. In order to satisfy those obligations, those corporations might take various actions that would reduce our liquidity, including causing us to make distributions to our stockholders by means of dividends or otherwise or causing us to make loans to them. This reduced liquidity may render us unable to pay principal and interest on the notes. While our senior secured revolving credit facility and the indentures relating to the notes and our other senior notes restrict our ability to pay dividends or make distributions or loans to our parent companies, there are a number of exceptions to such restrictions. Our parent corporations might also cause BMCA Holdings Corporation to sell our common stock resulting in a change of control. Their creditors could also seek to cause our parent corporations to sell our common stock or take similar action in order to satisfy liabilities owed to them. The only significant asset of our parent corporations is the stock of our company.

We are severally liable for federal income tax liabilities of the G-I Holdings Inc. consolidated group.

On September 15, 1997, a predecessor of G-I Holdings Inc. received a tax deficiency notice in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in other years) in connection with the formation in 1990 of Rhône Poulenc Surfactants and Specialties, L.P., or the surfactants partnership, a partnership in which GAF Fiberglass Corporation, another predecessor to G-I Holdings Inc., held an interest. This notice could result in G-I Holdings incurring liabilities significantly in excess of its deferred tax liability. If G-I Holdings is unsuccessful in challenging its tax deficiency notice and is unable to satisfy its tax obligations, it might take the various actions described in the paragraph above. In addition, as a member of the G-I Holdings Inc. consolidated group for federal income tax purposes, we are severally liable for the portion of any tax deficiency that is attributable to those taxable years of the G-I Holdings Inc. consolidated group in which we are a member. G-I Holdings Inc. may not prevail in the surfactants partnership matter. See “Business—Tax Claim Against G-I Holdings” and “Certain Relationships and Related Transactions—Tax Sharing Agreement.”

Federal and state statutes allow courts, under specific circumstances, to void the subsidiary guarantees and the second-priority liens securing the subsidiary guarantees.

Our creditors or the creditors of the subsidiary guarantors could challenge the subsidiary guarantees and the liens granted by our subsidiaries securing the notes as fraudulent conveyances or on other grounds. The creditors of our parent company, which could include the previously mentioned asbestos claimants under certain circumstances as described in this document, could challenge the liens granted by our subsidiaries securing the subsidiary guarantees as fraudulent conveyances, preferences or on other grounds. See “Business—Legal Proceedings.” The delivery of the subsidiary guarantees and the grant of the second-priority liens securing the notes and the subsidiary guarantees could be found to be a fraudulent transfer and declared void if a court determined that: (1) the subsidiary guarantee was delivered or the lien was granted with the intent to hinder, delay or defraud the subsidiary guarantor’s existing or future creditors, (2) the subsidiary guarantor did not receive fair consideration for the delivery of the guarantee or the incurrence of the lien or (3) the subsidiary guarantor was insolvent at the time it delivered the subsidiary guarantee or granted the lien or was rendered insolvent by such delivery or grant.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court declares the security interests in respect of the notes to be void, any claim you may make against us for amounts payable on the notes would be unsecured. If a court declares either the subsidiary guarantees or the security interests in respect thereof to be void, or if the subsidiary guarantees must be limited or voided in accordance with their terms, any claim you may make against the subsidiary guarantors for amounts payable on the subsidiary guarantees would be unsecured or subordinated to the debt and other liabilities of our subsidiary guarantors, including trade payables.

Restrictive covenants in our senior secured revolving credit facility and the indentures governing our senior notes may prevent us from pursuing business activities that could otherwise improve our results of operations.

The terms of our senior secured revolving credit facility and the indentures governing our senior notes, including the notes, limit our ability and the ability of our subsidiaries to, among other things:

•	incur debt;
•	issue capital stock of our subsidiaries;
•	make certain payments and pay dividends;
•	create liens;
•	enter into transactions with stockholders and affiliates;
•	enter into restrictions affecting the ability of our subsidiaries to make distributions, loans or advances to us or other subsidiaries;
•	sell certain assets;
•	issue guarantees; and
•	merge or consolidate with, or sell all or substantially all of our assets to, another person.

Our senior secured revolving credit facility also limits the amount of capital expenditures we may make and requires us to maintain certain financial ratios. Complying with these restrictive covenants and financial ratios, as well as those that may be contained in any future debt agreements, may impair our ability to finance our future operations or capital needs or to take advantage of other favorable business opportunities. They may also limit our ability to pay interest or principal on the notes. Our ability to comply with these restrictive covenants and financial ratios will depend on our future performance, which may be affected by events beyond our control. Our failure to comply with any of these covenants or restrictions when they apply will result in a default under the particular debt instrument, which could permit acceleration of the debt under the instrument and the acceleration of debt under our other debt instruments. If we default on our covenants, and our debt is thereafter accelerated, we may not have sufficient funds available to make the required payments under our debt.

Risks Related to Our Business

Increased raw material and energy costs or shortages of raw materials could reduce our profitability.

Our business relies on the availability of reasonably priced raw materials that are used in the production of our products. The availability and prices of these materials may be influenced by a number of different factors, many of which are not within our control. Shortages of and price increases for certain of these materials, including asphalt, some of which is directly correlated to increases in the price of crude oil, have occurred in the past and may occur in the future. Any significant price increases for our raw materials, or increases in energy costs, would reduce our margins to the extent we are unable to pass such price increases on to our customers. Any significant changes in our suppliers of raw materials could involve delays and costs that could significantly harm our business, financial condition and results of operations. See “Business—Raw Materials.”

We face significant competition in the markets we serve.

The roofing products industry is highly competitive in most product categories and geographic regions. Some of our competitors are companies, or divisions or operating units of companies, that have greater financial and other resources than we do. Competition is based largely upon products and service quality, distribution capability, price and credit terms. We compete for retail and wholesale business with both large national manufacturers and smaller regional producers. In certain circumstances, due primarily to factors such as freight rates and customer preference for local brands, manufacturers with better access to certain geographic markets may have a competitive advantage in such markets. In addition, should the roofing products industry experience a prolonged period of excess capacity, it could result in downward pricing pressure and intensified competition. Given these factors, we may not be able to continue to compete successfully against existing or new competitors. Any such failure could dramatically reduce our cash flows and adversly affect our results of operations and financial condition, see “Business—Competition.”

The loss of one or two large customers could weaken our business and results of operations.

During 2003, sales to The Home Depot and American Builders & Contractors Supply Company accounted for approximately 28% of our overall net sales. If we lose either or both of these customers or other significant customers, or experience extended delays or cancellations of significant volume or a significant decline in the level of purchases from either or both of them or other significant customers, our net income could decline and our business, financial condition and results of operations could be significantly harmed.

Increases in labor union organizing activity and work stoppages at our facilities or the facilities of our suppliers could weaken our financial performance.

Our financial performance is affected by the availability of qualified manufacturing personnel. At October 3, 2004, approximately 31% of our employees were represented by labor unions. Our business, financial condition and results of operations could suffer if a strike or other type of conflict with personnel arises or if we become the subject of union organizing activity. Furthermore, some of our direct and indirect suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Any interruption in the production or delivery of our products could reduce sales of our products and increase our costs.

We are dependent on certain key personnel, the loss of whom could weaken our financial performance and prospects.

Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. Our senior executive management team has significant company and industry experience. The senior operating team has an aggregate of over 75 years of work experience with BMCA and has an extensive knowledge of our company, customers, competitors and the industry, and has been instrumental in developing a successful business strategy, and achieving the recent improvements in our operating and financial performance. Members of our senior management may not continue in their current positions, and the loss of the services of any of these individuals could result in reduced revenues, and weaken our financial performance and our results of operations.

Environmental laws and regulations could subject us to significant future liabilities.

Our manufacturing facilities are subject to extensive and changing federal, state and local environmental laws and regulations pertaining to air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. We together with other companies, are a party to a variety of proceedings and lawsuits involving environmental matters under the Comprehensive Environmental Response Compensation and Liability Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or remedial obligations are imposed, a number of which are in the early stages or have been dormant for protracted periods. See “Business—Environmental Litigation.” We believe that our manufacturing facilities comply in all material respects with applicable laws and regulations. The discovery of presently unknown environmental conditions, changes in the scope or enforcement of environmental laws and regulations or their interpretation, or other unanticipated events will give rise to expenditures or liabilities that may weaken our business, financial condition or results of operations. See “Business—Environmental Compliance.”

Our controlling stockholder has the ability to elect our entire Board of Directors and can control the outcome of any matter submitted to our stockholders.

We are an indirect subsidiary of G-I Holdings Inc., which is 100% beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) by Samuel J. Heyman. Mr. Heyman is a director of G-I Holdings. Accordingly, Mr. Heyman has the ability to elect our entire Board of Directors and to determine the outcome of any other matter submitted to our stockholders for approval, including, subject to the terms of the indenture relating to the notes, mergers, consolidations and the sale of all, or substantially all, of our assets. Mr. Heyman may exercise his control over us according to interests that are different from your interests as a noteholder. See “Security Ownership of Certain Beneficial Owners and Management.”

FORWARD-LOOKING STATEMENTS

This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. Our operations are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. You are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under “Risk Factors.” These factors include: the absence of a public market for the registered notes; the ongoing transfer restrictions and lack of liquidity of the old notes; the bankruptcy of our indirect parent; our ability to satisfy our obligations under our senior secured revolving credit facility, the notes and other debt instruments upon a change of control; our substantial leverage; the dependence of our parent companies upon our cash flow to satisfy their obligations; the restrictive covenants governing our senior secured revolving credit facility and the indentures governing our senior notes; the effect of increased raw material and energy costs; our significant competition; the effect of the loss of a large customer; adverse costs and events relating to our labor force; the effect of the loss of a key employee; our compliance with environmental laws and regulations; and the influence of our controlling stockholder. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

THE EXCHANGE OFFER

Purpose and Effect

We issued the old notes on July 26, 2004, in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this original issuance, we and the subsidiary guarantors entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. This prospectus is part of the that registration statement. Except as set forth below, these registered notes will be issued without a restrictive legend and we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;
•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and
•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

If you have any of the disqualifications described above or cannot make any of the representations set forth above, you may not rely on this interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”

If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the securities covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the securities were originally issued, or (c) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering.”

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. We will issue a principal amount of registered notes in exchange for the principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

As of the date of this prospectus, $200.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered old notes because of an invalid tender or the failure of any conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder as promptly after the time of expiration. For the conditions of the exchange offer see “–Conditions.”

You will not be required to pay brokerage commissions or fees or, except as set forth below under “–Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “–Fees and Expenses” below.

Expiration; Amendments

The exchange offer will expire at                , New York City time, on                 , 2005, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer. We will not extend the exchange offer past                , 2005.

We also reserve the right, in our sole discretion,

•	subject to applicable law, to extend the offer and delay accepting any old notes or, if any of the conditions set forth below under “–Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act of the extent that rule applies.

We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests:

•	a timely confirmation of book-entry transfer of those old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “Book-Entry Transfer” must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Certificated Old Notes

Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or
•	you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an “eligible institution,” unless:

•	old notes tendered in the exchange offer are tendered either:
•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal; or
•	for the account of an eligible institution; and
•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event we waive any condition of tender for any noteholder, we will waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes;
•	you have not cured any defects or irregularities in your tender; and
•	we have not waived those defects, irregularities or improper tender.

Unless otherwise provided in the letter of transmittal, the exchange agent will return your old notes as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;
•	terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and
•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

•	you are not an “affiliate” of us, as defined in Rule 405 under the Securities Act;
•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;
•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and
•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer.

In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible institution;
•	on or prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•	the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;
•	the amount of old notes you are tendering; and
•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;
•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and
•	any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC’s procedures for transfer.

If your are unable to:

•	deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or
•	deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to the time of expiration.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “- Exchange Agent” prior to the time of expiration.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn;
•	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “- Procedures for Tendering” above at any time on or prior to the time of expiration.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the time of expiration of the exchange offer any of the following events occur:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or
•	the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time (in the case of any condition involving governmental approvals necessary for the completion of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed Wilmington Trust Company as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Hand, Regular, Registered or Certified Mail or Overnight Courier:

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE 19890-1615
Attention: Alisha Clendaniel

By Fascimile

Wilmington Trust Company
Fax No. 302-636-4139

For more information or confirmation by telephone please call 302-636-6470. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the registered notes under generally accepted accounting principles.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes. The old notes surrendered in exchange for the registered notes will be retired and marked as cancelled and cannot be reissued.

The net proceeds from the offering of the old notes, after deducting the initial purchasers’ discounts and commissions and offering expenses payable by us, were $195.9 million. We used approximately $101.8 million of the net proceeds from the offering of the old notes to redeem all of our issued and outstanding 85/8% Senior Notes due 2006, including accrued and unpaid interest on such notes through the date of redemption. The remaining net proceeds of $94.1 million were used to reduce amounts then outstanding under our senior secured revolving credit facility.

CAPITALIZATION

The following table presents our cash and cash equivalents, short-term debt and current maturities of long-term debt and capitalization as of October 3, 2004 on (1) an actual basis, which includes the effect of the issuance of the old notes and the use of net proceeds of approximately $195.9 million therefrom that was used to redeem for approximately $101.8 million our formerly outstanding 85/8% Senior Notes due 2006 and repay amounts then outstanding under our senior secured revolving credit facility and (2) as adjusted to give effect to the add-on issuance with the use of a portion of the net proceeds therefrom used to repay the full amount outstanding under our senior secured revolving credit facility. This table should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included elsewhere in this prospectus.

	As of October 3, 2004
	(Unaudited)

	(In thousands)
	Actual	As adjusted

Cash and cash equivalents	$ 10,880	$ 30,505

Short-term debt and current maturities of long-term debt:
Short-term debt	$ —	$ —
Loans payable to parent corporation(1)	52,840	52,840
Current maturities of long-term debt(2)(4)(5)	152,456	152,456

Total	$ 205,296	$ 205,296

Long-term Debt less current maturities:
Senior secured revolving credit facility(3)	$ 31,000	$ —
8% Senior Notes due 2007(4)	99,772	99,772
8% Senior Notes due 2008(4)	154,649	154,649
7 3/[4]% Senior Notes due 2014(4)	200,000	250,875
Industrial revenue bonds(5)	22,700	22,700
Chester Loan(6)	14,462	14,462
Other notes payable	2,544	2,544

Total Long-term Debt less current maturities	525,127	545,002

Stockholders’ Equity (Deficit):
Series A Cumulative Redeemable Convertible Preferred Stock, $.01 par value per share; 400,000 shares authorized; no shares issued	—	—
Class A Common Stock, $.001 par value per share; 1,300,000 shares authorized; 1,015,010 shares issued and outstanding	1	1
Class B Common Stock, $.001 par value per share; 100,000 shares authorized; no shares issued	—	—
Additional paid-in capital	—	—
Loans receivable from parent corporation(1)	(55,659)	(55,659)
Retained earnings(7)	54,943	54,943
Accumulated other comprehensive loss	(5,178)	(5,178)

Total Stockholders’ Equity (Deficit)	(5,893)	(5,893)

Total Capitalization	$ 519,234	$ 539,109

(1)	We make loans payable to and borrow from our parent corporation from time to time at prevailing market rates. At October 3, 2004, BMCA Holdings Corporation owed us $55.7 million, which is reflected in stockholders’ equity, and we owed BMCA Holdings Corporation $52.8 million. Loans payable to/receivable from any parent corporation are unsecured, payable on demand and include the right of offset of its related obligation to the other party and are subject to limitations as outlined in the senior secured revolving credit facility and our senior notes.

(2)	Current maturities of long-term debt includes $149.9 million of 73/4% Senior Notes due July 15, 2005.
(3)	Our senior secured revolving credit facility permits borrowings of up to $350.0 million and matures in November 2006, subject to certain conditions. It is secured by first-priority liens on substantially all of our and our subsidiaries’ assets and is guaranteed by all of our current and future subsidiaries. See “Description of Material Indebtedness.” The actual amount as of October 3, 2004, reflects the application of the estimated remaining net proceeds of $94.1 million from the issuance of the old notes against outstanding borrowings under our senior secured revolving credit facility. As of October 3, 2004, $31.0 million was outstanding under our senior secured revolving credit facility. In addition, the as adjusted amount reflects the application of $31.0 million of net proceeds from the add-on issuance against outstanding borrowings under our senior secured revolving credit facility. Our senior secured revolving credit facility is used for our seasonal working capital needs, the balance of which fluctuates on a daily basis. See “Business—Seasonal Variations and Working Capital.”

(4)	Our outstanding senior notes are secured by second-priority liens on the same collateral for which the senior secured revolving credit facility has a first-priority lien, for so long as and to the extent of such first-priority lien. The old notes are, and the registered notes and add-on notes will be, similarly secured on an equal and ratable basis with our other outstanding senior notes.

(5)	We have four industrial revenue bond issues outstanding with various maturity dates to 2029 and short-term interest rates ranging from 0.7% to 2.1% during 2003. The industrial revenue bonds are secured by letters of credit issued under our senior secured revolving credit facility.

(6)	The Chester Loan matures in July 2010, requires monthly principal and interest payments and bears a fixed annual interest rate of 7.41%. This loan is secured by a first priority and exclusive lien on certain machinery and equipment located in our Chester, South Carolina glass mat manufacturing facility.

(7)	Our October 3, 2004 actual and as adjusted retained earnings reflect the after-tax impact of the premium paid with the proceeds from the offering of the old notes to redeem the 8 5/[8]% Senior Notes due 2006, the remaining discount amortization to value the 8 5/[8]% Senior Notes at par and the write-off of the remaining deferred financing costs of such notes.

SELECTED FINANCIAL DATA

The following table presents our selected consolidated financial data and should be read in conjunction with our audited and unaudited consolidated financial statements and related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” certain periods of which are included elsewhere in this prospectus. Certain of the selected historical consolidated financial data for the five fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from our audited consolidated financial statements included herein. Certain of the selected historical consolidated financial data for the nine months ended September 28, 2003 and October 3, 2004 are derived from our unaudited interim consolidated financial statements included herein and, in the opinion of management, fairly present our results for such periods. The results of operations for the nine months ended October 3, 2004 are not necessarily indicative of our results of operations for the entire year. The results for the year ended December 31, 2000 include the results of LL Buildings Products Inc. security products business, certain assets of which were sold in September 2000, including net sales of $22.9 million.

						Nine Months Ended

	Year Ended December 31,					September 28,	October 3,
						2003	2004
	1999	2000	2001	2002	2003	(Unaudited)	(Unaudited)

	(In millions, except ratio data)
Operating Data:
Net sales	$1,140.0	$1,207.8	$1,293.0	$1,360.7	$1,607.8	$1,209.1	$1,312.3
Operating income(1)	83.1	63.9	97.0	114.9	136.5	118.4	125.6
Interest expense	48.3	53.5	60.8	55.0	56.7	42.5	46.9
Income (loss) before income taxes	38.2	(17.7)	29.8	50.9	73.7	70.8	74.1
Net income (loss)	24.0	(11.2)	18.8	32.6	47.2	45.3	46.5
Balance Sheet Data
(at period end):(2)
Cash and cash equivalents	$ 56.0	$ 82.7	$ 46.4	$ 96.2	$ 2.9	$ 22.3	$ 10.9
Total working capital	109.9	129.9	84.6	86.0	109.7	247.4	109.9
Total assets	895.1	771.2	706.3	743.4	782.5	910.8	990.5
Long-term debt less current maturities	600.7	674.7	599.9	545.8	545.7	670.2	677.6
Total stockholders’ equity (deficit)	21.7	(77.9)	(61.6)	(31.1)	(42.1)	(23.7)	(5.9)
Other Data:
Depreciation	$ 33.0	$ 36.4	$ 37.2	$ 38.7	$ 39.4	$ 29.2	$ 32.1
Goodwill amortization	2.0	2.0	2.0	—	—	—	—
Software amortization	0.7	0.9	1.8	2.0	2.1	1.5	1.7
Capital expenditures and acquisitions	45.8	61.5	28.1	34.6	43.3	23.3	52.6
Cash flows provided by (used in):
Operating activities	82.5	(17.1)	72.4	100.1	(5.9)	(131.4)	(53.6)
Investing activities	2.3	29.2	(27.2)	(32.8)	(34.0)	(14.0)	(52.6)
Financing activities	(53.9)	14.8	(81.5)	(17.5)	(53.4)	71.5	114.2
EBITDA(3)	124.2	75.5	132.2	146.6	171.9	144.0	154.8
Ratio of earnings to fixed charges(4)	1.7x	0.6x	1.4x	1.8x	2.1x	2.4x	2.3x

(1)	Operating income for the year ended December 31, 1999 includes a charge of $2.7 million related to the settlement of a legal matter. Operating income for the year ended December 31, 2000 includes a $15.0 million warranty reserve adjustment and a gain on sale of assets of $17.5 million. Operating income for the years ended December 31, 2001 and 2002 includes $0.7 million and $1.8 million, respectively, from the loss on sale of assets. Operating income for the year ended December 31, 2003 includes a $5.7 million gain on the sale of assets and a $3.8 million loss on the write-down of manufacturing facility assets. Operating income for the nine month period ended September 28, 2003, includes a $5.7 million gain on sale of assets. See Note 6 to the audited consolidated financial statements and Note 3 to the unaudited consolidated financial statements contained in this prospectus.

(2)	The balance sheet data at September 28, December 31, 2003 and October 3, 2004 includes the effect of the termination of the Accounts Receivable Securitization Agreement. The effect of this transaction increased total working capital, total assets and long-term debt less current maturities by $105.4 million. See Notes 9 and 12 to the audited consolidated financial statements contained in this prospectus.

(footnotes continued on following page)

(3)	EBITDA is defined as net income (loss) increased by interest expense, income taxes, depreciation, the amortization of goodwill and other assets and a loss on the extinguishment of debt in 1999 and 2000. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with U.S. generally accepted accounting principles, but we include it because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for principal repayments of debt or capital expenditures or changes in working capital needs and thus does not reflect excess funds available for discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the table presented below for the calculation of EBITDA for the respective periods presented.

						Nine Months Ended

	Year Ended December 31,					September 28,	October 3,
						2003	2004
EBITDA Calculations	1999	2000	2001	2002	2003	(Unaudited)	(Unaudited)

	(In millions)
Net Income (Loss)	$ 24.0	$(11.2)	$ 18.8	$ 32.6	$ 47.2	$ 45.3	$ 46.5
Add Back:
Interest expense	48.3	53.5	60.8	55.0	56.7	42.5	46.9
Income taxes	14.1	(6.6)	11.0	18.3	26.5	25.5	27.6
Depreciation	33.0	36.4	37.2	38.7	39.4	29.2	32.1
Amortization of goodwill and other assets	2.7	2.9	4.4	2.0	2.1	1.5	1.7
Loss on the extinguishment of debt	2.1	0.5	—	—	—	—	—

EBITDA	$124.2	$ 75.5	$132.2	$146.6	$171.9	$144.0	$154.8

(footnotes continued on following page)

See the table presented below for the reconciliation of EBITDA to net cash provided by (used in) operating activities for the respective periods presented.

						Nine Months Ended

	Year Ended December 31,					September 28,	October 3,
						2003	2004
	1999	2000	2001	2002	2003	(Unaudited)	(Unaudited)

Reconciliation of Non-GAAP to	(In millions)
GAAP Financial Measure

EBITDA	$124.2	$ 75.5	$132.2	$146.6	$171.9	$ 144.0	$ 154.8
Adjustments to reconcile EBITDA to net cash provided by (used in) operating activities:
Deferred income taxes	13.3	(7.7)	10.0	17.6	25.1	25.0	26.8
Non-cash interest charges, net	3.3	2.6	4.6	5.0	5.3	4.0	5.0
Change in working capital	(26.2)	(19.8)	(25.7)	(0.9)	(11.0)	(124.8)	(150.7)
Change in reserve for product warranty claims	(14.3)	9.3	(6.0)	(4.4)	(1.3)	(1.3)	(0.4)
Purchases of trading securities	(139.5)	(1.0)	—	—	—	—	—
Proceeds from sales of trading securities	243.1	2.2	—	—	—	—	—
Proceeds/(repayments) from the sale/repurchase of accounts receivable	—	0.9	34.7	5.7	(105.4)	(105.4)	—
Change in net receivable from/payable to related parties/parent corporations .	(48.8)	(14.0)	(1.1)	2.5	(3.5)	0.1	(12.2)
Other, net	(10.2)	(0.7)	(5.2)	(0.5)	(1.9)	0.7	(2.4)
Loss on write-down of manufacturing facility assets	—	—	—	—	3.8	—	—
(Gain) loss on sale of assets.	—	(17.5)	0.7	1.8	(5.7)	(5.7)	—
Income tax (expense) benefit	(14.1)	6.6	(11.0)	(18.3)	(26.5)	(25.5)	(27.6)
Interest expense	(48.3)	(53.5)	(60.8)	(55.0)	(56.7)	(42.5)	(46.9)

Net cash provided by (used in) operating activities	$ 82.5	$(17.1)	$ 72.4	$100.1	$ (5.9)	$(131.4)	$ (53.6)

(footnotes continued on following page)

(4)	For purposes of these computations, earnings consist of income (loss) before income taxes plus fixed charges and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest on indebtedness, including amortization of debt issuance costs, plus the portion of lease rental expense representative of interest, estimated to be one-third of lease rental expense. See the table presented below for the ratio of earnings to fixed charges for the respective periods presented. For the fiscal year ended December 31, 2000, our earnings were insufficient to cover our fixed charges by $17.7 million.

						Nine Months Ended

	Year Ended December 31,					September 28,	October 3,
						2003	2004
	1999	2000	2001	2002	2003	(Unaudited)	(Unaudited)

Ratio of Earnings to Fixed	(In millions, except ratio data)
Charges Calculations

Income (loss) before income
taxes	$38.2	$(17.7)	$29.8	$ 50.9	$ 73.7	$ 70.8	$ 74.1
Adjustments to reconcile income
(loss) before income taxes to
ratio of earnings to fixed charges:
Add:
Fixed charges	53.5	59.7	69.5	63.4	66.4	49.6	54.7
Amortization of capitalized
interest	0.7	0.7	0.7	0.7	0.7	0.5	0.5
Less:
Interest capitalized	(2.4)	(4.5)	(0.8)	(0.4)	(0.7)	(0.5)	(0.9)

Income as adjusted	$90.0	$ 38.2	$99.2	$114.6	$140.1	$120.4	$128.4

Fixed Charges:
Interest expensed and
capitalized	$48.3	$ 53.5	$60.8	$ 55.0	$ 56.7	$ 42.5	$ 46.9
Portion of rents
representative of interest
factor	5.2	6.2	8.7	8.4	9.7	7.1	7.8

Total Fixed Charges	$53.5	$ 59.7	$69.5	$ 63.4	$ 66.4	$ 49.6	$ 54.7

Ratio of earnings to fixed
charges	1.7x	0.6x	1.4x	1.8x	2.1x	2.4x	2.3x

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

Building Materials Corporation of America, or BMCA, a subsidiary of BMCA Holdings Corporation, was formed in January 1994 to acquire the operating assets and certain liabilities of GAF Building Materials Corporation, whose name was changed to G-I Holdings Inc., our indirect parent. G-I Holdings Inc. is a wholly-owned subsidiary of G Holdings Inc. See Note 1 to our audited consolidated financial statements contained in this prospectus. Unless otherwise indicated by the context, “we,” “us” and “our” refer to Building Materials Corporation of America and its consolidated subsidiaries.

To facilitate administrative efficiency, effective October 31, 2000, GAF Corporation, the former indirect parent of BMCA, merged into its direct subsidiary, G-I Holdings Inc. G-I Holdings Inc. then merged into its direct subsidiary, G Industries Corp., which in turn merged into its direct subsidiary, GAF Fiberglass Corporation. In that merger, GAF Fiberglass Corporation changed its name to GAF Corporation. Effective November 13, 2000, GAF Corporation (formerly known as GAF Fiberglass Corporation) merged into its direct subsidiary, GAF Building Materials Corporation, whose name was changed in the merger to G-I Holdings Inc. G-I Holdings Inc. is now an indirect parent of BMCA and BMCA’s direct parent is BMCA Holdings Corporation. References herein to “G-I Holdings” mean G-I Holdings Inc. and any and all of its predecessor corporations, including GAF Corporation, G-I Holdings Inc., G Industries Corp., GAF Fiberglass Corporation and GAF Building Materials Corporation.

We are a leading national manufacturer and marketer of a broad line of asphalt and polymer based roofing products and accessories for the residential and commercial markets. We also manufacture specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. We have 27 strategically located manufacturing facilities across the United States. Our manufacturing facilities include: 17 asphalt roofing manufacturing facilities, two roofing accessory plants, one thermoplastic polyolefin plant, one glass fiber manufacturing plant, two glass mat manufacturing plants, one fiber-cement shingle and siding plant, one liquid roofing membrane and adhesive plant and two attic ventilation and air distribution product plants.

Our products are marketed in three groups: residential roofing, commercial roofing and specialty building products and accessories.

Residential Roofing

We are a leading national manufacturer of a complete line of residential roofing products. Our principal lines of residential roofing shingles are the Timberline® series, the Sovereign® series, as well as certain other specialty shingles. In recent years, we have improved our sales mix of residential roofing products by increasing our emphasis on laminated shingles and accessory products (the Timberline® series and specialty shingles), which are generally sold at higher prices and more attractive profit margins than our standard strip shingle products. We believe, based on unit sales, that we are the largest manufacturer of residential roofing shingles in the United States.

Commercial Roofing

We manufacture a full line of modified bitumen and asphalt built-up roofing products, thermoplastic polyolefin products, liquid applied membrane systems and roofing accessories for use in the application of commercial roofing systems. We also market thermoplastic and elastomeric single-ply products, which address the important and growing single-ply segment of the commercial roofing market. We believe, based on unit sales, that we are the largest manufacturer of both asphalt built-up roofing products and modified bitumen roofing products in the United States.

We sell modified bitumen products under the Ruberoid® and Brai® trademarks. Modified bitumen products are used primarily in re-roofing applications or in combination with glass membranes in GAF CompositeRoof™ systems. Modified bitumen systems provide high strength characteristics, such as weatherability, water resistance and labor cost savings due to ease of application.

Over the past five years, over 80% of industry sales of both residential and commercial roofing products were for re-roofing, as opposed to new construction. As a result, we believe our exposure and the roofing industry’s exposure to cyclical downturns in the new construction market are substantially lower than for other building material manufacturers. We expect that demand for residential re-roofing will continue to increase as the existing housing stock ages and as homeowners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability. We also expect commercial roofing demand to rise as construction of new commercial facilities increases and existing buildings age.

Our business relies on the availability of reasonably priced raw materials and energy for the production of our products. Shortages of and price increases of these products, specifically asphalt, which is directly correlated to increases in the price of oil, have occurred in the past and may occur in the future. To mitigate the effect of the petroleum based and other cost increases, we will attempt to pass on future unexpected cost increases from our suppliers as needed, although no assurances can be provided that these price increases will be accepted in the marketplace.

Our net sales for 2003 were $1,607.8 million, an increase of 18.2% from net sales of $1,360.7 million in 2002. Our operating income increased by 18.8% in 2003 to $136.5 million from $114.9 million in 2002. (See discussion of operating results below.)

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an on-going basis, we evaluate our estimates, including but not limited to those related to customer incentives, doubtful accounts, inventory valuation, product warranty claims, environmental liabilities, goodwill, the carrying value of long-lived tangible and intangible assets, pensions and other postemployment benefits and contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. In the opinion of our management, the consolidated financial statements herein contain all adjustments necessary to present fairly our financial position and our results of operations and cash flows for the periods presented. We do not anticipate any changes in management estimates that would have a material impact on our operations, liquidity or capital resources, subject to the matters discussed in Note 17 to our audited consolidated financial statements contained in this prospectus. We believe the following critical accounting policies are the most important to the portrayal of our financial condition and results of operations and require our management’s more significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue is recognized at the time products are shipped to the customer. Products are generally shipped Freight on Board, or FOB shipping point and title and risk of loss passes to the customer at the time of shipment.

Customer Incentives

We maintain allowances for customer incentives and volume rebates resulting from promotional programs to certain of our customers. The customer incentives and volume rebates are recorded as a reduction in gross sales and reserves are recorded based on customers’ purchase levels of specific products and the promotional programs related to these products. Management evaluates customer performance against these incentives and volume rebate programs from time to time. If adjustments to our estimates are required, additional allowances or reductions to the customer incentive reserves may be recorded.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Management continuously assesses the financial condition of our customers and the markets in which these customers participate and adjusts credit limits or the allowance for doubtful accounts based on this periodic review, which includes a detailed analysis of financial statements and performance against key financial performance metrics and historical financial information. If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, our ability to collect on accounts could be negatively impacted, in which case additional allowances may be required.

Inventories

Inventories are valued at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for asphalt raw materials used to produce our products. All other inventories are valued on the FIFO (first-in, first-out) method. We reserve our inventories for estimated obsolescence or unmarketable inventories equal to the difference between the cost of inventories and their estimated market value based upon assumptions related to future demand and market conditions. If actual market conditions differ than those projected by management, additional inventory adjustments may be required.

Long-Lived Asset Impairment

We follow the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” or SFAS No. 144. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. For purposes of recognizing and measuring impairment of long-lived assets, we evaluate assets for associated facilities because this is the lowest level of independent cash flows ascertainable to evaluate impairment. We review long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. For long-lived assets to be held and used, an impairment exists when the carrying amount of the asset exceeds the estimated undiscounted cash flows. Any resulting impairment is measured based on the fair value of the related asset. Fair value is determined based on future projected demand and estimated discounted cash flows. See Note 3 to our audited consolidated financial statements contained in this prospectus.

Goodwill

Through December 31, 2001, we amortized goodwill on a straight-line basis over the expected useful lives of the underlying assets. In accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” or SFAS No. 142, effective January 1, 2002, goodwill is no longer amortized over its estimated useful life. However, goodwill is subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. This assessment could result in a material future impairment charge.

We evaluated the recoverability of goodwill for our roofing products and specialty building products and accessories reporting units. Our methodology included evaluations using estimated future discounted cash flows, multiples of net sales and multiples of earnings before interest, taxes, depreciation and the amortization of goodwill and other assets or EBITDA. Our analysis was completed for each of the reporting units to which the goodwill relates. If the estimated range of values from the methodologies employed are less than the carrying amount of the related reporting unit, impairment losses for goodwill are charged to results of operations. In determining the estimated future discounted cash flows, we considered projected future levels of income, future business trends and market and economic conditions. Our analysis related to multiples of net sales and EBITDA are based on related industry data. We adopted SFAS No. 142 effective January 1, 2002 and updated our analysis at December 31, 2002 and 2003 and noted no impairment existed. See Note 4 to our audited consolidated financial statements contained in this prospectus.

Product Warranty Claims

We provide certain limited warranties covering most of our residential roofing products for periods generally ranging from 20 to 40 years, with lifetime limited warranties on certain specialty shingle products. We also offer certain limited warranties of varying duration covering most of our commercial roofing products. Most of our specialty building products and accessories provide limited warranties for periods generally ranging from 5 to 10 years, with lifetime limited warranties on certain products. The reserve for product warranty claims is estimated on the basis of historical and projected claims activity, as well as other factors. The accuracy of the estimate of additional costs is dependent on both the number and cost of future claims submitted during the warranty periods.

We believe that the reserves established for estimated probable future product warranty claims are adequate. If actual claims differ from these estimates, adjustments to this reserve may be required.

Environmental Liabilities

We accrue environmental costs when it is probable that we have incurred a liability and the expected amount can be reasonably estimated and, review on an ongoing basis, our estimated environmental liabilities reserve. The amount accrued reflects our assumptions about remedial requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potential responsible parties at multi-party sites and the number and financial viability of other potentially responsible parties. Adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages, and the liability and the financial responsibility of our insurers and of the other parties involved at each site and their insurers, could cause us to increase our estimate of liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

Pension and Other Postemployment Benefits

We maintain defined benefit plans that provide eligible employees with retirement benefits. In addition, while we generally do not provide postretirement medical and life insurance benefits, we subsidize such benefits for certain employees and certain retirees. The costs and obligations related to these benefits reflect our assumptions related to general economic conditions (particularly interest rates), expected return on plan assets and rate of compensation increases for employees. We set the discount rate assumption annually for our retirement-related benefit plans at the measurement dates to reflect the yield of high-quality fixed-income debt instruments. The expected long-term rate of return on assets is derived from a detailed periodic study conducted by our actuaries and our financial management. The study includes a review of anticipated future long-term performance of individual asset categories. While the study gives appropriate consideration to recent plan performance and historical returns, the assumption is primarily a long-term prospective rate. We revised the expected long-term rate of return on assets assumption for our retirement plans in 2003 to 9.5%, a reduction from its previous level of 11.0%. For the year ended December 31, 2003, a 25 basis points increase or decrease in the discount rate assumption would result in a plus or minus $0.1 million impact on pension expense and a plus $1.1 million or minus $1.0 million on the projected benefit obligation. In addition, a 25 basis points increase or decrease in the expected long-term rate of return on assets assumption would result in a plus or minus $0.1 million impact on pension expense.

Projected health care benefits additionally reflect our assumptions about health care cost trends. The cost of providing plan benefits also depends on demographic assumptions including retirements, mortality, turnover and plan participation. If actual experience differs from these assumptions, the cost of providing these benefits could increase or decrease.

Results of Operations

Roofing product sales is our dominant business, typically accounting for approximately 95% of our consolidated net sales. The main drivers of our roofing business include: the nation’s aging housing stock; existing home sales; new home construction; larger new homes; increased home ownership rates; and severe weather and energy concerns. Our roofing business is also affected by raw material costs, including asphalt, energy, and transportation and distribution costs.

Nine Months Ended October 3, 2004 Compared with Nine Months Ended September 28, 2003

We recorded net income of $46.5 million compared with net income of $45.3 million for the first nine months of 2003. The net income for the first nine months of 2003 included a $3.7 million ($5.7 million pre-tax) after-tax gain from the sale of property in Ontario, California. The increase in the first nine months of 2004 net income was attributable to higher operating income together with slightly lower other expenses, partially offset by higher interest expense.

Net sales for the first nine months of 2004 were $1,312.3 million, an 8.5% increase over the first nine months of 2003 net sales of $1,209.1 million, with the increase primarily due to higher unit volumes and higher average selling prices of residential and commercial roofing products.

Operating income for the first nine months of 2004 was $125.6 million compared to $118.4 million for the first nine months of 2003, which included the $5.7 million pre-tax gain on sale of property in Ontario, California. Higher operating results for the first nine months of 2004 were positively affected by higher net sales primarily resulting from higher unit volumes and higher average selling prices. Partially offsetting these improvements were higher raw material costs, including asphalt, and higher selling, general and administrative expenses due to higher volume related distribution and selling costs, and higher transportation costs, principally due to a rise in fuel costs.

Interest expense for the first nine months of 2004 increased to $46.9 million from $42.5 million for the same period in 2003, primarily due to higher average borrowings due to the issuance, in July 2004, of $200 million 73/4% Senior Notes due 2014, partially offset by the redemption of the $100 million 85/8% Senior Notes due 2006, which we refer to as the 2006 Notes and a reduction in the amount outstanding under the $350 million Senior Secured Revolving Credit Facility, which we refer to as the Senior Secured Revolving Credit Facility. In connection with entering into this financing transaction, the Company recorded additional interest expense of approximately $2.2 million representing the write-off of deferred financing costs associated with the 2006 Notes, the premium paid to exercise the call of the 2006 Notes and other interest related expenses. Partially offsetting the higher average borrowings was a lower average interest rate. Other expense net, was $4.5 million for the first nine months of 2004 compared with $5.0 million for the same period in 2003.

Business Segment Information

Net Sales. Net sales of roofing products for the first nine months of 2004 increased to $1,252.0 million from $1,152.5 million for the first nine months of 2003, representing an increase of $99.5 million or 8.6%. The increase in net sales of roofing products was primarily attributable to higher unit volumes and, to a lesser extent, higher average selling prices. Roofing product net sales were favorably impacted by an increase in net sales of premium laminate shingles primarily due to higher unit volumes and higher average selling prices. Net sales of specialty building products and accessories increased by $3.7 million or 6.5% for the first nine months of 2004 to $60.3 million compared to $56.6 million in the same period in 2003.

Gross Margin. Our overall gross margin increased from $359.5 million or 29.7% for the first nine months of 2003 to $412.1 million or 31.4% for the first nine months of 2004. The increase in our gross margin percentage is primarily attributable to an increase in net sales due to an improved sales mix and higher average selling prices, partially offset by slightly higher manufacturing costs.

Operating Income. Operating income for the nine months ended October 3, 2004 increased to $125.6 million or 9.6% of net sales, compared to $118.4 million or 9.8% of net sales for the same period of 2003. Operating income in the first nine months of 2003 includes a $5.7 million pre-tax gain on the sale of property in Ontario, California. The overall increase in operating income for the nine months ended October 3, 2004 is primarily attributable to higher net sales of roofing products driven by higher unit volumes and higher average selling prices, partially offset by higher raw material costs and higher selling, general and administrative expenses due to higher volume related distribution and selling costs and higher transportation costs due to a rise in fuel prices.

2003 Compared with 2002

We recorded net income in 2003 of $47.2 million compared with net income of $32.6 million for 2002, representing an increase of 44.8%. The reported net income of $47.2 million includes a $2.4 million ($3.8 million pre-tax) after-tax loss from the write-down of the Albuquerque, New Mexico manufacturing facility and a $3.7 million ($5.7 million pre-tax) after-tax gain from the sale of property in Ontario, California. See Note 6 to our audited consolidated financial statements contained in this prospectus. The increase in 2003 net income was primarily the result of higher operating income together with lower other non-operating expenses, partially offset by higher interest expense.

Net sales for 2003 were $1,607.8 million compared with $1,360.7 million in the same period of 2002, representing an increase of 18.2%. Higher net sales in 2003 were primarily attributable to higher unit volumes and higher average selling prices of premium residential and commercial roofing products.

Operating income for 2003 was $136.5 million compared with $114.9 million in 2002, representing an increase of $21.6 million or 18.8%. Higher operating results in 2003 were primarily attributable to an increase in net sales of residential and commercial roofing products and the gain from the sale of property in Ontario, California, partially offset by higher raw material costs, principally asphalt due to higher crude oil prices, together with higher selling, general and administrative expenses due to higher volume related costs and the loss from the write-down of the Albuquerque, New Mexico manufacturing facility.

Interest expense increased to $56.7 million in 2003 from $55.0 million for the same period in 2002, primarily due to higher average borrowings partially offset by a lower average interest rate. Other expense, net was $6.1 million for 2003 compared with $9.0 million for 2002 primarily due to a decline in financing costs in connection with the termination of the Accounts Receivable Securitization Agreement. See Note 9 to our audited consolidated financial statements contained in this prospectus.

Business Segment Information

Net Sales. Net sales of roofing products for 2003 increased to $1,534.3 million from $1,289.4 million for 2002, representing an increase of $244.9 million or 19.0%. The increase in net sales of roofing products was primarily attributable to higher unit volumes and, to a lesser extent, higher average selling prices. Roofing product net sales were favorably impacted by an increase in net sales of premium laminate shingles primarily due to higher unit volumes and higher average selling prices. Specialty building products and accessories increased by $2.2 million or 3.1% for 2003 to $73.5 million, compared to $71.3 million for 2002.

Gross Margin. Our overall gross margin increased from $406.1 million, or 29.8% for 2002 to $473.6 million or 29.5% for 2003. The overall increase in our gross margin is primarily attributable to an increase in net sales due to higher average selling prices, partially offset by higher raw material costs, principally asphalt, due to higher crude oil prices in our roofing products business.

Operating Income. Operating income for 2003 increased to $136.5 million or 8.5% of net sales, compared to $114.9 million or 8.4% of net sales for 2002. Operating income for 2003 includes a $5.7 million pre-tax gain on the sale of property in Ontario, California and $3.8 million write-down on our Alburquerque, New Mexico manufacturing facility. The overall increase in operating income for 2003 is primarily attributable to record net sales of roofing products driven by higher unit volumes and higher average selling prices, partially offset by higher raw material costs, principally asphalt, and higher selling, general and administrative expenses due to higher volume related distribution and selling costs.

2002 Compared with 2001

We recorded net income in 2002 of $32.6 million compared with net income of $18.8 million for 2001, representing an increase of over 73%. The reported net income of $32.6 million includes a $1.1 million ($1.8 million pre-tax) after-tax loss on the sale of our Monroe, Georgia manufacturing facility. See Note 6 to our audited consolidated financial statements contained in this prospectus. The increase in 2002 net income was primarily the result of higher operating income, lower manufacturing costs and lower interest expense.

Net sales for 2002 were $1,360.7 million compared with $1,293.0 million in the same period of 2001, representing an increase of 5.2%. Higher net sales in 2002 were primarily attributable to an increase in both net sales of premium residential roofing products and commercial roofing products. The increase in net sales of premium residential roofing products in 2002 resulted from higher average selling prices and higher unit volumes, while the increase in net sales of commercial roofing products resulted from higher unit volumes partially offset by lower average selling prices.

Operating income for 2002 was $114.9 million compared with $97.0 million for 2001, representing an increase of $17.9 million or 18.5%. Higher operating results in 2002 were primarily attributable to an increase in both net sales of premium residential and commercial roofing products along with lower manufacturing costs, partially offset by the loss on sale of the Monroe, Georgia manufacturing facility and higher selling, general and administrative expenses. As a result of the adoption of SFAS No. 142, goodwill amortization, which amounted to $2.0 million before tax in 2001, is no longer being amortized in 2002.

Interest expense decreased from $60.8 million in 2001 to $55.0 million in 2002, primarily due to lower average borrowings and a lower average interest rate. Other expense, net was $9.0 million for 2002 compared to $6.4 million in 2001 with the increase primarily due to increases in the cost of the Accounts Receivable Securitization Agreement. See Note 9 to our audited consolidated financial statements contained in this prospectus.

Business Segment Information

Net Sales. Net sales of roofing products for 2002 increased to $1,289.4 million, compared to $1,223.1 million for 2001, representing an increase of $66.3 million or 5.4%. The increase in net sales of roofing products was primarily attributable to higher unit volumes and, to a lesser extent, higher average selling prices. Roofing product net sales were favorably impacted by an increase in net sales of premium laminate shingles primarily due to higher unit volumes and higher average selling prices. Specialty building products and accessories increased by $1.3 million or 1.9% for 2002 to $71.3 million compared to $70.0 million for 2001.

Gross Margin. Our overall gross margin increased from $369.3 million or 28.6% for 2001 to $406.1 million or 29.8% for 2002. The overall increase in the gross margin is primarily attributed to an increase in net sales due to higher unit volumes together with lower manufacturing costs in our roofing products business.

Operating Income. Operating income for 2002 increased to $114.9 million or 8.4% of net sales, including a $1.8 million loss on the sale of our Monroe, Georgia manufacturing facility, compared to $97.0 million or 7.5% of net sales for 2001. The overall increase in operating income is primarily attributable to record roofing products net sales driven by higher unit volumes and higher average selling prices together with lower manufacturing costs, partially offset by higher selling, general and administrative expenses. In addition, as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill amortization, which amounted to $2.0 million before tax for 2001, no longer was amortized in 2002.

Liquidity and Financial Condition

Cash Flows and Cash Position

Sales of roofing products and specialty building products and accessories in the northern regions of the United States generally decline in the late fall and winter months due to cold weather. In addition, adverse weather conditions can result in higher customer demand during our peak operating season depending on the extent and severity of the damage from these severe weather conditions. Due to the seasonal demands of our business together with extreme weather conditions, we generally have negative cash flows from operations during the first six months of our fiscal year. Our negative cash flows from operations are primarily driven by our cash invested in both accounts receivable and inventories to meet these seasonal operating demands. Generally, in the third quarter of our fiscal year, our cash flows from operations become positive for the quarter, as our investment in inventories and accounts receivable no longer continues to increase, as is customary in the first six months of our fiscal year. Our seasonal working capital needs, together with our debt service obligations, capital expenditure requirements and other contracted arrangements, adversely impact our liquidity during this period. We rely on our cash on hand and our Senior Secured Revolving Credit facility due November 2006 to support our overall cash flow requirements during these periods. We expect to continue to rely on our cash on hand and external financings to maintain operations over the short and long-term and to continue to have access to the financing markets, subject to the then prevailing market terms and conditions.

Nine Months Ended October 3, 2004. Net cash outflow during the first nine months of 2004 from operating and investing activities was $106.2 million, including the use of $53.6 million of cash from operations, the reinvestment of $29.4 million for capital programs and $23.2 million for the acquisition of the Quakertown, Pennsylvania manufacturing facility (see below).

Cash invested in additional working capital totaled $150.7 million during the first nine months of 2004, reflecting an increase in total accounts receivable of $133.6 million, due to increased operating performance and the seasonality of our business, a $48.4 million increase in inventories to meet our seasonal operating demands and a $2.1 million increase in other current assets, partially offset by a $33.4 million increase in accounts payable and accrued liabilities. The net cash used for operating activities also included a $12.2 million net decrease in the payable to related parties/parent corporations, primarily attributable to $16.0 million in federal income tax payments, paid pursuant to our tax sharing agreement with our parent corporation, partially offset by amounts due under our long-term granule supply agreement with an affiliated company.

Net cash provided by financing activities totaled $114.2 million during the first nine months of 2004, including $682.5 million of proceeds from the issuance of long-term debt, of which $482.5 million related to 2004 year to date cumulative borrowings under our Senior Secured Revolving Credit Facility and $200.0 million related to proceeds from the issuance of the old notes. Financing activities also included $553.6 million in repayments of long-term debt, of which $451.4 million related to 2004 year to date cumulative repayments under our Senior Secured Revolving Credit Facility and $100.0 million related to the redemption of our 2006 Notes. In addition, repayments of long-term debt included $1.9 million related to our Chester, South Carolina loan obligation, $0.2 million related to our 101/2% Michigan City, Indiana Note and $0.1 million related to our Shafter, California Industrial Development Revenue Bonds. In addition, financing activities also included $10.0 million in dividends to our parent corporation, $0.3 million in distributions and loans to our parent corporation, as well as $4.4 million in financing fees and expenses. The payments to our parent corporation are allowable under our Senior Secured Revolving Credit Facility and our 73/4% Senior Notes due 2005, the 8% Senior Notes due 2007, the 8% Senior Notes due 2008, and the old notes, which we refer to collectively as the Senior Notes.

As a result of the foregoing factors, cash and cash equivalents increased by $8.0 million during the first nine months of 2004 to $10.9 million.

2003. Net cash outflow during 2003 from operating and investing activities was $39.9 million, including $5.9 million of cash used from operations and the reinvestment of $43.3 million for capital programs, partially offset by $9.3 million of proceeds from the sale of assets.

Cash invested in additional working capital totaled $11.0 million during 2003, primarily reflecting an increase in trade accounts receivable of $166.3 million, which included $60.9 million due to increased operating performance and the seasonality of our business, together with $105.4 million due to the repurchase of accounts receivable from the termination of our Accounts Receivable Securitization Agreement and an increase of $16.5 million in net inventories. Working capital also reflects a decrease in accounts receivable, other of $36.1 million, of which $34.8 million represents the receivable from the third party, which previously purchased certain of our trade accounts receivable and a $31.8 million increase in accounts payable and accrued liabilities. After giving effect to the termination of the Accounts Receivable Securitization Agreement and a $1.3 million decrease in accounts receivable other, total accounts receivable increased by $24.9 million in 2003. Cash used in operating activities also reflected a $3.5 million decrease from related parties/parent corporations transactions and a $1.3 million decrease in the reserve for product warranty claims.

Net cash used in financing activities totaled $53.4 million in 2003, including $52.8 million in proceeds from a loan payable to our parent corporation, $427.4 million of proceeds from the issuance of long-term debt, of which $407.7 million relates to cumulative borrowings under our $350.0 million senior secured revolving credit facility, together with $19.7 million of proceeds related to the Chester, South Carolina facility secured loan. Financing activities also included $471.1 million of repayments of long-term debt, of which $407.7 million related to cumulative repayments of our $350.0 million Senior Secured Revolving Credit Facility, $35.0 million related to the repayment of our 10 1/2% Senior Notes due 2003, $19.7 million related to the repayment of the Chester, South Carolina lease obligation and $7.0 million to the repayment of our Precious Metal Note. In addition, financing activities included $53.0 million of distributions and loans to our parent corporations and $9.6 million in financing fees and expenses. See Note 16 to our audited consolidated financial statements contained in this prospectus.

As a result of the foregoing factors, cash and cash equivalents decreased by $93.3 million during 2003 to $2.9 million.

Debt Instruments, Financial Covenants and Restrictions

At October 3, 2004, we had total outstanding consolidated indebtedness of $750.3 million, including $52.8 million of loans payable to our parent corporation, $152.5 million which matures prior to the end of the third quarter of 2005, and a stockholders’ deficit of $5.9 million. We anticipate funding these obligations principally from our cash on hand, cash flows from operations and/or additional borrowings under our Senior Secured Revolving Credit Facility.

In August 1999, we entered into a $110 million secured revolving credit facility. In December 2000, we entered into an additional $100 million secured revolving credit facility to be used for working capital purposes subject to certain restrictions. In December 2002, we consolidated and restated both credit facilities into our $210 million Consolidated and Restated Credit Agreement, which we refer to as the Credit Agreement. In connection with entering into the additional $100 million secured revolving credit facility in December 2000, we also issued a $7 million precious metal note, which we refer to as the Precious Metal Note, which bears interest rates similar to the Credit Agreement, to finance precious metals used in our manufacturing processes. The Credit Agreement, which was initially scheduled to mature in August 2003, was repaid and replaced in July 2003, with a new senior secured revolving credit facility (see below).

In July 2003, we entered into a new $350 million Senior Secured Revolving Credit Facility. The initial borrowings under our senior secured revolving credit facility were primarily used to repay amounts outstanding under our Credit Agreement, to repay our $115 million Accounts Receivable Securitization Agreement due December 2004 and to repay our $7 million Precious Metal Note due August 2003. The senior secured revolving credit facility has a final maturity date of November 15, 2006, subject to certain conditions, is secured by a first priority lien on substantially all of our assets and the assets of our subsidiaries and is guaranteed by all of our current and future subsidiaries. Availability under the senior secured revolving credit facility is based upon eligible Accounts Receivable, Inventory, and Property, Plant and Equipment (collectively the “Collateral”), as defined, in the senior secured revolving credit facility and includes a sub-limit for letters of credit of $100 million. The senior secured revolving credit facility bears interest at a floating rate based on the lenders’ Base Rate, the federal funds rate or the Eurodollar rate, each as defined in the senior secured revolving credit facility. On May 7, 2004, we amended our senior secured revolving credit facility, which reduced the floating rate of interest as defined in the senior secured revolving credit facility. On July 12, July 19, and November 5, 2004, the senior secured revolving credit facility was further amended to allow for the issuance of the $200.0 million aggregate principal amount of notes issued on July 26, 2004 and the add-on notes issued on November 10, 2004. The senior secured revolving credit facility requires mandatory repayments of excess cash, as defined, on the tenth day of each month and contains a material adverse change clause. We are also required to pay unused commitment fees associated with the senior secured revolving credit facility. The senior secured revolving credit facility provides for optional and mandatory reductions in the overall $350 million senior secured revolving credit facility commitment, subject to certain conditions as defined in the senior secured revolving credit facility. In addition, the senior secured revolving credit facility also provides for optional and mandatory prepayments of borrowings outstanding under the senior secured revolving credit facility, subject to certain conditions. Borrowings outstanding under the senior secured revolving credit facility, which are included in long-term debt amounted to $0 million at December 31, 2003 and $31.0 million at October 3, 2004.

Under the terms of the senior secured revolving credit facility and the indentures governing our 7 3/4% Senior Notes due 2005, our 8% Senior Notes due 2007, our 8% Senior Notes due 2008 and these 73/4% Senior Notes due 2014, we are subject to certain financial covenants. These financial covenants include, among others,

•	interest coverage, as defined,
•	minimum consolidated EBITDA (earnings before income taxes and extraordinary items increased by interest expense, depreciation, goodwill and other amortization),
•	limitations on the amount of annual capital expenditures and indebtedness,
•	restrictions on restricted payments, including dividends and distributions to our parent corporations and on incurring liens, and
•	restrictions on investments and other payments.

In addition, if a change of control as defined in the senior secured revolving credit facility occurs, the senior secured revolving credit facility could be terminated and the loans under the senior secured revolving credit facility accelerated by the holders of that indebtedness. If that event occurred it would cause our outstanding Senior Notes to be accelerated.

As of December 31, 2003, after giving effect to the most restrictive of the aforementioned restrictions we could not have paid dividends or made other restricted payments except for additional demand loans up to $6.1 million to our parent corporations. In addition, at December 31, 2003 and October 3, 2004, we could repay demand loans to our parent corporation amounting to $52.8 million, subject to certain conditions as outlined in the senior secured revolving credit facility.

As of December 31, 2003 and October 3, 2004, we were in compliance with all covenants under the senior secured revolving credit facility and the indentures governing our Senior Notes.

In September 2003, we used proceeds from the senior secured revolving credit facility to repay our outstanding 10 1/2% Senior Notes at maturity, aggregating $35.0 million plus accrued interest.

Our Senior Notes are secured by a second-priority lien on the assets securing the senior secured revolving credit facility for so long as the first-priority lien remains in effect, subject to certain limited exceptions and have been guaranteed by our subsidiaries that guaranteed the senior secured revolving credit facility. In connection with entering into the senior secured revolving credit facility, we entered into an Amended and Restated Security Agreement, which grants a security interest in the Collateral in favor of the collateral agent on behalf of the lenders under the senior secured revolving credit facility and the holders of our outstanding Senior Notes. We also entered into an Amended and Restated Collateral Agent Agreement, which provides, among other things, that we maintain a lockbox and depository control agreement for the benefit of the secured parties and the sharing of proceeds with respect to any foreclosure or other remedy in respect of the Collateral.

In December 1995, we consummated a $40.0 million sale-leaseback of certain equipment located at our Chester, South Carolina glass mat manufacturing facility, in a transaction accounted for as a capital lease. The lessor was granted a security interest in certain equipment at the Chester facility. The lease term extended to December 2005, with an early buyout option in June 2003. In July 2003, we paid the early buyout option of $19.7 million. In addition, in July 2003, we entered into a new $19.7 million Secured Loan, which we refer to as the Chester Loan, with the proceeds being used to repay the $19.7 million obligation associated with the early buyout option discussed above. The Chester Loan is secured by a sole security interest in the machinery and equipment, matures in 2010, requires monthly payments of principal and interest commencing in August 2003 and bears a fixed annual interest rate of 7.41%.

We have four industrial revenue bond issues outstanding, which bear interest at floating rates. Interest rates on the foregoing obligations ranged between 0.7% and 2.1% during 2003.

See Note 12 to our audited consolidated financial statements contained in this prospectus for further information regarding our debt instruments.

Intercompany Transactions

We make loans to and borrow from, our parent corporations from time to time at prevailing market rates ranging from 4.0% to 5.0% in 2003. During 2001 and on July 1, 2003 and December 29, 2003, we loaned BMCA Holdings Corporation $2.5, $37.8 and $15.0 million, respectively, and on July 9, 2003 and December 29, 2003, BMCA Holdings Corporation loaned us $37.8 and $15.0 million, respectively. As of October 3, 2004, BMCA Holdings Corporation owed us $55.7 million, including interest of $0.4 million, and we owed BMCA Holdings Corporation $52.8 million. Interest income on our loans to BMCA Holdings Corporation amounted to $0.1, $0.1 and $1.0 million in 2001, 2002 and 2003, respectively, and $2.1 million during the nine months ended October 3, 2004, respectively. Interest expense on our loans from BMCA Holdings Corporation amounted to $0.9 million in 2003 and $2.0 million during the nine months ended October 3, 2004, respectively. Loans payable to/receivable from our parent corporations are due on demand and provide each party with the right to offset of its related obligation to the other party with the right to limitations outlined in our senior secured revolving credit facility and our senior notes. Under the terms of our senior secured revolving credit facility at December 31, 2003 and October 3, 2004, we could repay demand loans to our parent corporation amounting to $52.8 million, subject to certain conditions as outlined in our senior secured revolving credit facility.

On February 25, 2004 and April 21, 2004, we declared and paid cash dividends of $5.0 million and $5.0 million, respectively, to our parent corporation.

We also make non-interest bearing advances to affiliates, of which no amounts were outstanding at October 3, 2004. In addition, no loans were owed by us to other affiliates.

On June 15, 2004 and September 15, 2004, we paid $6.4 and $9.6 million, respectively, in federal income tax payments to our parent corporation pursuant to a tax sharing agreement. This amount is included in the “change in net receivable from/payable to related parties/parent corporations” in the Consolidated Statement of Cash Flows.

On January 5, 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to asbestos claims. See Note 5 to the audited consolidated financial statements contained in this prospectus for further information regarding asbestos related matters.

Our parent corporations, G-I Holdings and BMCA Holdings Corporation, are essentially holding companies without independent businesses or operations. As a result, they are presently dependent upon the earnings and cash flows of their subsidiaries, principally our company, in order to satisfy their obligations, including various tax and other claims and liabilities including tax liabilities relating to Rhône-Poulenc Surfactants & Specialties, L.P. (the “surfactants partnership”), a partnership in which G-I Holdings held an interest. We do not believe that the dependence of our parent corporations on the cash flows of their subsidiaries should have a material adverse effect on our operations, liquidity or capital resources. See Notes 5, 8, 12, 16 and 17 to our audited consolidated financial statements contained in this prospectus.

In May 2003, we entered into a contract with an affiliate, International Specialty Products Inc., which we refer to as ISP, to purchase substantially all of our colored roofing granules and algae-resistant granules under a long-term requirements contract, except for the requirements of certain of our roofing plants that are supplied by third parties. In 2001, 2002 and 2003, we purchased in the aggregate approximately $63.4, $73.2 and $77.7 million, respectively, of mineral products from ISP. The amount payable to ISP at December 31, 2002 and 2003 for such purchases was $11.8 and $8.7 million, respectively. We believe our long-term supply requirements contract with ISP, taken as a whole, is no less favorable to us than could be obtained from an unaffiliated third party.

Pursuant to a management agreement, a subsidiary of ISP provides certain general management, administrative, legal and facilities services to us, including the use of our headquarters in Wayne, New Jersey. Charges to us by ISP for these services under the management agreement, inclusive of the services provided to G-I Holdings, discussed below, aggregated $6.7, $6.1 and $6.2 million for 2001, 2002 and 2003, respectively. These charges consist of management fees and other reimbursable expenses attributable to us, or incurred by ISP for the benefit of us. The amount payable to ISP for management fees as of December 31, 2002 and 2003 was $0.4 and $0.4 million, respectively. The management agreement was amended during the first quarter of 2004 to adjust the management fees payable under the agreement and to extend the term of the agreement effective January 1, 2004 through December 31, 2004. The management agreement also provides that we are responsible for providing management services to G-I Holdings and certain of its subsidiaries and that G-I Holdings pay to us a management fee for these services. The aggregate amount paid by G-I Holdings to us for services rendered under the management agreement in 2003 was approximately $0.8 million. We also allocate a portion of the management fees payable by us under the management agreement to separate lease payments for the use of our headquarters. Based on the services provided in 2003 under the management agreement, the aggregate amount to be paid by us to ISP under the management agreement for 2004, inclusive of the services provided to G-I Holdings, will be approximately $5.5 million. Some of our executive officers receive their compensation from ISP. ISP is indirectly reimbursed for this compensation through payment of the management fee and other reimbursable expenses payable under the management agreement.

During 2002, we made a distribution of $1.9 million to our parent corporations. Included in long-term assets is a tax receivable from parent corporations of $10.3 million at December 31, 2002 and included in current assets as a tax receivable from parent corporations is $7.0 million at December 31, 2003, representing amounts paid to G-I Holdings under the Tax Sharing Agreement. See Note 8 to our audited consolidated financial statements contained in this prospectus.

Capital Expenditures

We use capital resources to maintain existing facilities, expand our operations and make acquisitions. In 2004, we expect to spend approximately $73.0 million on maintenance and compliance and expansion capital. We expect to generate funding for our capital programs from results of operations and borrowings under our senior secured revolving credit facility.

On May 7, 2004, we acquired certain assets of a manufacturing facility located in Quakertown, Pennsylvania from Atlas Roofing Corporation for a purchase price of $23.2 million. The purchase price was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the fair value of the identifiable assets acquired, including $23.0 million to property, plant and equipment and $0.2 million to inventories. The operating results of the Quakertown manufacturing facility are included in our results of operation from the date of its acquisition. With the acquisition of the Quakertown manufacturing facility, we have decided we will not construct the new shingle manufacturing facility in the Northeast, the anticipated construction of which had been announced on February 9, 2004.

Asset Impairment and Property Dispositions

In response to current market conditions, to better service shifting customer demand and to reduce costs, we closed four manufacturing facilities in 2000 located in Monroe, Georgia; Port Arthur, Texas; Corvallis, Oregon; and Albuquerque, New Mexico. In December 2001, we sold the Corvallis, Oregon facility. The sale of this facility did not have a material impact on the results of operations. In December 2002, we sold the Monroe, Georgia facility. The sale of this facility did not have a material impact on the results of operations. As market growth and customer demand improves, we may reinstate production at one or more of the remaining two closed manufacturing facilities in the future. The effect of closing these facilities was not material to our results of operations.

In May 2003, we sold property in Ontario, California for cash proceeds of approximately $9.3 million, which resulted in a pre-tax gain of approximately $5.7 million. See Note 6 to our audited consolidated financial statements contained in this prospectus.

In December 2003, we evaluated the manufacturing facility assets located at our closed Albuquerque, New Mexico manufacturing facility. Our evaluation included a review of the carrying value of all assets and resulted in a pre-tax impairment loss of approximately $3.8 million. See Note 6 to our audited consolidated financial statements contained in this prospectus.

Economic Outlook

We do not believe that inflation has had an effect on our results of operations during the past three years and the nine months ended October 3, 2004. However, we cannot assure you that our business will not be affected by inflation in the future, or by increases in the cost of energy and asphalt purchases used in our manufacturing process principally due to fluctuating oil prices.

During 2003 and the first nine months of 2004, the cost of asphalt continued to be high relative to historical levels. Due to the strength of our manufacturing operations, which allows us to use many types of asphalt together with our ability to secure alternative sources of supply, we do not anticipate that any future disruption in the supply of asphalt will have a material impact on future net sales, although no assurances can be provided in that regard.

To mitigate these and other petroleum-based cost increases, we announced and implemented multiple price increases during 2003 and the first nine months of 2004. We will attempt to pass on future additional unexpected cost increases from suppliers as needed; however, no assurances can be provided that these price increases will be accepted in the marketplace.

Contractual Obligations and Commercial Commitments

We have contracts with two different asphalt terminal suppliers where asphalt imported from Venezuela or other suppliers is stored prior to its use at our plants. These asphalt terminals are located at the Ports of Tampa, Florida and Savannah, Georgia and are used to service our plants at those sites. We are obligated to pay these suppliers for use of these terminals under these contracts through 2008 and 2005, respectively. Monthly pricing is fixed and includes capital improvements made at each asphalt terminal by its owner. No changes have been made to these contracts during the nine month period ended October 3, 2004.

In connection with the acquisition of the Quakertown, Pennsylvania manufacturing facility on May 7, 2004, we entered into a long-term supply agreement with Atlas Roofing Corporation, whereby we are obligated to purchase certain minimum amounts of dry felt and other products at fair market value through April 30, 2011. As of October 3, 2004 our minimum purchase obligation under the Atlas Roofing Corporation long-term supply agreement aggregated to $24.0 million. No changes have been made to this contract during the third quarter ended October 3, 2004.

We also have a Management Agreement with ISP, which we refer to as the ISP Management Agreement, to provide us with certain management services. The management fees payable under the ISP Management Agreement are adjusted annually. See “Certain Relationships and Related Transactions” for additional information related to the ISP Management Agreement.

At October 3, 2004, the future cost of these non-cancelable asphalt terminal contracts and the Atlas Roofing Corporation supply agreement described above are included in the table of contractual obligations shown below under the caption “Unconditional Purchase Obligations.” In addition we also include in the table of contractual obligations below other contractual obligations related to long-term debt, which includes accretion of approximately $0.6 million, amounts due under the ISP Management Agreement, fixed interest expenses associated with our senior notes, other long-term fixed interest obligations and operating leases.

	Payments Due by Period

		Less than	1-3	4-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years

	(In millions)
Long-term Debt	$678.2	$152.6	$36.7	$270.0	$218.9
Unconditional Purchase Obligations	27.1	5.5	9.5	9.0	3.1
Operating Leases	68.8	16.9	26.5	21.9	3.5
Fixed Interest Expense	241.2	46.2	73.6	46.4	75.0
ISP Management Agreement	1.4	1.4	—	—	—

Total	$1,016.7	$222.6	$146.3	$347.3	$300.5

We purchase substantially all of our colored roofing granules and algae-resistant granules under a long-term requirements contract with ISP. The amount of mineral products purchased each year under the ISP contract is based on current demand and is not subject to minimum purchase requirements. Since the total annual amount of mineral products expected to be purchased cannot be determined at this time, no amount is included in the above table related to this contract. In 2003, and for the nine months ended October 3, 2004, we purchased $77.7 million and $73.9 million, respectively, of mineral products from ISP under this contract.

At December 31, 2003, we have contractual guarantees and commitments as follows:

	Expiration per period

		Less than	1-3	4-5	After
Contractual Guarantees and Commitments	Total	1 Year	Years	Years	5 Years

	(In millions)
Letters of Credit	$55.7	$55.7	$ —	$ —	$ —

Total	$55.7	$55.7	$ —	$ —	$ —

At December 31, 2003, letters of credit of $55.7 million, of which $54.3 million are standby letters of credit and $1.4 million are documentary letters of credit, are irrevocable obligations of an issuing bank. These letters of credit are guaranteed by us.

Other Obligations

At December 31, 2003, we have other obligations as follows:

	2003	2004
	Actual	Projected
Other Obligations	Spending	Spending

	(In millions)
Environmental Matters	$1.9	$1.8
Pension and Other Benefits	0.3	0.3

Total	$2.2	$2.1

Our expenditures for environmental compliance capital projects were $0.7 and $1.9 million in 2002 and 2003, respectively. We anticipate that environmental regulations will continue to be imposed on the roofing industry. Although we cannot predict with certainty future environmental expenditures, especially expenditures beyond 2004, management believes the estimation in the table above is adequate.

Our policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. In 2003, we did not make any pension contributions compared to $0.7 million in 2002. In 2004, based on current actuarial data, we do not expect to make any pension contribution.

Actual contributions in 2004 and future years may vary based on a number of factors including prevailing interest rates and return on plan assets.

Spending associated with other benefit plans, primarily retiree medical, defined contribution and long-term disability, amounted to $0.3 million and $0.3 million in 2003 and 2002, respectively. We expect spending to continue at comparable levels in 2004.

Available Sources of Liquidity

At December 31, 2003, we have available sources of liquidity, net of amounts used, as follows:

	Expiration per period

		Less than	1-3	4-5	After
Available Sources of Liquidity	Total	1 Year	Years	Years	5 Years

	(Millions)
Unused Lines of Credit	$190.6	$ —	$190.6	$ —	$ —

Total	$190.6	$ —	$190.6	$ —	$ —

We have a $350 million senior secured revolving credit facility, of which $55.7 million of letters of credit were utilized at December 31, 2003. Available sources of liquidity consisted of $190.6 million of unused lines of credit at December 31, 2003, subject to the borrowing base availability as defined in the senior secured revolving credit facility.

Sale of Accounts Receivable

In March 1993, we sold our trade accounts receivable to a trust, without recourse, pursuant to an agreement, which provided for a maximum of $75.0 million in cash to be made available to us based on Eligible Receivables, as defined, outstanding from time to time. In November 1996, we entered into new agreements, which provided for a maximum of $115.0 million, pursuant to which we sold the receivables to a special purpose subsidiary of ours, BMCA Receivables Corporation without recourse, which in turn sold them without recourse. In December 2001, this facility matured and $115.0 million was repaid to settle previous amounts made available to us.

In December 2001, we entered into a new Accounts Receivable Securitization Agreement, which we refer to as the Securitization Agreement, under which we sold certain of our trade accounts receivable to BMCA Receivables Corporation, without recourse, which in turn sold them to a third party, without recourse. The agreement provided for a maximum of $115.0 million in cash to be made available to us based on the sale of Eligible Receivables outstanding from time to time. This agreement, initially scheduled to mature in December 2004, was subject to financial and other covenants including a material adverse change in business conditions, financial or otherwise and was terminated in July 2003. With the termination of the Securitization Agreement we also repurchased our undivided interest in the associated receivables. In connection with the termination of the Securitization Agreement in July 2003, we repaid $115.0 million of amounts outstanding under such agreement. As a result of the termination of the Securitization Agreement, accounts receivable and long-term debt at December 31, 2003 increased by approximately $105.4 million as compared to prior year. We also liquidated BMCA Receivables Corporation effective August 2003. See Note 9 to our audited consolidated financial statements contained in this prospectus.

As of December 31, 2002, we had $105.4 million outstanding under the Securitization Agreement. The excess of accounts receivable sold over the net proceeds received was included in “Accounts receivable, other” in 2002. BMCA Receivables Corporation was not a guarantor under our debt obligations. See Notes 12 and 19 to our audited consolidated financial statements contained in this prospectus. The effective cost to us varied with LIBOR and is included in “Other income (expense), net” and amounted to $4.0, $5.2 and $1.6 million in 2001, 2002 and 2003, respectively.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, which we refer to as FASB, issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which we refer to as SFAS No. 142. With the adoption of SFAS No. 142, effective as of January 1, 2002, goodwill is no longer subject to amortization over its estimated useful life. However, goodwill is subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. We adopted SFAS No. 142 effective as of January 1, 2002 and updated our evaluation at December 31, 2002 and 2003 (see Note 4 to our audited consolidated financial statements contained in this prospectus) and noted no impairment existed.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which we refer to as SFAS No. 143. SFAS No. 143 establishes accounting and reporting standards for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. Upon initial recognition of such liability, an entity must capitalize the asset retirement cost by increasing the carrying amount of the related long-lived asset and subsequently depreciating the asset retirement cost over the useful life of the related asset. If the obligation is settled for other than the carrying amount of the liability, we would then recognize a gain or loss on settlement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We early adopted the provisions of SFAS No. 143 and completed our original analysis of SFAS No. 143 at December 31, 2002 and updated our evaluation at December 31, 2003 and noted no material asset retirement obligations are required.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which we refer to as SFAS No. 144. SFAS No. 144 was effective as of January 1, 2002 and addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. For long-lived assets to be held and used, an impairment exists when the carrying amount of the asset exceeds the estimated undiscounted cash flows. A long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. For 2002, no asset impairment charge was required. In 2003, we recorded a $3.8 million pre-tax loss on the write-down of assets located at our previously closed Albuquerque, New Mexico manufacturing facility, based on an estimate of the net realizable value of the assets.

SFAS No. 144 also established accounting and reporting standards for long-lived assets to be disposed of by sale and broadened the provisions of Accounting Principles Board Opinion No. 30, which we refer to as APB
No. 30, for accounting for discontinued operations to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished from the rest of the entity. While we have no current plans to do so, if we decide in the future to dispose of a component of our company that meets the criteria of SFAS No. 144, that component would be reported as a discontinued operation.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which we refer to as SFAS No. 145. SFAS No. 145 eliminates the requirement of SFAS No. 4 that gains and losses on the early extinguishment of debt be recorded as an extraordinary item unless such gains and losses meet the criteria of APB No. 30 for classification as extraordinary. The rescission of SFAS No. 4 is effective for fiscal years beginning after May 15, 2002. We adopted SFAS No. 145 effective January 1, 2003, which had no immediate effect on our financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which we refer to as SFAS No. 146. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, and concludes that an entity’s commitment to an exit plan does not by itself create a present obligation that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective of initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. As we have no plans at this time for any exit or disposal activities, we believe SFAS No. 146 will not have any immediate effect on our financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which we refer to as FIN 45. FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosures of certain guarantees issued and outstanding. The provisions of FIN 45 apply to guarantee contracts that contingently require the guarantor to make payments (in cash, financial instruments, other assets, shares of stock or provision of services) to the guaranteed party for guarantees such as: a financial standby letter of credit; a market value guarantee on either a financial or nonfinancial asset owned by the guaranteed party; and a guarantee of the collection of the scheduled contractual cash flows from financial assets held by a special-purpose entity. FIN 45 also applies to indemnification contracts and indirect guarantees of indebtedness of others. The requirements of FIN 45 for the initial recognition and measurement of the liability for a guarantor’s obligations are to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. A subsidiary’s guarantee of the debt of its parent is not subject to the initial recognition and measurement provisions of FIN 45 but are subject to its disclosure requirements. At December 31, 2003, we have adopted the disclosure requirements of FIN 45 and have not entered into or modified any guarantees that meet the recognition and measurement provisions of FIN 45.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which we refer to as SFAS No. 150. SFAS No. 150 establishes standards for how an issuer classifies and measures three classes of freestanding financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have not entered into any financial instruments within the scope of SFAS
No. 150 since May 31, 2003, nor do we currently hold any financial instruments within its scope.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” which we refer to as FIN 46R, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” which we refer to as FIN 46, which was issued in January 2003. We are required to apply FIN 46R to variable interests in variable interest entities created after December 31, 2003. At October 3, 2004, we do not have an interest in a variable interest entity, therefore, FIN 46R does not have an impact on our financial condition or results of operations.

In May 2004, the FASB issued FASB Staff Position No. FAS 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”), which we refer to as FSP FAS No. 106-2, which supersedes FSP FAS No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which we refer to as FSP FAS No. 106-1. FSP FAS No. 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 to employers that sponsor postretirement health care plans which provide prescription drug benefits.

FSP FAS 106-2 applies only to sponsors of single-employer defined benefit postretirement health care plans for which (1) the employer has concluded that prescription drug benefits available under the plan to some or all participants, for some or all future years, are “actuarially equivalent” to Medicare Part D and thus quality for the subsidy provided by the Medicare Act, and (2) the expected subsidy will offset or reduce the employer’s share of the cost of the underlying portretirement prescription drug coverage on which the subsidy is based. In addition, FSP FAS 106-2 requires certain disclosures in financial statements regarding the effect of the Medicare Act and the related subsidy on postretirement health obligations and net periodic postretirement benefit cost.

FSP FAS 106-2 is effective for the first interim or annual period beginning after June 15, 2004. As of July 5, 2004, we have adopted FSP FAS No. 106-2 and noted no material impact on the accounting for our postretirement medical and life insurance plan.

Market-Sensitive Instruments and Risk Management

Under the terms of our senior secured revolving credit facility, we are only permitted to enter into investments in highly rated commercial paper, U.S. government backed securities, certain time deposits and hedging arrangements that protect against or mitigate the effect of fluctuations in interest rates, foreign exchange rates or prices of commodities used in our business. At December 31, 2003 and October 3, 2004 we had not entered into any hedging arrangements. See Note 2 to our audited consolidated financial statements contained in this prospectus.

BUSINESS

General

We are a leading national manufacturer and marketer of a broad line of asphalt and polymer based roofing products and accessories for the residential and commercial roofing markets. We also manufacture specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. We believe we are the only major national manufacturer of both residential and commercial roofing materials providing a full range of products and roofing systems for use in roofing installation. We believe, based on unit sales, that we hold the number one or two market position in the United States in each of the asphalt roofing product lines in which we compete, including leadership of the fast growing, premium laminated residential shingle market. We also believe, based on unit sales, that our Timberline® product is the leading brand in the residential roofing market, and our Ruberoid® product is the leading brand in the modified bitumen segment of the commercial roofing market. We believe we are a leader in brand recognition in the roofing industry under our flagship “GAF” trademark.

Since our formation in 1994 through December 31, 2003, our net sales and operating income have increased at a compound annual growth rate, or CAGR, of approximately 11.7% and 13.2%, respectively. Over the past 5 years, over 80% of industry sales of both residential and commercial roofing products were for re-roofing, as opposed to new construction, which we believe reduces our exposure to cyclical downturns in the economy and housing sector. We sell our products through multiple distribution channels with a strong presence in the wholesale, retail, manufactured housing and lumberyard distribution channels. We believe our sales team is one of the largest, best trained and most disciplined in the roofing industry. We also believe our unique contractor programs for both residential and commercial contractors drive an improvement in product mix by encouraging higher margin system sales as well as building contractor loyalty.

We have 27 strategically located manufacturing facilities across the United States, which have provided consistent product quality while maintaining a strong competitive cost position. We operate 17 asphalt roofing manufacturing facilities, two roofing accessory plants, one thermoplastic polyolefin plant, one glass fiber manufacturing plant, two glass mat manufacturing plants, one fiber-cement shingle and siding plant, one liquid roofing membrane and adhesive plant and two attic ventilation and air distribution product plants.

Our products are marketed in three groups: residential roofing, commercial roofing and specialty building products and accessories.

Residential Roofing

We are a leading manufacturer of a complete line of premium residential roofing products. Residential roofing product sales represented approximately 73%, 74% and 73% of our net sales in 2001, 2002 and 2003, respectively. We have improved our sales mix of residential roofing products in recent years by increasing our emphasis on laminated shingles and accessory products, which generally are sold at higher prices with more attractive profit margins than our standard strip shingle products. We believe, based on unit sales, that we are the largest manufacturer of residential roofing shingles in the United States.

Our two principal lines of residential roofing shingles are the Timberline® series and the Sovereign® series. We also produce certain specialty shingles.

The Timberline® Series.

The Timberline® series offers a premium laminated product line that adds dramatic shadow lines and substantially improves the appearance of a roof. The series includes:

•	the Timberline® 30 shingle, a mid-weight laminated architectural shingle, which serves as an economical trade-up for consumers from a 3-tab shingle, with a 30-year limited warranty;
•	the Timberline® Select 40™ shingle, a heavyweight laminated architectural shingle with superior durability and a 40-year limited warranty; and
•	Timberline® Ultra® shingle, a super heavyweight laminated architectural shingle with the maximum durability of the Timberline® series, with a lifetime limited warranty.

The Sovereign® Series.

The Sovereign® series includes:

•	the economical 3-tab Sentinel® shingle, with a 20-year limited warranty;
•	the Royal Sovereign® shingle, a heavier 3-tab shingle, designed to capitalize on the “middle market” for quality shingles, with a 25-year limited warranty; and
•	the Marquis® WeatherMax® shingle, a superior performing heavyweight 3-tab shingle, with a 30-year limited warranty.

Specialty Shingles.

Our specialty asphalt shingles include:

•	the Slateline® shingle, a designer strip shingle, which offers the appearance of slate at a fraction of the cost and reduces labor costs in installation because of its larger size, with a 40-year limited warranty;

•	the Grand Slate™ shingle, a super-heavyweight premium designer shingle, which offers the appearance of slate at a fraction of the cost and reduces labor costs in installation because of its larger size, with a lifetime limited warranty;

•	the Grand Sequoia® shingle, a premium designer shingle, which offers a rugged wood shake appearance and reduces labor costs in installation because of its larger size, with a lifetime limited warranty;

•	the Grand Canyon™ shingle, a premium designer shingle, with the ultimate rugged wood shake appearance, which reduces labor costs in installation because of its larger size, with a lifetime limited warranty;

•	the Country Mansion® shingle, a premium designer shingle, designed for houses with a distinctive rich appearance, which reduces labor costs in installation because of its larger size, with a lifetime limited warranty;

•	the Country Estates™ shingle, a premium designer shingle, with bold outlines, which reduces labor costs in installation because of its larger size, with a lifetime limited warranty; and
•	the Camelot™ shingle, a super-heavyweight premium designer shingle, which offers uncompromising performance and reduces labor costs in installation because of its larger size, with a lifetime limited warranty.

Weather Stopper® Roofing System. In addition to shingles, we supply the major components necessary to install a complete roofing system. Our Weather Stopper® Roofing System begins with Weather Watch® and Stormguard® waterproof underlayments for eaves, valleys and flashings to prevent water seepage between the roof deck and the shingles caused by ice build-up and wind-driven rain. Our Weather Stopper® Roofing System also includes Shingle-Mate® glass reinforced or Leatherback® saturated felt underlayments, Timbertex®, TimberCrest™ and Pacific Ridge™ Hip and Ridge shingles, which are significantly thicker and larger than standard hip and ridge shingles and provide dramatic accents to the slopes and planes of a roof, and the Cobra® Ridge Vent series, which provides attic ventilation.

Commercial Roofing

We believe we are an industry leader in the U.S. commercial roofing market, offering the most complete line of roofing products and accessories used in commercial roofing systems. We are a leader in sales channel distribution, marketing to national specifiers, property owners, leading contractors and architects. We provide extensive contractor and distribution training, which fosters the growth of customer loyalty. We provide customers with entire roofing systems, which we believe are the most extensive in the U.S. commercial roofing market, allowing us to be a “one stop shop” for our customers.

We manufacture a full line of modified bitumen and asphalt built-up roofing products, thermoplastic polyolefin products, liquid applied membrane systems and roofing accessories for use in the application of commercial roofing systems. Commercial roofing represented approximately 22%, 21% and 22% of our net sales in 2001, 2002 and 2003, respectively. We also market, under the EverGuard® trademark, thermoplastic and elastomeric single-ply products. The EverGuard® products address the important and growing single ply segment of the commercial roofing market. The elastomeric products target the price conscious property owners, while the thermoplastic products offer building owners the reliability of heat-welded seams and ENERGY STAR® qualified systems. We believe, based on unit sales, that we are the largest manufacturer of both asphalt built-up roofing products and modified bitumen roofing products in the United States.

We manufacture fiberglass-based felts under the GAFGLAS® and Brai® trademarks, which are made from asphalt impregnated glass fiber mat for use as a component in asphalt built-up roofing systems. Most of our fiberglass based felts are assembled on the roof by applying successive layers of roofing with asphalt and topped, in some applications, with gravel or mineral surfaced sheets. Thermal insulation may be applied beneath the membrane. We also manufacture base sheets, flashings and other roofing accessories for use in these systems; our Topcoat® roofing system, a liquid-applied membrane system designed to protect and waterproof existing roofing systems; and roof maintenance products. In addition, we market insulation products under the EnergyGuard™ brandname, which includes perlite and isocyanurate foam in addition to accessories, such as vent stacks, fasteners and cements and coatings. These products allow us to provide customers with a complete roofing system and the ability to market and sell extended guarantees.

We sell modified bitumen products under the Ruberoid® and Brai® trademarks. Modified bitumen products are used primarily in re-roofing applications or in combination with glass membranes in GAF CompositeRoof™ systems. These products consist of a roofing membrane utilizing polymer-modified asphalt, which strengthens and increases flexibility and is reinforced with a polyester non-woven mat or a glass mat. Modified bitumen systems provide high strength characteristics, such as weatherability, water resistance and labor cost savings due to ease of application.

Specialty Building Products and Accessories

We manufacture and market a variety of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. Specialty building products and accessories represented approximately 5%, 5% and 5% of our net sales in 2001, 2002 and 2003, respectively. These products primarily consist of residential attic ventilation systems and metal and fiberglass air distribution products for the HVAC (heating, ventilating and air conditioning) industry.

Industry Overview

Over the past five years, over 80% of industry sales of both residential and commercial roofing products were for re-roofing, as opposed to new construction. As a result, we believe our exposure and the roofing industry’s exposure to cyclical downturns in the new construction market are substantially lower than for other building material manufacturers which produce, for example, gypsum, wood and cement. We expect that demand for residential re-roofing will continue to increase as the existing housing stock ages and as homeowners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability. We also expect commercial roofing demand to rise as construction of new commercial facilities increases and existing buildings age.

Residential Roofing

The United States residential roofing industry comprises manufacturers of asphalt, tile, wood, slate and metal roofing materials, with asphalt roofing representing approximately 85% of industry residential roofing unit sales in 2003. Residential asphalt roofing materials consist of strip shingles and higher margin, premium laminated shingles, which represented approximately 41% and 59%, respectively, of industry asphalt roofing unit sales in 2003. While total asphalt residential roofing unit sales grew during the past five years (from January 1, 1999 through December 31, 2003) at a CAGR of approximately 2.0%, unit sales of laminated shingles grew at a CAGR of approximately 11.6%. During the same period, sales of strip shingles declined at a CAGR of approximately 7.0%. We expect demand for re-roofing will continue to increase as the existing housing stock ages and as homeowners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability. While we believe that the growth of laminated shingle sales will continue to exceed the growth of the overall residential asphalt roofing market, we have experienced increased competition in this product line.

The principal factors driving residential roofing industry growth include:

Aging housing stock. The median housing unit was constructed in 1968, indicating the median age of the housing stock industry is over 35 years; over 50% of the total housing stock was built prior to 1970.

Existing home sales. Home improvement expenditures are highly correlated to the overall growth in existing home sales. According to a 2003 Harvard Joint Center for Housing Studies, homeowners can expect to recover up to 67% of the cost of roofing replacements.

New home construction. New home construction contributes to approximately 20% of industry demand and will eventually contribute to a growth in resales and, therefore, re-roofing opportunities.

Larger new homes. New homes built in 2003 had a median square footage of 2,126 square feet, compared to 1990 and 1980 when the median home had 1,905 and 1,595 square feet, respectively. Also, the percentage of homes built in 2001 that were larger than 2,400 square feet rose to 38%, up from 35% in 2000 and 28% in 1995.

Increased home ownership rates. Home ownership rates increased to 68% in 2003 as compared to 64% in 1991. This rate is projected to increase to 72% by 2020. We expect that increases in home ownership rates should bring about more maintenance and home improvement expenditures.

Severe weather and energy concerns. Severe weather damages roofing shingles, which requires repair or replacement. Moreover, there are a variety of other factors that encourage homeowners to purchase new roofing shingles, including a desire to reduce energy consumption.

Commercial Roofing

The United States commercial roofing industry comprises manufacturers of asphalt built-up roofing, modified bitumen, thermoplastic and elastomeric single-ply products and other roofing products. We believe approximately 70% of commercial roofing industry membrane unit sales utilize asphalt built-up roofing, modified bitumen products and thermoplastic and elastomeric single-ply products.

Competitive Strengths

We believe our competitive strengths are:

High Quality Products with Strong Brand Names and Leading Market Position

Our brands are well recognized for innovation and quality in the building trade, and we believe they are a distinguishing factor in customer selection. We sell our high-quality products under several brand names using the GAF trademark, including: Timberline®, Sovereign®, Ruberoid®, EverGuard® and Topcoat®, of which certain products within these brands qualify as ENERGY STAR® qualified systems. We believe, based on unit sales, that we hold the number one or two market position in the United States in each of the asphalt roofing product lines in which we compete. We also believe, based on unit sales, that our Timberline® product is the leading brand in the residential roofing market and our Ruberoid® product is the leading brand in the modified bitumen market.

National Sales Force and Distribution System

Our sales and marketing functions are designed to help customers grow their business and provide better service while offering property owners the best and safest choice from our product offerings. We believe we have one of the industry’s largest sales forces. We have a staff of technical professionals who work directly with architects, consultants, contractors and building owners providing support to our sales force, distributors, lumberyards and retailers. We sell our roofing and specialty building products and accessories through our own sales force of approximately 300 experienced, full-time employees and independent sales representatives located across the United States and Canada. A major portion of our roofing product sales are to wholesale distributors and retailers, who resell our products to roofing contractors, builders and property owners. We believe that the wholesale distribution channel represents the principal distribution channel for professionally installed asphalt roofing products. As a result, we believe that our nationwide coverage has contributed to certain of our roofing products being among the most recognized and requested brands in the industry.

Efficient Manufacturing

We believe that our plants are among the most modern and efficient in the industry. We have invested in new property, plant and equipment, principally to increase capacity, modernize facilities and implement process improvements to reduce manufacturing costs. This capital program included the construction of three manufacturing facilities in Shafter, California and Michigan City, Indiana, each in 2000, and Mount Vernon, Indiana, which was completed in 2001. Our Shafter facility provides glass mat used at our roofing manufacturing facilities. Our state-of-the-art manufacturing facility in Michigan City was built to support the growth of the high-end laminated shingle market, primarily in the central United States. We commenced production in 2001 at our thermoplastic polyolefin single-ply roofing facility in Mount Vernon to compete in the high-end growth single-ply market. Our capital program also included the installation of efficient in-line lamination equipment in a number of our roofing plants, as well as the modernization of our glass fiber and glass mat manufacturing facilities.

Strong Management Team

Our senior executive management team has significant company and industry experience. The senior operating team has an aggregate of over 75 years of work experience with BMCA and has extensive knowledge of our company, customers, competitors and the industry. This management team has been instrumental in developing a successful business strategy, and achieving the recent improvements in our operating and financial performance.

Business Strategy

The principal elements of our business strategy are:

Drive Growth through a Contractor Pull-Through Marketing Concept

We have transitioned our sales and marketing strategy to focus on encouraging national specifiers, property owners and leading contractors to request GAF trademark products. Our mission is “to help supportive distributors and contractors build their businesses while offering property owners their best and safest choice.” We have developed a Certified Contractor Program over the past several years through which we provide services, such as customer leads, marketing tools and training to participating contractors which, we believe, will help them grow their businesses. We view these certified contractors as an effective extension of our sales force, which promotes our products and support services (including enhanced available warranty protection) directly to property owners, construction specifiers and architects. Through these programs, our customers become educated regarding the quality and benefits of GAF trademark products and systems. We plan to continue to enhance our programs and develop additional mutually beneficial relationships with our customers, which we believe will continue to drive our growth.

Increase Emphasis on Higher Margin, Premium Products and Systems

One of our strategies to grow net sales and profitability has been to improve our product mix, with a continued emphasis on laminated shingles and premium specialty shingles, which generally sell at higher prices with more attractive profit margins than standard strip shingles. In addition, we use our unique contractor programs to drive an improvement in product mix by encouraging higher margin system sales. This growth has enabled us to increase our premium product mix of residential roofing sales. We expect to continue this strategy to improve product mix by increasing sales of laminated and premium specialty shingles and through the use of our unique contractor and other programs.

Expand Manufacturing Capacity

We plan to expand our manufacturing capacity, with a focus on laminated shingle capacity expansions, in order to support continued market growth. We are committed to meeting the requirements of property owners, contractors and distributors and our capacity expansions will allow us to continue to grow our roofing business and continue to be a reliable supplier for years to come. We are currently expanding laminated capacity at some of our existing plants and on May 7, 2004, we acquired certain assets of a manufacturing facility located in Quakertown, Pennsylvania from Atlas Roofing Corporation for a purchase price of $23.2 million. The Quakertown manufacturing facility provides us with immediate production capacity to keep pace with the growing demand for our products in the North American markets, plus the potential for additional capacity expansion, as well as saturated felt products.

Broaden Product Lines Through Internal Development and Synergistic Acquisitions

We plan to broaden our product lines through internal development and synergistic acquisitions, which are designed to either complement existing product lines, further the geographic reach of our business or increase our market share. We are primarily interested in acquiring businesses which can benefit from our strong national distribution network, manufacturing technology and marketing expertise.

Significant Customers

We sell our products through multiple distribution channels with a strong presence in the wholesale, retail, and manufactured housing and lumberyard distribution channels. During 2003, sales to The Home Depot and American Builders and Contractors Supply Company accounted for approximately 28% of our overall net sales. No other customer accounted for over 10% of our net sales in 2003.

Raw Materials

The major raw materials required for the manufacture of our roofing products are asphalt, mineral stabilizer, glass fiber, glass fiber mat, polyester mat and granules. Asphalt and mineral stabilizer are available from a large number of suppliers on substantially similar terms. We currently have contracts with several of these suppliers and others are available as substitutes. In 2003, prices of most raw materials other than asphalt and energy were relatively stable, rising moderately with general industrial prices, while the increase in the price of asphalt was driven mostly by continued high crude oil prices during 2003 and the residual effect of the petroleum industry strike in Venezuela.

During the first six months of 2003, the petroleum industry strike in Venezuela adversely impacted the asphalt supply and pricing for the U.S. roofing industry; however, during the third and fourth quarters of 2003, these pressures eased, although the cost of asphalt continues to be high relative to historical levels. Due to the strength of our manufacturing operations which allows us to use many types of asphalt together with our ability to secure alternative sources of supply, we do not anticipate that any future disruption in the supply of asphalt will have a material impact on future net sales, although no assurances can be provided in that regard.

To mitigate these and other petroleum-based cost increases, we announced and implemented multiple price increases during 2003. We will attempt to pass on future additional unexpected cost increases from suppliers as needed; however, no assurances can be provided that these price increases will be accepted in the marketplace.

The major raw materials required for the manufacture of our specialty building products and accessories are steel tubes, sheet metal products, aluminum, motors and cartons. These raw materials are commodity-type products, the pricing for which is driven by supply and demand. Prices of other raw materials used in the manufacture of specialty building products and accessories are more closely tied to movements in inflation rates. All of these raw materials are available from a large number of suppliers on substantially similar terms.

Five of our roofing plants have easy access to deep water ports thereby permitting delivery of asphalt by ship, the most economical means of transport. Our Nashville, Tennessee plant manufactures a significant portion of our glass fiber requirements for use in our Chester, South Carolina and Shafter, California plants which manufacture glass fiber mat substrate.

We purchase substantially all of our requirements for colored roofing granules and algae-resistant granules from an affiliate, International Specialty Products Inc., under a long-term requirements contract, except for the requirements of certain of our roofing plants which are supplied by third parties.

Backlog

Our backlog is not significant and is not material to our overall operations.

Seasonal Variations and Working Capital

Sales of roofing and specialty building products and accessories in the northern regions of the United States generally decline during the winter months due to adverse weather conditions. Generally, our inventory practice includes increasing inventory levels in the first and second quarters of each year in order to meet peak season demand in the months of June through November.

Warranty Claims

We provide certain limited warranties covering most of our residential roofing products for periods generally ranging from 20 to 40 years, although certain of our styles provide for a lifetime limited warranty. Although terms of warranties vary, we believe that our warranties generally are consistent with those offered by our competitors with the exception of our unique “Golden Pledge” warranty. We also offer certain limited warranties of varying duration covering most of our commercial roofing products. Most of our specialty building products and accessories provide limited warranties for periods generally ranging from 5 to 10 years, with lifetime limited warranties on certain products. We review the reserves established for estimated probable future warranty claims on a periodic basis.

Competition

The roofing products industry is highly competitive and includes a number of national competitors. These competitors in the residential roofing and accessories markets are Owens-Corning, Tamko, Elkcorp and CertainTeed, and in the commercial roofing market are Johns Manville, Firestone and Carlisle. In addition, there are numerous regional competitors, principally in the commercial roofing market.

Competition is based largely upon products and service quality, distribution capability, price and credit terms. We believe that we are well-positioned in the marketplace as a result of our broad product lines in both the residential and commercial markets, consistently high product quality, strong sales force and national distribution capabilities. As a result of the growth in demand for premium laminated shingles, a number of roofing manufacturers, including our company, have increased their laminated shingle production capacity in recent years. In that regard, on February 9, 2004, we announced plans to build a new high speed, state-of-the-art shingle manufacturing facility to support our continued premium laminated shingle growth in the Northeast and Canadian markets. On May 7, 2004, we acquired certain assets of a manufacturing facility located in Quakertown, Pennsylvania from Atlas Roofing Corporation for a purchase price of $23.2 million. The Quakertown manufacturing facility provides us with immediate production capacity to keep pace with the growing demand for our products in the North American markets, plus the potential for additional capacity expansion, as well as saturated felt products. With the acquisition of the Quakertown manufacturing facility, we have decided we will not construct the new shingle manufacturing facility in the Northeast, as announced on February 9, 2004.

Our specialty building products and accessories business is highly competitive with numerous competitors due to the breadth of the product lines we market. Major competitors include Gibraltar, Southwark, Inc., Lomanco Inc., Standex and Hart & Cooley.

Research and Development

We primarily focus our research and development activities on the development of new products, process improvements and the testing of alternative raw materials and supplies. Our research and development activities, dedicated to residential, commercial and fiberglass products, are located at technical centers in Wayne, New Jersey, Chester, South Carolina and Walpole, Massachusetts. Our research and development expenditures were approximately $5.9, $6.6 and $7.6 million in 2001, 2002 and 2003, respectively.

Patents and Trademarks

At December 31, 2003, we owned or licensed approximately 130 domestic and 130 foreign patents or patent applications. In addition, we owned or licensed approximately 118 domestic and 30 foreign trademark registrations or applications. While we believe the patent protection covering certain of our products to be material to those products, we do not believe that any single patent, patent application or trademark is material to our business or operations. We believe that the duration of the existing patents and patent licenses is consistent with our business needs. See “—Other Litigation.”

Environmental Compliance

Since 1970, federal, state and local authorities have adopted and amended a wide variety of federal, state and local environmental laws and regulations relating to environmental matters. These laws and regulations affect us because of the nature of our operations and that of our predecessor and certain of the substances that are, or have been used, produced or discharged at our or its plants or at other locations. We made capital expenditures of approximately $1.3, $0.7 and $1.9 million in 2001, 2002 and 2003, respectively, relating to environmental compliance. These expenditures are included in additions to property, plant and equipment. We anticipate that aggregate capital expenditures relating to environmental compliance in 2004 and 2005 will be approximately $1.8 and $1.5 million, respectively.

The environmental laws and regulations deal with air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. We believe that our manufacturing facilities comply in all material respects with applicable laws and regulations. Although we cannot predict whether more burdensome requirements will be adopted by governmental authorities in the future, we believe that any potential liability for compliance with the laws and regulations will not materially affect our business, liquidity or financial position. See “—Legal Proceedings—Environmental Litigation.”

Employees

At October 3, 2004, we employed approximately 3,700 people worldwide, approximately 1,200 of which were subject to 14 union contracts. The contracts are effective for four to five year periods. During the nine month period ended October 3, 2004, no contracts expired or were renegotiated. We believe that our relations with our employees and their unions are satisfactory.

Properties

Our corporate headquarters and principal research and development laboratories are located at a 100-acre campus-like office and research park owned by a subsidiary of ISP, at 1361 Alps Road, Wayne, New Jersey 07470. We occupy our headquarters pursuant to our management agreement with ISP. See “Certain Relationships and Related Transactions—Management Agreements.”

We own or lease the principal real properties described below. Unless otherwise indicated, the properties are owned in fee. In addition to the principal facilities listed below, we maintain sales offices and warehouses, substantially all of which are in leased premises under relatively short-term leases.

Location	Facility

Alabama
Mobile	Plant, Warehouse*
California
Fontana	Plant, Regional Sales Office
Hollister	Plant, Plant*
Shafter	Plant
Stockton	Plant, Plant, Warehouses*
Florida
Tampa	Plant, Regional Sales Office
Georgia
Atlanta	Sales Office*
Savannah	Plant
Indiana
Mount Vernon	Plant, Plant
Michigan City	Plant
Illinois
Romeoville	Regional Sales Office*
Maryland
Baltimore	Plant, Warehouse
Massachusetts
Millis	Plant, Warehouse*
Walpole	Plant*, Research Center*
Minnesota
Minneapolis	Plant, Warehouse
Mississippi
Purvis	Plant*
New Jersey
North Branch	Plant, Warehouses*
North Brunswick	Regional Sales Office*, Warehouse*
Swedesboro	Regional Sales Office*
Wayne	Headquarters*, Corporate Administrative Offices*, Research Center*
North Carolina
Burgaw	Plant
Goldsboro	Plant, Warehouse*
Ohio
Wadsworth	Plant*
Pennsylvania
Erie	Plant, Warehouse*
Quakertown	Plant
Wind Gap	Plant
South Carolina
Chester	Plant, Research Center
Tennessee
Nashville	Plant, Quality Control Center*
Texas
Addison	Regional Sales Office*
Dallas	Plant, Warehouses*
Port Arthur

*	Leased Property

In addition to the foregoing list, we have two manufacturing facilities in Port Arthur, Texas and Albuquerque, New Mexico that are currently closed. We believe that our plants and facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained, are in good condition, are suitable for their respective operations and generally provide sufficient capacity to meet production requirements. Due to the seasonality of our business, our production facilities generally run at full capacity during the months necessary to meet our peak seasonal operating demands. Each plant has adequate transportation facilities for both raw materials and finished products. In 2003, we made capital expenditures of $43.3 million relating to property, plant and equipment.

Corporate Structure

We were incorporated under the laws of Delaware in 1994 and are a wholly-owned subsidiary of BMCA Holdings Corporation, which is a wholly-owned subsidiary of G-I Holdings Inc. In 1994, we acquired the operating assets and certain liabilities of GAF Building Materials Corporation, whose name has changed to G-I Holdings Inc. G-I Holdings Inc. is a wholly-owned subsidiary of G Holdings Inc. Samuel J. Heyman beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act) 100% of G Holdings. We do business under the name “GAF Materials Corporation.”

To facilitate administrative efficiency, effective October 31, 2000, GAF Corporation, our former indirect parent, merged into its direct subsidiary, G-I Holdings Inc. G-I Holdings Inc. then merged into its direct subsidiary, G Industries Corp., which in turn merged into its direct subsidiary, GAF Fiberglass Corporation. In that merger, GAF Fiberglass Corporation changed its name to GAF Corporation. Effective November 13, 2000, GAF Corporation, formerly known as GAF Fiberglass Corporation, merged into its direct subsidiary, GAF Building Materials Corporation, whose name was changed in the merger to G-I Holdings Inc. G-I Holdings Inc. is now our indirect parent and our direct parent is BMCA Holdings Corporation. We refer to G-I Holdings Inc. and any and all of its predecessor corporations, including GAF Corporation, G-I Holdings Inc., G Industries Corp., GAF Fiberglass Corporation and GAF Building Materials Corporation in this prospectus as “G-I Holdings.”

On January 5, 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey in Newark, New Jersey due to its asbestos-related bodily injury claims relating to the inhalation of asbestos fiber. We refer to these claims in this prospectus as “Asbestos Claims.” G-I Holdings, the successor to GAF Corporation by merger, is a privately-held holding company and we are its only operating subsidiary. We are not included in the bankruptcy filing.

Legal Proceedings

Asbestos Bodily Injury Claims. In connection with our formation, we contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber (“Asbestos Claims”) of our parent, G-I Holdings. As of March 30, 1997, we paid all of our assumed asbestos-related liabilities. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to Asbestos Claims. Most asbestos claimants do not specify the amount of damages sought. This Chapter 11 proceeding remains pending.

Claimants in the G-I Holdings’ bankruptcy, including judgment creditors, might seek to satisfy their claims by asking the bankruptcy court to require the sale of G-I Holdings’ assets, including its holdings of BMCA Holdings Corporation’s common stock and its indirect holdings of our common stock. Such action could result in a change of control of our company. In addition, those creditors may seek to file Asbestos Claims against our company (with approximately 1,900 Asbestos Claims having been filed against us as of October 3, 2004). We believe that we will not sustain any liability in connection with these or any other asbestos-related claims. On February 2, 2001, the United States Bankruptcy Court for the District of New Jersey issued a temporary restraining order enjoining any existing or future claimant from bringing or prosecuting an Asbestos Claim against us. By oral opinion on June 22, 2001, and written order entered February 22, 2002, the court converted the temporary restraints into a preliminary injunction prohibiting the bringing or prosecution of any such Asbestos Claim against us. On February 7, 2001, G-I Holdings filed an action in the United States Bankruptcy Court for the District of New Jersey seeking a declaratory judgment that BMCA has no successor liability for Asbestos Claims against G-I Holdings and that it is not the alter ego of G-I Holdings (the “BMCA Action”). On May 13, 2003, the United States District Court for the District of New Jersey overseeing the G-I Holdings’ Bankruptcy Court withdrew the reference of the BMCA Action from the Bankruptcy Court, and this matter will be heard by the District Court directly. The BMCA Action is in a pretrial discovery stage and no trial date has been set by the court. As a result, it is not possible to predict the outcome of this litigation, although we believe our claims are meritorious. While we cannot predict whether any additional Asbestos Claims will be asserted against us or our assets, or the outcome of any litigation relating to those claims, we believe that we have meritorious defenses to any claim that we have asbestos-related liability, although there can be no assurances in this regard.

Actions Relating to G-I Holdings’ Bankruptcy. On or about February 8, 2001, the creditors’ committee established in G-I Holdings’ bankruptcy case filed a complaint in the United States Bankruptcy Court, District of New Jersey against G-I Holdings and us. The complaint requests substantive consolidation of us with G-I Holdings or an order directing G-I Holdings to cause us to file for bankruptcy protection. We and G-I Holdings intend to vigorously defend the lawsuit. The plaintiffs also filed for interim relief absent the granting of their requested relief described above. On March 21, 2001, the bankruptcy court denied plaintiffs’ application for interim relief. In November 2002, the creditors’ committee, joined in by the legal representative of future demand holders, filed a motion for appointment of a trustee in the G-I Holdings’ bankruptcy. In December 2002, the bankruptcy court denied the motion. The creditors’ committee appealed the ruling to the United States District Court, which denied the appeal on June 27, 2003. The creditors’ committee appealed the denial to the Third Circuit Court of Appeals, which denied the appeal on September 24, 2004. The creditors’ committee filed a petition with the Third Circuit Court of Appeals for a rehearing of its denial of the creditors’ committee’s appeal, which was denied by the Court on October 26, 2004.

On February 27, 2004, the creditors’ committee, joined in by the legal representative, filed a motion to modify the preliminary injunction and to seek authority by the bankruptcy court to file an action seeking to avoid, on various grounds, certain liens granted in connection with the financing obtained by us in December, 2000. G-I Holdings and we have opposed the motion and a hearing on the motion was held by the bankruptcy court on March 29, 2004. By opinion dated June 8, 2004, the court granted the motion in part and denied it in part. On July 7, 2004, the creditors’ committee filed a claim challenging, as a fraudulent conveyance, the transactions entered into in connection with our formation in 1994, in which G-I Holdings caused to be transferred to our company all of its roofing business and assets and in which we assumed certain liabilities relating to those assets, including a specified amount of asbestos liabilities (the “1994 transaction”). In addition, on July 7, 2004, the creditors’ committee filed a claim against holders of BMCA’s bank and bond debt outstanding in 2000, seeking to avoid the liens granted to them, based on the committee’s theory that the 1994 transaction was a fraudulent conveyance. On August 3, 2004, the creditors’ committee filed an amended complaint adding the names of additional alleged bondholders. On July 20, 2004, the creditors committee appealed the court’s decision, issued on June 8, 2004, seeking the authority to file a lawsuit against the banks and bondholders discussed above, challenging the liens granted to them in 2000 as a fraudulent conveyance and are appealing, among other things, certain adverse rulings relating to statute of limitation issues. This appeal remains pending before the District Court.

On August 3, 2004, the creditors’ committee filed a motion with the bankruptcy court seeking to impose certain conditions on the redemption of the 2006 Notes, or in the alternative, temporarily enjoin the Company from satisfying such redemption. On August 5, 2004, the bankruptcy court, having previously ruled on June 8, 2004, that the redemption could proceed without restriction, refused to impose any conditions on the redemption or to enjoin, on a preliminary basis, the Company from repaying the 2006 Notes pursuant to the July 26, 2004 call notice, or from purchasing any of its Senior Notes on the open market. The committee subsequently withdrew its motion as being moot, and the redemption of the 2006 Notes concluded on August 26, 2004.

We believe that the claims are without merit. However, if we are not successful defending against one or more such claims, we may be forced to file for bankruptcy protection and/or contribute all or a substantial portion of our assets to satisfy the claims of G-I Holdings’ creditors. Either of these events, or the substantive consolidation of G-I Holdings and BMCA, would weaken our operations and cause us to divert a material amount of our cash flow to satisfy the asbestos claims of G-I Holdings, and may render us unable to pay interest or principal on our credit obligations, including the notes.

Asbestos-in-Building Claims. G-I Holdings has also been named as a co-defendant in asbestos-in-buildings cases for economic and property damage or other injuries based upon an alleged present or future need to remove asbestos containing materials from public and private buildings. We refer to the asbestos-in-building claims as the “Building Claims.” Most Building Claims do not seek to recover an amount of specific damages. Since these actions were first initiated approximately 20 years ago, G-I Holdings has not only successfully disposed of approximately 145 of these cases, but is a co-defendant in only three remaining lawsuits, one of which has been dormant. These actions have been stayed as to G-I Holdings pursuant to the G-I Holdings’ bankruptcy case. No new Building Claims were filed in 2003. We have not assumed any liabilities with respect to Building Claims, and believe we will not sustain any liability in connection with such claims.

Insurance Matters. In October 1983, G-I Holdings filed a lawsuit in Los Angeles, California Superior Court against its past insurance carriers to obtain a judicial determination that those carriers were obligated to defend and indemnify it for Building Claims. G-I Holdings is seeking declaratory relief as well as compensatory damages. This action is presently in the pre-trial pleading stage. The parties have agreed to hold this action in abeyance pending developments in the Building Claims. Because this litigation is in early stages and evidence and interpretations of important legal questions are presently unavailable, it is not possible to predict the future of this litigation.

In all the Building Claims, which are presently stayed as to G-I Holdings as a result of the G-I Holdings’ bankruptcy filing, G-I Holdings’ defense costs have been paid by one of its primary carriers. While G-I Holdings expects that this primary carrier will continue to be obligated to defend and indemnify G-I Holdings, this primary carrier has reserved its rights to later refuse to defend and indemnify G-I Holdings and to seek reimbursement for some or all of the fees paid to defend and resolve the Building Claims.

Environmental Litigation

We, together with other companies, are a party to a variety of proceedings and lawsuits involving environmental matters under the Comprehensive Environmental Response Compensation and Liability Act, and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or remedial obligations are imposed, a number of which are in the early stages or have been dormant for protracted periods. We refer to these proceedings and lawsuits below as “Environmental Claims.” Most of the Environmental Claims do not seek to recover an amount of specific damages.

In connection with our formation, we contractually assumed all environmental liabilities of G-I Holdings relating to existing plant sites and our business as then conducted. The estimates referred to below reflect those environmental liabilities assumed by us and our other environmental liabilities. The environmental liabilities of G-I Holdings we did not assume relate primarily to closed manufacturing facilities. G-I Holdings estimates that, as of December 31, 2003, its liability in respect of the environmental liabilities of G-I Holdings not assumed by us was approximately $9.8 million, not accounting for any possible reduction of liability as a result of the G-I Holdings’ bankruptcy, before insurance recoveries reflected on its balance sheet of $10.0 million. We estimate our liability as of December 31, 2003, in respect of assumed and other environmental liabilities is $1.5 million, and expect insurance recoveries, as discussed below, of $1.3 million. Insurance recoveries reflected on these balance sheets relate to both past expenses and estimated future liabilities. We refer to these recoveries below as “estimated recoveries.”

At most sites, we anticipate that liability will be apportioned among the companies found to be responsible for the presence of hazardous substances at the site. Although it is difficult to predict the ultimate resolution of these claims, based on our evaluation of the financial responsibility of the parties involved and their insurers, relevant legal issues and cost sharing arrangements now in place, we estimate that our liability in respect of all Environmental Claims, including certain environmental compliance expenses, will be as discussed above. While we cannot predict whether adverse decisions or events can occur in the future, in the opinion of management, the resolution of such matters should not be material to our business, liquidity, results of operations, cash flows or financial position. However, adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages, and the liability and the financial responsibility of our insurers and of the other parties involved at each site and their insurers, could cause us to increase our estimate of our liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

After considering the relevant legal issues and other pertinent factors, we believe that it is probable we will receive the estimated recoveries and the legal expenses incurred by G-I Holdings on our behalf. We also believe that we are entitled to substantially full defense and indemnity under our insurance policies for most

Environmental Claims, although our insurers have not affirmed a legal obligation under the policies to provide indemnity for those claims.

In June 1997, G-I Holdings commenced litigation on behalf of itself and its predecessors, successors, subsidiaries and related corporate entities in the Superior Court of New Jersey, Somerset County, seeking amounts substantially in excess of the estimated recoveries. This action was removed to the United States Bankruptcy Court for the District of New Jersey in February 2001, in conjunction with the G-I Holdings’ bankruptcy case. In November 2002, the parties agreed to have the action remanded to the Superior Court of New Jersey, Somerset County where it is pending. While we believe that our claims are meritorious, there can be no assurance that we will prevail in our efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

We believe that we will not sustain any liability for environmental liabilities of G-I Holdings other than those that we have contractually assumed or that relate to the operations of our business. While we cannot predict whether any claims for non-assumed environmental liabilities will be asserted against us or our assets, or the outcome of any litigation relative to those claims, we believe that we have meritorious defenses to those claims.

Other Litigation

On or about April 29, 1996, an action was commenced in the Circuit Court of Mobile County, Alabama against G-I Holdings on behalf of a purported nationwide class of purchasers of, or current owners of, buildings with certain asphalt shingles manufactured by G-I Holdings and affiliated entities. The action alleged, among other things, that those shingles were defective and sought unspecified damages on behalf of the purported class. On September 25, 1998, we agreed to settle this litigation on a national, class-wide basis for asphalt shingles manufactured between January 1, 1973 and December 31, 1997. Following a fairness hearing, the court granted final approval of the class-wide settlement in April 1999. Under the terms of the settlement, we will provide property owners whose shingles were manufactured during this period and which suffer certain damages during the term of their original warranty period, and who file a qualifying claim, with an opportunity to receive certain limited benefits beyond those already provided in their existing warranty.

In October 1998, G-I Holdings brought suit in the Superior Court of New Jersey—Middlesex County, on our behalf, against certain of its insurers for recovery of the defense costs in connection with the Mobile County, Alabama class action and a declaration that the insurers are obligated to provide indemnification for all damages paid pursuant to the settlement of this class action and for other damages. This action is pending.

On or about February 17, 2004, litigation was commenced against us in the United States District Court for the Eastern District of Pennsylvania by CertainTeed Corporation alleging patent infringement in connection with certain of our products representing less than 5% of our net sales. No specific amount of damages have been sought in this litigation. We intend to defend ourselves vigorously in this matter, have denied CertainTeed’s claims and have filed counterclaims against CertainTeed for patent infringement, violations of the antitrust laws and for trade libel. Although this matter is in its preliminary stages and there can be no assurances made, we believe that CertainTeed’s claims are without merit and will not have a material adverse effect on us. In addition, although our counterclaims against CertainTeed are in their preliminary stages and there can be no assurances made, we believe our counterclaims are meritorious.

The cases described above under “Environmental Litigation,” “Legal Proceedings—Asbestos-in-Building Claims” and “Other Litigation” generally do not seek only specific amounts of damages, but rather seek all damages from whatever claims are asserted. We believe that the ultimate disposition of the cases, however, will not, individually or in the aggregate, have a material adverse effect on the Company’s liquidity, financial position or results of operations.

Tax Claim Against G-I Holdings

On September 15, 1997, G-I Holdings received a notice from the Internal Revenue Service or the IRS, of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhône-Poulenc Surfactants and Specialties, L.P. or the surfactants partnership, a partnership in which G-I Holdings held an interest. G-I Holdings has advised us that it believes that it will prevail in this tax matter arising out of the surfactants partnership, although there can be no assurance in this regard. We believe that the ultimate disposition of this matter will not have a material adverse effect on our business, financial position or results of operations. On September 21, 2001, the IRS filed a proof of claim with respect to such deficiency against G-I Holdings in the G-I

Holdings’ bankruptcy. If such proof of claim is sustained, we and/or certain of our subsidiaries together with G-I Holdings and several current and former subsidiaries of G-I Holdings would be severally liable for a portion of those taxes and interest. G-I Holdings has filed an objection to the proof of claim. If the IRS were to prevail for the years in which we and/or certain of our subsidiaries were part of the G-I Holdings Group, we would be severally liable for approximately $40.0 million in taxes plus interest, although this calculation is subject to uncertainty depending upon various factors including G-I Holdings’ ability to satisfy its tax liabilities and the application of tax credits and deductions.

MANAGEMENT

The following are the name, age and respective positions of our directors and executive officers.

Name	Age	Position

William W. Collins	54	Chief Executive Officer, President and Director
Robert B. Tafaro	54	Executive Vice President, Roofing
		and Director
David A. Harrison	48	Senior Vice President-Marketing, Contractor Services and
		Corporate Development and Director
John F. Rebele	49	Senior Vice President, Chief Financial Officer and Director
Kenneth E. Walton	48	Senior Vice President-Operations and Director
Richard A. Weinberg	45	Executive Vice President, General Counsel and Secretary
Susan B. Yoss	46	Senior Vice President

Set forth below is a description of the backgrounds, including business experience over the past five years, for each of our directors and executive officers. There are no family relationships that exist between any of our directors or executive officers. Under our bylaws, our officers are elected by the Board of Directors and hold office until their respective successors are duly elected and qualified. As used in this section, “ISP” refers to International Specialty Products Inc.

William W. Collins — Mr. Collins has been President and Chief Executive Officer of BMCA and some of our subsidiaries since September 2000 and a director of these companies for more than five years. He was President and Chief Operating Officer of the same companies from February 2000 to September 2000 and was Executive Vice President and Chief Operating Officer of these companies from July 1999 to February 2000. For more than five years, Mr. Collins also has been a director of G-I Holdings, a corporation that filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2001, due to its Asbestos Claims.

Robert B. Tafaro — Mr. Tafaro has been a director of BMCA and some of our subsidiaries since September 2000 and Executive Vice President, Roofing of BMCA and some of our subsidiaries since February 2005. He was previously Senior Vice President and General Manager-Roofing Systems Sales of BMCA and some of our subsidiaries from October 2003 to February 2004. He was Senior Vice President and General Manager-Residential Systems of BMCA and some of our subsidiaries from July 2000 to October 2003. He was Vice President-Marketing and Sales, Commercial Roofing Products of us and some of our subsidiaries from November 1997 to July 2000.

David A. Harrison — Mr. Harrison has been a director of BMCA and some of our subsidiaries since September 2000. He also has been Senior Vice President-Marketing, Contractor Services and Corporate Development of BMCA and some of our subsidiaries since July 2000. He has also served as President of GAF Materials Corporation (Canada) since July 2000. Mr. Harrison was Vice President-Corporate Marketing and Development of BMCA and some of our subsidiaries from November 1999 to July 2000.

John F. Rebele — Mr. Rebele has been a director of BMCA since January 2001 and of BMCA’s subsidiaries since March 2001. He also has been Senior Vice President and Chief Financial Officer of BMCA and some of our subsidiaries since December 2001 and was Vice President and Chief Financial Officer of the same companies from January 2001 to December 2001. He was Vice President-Finance of BMCA and some of our subsidiaries from March 1998 to January 2001.

Kenneth E. Walton — Mr. Walton has been a director of BMCA and some of our subsidiaries since September 2000. He also has been Senior Vice President-Operations of BMCA and some of our subsidiaries since July 2000. He was Vice President-Residential Operations of BMCA from March 1999 to July 2000.

Richard A. Weinberg — Mr. Weinberg has been Executive Vice President, General Counsel and Secretary of BMCA and our subsidiaries for more than five years. Since September 2000, he has been Chief Executive Officer, President, General Counsel and Secretary of G-I Holdings, a corporation that filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2001, due to its Asbestos Claims, and previously served as Executive Vice President, General Counsel and Secretary of G-I Holdings and its subsidiaries from May 1998 to September 2000. Mr. Weinberg has served as a director of G-I Holdings for more than five years. He also has been Executive Vice President, General Counsel and Secretary of ISP and its subsidiaries for more than five years and a director of ISP since December 2003.

Susan B. Yoss — Ms. Yoss has been Senior Vice President of BMCA and its subsidiaries since August 2001 and was Senior Vice President and Treasurer of the same companies from July 1999 to August 2001. For more than five years she has been Senior Vice President, Chief Financial Officer and Treasurer of G-I Holdings, a corporation that filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2001, due to its Asbestos Claims. Ms. Yoss has served as Executive Vice President-Finance and Treasurer of ISP and some of its subsidiaries since September 2000, was previously Senior Vice President and Treasurer of ISP from July 1999 to September 2000.

Audit Committee Financial Expert

Our Board of Directors does not, nor is it required to have, an audit committee and therefore is not required to determine anyone to be an audit committee financial expert.

Code of Ethics

All of our employees, including our principal executive officer, principal financial officer, principal accounting officer and the persons performing similar functions, are required to abide by our code of ethics and business conduct policies to ensure that our business is conducted in a consistently legal and ethical manner. We intend to disclose any changes in or waivers from our code of ethics by filing a current report on Form 8-K with the Securities and Exchange Commission. We will provide to any person, without charge, upon request, a copy of our code of ethics by writing to: the Corporate Secretary, Building Materials Corporation of America, 1361 Alps Road, Wayne, New Jersey 07470.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and the four other most highly compensated executive officers as of December 31, 2004. The salaries and other compensation of Mr. Weinberg and Ms. Yoss for services provided by them to our company are paid by ISP in accordance with a management agreement between ISP and our company. See Note (7) to the table below and “Certain Relationships and Related Transactions.”

	Annual Compensation (7)

					Other Annual	All Other
Name and Principal Position	Year	Salary	Bonus(1)		Compensation	Compensation

William W. Collins	2004	$417,687	$ —		$ —	$19,683(2)
Chief Executive Officer	2003	407,500	775,000		—	21,562(2)
and President	2002	355,417	650,000		—	21,562(2)
Robert B. Tafaro	2004	$324,450	$ —		$ —	$19,683(3)
Executive Vice President, Roofing	2003	288,083	300,000	(3)	—	21,562(3)
	2002	264,556	200,000		—	21,461(3)
John F. Rebele	2004	$272,950	$ —		$ —	$18,179(4)
Senior Vice President and	2003	236,917	245,000	(4)	—	18,917(4)
Chief Financial Officer	2002	216,250	200,307	(4)	—	18,537(4)
David A. Harrison	2004	$268,331	$ —		$ —	$18,179(5)
Senior Vice President	2003	258,010	155,000		—	19,260(5)
Marketing, Contractor Services	2002	247,372	149,734		—	19,192(5)
and Corporate Development
Kenneth E. Walton	2004	$230,308	$ —		$ —	$17,885(6)
Senior Vice President -	2003	221,450	150,000	(6)	—	18,667(6)
Operations	2002	208,762	156,902	(6)	—	18,391(6)

(1)	Bonus amounts are payable pursuant to BMCA’s Executive Incentive Compensation Program with the exception of Mr. Collins with respect to his bonus amount, which is payable pursuant to the executive compensation plan. Bonus amounts for 2004 have not been determined at this time.

(2)	Included in “All Other Compensation” for Mr. Collins are: $14,850, $14,500 and $14,500 representing our contribution under the 401(k) plan in 2004, 2003 and 2002, respectively; $3,192, $4,902 and $4,902 for the premiums paid by us for a life insurance policy in 2004, 2003 and 2002, respectively; and $1,641, $2,160 and $2,160 for the premiums paid by us for a long-term disability policy in 2004, 2003 and 2002, respectively.

(3)	Included in “Bonus” for Mr. Tafaro is $113,236 representing a special bonus award in 2003. Included in “All Other Compensation” for Mr. Tafaro are: $14,850, $14,500 and $14,500 representing our contribution under the 401(k) plan in 2004, 2003 and 2002, respectively; $3,192, $4,902 and $4,833 for the premiums paid by us for a life insurance policy in 2004, 2003 and 2002, respectively; and $1,641, $2,160 and $2,128 for the premiums paid by us for a long-term disability policy in 2004, 2003 and 2002, respectively.

(4)	Included in “Bonus” for Mr. Rebele is $87,337 and $41,673 representing special bonus awards for 2003 and 2002, respectively. Included in “All Other Compensation” for Mr. Rebele are: $14,600, $14,250 and $14,250 representing our contribution under the 401(k) plan in 2004, 2003 and 2002, respectively; $1,938, $2,651 and $2,431 for the premiums paid by us for a life insurance policy in 2004, 2003 and 2002 respectively; and $1,641, $2,016 and $1,856 for the premiums paid by us for a long-term disability policy in 2004, 2003 and 2002, respectively.

(5)	Included in “All Other Compensation” for Mr. Harrison are: $14,600, $14,250 and $14,250 representing our contribution under the 401(k) plan in 2004, 2003 and 2002, respectively; $1,938, $2,850 and $2,812 for the premiums paid by us for a life insurance policy in 2004, 2003 and 2002, respectively; and $1,641, $2,160 and $2,130 for the premiums paid by us for a long-term disability policy in 2004, 2003 and 2002, respectively.

(6)	Included in “Bonus” for Mr. Walton is $16,968 and $5,318 representing special bonus awards in 2003 and 2002, respectively. Included in “All Other Compensation” for Mr. Walton are: $14,600, $14,250 and $14,250 representing our contribution under the 401(k) plan in 2004, 2003 and 2002, respectively; $1,778, $2,507 and $2,346 for the premiums paid by us for a life insurance policy in 2004, 2003 and 2002, respectively; and $1,507, $1,910 and $1,795 for the premiums paid by us for a long-term disability policy in 2004, 2003 and 2002, respectively.

(7)	The salary and other compensation of Mr. Weinberg and Ms. Yoss are paid by ISP pursuant to our management agreement with ISP, except that we granted to Mr. Weinberg options to purchase 6,453 shares of our redeemable convertible preferred stock in 1999. In 2001, Mr. Weinberg converted these options to 2,500 incentive units, see “Long-Term Incentive Plan.” In addition, in 2002 and 2003, Mr. Weinberg exercised approximately 1,500 and 500 units, respectively, and received $60,178 and $41,783, respectively. No allocation of compensation for services to us is made pursuant to the management agreement, except that we reimbursed ISP $500,000 and $500,000 for Mr. Weinberg and $300,000 and $300,000 for Ms. Yoss for 2003 and 2002, respectively, under the management agreement in respect of bonus amounts earned in connection with services performed by them for us during those years. Bonus amounts for 2004 for Mr. Weinberg and Ms. Yoss have not been determined at this time. In addition, we reimburse ISP, through payment of the management fees payable under the management agreement, for the estimated costs ISP incurs for providing the services of these officers. See “Certain Relationships and Related Transactions - Management Agreement.”

Long-Term Incentive Plan

The following table sets forth information on awards granted to the executive officers named in the Summary Compensation Table above during 2004 under our 2001 Long-Term Incentive Plan.

2001 Long-Term Incentive Plan — Awards in 2004
		Number of	Performance
		Shares,	or Other
		Units or	Period Until	Estimated Future Payouts Under
	Date of	Other	Maturation	Non-Stock Price-Based Plans
Name	Grant	Rights(1)	or Payout(1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(3)

William W. Collins	1/04	2,000	—	300.00	—	—
Robert B. Tafaro	1/04	1,700	—	300.00	—	—
John F. Rebele	1/04	1,300	—	300.00	—	—
David A. Harrison	1/04	1,100	—	300.00	—	—
Kenneth E. Walton	1/04	1,100	—	300.00	—	—

(1)	Effective December 31, 2000, we adopted our 2001 Long-Term Incentive Plan. The Plan provides long-term compensation to employees and key management personnel based on BMCA’s book value (as defined in the plan). Our 2001 Long-Term Incentive Plan authorizes the grant of incentive units to eligible employees. Our 2001 Long-Term Incentive Plan is administered by a committee appointed by our board of directors. The number of incentive units granted is determined by the committee in its sole discretion. Generally, incentive units vest cumulatively, in 20% increments over five years, except that incentive units granted in exchange for preferred stock options retain the vested status and vesting schedule of the options exchanged. The committee may, in its sole discretion, however, grant incentive units with any vesting schedule, other than that normally provided in the 2001 Long-Term Incentive Plan. Vesting will end upon the termination of an employee’s employment with us or any subsidiary for any reason. Incentive units generally are exercisable for a period of six years from the date of grant. If, after a change in control of BMCA (as defined), an employee’s employment is terminated by us for any reason other than Good Cause (as defined), as a result of death or permanent disability, or by the employee for Good Reason (as defined), all incentive units will become fully and immediately vested and payable in cash.

(2)	Set forth under the “Threshold” column is the initial value (as defined) per unit at which the respective incentive units were granted. The value of incentive units is determined at the end of each fiscal quarter based on our book value at that date less book value as of the date of grant divided by 1,000,010. Our 2001 Long-Term Incentive Plan will terminate five years after its effective date of December 2000, unless terminated sooner by the committee. The committee, in its sole discretion, may grant incentive units with an Initial Value that is less than the Initial Value of such incentive units as normally determined under the 2001 Long-Term Incentive Plan.

(3)	Upon exercise of an incentive unit, a participant will receive in cash the excess, if any, of the value of such incentive unit as of the relevant valuation date on or, in the event of an exercise between valuation dates, immediately preceding the exercise date, over the initial value of such incentive unit, subject to all appropriate withholdings. Accordingly, the dollar value of future payouts is not readily ascertainable.

Employment Security Agreements

In June 2001, we entered into employment security agreements with certain of our executive officers and key personnel, including Messrs. Collins, Tafaro, Harrison, Rebele and Walton, in an effort to retain these individuals as well as provide security to us and the executives and to provide for continuity of management in the event of a change in control. The agreements have no expiration date and provide for a single-sum payment consisting of two to three times salary and bonus and related benefits if employment is terminated or a change in employment responsibilities occurs within a thirty-six month period following the change in control event. At December 31, 2003, the aggregate value of the security agreements related to the above named individuals was $5.4 million, which excludes the cost of medical benefits and amounts due under the 2001 Long-Term Incentive Plan. In addition, in 2003, irrevocable letters of credit were issued in support of the employment security agreements.

A change in control, as defined in the agreements, would occur when (1) the Heyman Group (as described below) ceases to be the beneficial owner, directly or indirectly, of a majority voting power of the voting stock of BMCA, (2) the transfer or sale of a substantial portion of the property of BMCA in any transaction or series of transactions to any entity or entities other than an entity of which the Heyman Group owns at least 80% of such entity’s capital stock or beneficial interest or (3) any person or entity, other than the Heyman Group, assumes, without the consent of the Heyman Group, management responsibilities for the affairs of G-I Holdings or any subsidiary thereof. The filing of the Chapter 11 case by G-I Holdings did not constitute a change in control but a change in control could occur in the future depending on the outcome of the bankruptcy proceeding.

Under the agreements, the “Heyman Group” means (1) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (2) any entity controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors. Also for purposes of this section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Compensation of Directors

Our directors do not receive any additional compensation for their services as directors.

Compensation Committee Interlocks and Insider Participations

We do not have a separate compensation committee. Compensation policies are established by our board of directors, each member of which is also one of our executive officers. See “Certain Relationships and Related Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 3, 2005, 100% of our outstanding shares of Class A common stock were owned of record by BMCA Holdings Corporation.

The following table sets forth information with respect to the ownership of our common stock, as of February 3, 2005, by each other person known to us to own beneficially more than 5% of the common stock outstanding on that date and by all of our directors and executive officers as a group.

Amount and
		Nature of		Total
		Beneficial	Percent	Voting
Title of Class	Name and Address of Beneficial Owner(1)	Ownership	of Class	Power

Class A Common Stock	Samuel J. Heyman	1,015,010(2)	100.0%	100.0%
All directors and executive officers
	as a group (7 persons)	—	—	—

(1)	The business address for Mr. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

(2)	The number of shares shown as being beneficially owned (as defined in Rule 13d-3 of the Exchange Act) by Mr. Heyman attributes ownership of the shares of our common stock owned by BMCA Holdings Corporation, an indirect wholly-owned subsidiary of G Holdings, to Mr. Heyman. As of February 3, 2005, Mr. Heyman beneficially owned (as defined in Rule 13d-3 of the Exchange Act) approximately 99% of the capital stock of G Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

Pursuant to a management agreement, a subsidiary of ISP (of which Samuel J. Heyman beneficially owns, as defined in Rule 13d-3 of the Exchange Act, approximately 100%), provides some general management, administrative, legal and facilities services to us, including the use of our headquarters in Wayne, New Jersey. We were charged approximately $6.1 and $6.2 million in 2002 and 2003, respectively for these services under the management agreement, inclusive of the services provided to G-I Holdings. These charges consist of management fees and other reimbursable expenses attributable to us, or incurred by ISP for our benefit. They are based on an estimate of the costs ISP incurs to provide those services. The management agreement was amended during the first quarter of 2004 to adjust the management fees payable under the agreement and to extend the term of the agreement effective January 1, 2004 through December 31, 2004. The management agreement also provides that we are responsible for providing management services to G-I Holdings and some of its subsidiaries and that G-I Holdings pay to us a management fee for these services. The aggregate amount paid by G-I Holdings to us for services rendered under the management agreement in each of 2002 and 2003 was approximately $0.8 million. We also allocate a portion of the management fees payable by us under the management agreement to separate lease payments for the use of our headquarters. Based on the services provided in 2003 under the management agreement, the aggregate amount to be paid by us to ISP under the management agreement for 2004, inclusive of the services provided to G-I Holdings, will be approximately $5.5 million. Some of our executive officers receive their compensation from ISP. ISP is indirectly reimbursed for this compensation through payment of the management fee and other reimbursable expenses payable under the management agreement.

Due to the unique nature of the services provided under the management agreements, comparisons with third party arrangements are difficult. However, we believe that the terms of the management agreement taken as a whole are no less favorable to us than could be obtained from an unaffiliated third party.

Certain Purchases

We purchase substantially all of our colored roofing granules and algae-resistant granules requirements under a long-term requirements contract from ISP, except for the requirements of certain of our roofing plants that are supplied by third parties. We believe our long-term supply requirements contract with ISP, taken as a whole, is no less favorable to us than could be obtained from an unaffiliated third party. In 2002, 2003 and for the nine month period ended October 3, 2004, we purchased in the aggregate approximately $73.2, $77.7 and 73.9 million, respectively, of mineral products from ISP.

Tax Sharing Agreement

We entered into a tax sharing agreement (the “Tax Sharing Agreement”) dated January 31, 1994 and later amended on March 19, 2001, with G-I Holdings, with respect to the payment of federal income taxes and related matters. During the term of the Tax Sharing Agreement, which is effective for the period during which we or any of our domestic subsidiaries is included in a consolidated federal income tax return for the G-I Holdings’ consolidated tax group, we are obligated to pay G-I Holdings an amount equal to those federal income taxes we would have incurred if we, on behalf of ourselves and our domestic subsidiaries, filed our own federal income tax return. Unused tax attributes will carry forward for use in reducing amounts payable by us to G-I Holdings in future years, but cannot be carried back. If we ever were to leave the G-I Holdings’ consolidated tax group, we would be required to pay to G-I Holdings the value of any tax attributes to which we would succeed under the consolidated return regulations to the extent the tax attributes reduced the amounts otherwise payable by us under the Tax Sharing Agreement. Under limited circumstances, the provisions of the Tax Sharing Agreement could result in us having a greater liability under the agreement than we would have had if we and our domestic subsidiaries had filed our own separate federal income tax return. Under the Tax Sharing Agreement, we and each of our domestic subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of G-I Holdings or its subsidiaries for years prior to the adoption of the Tax Sharing Agreement that relate to our business or assets or the business or assets of any of our domestic subsidiaries. Although, as a member of the G-I Holdings’ consolidated tax group, we are severally liable for certain federal income tax liabilities of the G-I Holdings’ consolidated tax group, including tax liabilities not related to our business, we should not have any liability other than liabilities arising from our operations and the operations of our domestic subsidiaries and tax liabilities for tax years pre-dating the Tax Sharing Agreement that relate to our business or assets and the business or assets of any of our domestic subsidiaries. The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the Tax Sharing Agreement, G-I Holdings makes all decisions with respect to all matters relating to taxes of the G-I Holdings’ consolidated tax group. The provisions of the Tax Sharing Agreement take into account both the federal income taxes we would have incurred if we filed our own separate federal income tax return and the fact that we are a member of the G-I Holdings’ consolidated tax group for federal income tax purposes.

Intercompany Borrowings

We make loans to, and borrow from, our parent corporations from time to time at prevailing market rates, ranging from 4.0% to 5.0% in 2003. During 2001 and on July 1, 2003 and December 29, 2003, we loaned BMCA Holdings Corporation $2.5, $37.8 and $15.0 million, respectively, and on July 9, 2003 and December 29, 2003, BMCA Holdings Corporation loaned us $37.8 and $15.0 million, respectively. As of October 3, 2004, BMCA Holdings Corporation owed us $55.7 million, including interest of $0.4 million and we owed BMCA Holdings Corporation $52.8 million. Interest income on our loans to BMCA Holdings Corporation amounted to $0.1, $0.1 and $1.0 million in 2001, 2002 and 2003, respectively, and $2.1 million during the nine months ended October 3, 2004. Interest expense on our loans from BMCA Holdings Corporation amounted to $0.9 million in 2003 and $2.0 million during the nine months ended October 3, 2004. Loans payable to/receivable from our parent corporation are due on demand and provide each party with the right of offset of its related obligation to the other party and are subject to limitations as outlined in our senior secured revolving credit facility and our senior notes. Under the terms of our senior secured revolving credit facility at December 31, 2003 and October 3, 2004, we could repay demand loans to our parent corporation amounting to $52.8 million, subject to certain conditions as outlined in our senior secured revolving credit facility.

DESCRIPTION OF MATERIAL INDEBTEDNESS

In July 2003, we entered into a $350.0 million senior secured revolving credit facility. The initial borrowings under our senior secured revolving credit facility were primarily used to repay amounts outstanding under our old Credit Agreement, to repay our $115.0 million Accounts Receivable Securitization Agreement and to repay our $7.0 million Precious Metal Note. Our senior secured revolving credit facility has a final maturity date of November 15, 2006, subject to certain conditions, is secured by a first-priority lien on substantially all of our assets and the assets of our subsidiaries and is guaranteed by all of our current and future subsidiaries. Availability under our senior secured revolving credit facility is based upon eligible Accounts Receivable, Inventory, and Property, Plant and Equipment and includes a sub-limit for letters of credit of $100.0 million. Advances under our senior secured revolving credit facility bear interest at a floating rate based, depending on the type of advance, on either the lenders’ Base Rate, the federal funds rate or the Eurodollar rate, each as defined in our senior secured revolving credit facility. On May 7, 2004, we amended our senior secured revolving credit facility, which reduced the floating rate of interest as defined in the senior secured revolving credit facility. On July 12, July 19 and November 5, 2004, the senior secured revolving credit facility was further amended to allow for the issuance of the $200 million aggregate principal amount of notes issued on July 26, 2004 and the $50 million aggregate principal amount of add-on notes issued on November 10, 2004. Our senior secured revolving credit facility requires mandatory repayments of excess cash, as defined, on the tenth day of each month and contains a material adverse change clause. We are also required to pay unused commitment fees associated with the unused portion of our senior secured revolving credit facility. Our senior secured revolving credit facility provides for optional and mandatory reductions in the overall $350.0 million senior secured revolving credit facility, subject to certain conditions as defined. In addition, our senior secured revolving credit facility also provides for optional and mandatory prepayments of borrowings outstanding under the senior secured revolving credit facility. Borrowings outstanding under our senior secured revolving credit facility, which are included in long-term debt, amounted to $31.0 million at October 3, 2004.

We have the following series of senior notes outstanding which we collectively refer to as our senior notes: our 7 3/4% Senior Notes due 2005, our 8% Senior Notes due 2007, our 8% Senior Notes due 2007, our 8% Senior Notes due 2008 and our 7 3/4% Senior Notes due 2014 which we issued on July 26, 2004 and November 10, 2004. Our senior notes are secured, and the notes offered hereby will be secured upon issuance, by a second-priority lien on the assets securing our senior secured revolving credit facility for so long as the first-priority lien remains in effect, subject to certain limited exceptions. Our senior notes have been guaranteed, and in the case of the notes offered hereby will be guaranteed, by our subsidiaries that guaranteed our senior secured revolving credit facility. Interest on our 7 3/4% Senior Notes due 2014 is payable semiannually. Interest is payable on our other senior notes on a quarterly basis on January 15, April 15, July 15 and October 15 of each year. For a further description of our outstanding senior notes, see Note 12 to our audited consolidated financial statements included elsewhere in this prospectus.

Under the terms of our senior secured revolving credit facility and the indentures governing our senior notes, we are subject to certain financial covenants. These financial covenants include, among others,

•	maintaining an interest coverage ratio under the terms of the Senior Secured revolving credit facility of 1.75 to 1 for each fiscal quarter ending during the period ending December 31, 2004, 2.00 to 1 for each fiscal quarter ending during the period January 1, 2005 to December 31, 2005 and 2.25 to 1 for each fiscal quarter ending after December 31, 2005,

•	maintaining minimum consolidated EBITDA (earnings before income taxes and extraordinary items increased by interest expense, depreciation, goodwill and other amortization) under the terms of the Senior Secured revolving credit facility of $125 million for each period of four full fiscal quarters ending on the last day of each fiscal quarter through the third quarter of 2005, $135 million for each such period ending on the fourth fiscal quarter of 2005, $135 million for each such period ending on the first fiscal quarter of 2006, $140 million for each such period ending on the second fiscal quarter of 2006, $145 million for each such period ending on the third fiscal quarter of 2006 and $150 million for each such period ending on the fourth fiscal quarter of 2006,

•	limitations on the amount of annual capital expenditures and indebtedness,
•	restrictions on restricted payments, including dividends and distributions to our parent corporations and on incurring liens, and
•	restrictions on investments and other payments.

The financial covenants in the indenture governing our 7 3/4 Senior Notes due 2014 are similar to the financial covenants in the indenture governing our other senior notes.

In addition, if a change of control as defined in our senior secured revolving credit facility occurs, our senior secured revolving credit facility could be terminated and the loans under our senior secured revolving credit facility accelerated by the holders of that indebtedness. If that event occurred, it would cause our outstanding senior notes to be accelerated.

As of October 3, 2004, we were in compliance with all covenants under our senior secured revolving credit facility and the indentures governing our senior notes.

In connection with entering into our senior secured revolving credit facility, we entered into an amended and restated security agreement, which grants a security interest in the collateral in favor of the collateral agent on behalf of the lenders under our senior secured revolving credit facility and the holders of our outstanding senior notes. The senior secured revolving credit facility also requires that we enter into deposit account control agreements for the benefit of secured parties. We also entered into an amended and restated collateral agent agreement, which provides, among other things, that we maintain a lockbox into which proceeds of collateral shall be deposited for the benefit of the secured parties, and which provides the procedures for the sharing of proceeds among the secured parties with respect to any foreclosure or other remedy in respect of the collateral. In connection with the offering of the existing 7 3/4% Senior Notes due 2014, we amended these agreements to grant a second-priority security interest in the collateral to holders of those notes and any additional notes we issue under the indenture governing our 7 3/4% Senior Notes due 2014, which include the add-on notes and the registered securities to be issued in the exchange offer for the old notes and the add-on notes.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Building Materials Corporation of America and not to any of its subsidiaries.

The Company issued the old notes under, and will issue the registered notes under, an Indenture (the “Indenture”), dated as of July 26, 2004, by and among itself, the Subsidiary Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). The old notes and the registered notes will be identical in all material respects, except that the registered notes have been registered under the Securities Act. The terms of the old notes and the registered notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Security Agreement and the Collateral Agent Agreement referred to below under the heading “Security” define the terms of the security interest that will secure the old notes and the registered notes.

On November 10, 2004, the Company issued $50.0 million aggregate principal amount of 73/4% Senior Notes due 2014 (the “add-on notes”) under the Indenture. The add-on notes, the old notes and the notes issued in the exchange offers for the old notes and the add-on notes will be treated as a single series of notes under the Indenture, including for purposes of determining whether the required percentage of Holders have given their approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders. For purposes of this description, unless the context indicates otherwise, references to the “Notes” include the add-on notes, the old notes and the notes issued in the exchange offers for the old notes and the add-on notes.

The following description is a summary of the material provisions of the Indenture, the Security Agreement and the Collateral Agent Agreement. It does not restate those agreements in their entirety. Copies of the Indenture, the Registration Rights Agreement, the Security Agreement and the Collateral Agent Agreement are available upon request to the Company at the address indicated under “Summary.”

Brief Description and Ranking Of The Notes

The Notes are:

•	senior obligations of the Company;
•	secured by second-priority liens on the Collateral equally and ratably with the Other Senior Notes and any future senior debt secured by second-priority liens on the Collateral, subject to release as described in “—Security” below;

•	senior in right of payment to any future subordinated debt of the Company;
•	effectively senior to all existing and any future senior debt of the Company that is unsecured or secured by liens on the Collateral junior to those securing the Notes, in each case to the extent of the value, priority and validity of the liens on the Collateral securing the Notes;

•	effectively junior in right of payment to (1) amounts owing in respect of borrowings and letters of credit under the Credit Agreement and (2) certain other debt that has a first-priority security interest in the Collateral or is secured by liens on collateral that does not secure the Notes; and

•	structurally subordinated to any future liabilities of any Subsidiaries of the Company that are not Subsidiary Guarantors.

The Notes are fully and unconditionally guaranteed, jointly and severally, by all of the Company’s existing Subsidiaries and any future Recourse Subsidiaries of the Company that incur debt or issue preferred stock or guarantee any other debt of the Company or its Recourse Subsidiaries. Each Subsidiary Guarantee is:

•	a senior obligation of the respective Subsidiary Guarantor;
•	secured by second-priority liens on the Collateral equally and ratably with such Subsidiary Guarantor’s guarantee of the Other Senior Notes and any future senior debt of such Subsidiary Guarantor secured by second-priority liens on the Collateral, subject to release as described in “— Security” below;

•	senior in right of payment to any future subordinated debt of such Subsidiary Guarantor;

•	effectively senior to all existing and any future senior debt of such Subsidiary Guarantor that is unsecured or secured by liens on the Collateral junior to those securing the Subsidiary Guarantee, in each case to the extent of the value, priority and validity of the liens on the Collateral securing such Subsidiary Guarantee; and

•	effectively junior in right of payment to (1) such Subsidiary Guarantor’s guarantee of amounts owing in respect of borrowings and letters of credit under the Credit Agreement and (2) certain other debt that has a first-priority security interest in the Collateral or is secured by liens on collateral that does not secure such Subsidiary Guarantee.

As of October 3, 2004, after giving effect to the offering of the add-on notes and application of the net proceeds therefrom, the Company and the Subsidiary Guarantors would have had $750.3 million of debt outstanding on a consolidated basis of which:

•	$200.0 million would have represented the old notes;

•	$50.9 million would have represented the add-on notes;

•	$22.7 million would have represented industrial revenue bonds which are secured by letters of credit issued under the senior secured revolving credit facility, both of which are secured by first-priority security interests in the Collateral;

•	$17.0 million would have represented debt secured by liens on collateral not securing the Notes;
•	$404.3 million would have represented the Other Senior Notes, which are secured by second-priority security interests in the Collateral equally and ratably with the Notes;
•	$52.8 million would have represented unsecured loans payable to our parent corporation; and
•	$2.6 million would have represented other senior unsecured debt.

As of the date of the Indenture, all of the Company’s Subsidiaries were Recourse Subsidiaries. Any future Non-Recourse Subsidiary of the Company will not be subject to many of the restrictive covenants in the Indenture.

Subsidiary Guarantees

The Notes will be unconditionally guaranteed by all of the Company’s existing Subsidiaries. The Indenture requires that each future domestic Recourse Subsidiary of the Company that is not otherwise a Subsidiary Guarantor that Issues Debt or Preferred Stock or Guarantees any other Debt of the Company or any of its domestic Recourse Subsidiaries Guarantee the Notes.

Each of the Subsidiary Guarantors will unconditionally guarantee, on a joint and several basis with all other Subsidiary Guarantees, all of the Company’s obligations under the Indenture and the Notes, including its obligations to pay principal, interest, and premium, if any, with respect to the Notes. The Subsidiary Guarantees will be senior obligations of the Subsidiary Guarantors and will be secured by second-priority Liens on the Collateral equally and ratably with the Other Senior Notes and any future senior debt granted a second-priority Lien on the Collateral, subject to release as described in “— Security” below. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors — Risks Related to the Notes — Federal and state fraudulent statutes allow courts, under specific circumstances, to void the subsidiary guarantees and the second-priority liens securing the notes and the subsidiary guarantees.” Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor determined in accordance with GAAP. Except as provided in “Certain Covenants — Limitation on Asset Sales,” the Company will not be restricted from selling or otherwise disposing of any of the Subsidiary Guarantors or their assets.

The Indenture provides that:

(1)	in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Subsidiary Guarantor to any Person that is not an Affiliate of the Company, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Cash Proceeds from such sale or other disposition is applied in accordance with the applicable provisions of the Indenture. See “— Certain Covenants — Limitation on Asset Sales;”

(2)	upon the repayment in full, release or discharge of Debt or the retirement of Preferred Stock, in each case that resulted in the creation of the Subsidiary Guarantee of a Subsidiary Guarantor, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; and

(3)	upon the release or discharge of another Guarantee that resulted in the creation of the Subsidiary Guarantee of a Subsidiary Guarantor, except a release or discharge by or as a result of payment under such other Guarantee, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

Security

The Company’s obligations under the Notes are secured by second-priority Liens in favor of Citibank, N.A., as collateral agent (the “Collateral Agent”), in the Collateral. The Collateral is comprised of substantially all of the assets of the Company and each domestic Subsidiary Guarantor, including the equity interests of each of the Company’s and each Subsidiary Guarantor’s subsidiaries (limited to 65% of the voting interests of any subsidiary that is a controlled foreign corporation), real property, inventory, plant and equipment, intellectual property, receivables, cash, cash equivalents and marketable securities. The Company’s Other Senior Notes are also secured by equal and ratable second-priority Liens in the Collateral.

The Collateral is also subject to a first-priority lien in favor of the lenders under the Credit Agreement and the Other Indebtedness (collectively, the “Priority Obligations”).

The Security Agreement grants a security interest in the Collateral to the Collateral Agent on behalf of the lenders under the Credit Agreement, the Other Indebtedness and the holders of the Senior Notes. The Collateral Agent Agreement provides for the distribution of proceeds with respect to any foreclosure or other remedy in respect of the Collateral securing obligations under the Credit Agreement, the Other Indebtedness and the Senior Notes. In the event of a foreclosure upon, or other remedy in respect of, the Collateral, the Collateral or any proceeds from the sale or disposition of the Collateral will be used to pay the Priority Obligations in full before being applied to repay amounts owing under the Notes and the Other Senior Notes.

Under the provisions contained in the Collateral Agent Agreement, the Collateral Agent can only take action to enforce the security interest in the Collateral upon receipt from the Required Lender Representative of a notice of default and in accordance with instructions of such Required Lender Representative. For so long as the Priority Obligations remain outstanding, the Required Lender Representative is the Administrative Agent under the Credit Agreement acting upon the instruction of a majority in interest of those holders of the Priority Obligations. As a result, the Trustee under the indentures governing the Senior Notes will be unable to cause the Collateral Agent to foreclose on the Collateral without the consent of the majority of the holders of the Priority Obligations. The Collateral Agent Agreement will not affect, however, any rights of the holders of the Senior Notes or the Trustee under the indentures governing the Senior Notes in connection with any defaults under the indentures. If an event of default occurs under the Indenture governing the Notes and a declaration of acceleration occurs as a result, the Trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the Indenture, must notify the Collateral Agent.

The lenders under the Credit Agreement and the Other Indebtedness are not permitted to instruct the Collateral Agent to release a security interest in the Collateral without the consent of the requisite holders of the Senior Notes except to the extent that (1) the net cash proceeds of the Collateral so released are used to pay amounts owing under the Priority Obligations, (2) the release of Collateral is expressly permitted or required by the terms of the Credit Agreement or the various security documents as such agreements were in effect on July 9, 2003 upon certain sales or other dispositions of any item of Collateral, the incurrence of certain debt secured by a fixed asset or the designation of a subsidiary as a Non-Recourse Subsidiary in each case in compliance with, and subject to the limitations of, the Credit Agreement, (3) the release is required as a matter of law or (4) the lenders under the Credit Agreement make a determination that maintaining such Collateral would be materially adverse to all of the secured parties.

If the Priority Obligations are repaid in full in cash (and are not refinanced with other secured debt), holders of the Senior Notes would no longer have any Lien on the Collateral unless (1) the repayment of such Priority Obligations was not then permitted by the terms of the indentures governing the Senior Notes, (2) an event of default under the indentures governing the Senior Notes or the Credit Agreement exists at the time of such repayment (including if the Company is then the subject of bankruptcy proceedings) or (3) the cash for such repayment was obtained through the concurrent sale of assets of the Company or its Subsidiaries. If the Priority Obligations are repaid with the proceeds of secured debt, the Senior Notes must be secured by the same collateral as shall secure such secured debt on terms and conditions, including priority, no more onerous to the holders of the Senior Notes than those contained in the Collateral Agent Agreement and the Security Agreement.

Principal, Maturity and Interest

The Company issued the old notes with an aggregate principal amount of $200.0 million on July 26, 2004, the add-on notes with an aggregate principal amount of $50 million on November 10, 2004 and, subject to compliance with the limitations described under “— Certain Covenants — Limitation on Debt and Preferred Stock of the Company and its Subsidiaries,” may in the future issue an unlimited principal amount of additional Notes at later dates under the same Indenture (the “Additional Notes”). Any Additional Notes that the Company issues in the future will be identical in all respects to the Notes that the Company is issuing now and will form a single series with the Notes offered hereby, except that Notes issued in the future will have different issuance dates and may have different issuance prices. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on August 1, 2014.

Interest on the Notes will accrue at the rate of 7 3/4% per annum and is payable semi-annually on February 1 and August 1. The Company will make each interest payment to the Holders of record of these Notes on the immediately preceding January 15 and July 15.

The interest rate on the Notes will increase if:

(1)	the Company and the Subsidiary Guarantors do not file on a timely basis either:
• a registration statement to allow for an exchange offer of an identical series of notes registered with the Commission or
• a resale shelf registration statement for the Notes;
(2)	one of the registration statements referred to above is not declared effective on a timely basis;
(3)	the exchange offer referred to above is not consummated on a timely basis; or
(4)	certain other conditions are not satisfied.

Any interest payable as a result of any such increase in interest rate is referred to as “Special Interest” and all references to interest in this description include Special Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. This special record date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a business day. At least 15 days before the special record date, the Company will mail or cause to be mailed to each Holder and the Trustee a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will not have the benefit of a sinking fund.

Methods Of Receiving Payments On The Notes

If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium, if any, and interest payments on such Holder’s Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the paying agent and registrar within the City of

Wilmington and the State of Delaware unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent And Registrar For The Notes

The Trustee is currently the paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders.

Transfer And Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder will be treated as the owner of it for all purposes.

Optional Redemption

Except as set forth in the next paragraph and under “— Repurchase Upon Change of Control — Repurchase at the Option of the Company,” the Notes will not be redeemable at the option of the Company prior to August 1, 2009. Starting on that date, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12 month period commencing on August 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption
Year	Price

2009	103.875%
2010	102.583%
2011	101.292%
2012 and thereafter	100.000%

In addition, at any time and from time to time, on or prior to August 1, 2007, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 107.750% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding (excluding Notes held by the Company or any of its Affiliates). Any such redemption shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee by lot or any other method as the Trustee in its sole discretion deems fair and reasonable; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subject to any applicable covenants, the Company and any of its Subsidiaries may at any time purchase any Notes in open market or other transactions.

Repurchase Upon Change of Control

Repurchase at the Option of Holders. If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control offer on the date which is 25 business days after the date the

Change of Control notice is mailed or required to be mailed. In the change of control offer, the Company will offer cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, if any, to the Change of Control payment date. Within ten business days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in such Change of Control notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with all applicable federal and state securities laws in connection with the repurchase of the Notes as a result of a Change of Control.

Each Change of Control notice shall state:

(1)	that the change of control offer is being made pursuant to this Change of Control covenant and that all Notes tendered will be accepted for payment;
(2)	the purchase price and the Change of Control payment date;
(3)	that any Note not tendered will continue to accrue interest;
(4)	that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control offer shall cease to accrue interest after the Change of Control payment date;

(5)	that Holders electing to have a Note purchased pursuant to a Change of Control offer will be required to surrender the Note in accordance with the instructions set forth therein;
(6)	that the Company has the right, pursuant to provisions described in the next paragraph, to purchase any Notes not tendered at the Call Price (as defined below); and
(7)	the circumstances and relevant facts regarding such Change of Control.

Repurchase at the Option of the Company. If a Change of Control occurs, and Holders do not require the Company to purchase all outstanding Notes as described above, the Company may purchase all, but not less than all, of the Notes outstanding, at a price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase, plus the Applicable Premium (the “Call Price”). Notice of any purchase to be made as described in this paragraph as a result of the occurrence of a Change of Control must be given no later than 10 days after the Change of Control payment date applicable to the Change of Control giving rise to such redemption, and redemption must be made within 30 days of the date of such notice.

Certain Definitions

Set forth below is a summary of certain defined terms used herein. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“ACH Obligations” means any obligations of the Company any of its “Subsidiaries” (as defined in the Credit Agreement) owing to Citibank, N.A., any of the lenders under the Credit Agreement, or any of their respective affiliates, under any treasury management services agreement, any service terms or any service agreements, including electronic payments service terms and/or automated clearing house agreements, and all overdrafts on any account which the Company any of its “Subsidiaries” (as defined in the Credit Agreement) maintains with Citibank, N.A., any of the lenders under the Credit Agreement, or any of their respective affiliates.

“Acquired Debt”, with respect to any Person, means:

(i)	Debt (including any then unutilized commitment under any revolving working capital facility) of an entity, which entity is acquired by such Person or any of its Subsidiaries after the Issue Date; provided that such Debt (including any such facility) is outstanding at the time of the acquisition of such entity, is not created in contemplation of such acquisition and is not, directly or indirectly, recourse (including by way of set-off) to such Person or its Subsidiaries or any of their respective assets other than to the entity and its Subsidiaries so acquired and the assets of the entity and its Subsidiaries so acquired;
(ii)	Debt of such Person that is not, directly or indirectly, recourse (including by way of set-off) to such Person and its Subsidiaries or any of their respective assets other than to specified assets acquired by such Person or its Subsidiaries after the Issue Date, which Debt is outstanding at the time of the acquisition of such assets and is not created in contemplation of such acquisition; or
(iii)	Refinancings of Debt described in clause (i) or (ii), provided that the recourse with respect to such Refinancing Debt is limited to the same extent as the Debt so Refinanced.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, ISP and its Affiliates (so long as they are under common control with the Company) will be deemed to be Affiliates of the Company.

“Applicable Premium” means, with respect to any Note, the greater of:

(i)	1.0% of the principal amount of such Note and
(ii)	the excess, if any, of (a) the present value of the remaining interest payments, principal and future optional redemption premium (if applicable) of such Note, discounted on a semi-annual bond equivalent basis from the maturity date or redemption date of the Note to the applicable date of purchase at a per annum interest rate equal to the Treasury Yield for such redemption date plus 100 basis points, over (b) the sum of the principal amount of such Note plus accrued and unpaid interest to the purchase date.

“Asset Sale” means, with respect to any Person, the sale, lease, assignment or other disposition (including, without limitation, dispositions pursuant to any consolidation, merger or sale and leaseback transaction) by such Person or any of its Subsidiaries in any single transaction or series of related transactions which consists of the disposition of:

(i)	any Capital Stock of any Subsidiary; or
(ii)	all or substantially all of the properties and assets of any division or line of business of such Person or any Subsidiary of such Person (other than of a Non-Recourse Subsidiary) to any other Person which is not the Company or a Subsidiary of the Company.

For the purposes of this definition, the term “Asset Sale” shall not include any sale, lease, assignment or other disposition of properties or assets that is governed by the provisions described under “Merger, Consolidation and Sale of Property.”

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of such Debt to the date, or dates, of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar Federal, state or foreign law for the relief of debtors.

“Board Resolution” means, with respect to the Board of Directors of any Person, a copy of a resolution certified by the Secretary or Assistant Secretary of such Person to have been duly adopted by such Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Capitalized Lease Obligation” means any rental obligation that, in accordance with GAAP, is required to be classified and accounted for as a capitalized lease and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due in respect of such obligation.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including common or preferred stock, whether now outstanding or issued after the Issue Date, but excluding any debt securities convertible into or exchangeable for such equity.

“Cash Equivalents” means:
(i)	marketable direct obligations Issued by, or unconditionally Guaranteed by, the United States Government or Issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(ii)	marketable direct obligations Issued by any state of the United States of America, or the District of Columbia, or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(iii)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;
(iv)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof Issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital surplus of not less than $500,000,000;

(v)	Eurodollar time deposits maturing within one year from the date of acquisition thereof and issued or accepted by any commercial bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000;

(vi)	repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and

(vii)	investments in money market funds having assets in excess of $500,000,000 and which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above.

“Change of Control” means the occurrence of any of the following events:

(i)	prior to the time that at least 15% of the then outstanding Voting Stock of Parent, the Company, or any Subsidiary of Parent of which the Company is also a Subsidiary is publicly traded on a national securities exchange or quoted in the Nasdaq National Market system, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of majority voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company or any of its Affiliates, any merger, consolidation, liquidation or dissolution of the Company or any of its Affiliates, any direct or indirect transfer of securities by any Permitted Holder or by Parent or any of its Subsidiaries or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the “specified corporation”) held by any other corporation (the “parent corporation”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the Voting Stock of the parent corporation);

(ii)	any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of Parent or the Company; provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of Parent or the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent or the Company; or

(iii)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company including predecessors, was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election

.	was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company, then in office

“Collateral” shall have the meaning ascribed to the term “Secured Debt Collateral” as defined in the Collateral Agent Agreement.

“Collateral Agent Agreement” means the amended and restated collateral agent agreement, dated as of July 9, 2003, among the Company, the Subsidiary Guarantors identified therein, Citibank, N.A., as Collateral Agent, The Bank of New York, as Trustee under each of the indentures governing the Senior Notes, and Citibank, N.A., as Administrative Agent under the Credit Agreement, as amended as of the Issue Date and as the same may be amended, supplemented or otherwise modified from time to time.

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” of any Person means any and all shares, interests, participations, or other equivalents (however designated) of such Person’s common stock whether now outstanding or issued after the Issue Date.

“Company” means Building Materials Corporation of America, a Delaware corporation, and its successors.

“Consolidated EBITDA Coverage Ratio” with respect to any Person for any period means the ratio of:

(i)	the aggregate amount of EBITDA of such Person for such period to
(ii)	Consolidated Interest Expense of such Person for such period; provided that:
(a)	if such Person or any Subsidiary of such Person has Issued any Debt or Capital Stock since the beginning of such period that remains outstanding on the date such calculation is made or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt or Capital Stock, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect, on a pro forma basis, to the issuance of such Debt or Capital Stock as if such Debt or Capital Stock had been Issued on the first day of such period and the discharge of any other Debt or Capital Stock Refinanced or otherwise discharged with the proceeds of such new Debt or Capital Stock as if such discharge had occurred on the first day of such period;

(b)	if since the beginning of such period such Person or any Subsidiary of such Person shall have made any asset sales out of the ordinary course of business, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such asset sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt or Capital Stock of such Person or any Subsidiary of such Person Refinanced or otherwise discharged with respect to such Person and its continuing Subsidiaries (including as a result of the assumption of such Debt or Capital Stock by the purchaser of such assets, provided that such Person or any of its Subsidiaries is no longer liable therefor) in connection with such asset sales for such period (or if the Capital Stock of any Subsidiary of such Person is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent such Person and its continuing Subsidiaries are no longer liable for such Debt after such sale); and

(c)	if since the beginning of the period such Person or any Subsidiary of such Person (by merger or otherwise) shall have made an Investment in any Subsidiary of such Person (or any Person which becomes a Subsidiary of such Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period.

For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Person with respect to which the calculation is being made. If any Debt or Capital Stock bears a floating rate of interest and is being given pro forma effect, the interest on such Debt and the dividends on such Capital Stock shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the sum of:

(i)	the interest expense of such Person and its consolidated Subsidiaries (other than interest expense related to Non-Recourse Debt) for such period as determined in accordance with GAAP consistently applied, plus

(ii)	the amount of all dividends paid or accrued on any series of Preferred Stock (other than non-Redeemable Stock) of such Person and its Subsidiaries (other than Non-Recourse Subsidiaries).

“Consolidated Net Income (Loss)” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding:

(i)	all extraordinary gains or losses in such period;
(ii)	net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a “pooling of interests” basis;
(iii)	net gains or losses in respect of dispositions of assets by such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business;

(iv)	the net income (loss) of any Subsidiary of such Person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders;

(v)	the net income (or net loss) of any other Person that is not a Subsidiary of the first Person with respect to which Consolidated Net Income is being calculated (the “first Person”) and in which any other Person (other than such first Person and/or any of its Subsidiaries) has an equity interest or of a Non-Recourse Subsidiary of such first Person, except to the extent of the amount of dividends or other distributions actually paid or made to such first Person or any of its Subsidiaries by such other Person during such period (subject, in the case of a dividend or distribution received by a Subsidiary of such first Person, to the limitations contained in clause (iv) above);

(vi)	any interest income resulting from loans or investments in Affiliates, other than cash interest income actually received; and
(vii)	the cumulative effect of a change in accounting principles.

In determining Consolidated Net Income (Loss), gains or losses resulting from the early retirement, extinguishment or refinancing of indebtedness for money borrowed, including any fees and expenses associated therewith, shall be deducted or added back, respectively.

“Consolidated Tangible Assets” means, as of any date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom the value of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the consolidated balance sheet of the Company and its consolidated Recourse Subsidiaries as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been provided to the Holders in accordance with the covenant “Reports to the Securities and Exchange Commission and Holders” and computed in accordance with GAAP.

“Consolidated Net Worth” of any Person means, at any date, all amounts that would, in conformity with GAAP, be included under “shareholders’ equity” on a consolidated balance sheet of such Person as at such date less (to the extent otherwise included therein) any amounts attributable to Redeemable Stock.

“Credit Agreement” means the secured credit agreement, dated as of July 9, 2003, among the Company, the Lenders party thereto, Citicorp USA, Inc., as Swing Line Lender, Collateral Monitoring Agent and Administrative Agent, and Citigroup Global Markets Inc., as Lead Arranger and Book Manager, as amended as of the Issue Date and as the same may be amended, supplemented, Refinanced or otherwise modified from time to time.

“Credit Facilities” means, with respect to the Company or any of its Recourse Subsidiaries, one or more debt or commercial paper facilities with banks or other institutional lenders, including the Credit Agreement, providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or any debt securities or other form of debt financing, in each case together with any Refinancings thereof.

“Debt” of any Person means, without duplication:

(i)	the principal in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than those payable to government agencies to defer the payment of workers’ compensation liabilities, taxes, assessments or other obligations, and provided in the ordinary course of business of such Person);

(ii)	all Capital Lease Obligations of such Person;
(iii)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

(iv)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(v)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Preferred Stock (but excluding any accrued dividends);
(vi)	all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including Guarantees of such obligations and dividends; and

(vii)	all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

For purposes of the “Limitation on Asset Sales” covenant, Debt of the Company or any of its Subsidiaries shall include the provision for existing or future asbestos-related bodily injury claims, as set forth in the then most recent consolidated financial statement of the Company.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Amount” is defined under “—Events of Default” below.

“Defaulting Subsidiary” means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clause (6), (7) or (8) under the heading “Events of Default” has occurred and is continuing.

“EBITDA” with respect to any Person for any period means the Consolidated Net Income of such Person for such period, adjusted to the extent deducted in calculating such Consolidated Net Income by adding back (without duplication):

(i)	income tax expense of such Person and its Subsidiaries accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary items or other items excluded from the definition of Consolidated Net Income);

(ii)	Consolidated Interest Expense of such Person for such period;
(iii)	depreciation expense of such Person for such period;
(iv)	amortization expense of such Person for such period; and
(v)	minority interest in any non-Wholly-Owned Recourse Subsidiary that is otherwise consolidated in the financial statements of such Person, but only so long as such Subsidiary is consolidated with such Person for such period for U.S. federal income tax purposes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the registered notes issued in this offering in exchange for the old notes or any Additional Note pursuant to the registration rights agreement described under “The Exchange Offer” or any similar registration rights agreement with respect to any Additional Notes.

“GAF” means GAF Corporation, a Delaware corporation, and its successors.

“Generally Accepted Accounting Principles” or “GAAP” means U.S. generally acceptable accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as of the date of the Indenture.

“GFC” means GAF Fiberglass Corporation, a Delaware corporation, and its successors.

“G-I Holdings” means G-I Holdings Inc., a Delaware corporation, and its successors.

“Granules Contract” means the Amended and Restated Supply Agreement, dated as of May 8, 2003, between ISP Minerals Inc. and the Company.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation, contingent or otherwise, of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of participation arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or (ii) entered into for the purpose of assuring the obligee of such Debt or other obligation in any other manner of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedge Obligations” means any obligations of the Company or any of its “Subsidiaries” (as defined in the Credit Agreement) under hedge agreements entered into with a counterparty that are lenders or affiliates of the lenders under the Credit Agreement.

“Investment” means any direct or indirect advance, loan (other than advances or loans to customers in the ordinary course of business, which are recorded, in accordance with GAAP, at the time made as accounts receivable on the balance sheet of the Person making such advance or loan) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities Issued by, any other Person.

“Investment Grade Rating” means (i) BBB- (with a stable or positive outlook) or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 (with a stable or positive outlook) or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (ii) the equivalent in respect of the Rating Categories of any Rating Agencies substituted for S&P or Moody’s.

“ISP” means International Specialty Products Inc., a Delaware corporation, and its successors.

“Issue” means issue, assume, Guarantee, incur or otherwise become liable for; provided that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Issued by such Subsidiary at the time it becomes a Subsidiary of such other Person.

“Issue Date” means July 26, 2004.

“Lien” means any lien, mortgage, charge, pledge, security interest, or other encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Management Agreement” means the amended and restated management agreement, effective as of January 1, 2004, by and among G-I Holdings, Merick Inc., ISP, International Specialty Holdings Inc., ISP Investco LLC, ISP Synthetic Elastomers LP, GAF Broadcasting Company, Inc., the Company and ISP Management Company, Inc., an assignee of ISP Chemco Inc.

“Material Assets” means assets, singly or in the aggregate, the book or fair market value of which equals 5% or more of the Consolidated Tangible Assets of the Company.

“Moody’s” means Moody’s Investors Service, Inc. or its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Subsidiaries from such Asset Sale net of:

(i)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(ii)   taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition, including under any tax sharing arrangements, and (2) after taking into account any reduction in tax liability due to available tax credits or deductions applicable to the transaction);

(iii)   a reasonable reserve for the after-tax cost of any indemnification obligations (fixed and/or contingent) attributable to seller’s indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale; and

(iv)   repayment of Debt that is required to be repaid in connection with such Asset Sale, under the agreements governing such Debt or Asset Sale.

“Net Proceeds Offer” is defined under “— Limitation on Asset Sales” below.

“Non-Recourse Debt” of any Person means Debt or the portion of Debt:

(i)	as to which neither Parent nor any of its Subsidiaries (other than a Non-Recourse Subsidiary) (a) provides credit support (including any undertaking, agreement or instrument which would constitute Debt), (b) is directly or indirectly liable or (c) constitutes the lender; and

(ii)	no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of such Person or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-Recourse Subsidiary” of any Person means a Subsidiary:

(i)	which has been designated as such by such Person;
(ii)	which has not acquired any assets directly or indirectly from Parent or any of its Subsidiaries other than at fair market value, including by the receipt of Capital Stock of such Non-Recourse Subsidiary;

provided that, if any such acquisition or series of related acquisitions involves assets having a value in excess of $2,000,000, such acquisition or series of related acquisitions shall be approved by a majority of the members of the Board of Directors of the Company in a Board Resolution which shall set forth that such acquisitions are being, or have been, made at fair market value; and

(iii)	which has no Debt other than Non-Recourse Debt.

“Other Indebtedness” means the ACH Obligations and the Hedge Obligations.

“Other Senior Notes” means the 2005 Notes, 2006 Notes, 2007 Notes and 2008 Notes.

“Parent” means G-I Holdings so long as it owns, and any other Person which acquires or owns, directly or indirectly, 80% or more of the Voting Stock of the Company.

“Permitted Holders” means (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the Voting Stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any Person controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.

“Permitted Lien” means:

(i)	Liens for taxes, assessments and governmental charges to the extent not required to be paid under the Indenture;
(ii)	statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(iii)	pledges or deposits in the ordinary course of business to secure lease obligations or non-delinquent obligations under workers’ compensation, unemployment insurance or similar legislation;
(iv)	Liens to secure the performance of public statutory obligations that are not delinquent, appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money);
(v)	easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(vi)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;
(vii)	judgment and attachment Liens not giving rise to a Default or Event of Default;
(viii)	leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;
(ix)	Liens encumbering deposits made in the ordinary course of business to secure non-delinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(x)	any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of default by the Company or any of its Subsidiaries of its obligations under any such lease which is material;

(xi)	Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases or conditional sales of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is lessee;

(xii)	broker’s Liens securing the payment of commissions and management fees in the ordinary course of business;
(xiii)	Liens on cash and cash equivalents posted as margin pursuant to the requirements of any bona fide hedge agreement relating to interest rates, foreign exchange or commodities listed on public exchanges, but only to the extent such Liens are required from customers generally (regardless of creditworthiness) in accordance with customary market practice;
(xiv)	Liens on cash collateralizing reimbursement obligations in respect of letters of credit issued for the account of the Company or any of its Subsidiaries in the ordinary course of business (other than letters of credit issued as credit support for any Debt);

(xv)	Liens arising in respect of accounts receivable arising as a result of non-recourse sales thereof; and
(xvi)	Liens on stock or assets of any Non-Recourse Subsidiary securing Debt owing by such Non-Recourse Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation. Preferred Stock of any Person shall include Redeemable Stock of such Person.

“Public Equity Offering” means an underwritten public offering of common Capital Stock (other than Redeemable Stock) of the Company pursuant to an effective registration statement under the Securities Act.

“Rating Agencies” means (i) S&P and Moody’s or (ii) if S&P or Moody’s or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories (any of which may include a 1, 2 or 3): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Recourse Subsidiaries” of any Person means all Subsidiaries of such Person other than Non-Recourse Subsidiaries of such Person.

“Redeemable Stock” means, with respect to any Person, Capital Stock of such Person that by its terms or otherwise (x) is required, directly or indirectly, to be redeemed on or prior to the ninetieth day after the Stated Maturity of the Notes, (y) is redeemable or puttable, directly or indirectly, at the option of the holder thereof at any time on or prior to the ninetieth day after the Stated Maturity of the Notes, or (z) is exchangeable or convertible into another security (other than a security that is not itself Redeemable Stock).

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Restricted Investment” means, with respect to the Company or any of its Subsidiaries, an Investment by such Person in an Affiliate of the Company; provided that the following shall not be Restricted Investments: (i) Investments in the Company or any of its Recourse Subsidiaries; (ii) Investments in Unrestricted Affiliates; and (iii) Investments in Affiliates that become, as a result of such Investment, Recourse Subsidiaries.

“Restricted Payment” means

(i)	the declaration or making of any dividend or of any other payment or distribution (other than dividends, payments or distributions payable solely in shares of the Company’s Capital Stock other than Redeemable Stock) on or with respect to the Company’s Capital Stock (other than Redeemable Stock); and

(ii)	any payment on account of the purchase, redemption, retirement or other acquisition for value of the Company’s Capital Stock (other than Redeemable Stock).

“S&P” means Standard & Poor’s Rating Services or its successors.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the amended and restated security agreement, dated as of July 9, 2003, executed by and among the Company, certain of its Subsidiaries identified therein and Citibank, N.A., as Collateral Agent, as amended as of the Issue Date and as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” mean, collectively:

(1)	the Collateral Agent Agreement and the Security Agreement; and
(2)	all security agreements, mortgages, deeds of trusts, pledges, collateral assignments and other agreements or instruments evidencing or creating interests or Liens in favor or for the benefit of any Trustee and any holders of the Senior Notes in any or all of the Collateral, in each case, as amended from time to time in accordance with its terms and the terms of the Indenture.

“Senior Notes” means the Notes and the Other Senior Notes.

“Significant Subsidiary” means

(i)	any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either:
(a)	had assets which, as of the date of the Company’s most recent quarterly consolidated balance sheet, constituted at least 5% of the Company’s total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP; or

(b)	had revenues for the 12-month period ending on the date of the Company’s most recent quarterly consolidated statement of income which constituted at least 5% of the Company’s total revenues on a consolidated basis for such period; or

(ii)	any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries of the Company, would at the time of determination either:
(a)	have had assets which, as of the date of the Company’s most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company’s total assets on a consolidated basis as of such date; or

(b)	have had revenues for the 12-month period ending on the date of the Company’s most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company’s total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP).

“Special Interest” means the additional interest, if any, to be paid on the Notes as described under “Principal, Maturity and Interest.”

“Stated Maturity,” when used with respect to any Note or any installment of interest thereon, means the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest is due and payable.

“Subordinated Obligation” means any Debt of the Company or a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the Notes or the Subsidiary Guarantees pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person,

(i)	a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

(ii)	any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least majority ownership interest and the power to direct the policies, management and affairs thereof.

For purposes of this definition, any director’s qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of all of the Company’s obligations with respect to the Notes.

“Subsidiary Guarantor” means any Subsidiary of the Company that executes a Guarantee of the Notes.

“Tax Sharing Agreement” means the tax sharing agreement, dated as of January 31, 1994, among the Company, G-I Holdings and GAF, as amended as of March 19, 2001.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining Average Life of the Notes; provided that, if the Average Life of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“2005 Notes” means the Company’s Series B 7 3/4% Senior Notes due 2005.

“2006 Notes” means the Company’s Series B 8 5/8% Senior Notes due 2006.

“2007 Notes” means the Company’s 8% Senior Notes due 2007 and the Series B 8% Senior Notes due 2007.

“2008 Notes” means the Company’s 8% Senior Notes due 2008 and the Series B 8% Senior Notes due 2008.

“Unrestricted Affiliate” means a Person (other than a Subsidiary of the Company except a Non-Recourse Subsidiary) controlled by, or under common control with, the Company in which no Affiliate of the Company (other than (i) the Company or a Wholly-Owned Recourse Subsidiary, (ii) any director or officer of the Company or any of its Subsidiaries, whose primary employment is by the Company or any of its Subsidiaries other than a Non-Recourse Subsidiary, except for Permitted Holders or members of their immediate family and (iii) another Unrestricted Affiliate) has an Investment.

“U.S. Government Obligations” means money or direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind normally entitled to vote in the election of the board of directors or other governing body of such Person.

“Wholly-Owned Recourse Subsidiary” means a Subsidiary of a Person (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person or another Wholly-Owned Recourse Subsidiary of such Person.

“Wholly-Owned Subsidiary” means a Subsidiary of a Person all the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person or another Wholly-Owned Subsidiary of such Person.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Suspension of Covenants.

During any period of time that (a) the Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the Indenture, the Company and its Recourse Subsidiaries will not be subject to the covenants of the Indenture described under:

•	“— Limitation on Debt and Preferred Stock of the Company and its Subsidiaries,”
•	“— Limitation on Restricted Payments and Restricted Investments,”
•	“— Limitation on Transactions with Affiliates,”
•	“— Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries,”
•	“— Limitation on Asset Sales,”
•	“— Restriction on Transfer of Certain Assets to Subsidiaries,”
•	“— Guarantees by Subsidiaries,”and
•	clauses (3) and (4) of the first paragraph of “Merger, Consolidation and Sale of Property” (collectively, the “Suspended Covenants”).

If the Company and its Recourse Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and its Recourse Subsidiaries will thereafter again be subject to the Suspended Covenants. The ability of the Company and its Recourse Subsidiaries to make future Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

Limitation on Debt and Preferred Stock of the Company and its Subsidiaries.

(a)	The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, Issue, directly or indirectly, any Debt unless, at the time of the Issuance and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated EBITDA Coverage Ratio of the Company for the period of its most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued is at least 2.00 to 1.00.

(b)	Notwithstanding the foregoing, there may be Issued the following Debt:
(1)	Debt of the Company evidenced by the Notes (not including any Additional Notes) issued in the offering completed on July 26, 2004 and the Exchange Notes issued in exchange for such Notes and the Subsidiary Guarantee thereof;

(2)	Debt of the Company Issued to and held by a Wholly-Owned Recourse Subsidiary of the Company and Debt of a Recourse Subsidiary of the Company Issued to and held by the Company or a Wholly-Owned Recourse Subsidiary of the Company; provided that any subsequent transfer of such Debt (other than to the Company or to a Wholly-Owned Recourse Subsidiary of the Company) shall be deemed, in each case, to constitute the Issuance of such Debt by the Company or such Subsidiary;

(3)	Debt the proceeds of which are used to acquire assets of the Company and its Subsidiaries; provided that, after giving effect to the Issuance of any such Debt that otherwise complies with this clause (3), the aggregate amount of all Debt then outstanding at any time under this clause (3), including all Refinancings thereof then outstanding, shall not at any time exceed $100,000,000;

	(4)	Acquired Debt;
	(5)	Debt outstanding on the Issue Date (including the 2005 Notes, 2006 Notes, 2007 Notes and 2008 Notes);
	(6)	Debt Issued to Refinance any Debt permitted by paragraph (a) above, this clause (6) or by clauses (1), (3) or (5) above (except for the 2006 Notes and any Debt owing to G-I Holdings or BMCA Holdings Corporation pursuant to clause (5) above); provided that, in the case of a Refinancing,

(i)	the amount of the Debt so Issued shall not exceed the principal amount or the accreted value (in the case of Debt Issued at a discount) of the Debt so Refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with such Refinancing,

		(ii)	the Average Life and Stated Maturity of the Debt so Issued shall equal or exceed that of the Debt so Refinanced,
		(iii)	the Debt so Issued shall not rank senior in right of payment to the Debt being Refinanced,
(iv)	if the Debt being Refinanced is Debt permitted by clause (3), such Refinancing Debt is not secured by any assets not securing the Debt so Refinanced or improvements or additions thereto, or replacements thereof, and

		(v)	the obligors with respect to the Refinancing Debt shall not include any Persons who were not obligors (including predecessors thereof) with respect to the Debt being Refinanced;
(7)	Non-Recourse Debt of a Non-Recourse Subsidiary of the Company and Guarantees of Non-Recourse Debt of Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of the Non-Recourse Subsidiaries;

(8)	Debt under Credit Facilities; provided that, after giving effect to any such Issuance, the aggregate principal amount of all Debt Issued pursuant to this clause (8) and then outstanding shall not exceed the greater of (i) $350,000,000 and (ii) the sum of (A) 85% of the net book value (after allowance for doubtful accounts) of the accounts receivable of the Company and its Recourse Subsidiaries and (B) 65% of the net book value (after applicable write-down for obsolescence, quality problems and the like) of inventories of the Company and its Recourse Subsidiaries held in the ordinary course of business, in each case determined on a consolidated basis as of the most recently ended fiscal quarter of the Company for which financial statements have been provided to the Holders in accordance with the covenant “Reports to the Securities and Exchange Commission and Holders” and computed in accordance with GAAP; provided, further, that, to the extent the Company or any of its Recourse Subsidiaries sells, leases, pledges, assigns or otherwise transfers or encumbers accounts receivable or inventory (other than sales of inventory in the ordinary course of business) on or after the Issue Date, the $350,000,000 of availability under subclause (i) above of this clause (8) shall be reduced in an amount equal to the aggregate proceeds received in respect of any and all such sales, leases, pledges, assignments, transfers or encumbrances but in no event shall such availability be reduced below $200,000,000;

(9)	so long as such Debt is permitted to be Issued under the Credit Agreement, unsecured Debt owing to G-I Holdings or BMCA Holdings Corporation in an aggregate principal amount outstanding at any one time not to exceed the aggregate amount that was advanced by the Company to G-I Holdings or BMCA Holdings Corporation on or after the Issue Date and is outstanding;

(10)	Guarantees by the Company or any of its Recourse Subsidiaries of Indebtedness of the Company or a Recourse Subsidiary of the Company that was permitted to be Issued by another provision of this covenant; and

	(11)	Debt (other than Debt identified in clauses (1) through (10) above) in an aggregate principal amount outstanding at any one time not to exceed $100,000,000.
(c)	The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, Issue any Preferred Stock; provided that there may be issued the following Preferred Stock :
(1)	Preferred Stock of the Company or any Subsidiary of the Company issued to and held by the Company or a Wholly-Owned Recourse Subsidiary of the Company; provided that any subsequent transfer of such Preferred Stock (other than to the Company or to a Wholly-Owned Recourse Subsidiary of the Company) or such Wholly-Owned Recourse Subsidiary of the Company ceasing to be a Wholly-Owned Recourse Subsidiary of the Company shall be deemed, in each case, to constitute the Issuance of such Preferred Stock by the Company or such Subsidiary;

	(2)	Preferred Stock (other than Preferred Stock described in clause (1) but including the Preferred Stock referred to in the proviso to clause (1) above); provided that the liquidation value of any

Preferred Stock issued pursuant to this clause (2) shall constitute Debt for purposes of this covenant and dividends on such Preferred Stock shall be included in determining Consolidated Interest Expense of the Company for purposes of calculating the Consolidated EBITDA Coverage Ratio of the Company under paragraph (a) of this covenant; and

	(3)	Preferred Stock (other than Redeemable Stock) of the Company.
(d)	To the extent the Company or any of its Subsidiaries Guarantees any Debt of the Company or any other Subsidiary, such Guarantee and such Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If the Company or any of its Subsidiaries Guarantees any Debt of a Person that, subsequent to the Issuance of such Guarantee, becomes a Subsidiary of the Company, such Guarantee and the Debt so Guaranteed shall be deemed to be the same Debt, which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued. Debt under Credit Facilities outstanding on the Issue Date (including the Credit Agreement) will be deemed to have been made pursuant to clause (b)(8) above.

Limitation on Restricted Payments and Restricted Investments.

(a)	The Indenture provides that, so long as no Default or an Event of Default shall have occurred and be continuing, the Company may make, and may permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment or Restricted Investment so long as, at the time of such Restricted Payment or Restricted Investment and immediately after giving effect thereto, the aggregate amount of Restricted Payments made since the Issue Date and the aggregate amount of Restricted Investments made since the Issue Date and then outstanding (the amount expended for such purposes, if other than in cash, shall be the fair market value of such property as determined by the Board of Directors of the Company in good faith as of the date of payment or investment) shall not exceed the sum of:

(i)	50% of the cumulative Consolidated Net Income (or minus 100% of the cumulative Consolidated Net Loss) of the Company accrued during the period beginning January 1, 2001 and ending on the last day of the most recently completed fiscal quarter for which financial information has been provided to the Holders in accordance with the covenant “Reports to the Securities and Exchange Commission and Holders” but ending no more than 135 days prior to the date of such Restricted Payment or Restricted Investment (treating such period as a single accounting period);

(ii)	100% of the net cash proceeds, including the fair market value of property other than cash as determined by the Board of Directors of the Company in good faith, as evidenced by a Board Resolution, received by the Company from any Person (other than a Subsidiary of the Company) from the Issuance and sale subsequent to the Issue Date of Capital Stock of the Company (other than Redeemable Stock) or as a capital contribution; provided that, if the value of the non-cash consideration or contribution is in excess of $10,000,000, the Company shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to the shareholders of the Company or such Subsidiary, in their capacity as such (the determination as to the value of any non-cash consideration referred to in this clause (ii) to be made by such investment banking firm), and such opinion shall have been delivered to the Trustee;

(iii)	100% of the net cash proceeds received by the Company from the exercise of options or warrants on Capital Stock of the Company (other than Redeemable Stock) since the Issue Date;
(iv)	100% of the net cash proceeds received by the Company from the conversion into Capital Stock (other than Redeemable Stock) of convertible Debt or convertible Preferred Stock issued and sold (other than to a Subsidiary of the Company) since the Issue Date; and

(v)	$60,000,000.

The designation by the Company or any of its Subsidiaries of a Subsidiary as a Non-Recourse Subsidiary shall be deemed to be the making of a Restricted Investment by the Company in an amount equal to the outstanding Investments made by the Company and its Subsidiaries in such Person being designated a Non-Recourse Subsidiary at the time of such designation.

(b)	Paragraph (a) shall not prevent the following, as long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom other than pursuant to paragraph (a) of this covenant):

(1)	the making of any Restricted Payment or Restricted Investment within 60 days after (x) the date of declaration thereof or (y) the making of a binding commitment in respect thereof; provided that at such date of declaration or commitment such Restricted Payment or Restricted Investment complied with paragraph (a) of this covenant;

(2)	any Restricted Payment or Restricted Investment made out of the net cash proceeds received by the Company from the substantially concurrent sale of its Common Stock (other than to a Subsidiary of the Company); provided that such net cash proceeds so utilized shall not be included in paragraph (a) in determining the amount of Restricted Payments or Restricted Investments the Company could make under paragraph (a) of this covenant;

(3)	cumulative Investments in Non-Recourse Subsidiaries not in excess of $50,000,000 in the aggregate from the Issue Date determined as of the date of the Investment (the amount so expended, if other than cash, to be determined by the Company’s Board of Directors, as evidenced by a Board Resolution); and

(4)	repurchases of Capital Stock of the Company, in each case from employees, former employees or directors of the Company or any of its Subsidiaries (other than any Permitted Holder); provided, however, that the aggregate amount of Restricted Payments made under this clause shall not exceed $1,500,000 in any fiscal year; provided, further, that if any portion of the aggregate amount of Restricted Payments permitted to be made pursuant to this clause (4) shall not be made in a fiscal year, Restricted Payments pursuant to this clause (4) in amount not to exceed to such unused portion may be made in the subsequent fiscal year in addition to all other Restricted Payments permitted to be made pursuant to this clause (4) in that fiscal year.

Restricted Payments or Restricted Investments made pursuant to clause (2), (3) or (4) of this paragraph (b) shall not be deducted in determining the amount of Restricted Payments or Restricted Investments made or then outstanding under paragraph (a) of this covenant.

Limitation on Liens.

The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur or suffer to exist any Liens upon their respective property or assets whether owned on the Issue Date or acquired after such date, or on any income or profits therefrom, unless the Notes are equally and ratably secured by such Lien; provided that if the Debt secured by such Lien is subordinate or junior in right of payment to the Notes then the Lien securing such Debt shall be subordinate or junior in priority to the Lien securing the Notes at least to the same extent as such Debt is subordinate or junior to the Notes.

The foregoing restrictions shall not apply to:

(1)	Liens existing on the Issue Date;
(2)	Permitted Liens;
(3)	Purchase money Liens on assets of the Company and its Subsidiaries or improvements or additions thereto existing or created within 180 days after the time of acquisition of or improvements or additions to such assets, or replacements thereof; provided that (i) such acquisition, improvement or addition is otherwise permitted by the Indenture, (ii) the principal amount of Debt (including Debt in respect of Capitalized Lease Obligations) secured by each such Lien in each asset shall not exceed the cost (including all such Debt secured thereby, whether or not assumed) of the item subject thereto, and such Liens shall attach solely to the particular item of property so acquired, improved or added and any additions or accessions thereto, or replacements thereof, and (iii) the aggregate amount of Debt secured by Liens permitted by this clause (3) shall not at any time exceed $100,000,000;

(4)	Liens on the Company’s existing facility in Baltimore, Maryland securing Debt in an aggregate amount at any one time outstanding not to exceed $40,000,000;
(5)	Liens to secure Refinancing of any Debt secured by Liens described in clauses (1)-(4) above and (6) below; provided that (i) such Refinancing does not increase the principal amount of Debt being so Refinanced and (ii) the Lien of the Refinancing Debt does not extend to any asset not securing the Debt being Refinanced or improvements or additions thereto, or replacements thereof;

(6)	Liens securing Acquired Debt; provided that (i) any such Lien secured the Acquired Debt at the time of the incurrence of such Acquired Debt by the Company or by one of its Subsidiaries and such Lien and Acquired Debt were not incurred by the Company or any of its Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or by one of its Subsidiaries and (ii) any such Lien does not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Debt became Acquired Debt of the Company or of one of its Subsidiaries;

(7)	Liens securing intercompany Debt permitted by paragraph (b)(2) under the “Limitation on Debt and Preferred Stock of the Company and its Subsidiaries” covenant;
(8)	Liens securing Debt under Credit Facilities permitted to be Issued by paragraph (b)(8) under the “Limitation on Debt and Preferred Stock of the Company and its Subsidiaries” covenant; and
(9)	Liens on assets of the Company and its Subsidiaries in addition to those referred to in clauses (1)-(8) above, provided that such Liens only secure Debt of the Company and its Subsidiaries in an aggregate amount not to exceed at any one time outstanding the greater of (i) $85,000,000 and (ii) 10% of Consolidated Tangible Assets.

Limitation on Transactions with Affiliates.

(a)	The Indenture provides that the Company shall not enter, and shall not permit any of its Subsidiaries to enter, directly or indirectly, into any transaction or series of related transactions with any Affiliate of the Company (other than (x) the making of a Restricted Payment or Restricted Investment otherwise permitted by the “Limitation on Restricted Payments and Restricted Investments” covenant or those transactions specifically permitted by paragraph (b) thereunder, (y) transactions between or among Non-Recourse Subsidiaries of the Company or (z) transactions between or among the Company and its Subsidiaries (other than Non-Recourse Subsidiaries)) including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless the terms of such transaction or series of transactions are set forth in writing and are at least as favorable as those available in a comparable transaction in arms-length dealings from an unrelated Person; provided that:

(i)	if any such transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business, but including entering into any long-term arrangement involving the purchase of granules or glass fiber from, or the provision of management services of the type currently provided under the Management Agreement by, an Affiliate of the Company, including ISP or a Subsidiary thereof) involves aggregate payments or other consideration in excess of $25,000,000, such transaction or series of related transactions shall be approved (and the value of any non-cash consideration shall be determined) by a majority of those members of the Board of Directors of the Company or such Subsidiary, as the case may be, having no personal stake in such business, transaction or transactions; and

(ii)	in the event that such transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business and other than purchases of granules or glass fiber from an Affiliate of the Company, including ISP or a Subsidiary thereof) involves aggregate payments or other consideration in excess of $50,000,000 (with the value of any non-cash consideration being determined by a majority of those members of the Board of Directors of the Company or such Subsidiary, as the case may be, having no personal stake in such business, transaction or transactions), the Company or such Subsidiary, as the case may be, shall have also received a written opinion from a nationally recognized investment banking firm that such transaction or series of related transactions is fair to the shareholders, in their capacity as such, of the Company or such Subsidiary from a financial point of view and such opinion has been delivered to the Trustee;

provided, further, in the event that each member of the Board of Directors of the Company or the Subsidiary, as the case may be, proposing to engage in a transaction or series of related transactions described in the preceding proviso has a personal stake in such business, transaction or transactions, the Company or such Subsidiary may enter into such transaction or series of transactions if the Company or such Subsidiary, as the case may be, shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to the shareholders of the Company or such Subsidiary, in their capacity as such (the determination as to the value of any non-cash consideration referred to in the preceding proviso to be made by such investment banking firm), and such opinion shall have been delivered to the Trustee.

(b)	Paragraph (a) shall not prevent the following:
	(1)	the purchase of granules from an Affiliate of the Company, including ISP or a Subsidiary of ISP; provided that
(i) subject to paragraph (c) of this covenant, the price and other terms shall not be less favorable to the Company than those set forth in the Granules Contract, or
(ii)	a nationally recognized investment banking firm or accounting firm has delivered a written opinion to the Company to the effect that either the terms thereof are fair to the Company from a financial point of view or are on terms at least as favorable to the Company as those available in comparable transactions in arms-length dealings from an unrelated Person;

	(2)	the continuance of the Management Agreement (including with an Affiliate of the Company other than ISP)
(i) in accordance with its terms or on terms no less favorable to the Company than those contained in the Management Agreement or
(ii)	on other terms provided that the Company shall have received the written opinion of a nationally recognized investment banking firm or accounting firm that either the terms thereof, from a financial point of view, are fair to the Company or are on terms at least as favorable to the Company as those available in comparable transactions in arms-length dealings from an unrelated Person;

	(3)	any transaction between the Company or a Subsidiary thereof and its own employee stock ownership or benefit plan;
	(4)	any transaction with an officer or director of the Company or any Subsidiary of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director);

	(5)	any business or transaction with an Unrestricted Affiliate;
(6)	borrowings by the Company or its Subsidiaries from Affiliates of the Company; provided that such loans are unsecured, are prepayable at any time without penalty, contain no restrictive covenants and the effective cost of borrowings thereunder do not exceed the interest rate then in effect from time to time under the Credit Agreement or any Refinancings thereof (or, if such agreement is not outstanding, under the unsecured bank debt of the Company); or

	(7)	payments made pursuant to the Tax Sharing Agreement.
(c)	The Company shall not, and shall not permit any of its Subsidiaries to, amend, modify or waive any provision of the Tax Sharing Agreement or the Granules Contract in any manner which is significantly adverse to the Company or the Holders (it being understood that an extension or modification of any of the Granules Contract (or any similar granules purchase contract) on terms at least as favorable to the Company as those available at the time of the extension or modification (or any such new agreement) in a comparable transaction in arms-length dealings with an unrelated Person shall not be deemed significantly adverse to the Company or the Holders).

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, directly or indirectly, create or otherwise cause to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

(a)	pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company or any of its Subsidiaries,
(b)	make loans or advances to the Company or any of its Subsidiaries,
(c)	transfer any of its properties or assets to the Company or
(d)	incur or suffer to exist Liens in favor of the Holders, except for such encumbrances or restrictions existing under or by reason of any of the following:
	(1)	applicable law;
	(2)	the Indenture and the indentures governing the Other Senior Notes;
	(3)	customary provisions restricting subletting or assignment of any lease or license or other commercial agreement;
(4)	any instrument governing Acquired Debt of any Person, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than such Person and its Subsidiaries, or the property or assets of such Person and its Subsidiaries, so acquired;

(5)	the Liens specifically permitted by the provisions described under “— Limitation on Liens;” provided that such Liens and the terms governing such Liens do not, directly or indirectly, restrict the Company or its Subsidiaries from granting other Liens, except as to the assets subject to such Liens;

	(6)	the Credit Agreement or other Debt existing on the Issue Date; and
	(7)	any Refinancing of the Credit Agreement or any such other Debt existing on the Issue Date; provided that the terms and conditions of any such Refinancing agreements relating to the terms described in paragraphs (a)-(d) above are no less favorable to the Company than those contained in the agreements governing the Debt being Refinanced.

Limitation on Asset Sales.

The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to consummate an Asset Sale unless:

(1)	the Company or such Subsidiary, as the case may be, receives consideration (including non-cash consideration, whose fair market value shall be determined in good faith by the Board of Directors of the Company or such Subsidiary, as evidenced by a Board Resolution) at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by its Board of Directors, as evidenced by a Board Resolution);

(2)	at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, shall be cash or Cash Equivalents; provided that this clause (2) shall not prohibit any Asset Sale for which the Company or such Subsidiary, as the case may be, receives 100% of the consideration, directly or through the acquisition of Capital Stock of a Person, in operating assets; and

(3)	in the case of an Asset Sale by the Company or any of its Subsidiaries, the Company shall commit to apply the Net Cash Proceeds of such Asset Sale within 300 days of the consummation of such Asset Sale, and shall apply such Net Cash Proceeds within 360 days of receipt thereof,

(i)	to invest in the businesses that the Company and its Recourse Subsidiaries are engaged in at the time of such Asset Sale or any like or related business,
(ii)	to pay or satisfy any Debt of the Company or any of its Subsidiaries (other than Debt which is subordinated by its terms to the Notes or the Subsidiary Guarantees), including the Debt referred to in the last sentence of the definition thereof or make provision for the payment thereof, through an escrow or other fund, and/or

(iii)	to offer to purchase the Notes in a tender offer (a “Net Proceeds Offer”) at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase; provided, however, that the Company shall, to the extent required under the indentures governing the Other Senior Notes,

(a)	first offer to purchase any outstanding 2006 Notes in a tender offer at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase (as previously disclosed, the 2006 Notes have been repaid in full with a portion of the proceeds of the original issuance),

	(b)	then offer to purchase any outstanding 2007 Notes in a tender offer at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase,
	(c)	then offer to purchase any outstanding 2005 Notes in a tender offer at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase, and
	(d)	then offer to purchase any outstanding 2008 Notes in a tender offer at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase;
provided, further, however that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied pursuant to this clause (3)(iii) equal or exceed $25,000,000.

Notwithstanding the immediately preceding paragraph, (i) the Company and its Subsidiaries may retain up to $10,000,000 of Net Cash Proceeds from Asset Sales in any twelve-month period (without complying with clause (3)), and (ii) any Asset Sale that would result in a Change of Control shall not be governed by this covenant but shall be governed by the provisions described above under “Repurchase Upon Change of Control.”

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

Restriction on Transfer of Certain Assets to Subsidiaries.

The Indenture provides that if the Company transfers or causes to be transferred, in one or a series of related transactions, Material Assets to any one or more Non-Recourse Subsidiaries of the Company, the Company shall cause each such transferee Subsidiary to

(i)	execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such transferee Subsidiary shall unconditionally Guarantee, on a senior basis, all the Company’s obligations under the Notes and

(ii)	deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly executed and delivered by such transferee Subsidiary.

Investment Company Act.

The Indenture provides that the Company will not take any action that would require it or any of its Subsidiaries to register as an investment company under the Investment Company Act of 1940.

Reports to the Securities and Exchange Commission and Holders.

The Company shall file with the Trustee and provide Holders of record, within 15 days after it files them with the Commission, copies of its annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, without exhibits in the case of Holders, unless the Company is requested in writing by the Holders. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission if the Commission permits such filings and provide the Trustee and Holders with such annual reports and information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which are specified in Sections 13 and 15(d) of the Exchange Act, without exhibits in the case of Holders, unless the Company is requested in writing by the Holders.

The Company also will comply with the other provisions of Trust Indenture Act Section 314(a).

So long as any of the Notes remain outstanding, the Company shall cause each annual, quarterly and other financial report mailed or otherwise furnished by it generally to public stockholders to be filed with the Trustee and mailed to the Holders of record at their addresses appearing in the register of Notes maintained by the registrar, in each case at the time of such mailing or furnishing to such stockholders.

The Company shall provide to any Holder or any beneficial owner of Notes any information reasonably requested by such holder or such beneficial owner concerning the Company and its Subsidiaries (including financial statements) necessary in order to permit such holder or such beneficial owner to sell or transfer Notes in compliance with Rule 144A under the Securities Act or any similar rule or regulation adopted by the Commission.

Guarantees by Subsidiaries.

The Indenture provides that the Company shall not permit any Recourse Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Issue any Debt or Preferred Stock or to Guarantee or secure the payment of any other Debt of the Company or any of its Recourse Subsidiaries, unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the payment of the Notes by such Subsidiary; provided that this covenant shall not be applicable to:

(i)	Acquired Debt;
(ii)	any Guarantee of any Subsidiary that existed at the time such Person became a Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;
(iii)	any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers’ acceptances; or
(iv)	Permitted Liens.

If the Guaranteed Debt is a Subordinated Obligation, the Guarantee of such Guaranteed Debt must be subordinated in right of payment to the Subsidiary Guarantee to at least the extent that the Guaranteed Debt is subordinated to the Notes or the applicable Subsidiary Guarantee.

Merger, Consolidation and Sale of Property

The Indenture provides that the Company shall not consolidate with or merge with or into, or sell, assign, transfer or lease all or substantially all of its properties and assets (either in one transaction or in a series of related transactions) to, any Person, unless:

(1)	the Company shall be the continuing Person, or the resulting, surviving or transferee Person (if other than the Company) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume all the obligations of the Company under the Notes, the Indenture and the Security Documents, and the Notes, the Indenture and the Security Documents shall remain in full force and effect;

(2)	immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been Issued by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, the resulting, surviving or transferee Person could Issue at least $1.00 of additional Debt under paragraph (a) of the “Limitation on Debt and Preferred Stock of the Company and its Subsidiaries” covenant; and

(4)	immediately after giving effect to such transaction, the resulting, surviving or transferee Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction.

The Indenture will further provide that the Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or sell, assign, transfer, or lease all or substantially all of its properties and assets (either in one transaction or a series of related transactions) to, any Person unless:

(a)	the other Person is the Company or any Wholly Owned Recourse Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or
(b)	(1) either (x) the Subsidiary Guarantor shall be the resulting, surviving or transferee Person or (y) the resulting, surviving or transferee Person expressly assumes the Subsidiary Guarantor’s Subsidiary Guarantee and all the obligations of such Subsidiary Guarantor under the Notes, the Indenture, the Subsidiary Guarantee and the Security Documents (each of which shall remain in full force and effect); and (2) the resulting, surviving or transferee Person, if other than the Subsidiary Guarantor, is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and immediately after giving effect to the transaction and any related Issuance of Debt of, no Default or Event of Default shall have occurred and be continuing; or

(c)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to another Subsidiary Guarantor) and at the time of such transaction after giving pro forma effect thereto, the provisions of clause (2) of the first paragraph of this covenant would be satisfied and the transaction is otherwise permitted by the Indenture.

In connection with any consolidation, merger, sale, assignment, transfer or lease contemplated by this covenant, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer or lease and the supplemental indenture in respect thereto comply with this covenant and the Trust Indenture Act and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon any consolidation or merger or any sale, assignment, transfer or lease of all or substantially all of the assets of the Company (or Subsidiary Guarantor, as the case may be) in accordance with this covenant, the successor corporation formed by such consolidation or into which the Company (or Subsidiary Guarantor, as the case may be) is merged or to which such sale, assignment, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be), with the same effect as if such successor corporation had been named as the Company (or a Subsidiary Guarantor, as the case may be) therein, and the Company will be discharged from all obligations and covenants under the Indenture and the Notes; provided, however, that the Company, in the case of (1) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the

Company as an entirety or virtually as an entirety) or (2) a lease, shall not be released from any of the obligations or covenants under the Indenture.

Events Of Default

An Event of Default will occur under the Indenture if:

(1)	the Company defaults in the payment of interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;
(2)	(i) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity or otherwise or (ii) the Company fails to redeem or repurchase Notes when required pursuant to the Indenture or the Notes;

(3)	the Company fails to comply with provisions described under “Merger, Consolidation and Sale of Property;”
(4)	the Company fails to comply for 30 days after notice with any of its obligations described under “—Repurchase Upon Change of Control” and “Certain Covenants;”
(5)	the Company fails to comply for 60 days after notice with its other agreements contained in the Indenture, the Notes, the Subsidiary Guarantees or the Security Documents (other than those referred to in clauses (1)-(4) above);

(6)	principal of or interest on Debt of the Company or any of its Significant Subsidiaries is not paid within any applicable grace period or is accelerated by the holders thereof because of a default and the total amount that is unpaid or accelerated exceeds $25,000,000 or its foreign currency equivalent and such default continues for 5 days after notice;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries occurs pursuant to or within the meaning of any Bankruptcy Law; or
(8)	any judgment or order for the payment of money in excess of $25,000,000 in the aggregate is rendered against the Company or any of its Significant Subsidiaries and (i) there is a period of 60 days following the entry of such judgment or order during which such judgment or order is not discharged, waived or the execution thereof stayed and such default continues for 10 days after the notice specified below or (ii) foreclosure proceedings therefor have begun and have not been stayed within five days of the commencement of such foreclosure proceeding.

A Default under clauses (4), (5), (6) or (8) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Company in writing of the Default, and the Company does not cure the Default within the time specified in such clause after receipt of such notice.

Such notice shall be given by the Trustee if so requested in writing by the Holders of at least 25% in aggregate principal amount of the outstanding Notes. When a Default under clause (4), (5), (6) or (8) is cured or remedied within the specified period, it ceases to exist.

If an Event of Default (other than an Event of Default with respect to the Company specified in clause (7) above) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may declare all unpaid principal of and accrued interest on the Notes then outstanding to be due and payable (the “Default Amount”). Upon a declaration of acceleration, such amount shall be due and payable immediately.

If an Event of Default with respect to the Company specified in clause (7) above occurs, the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Under certain circumstances, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind an acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the

Indenture at the request or direction of any of the Holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (if any) when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

The Indenture provides that, if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. If an Event of Default occurs and is continuing, the Trustee shall also notify the Collateral Agent (as defined in the Collateral Agent Agreement) of such default pursuant to the terms of the Collateral Agent Agreement and take any action as may be required thereby. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status, and what action the Company is taking or proposes to take in respect thereof.

Defeasance

The Company at any time may terminate all its obligations and all obligations of the Subsidiary Guarantors under the Notes, the Indenture and the Subsidiary Guarantees, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. This is known as “legal defeasance.” The Company at any time may terminate its obligations under the covenants described under “Certain Covenants” and “Repurchase at the Option of Holders — Change of Control,” above and the operation of clauses (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) described under “Events of Default” above and the limitations contained in clause (3) or (4) described under “Merger, Consolidation and Sale of Property” above. This is known as “covenant defeasance.”

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) described under “— Events of Default” above, or because of the failure of the Company to comply with clause (3) or (4) described under “Merger, Consolidation and Sale of Property” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest (if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the Notes will mature or be redeemed within 30 days) delivering to the Trustee an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred, and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:
(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3)	the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and
(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modifications and Amendments

Modifications and amendments of the Indenture, the Notes or the Subsidiary Guarantees may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

(i)	change the stated maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof;

(ii)	reduce the percentage in principal amount of the outstanding Notes, the consent of the Holders of which is required (x) to modify or amend the Indenture or any Security Documents or (y) for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder and their consequences provided for in the Indenture;

(iii)	modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder affected thereby;

(iv)	modify or change any provision of the Indenture affecting the ranking of the Notes or the Subsidiary Guarantees in a manner adverse to the Holders (it being understood that amendments or waivers of Security Documents or releases of Collateral do not relate to ranking);

(v)	except as otherwise permitted by the covenants described under “Merger, Consolidation and Sale of Property,” consent to the assignment or transfer by the Company or a Subsidiary Guarantor of any of its rights and obligations under the Indenture;

(vi)	change the time at which any note must be redeemed or repaid in accordance with the terms of the Indenture and the Notes; or
(vii)	release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture other than in accordance with the provisions of the Indenture, or amend or modify any provision relating to such release.

The Indenture, the Notes, the Subsidiary Guarantees and the Security Documents may be amended by the Company and the Trustee without the consent of any Holder to:

(i)	cure any ambiguity, omission, defect or inconsistency;
(ii)	provide for the assumption by a Surviving Person of the obligations of the Company (or a Subsidiary Guarantor, as the case may be) under the Indenture or any Security Document;
(iii)	provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(iv)	comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(v)	add Subsidiary Guarantees with respect to the Notes or confirm and evidence the release, termination or discharge of any security or Subsidiary Guarantee when such release, termination or discharge is permitted by the Indenture;

(vi)	secure the Notes;
(vii)	make any change that would provide any additional benefits or rights to Holders or that does not adversely affect the rights of any Holder;
(viii)	to add any additional properties or assets as Collateral; or
(ix)	provide for the issuance of Additional Notes in accordance with the Indenture.

Notwithstanding clauses (i) through (ix) of this paragraph, the Company and the Trustee may not make any change that adversely affects the rights of any Holder.

The Security Agreement provides that it may be amended by the written consent of the Company and the Collateral Agent. The Collateral Agent Agreement provides that it may not be amended without the prior written consent of the Company, the Collateral Agent, the Administrative Agent under the Credit Agreement and the trustees under the indentures governing each series of Senior Notes, except that it and any other Security Document may be amended without the consent of the Trustee for each series of Senior Notes:

(i)	to mortgage, pledge or grant a security interest in property in favor of the Collateral Agent as additional security for the Secured Debt; or
(ii)	to cure any ambiguity, to correct or supplement any provision therein or in any Security Document which may be defective or inconsistent with any other provision therein or make any other amendment or modification of any Security Document.

The Indenture provides that the Company will not enter into any modification or amendment to the Collateral Agent Agreement that materially adversely affects the rights of any Holder without the consent of the Trustee.

It shall not be necessary for the consent of the Holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. Any amendment, waiver or consent shall be deemed effective upon receipt by the Trustee of the necessary consents and shall not require execution of any supplemental indenture to be effective.

The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

The Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominee.

Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such Persons in the offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole Holder represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

(1)	DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;
(2)	the Company in its discretion at any time determines not to have all the Notes represented by such Global Security; or
(3)	there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security.

Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

(1)	certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;
(2)	payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes; and

(3)	no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or Holder represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that requests any action of holders are requested or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of old notes for registered notes in the exchange offer. Because the consequences considered are those applicable to most investors, those consequences specific to an individual investor in a special tax situation may be omitted. In particular, this discussion deals only with the U.S. federal income tax consequences to persons who hold such notes as capital assets (in general, assets held for investment) and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, financial institutions or “financial services entities,” regulated investment companies, real estate investment trusts, tax-exempt entities, retirement plans, persons who hold their notes as part of a straddle, hedge, “conversion transaction,” “constructive sale” or other integrated investment, expatriates or former long-term residents of the United States, persons with a functional currency other than the U.S. dollar, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated thereunder; and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect. Neither the possible federal estate or gift tax consequences of the exchange nor the possible state, local or foreign tax considerations with respect to the exchange are discussed.

Consequences of Tendering Old Notes

The exchange of your old notes for registered notes in the exchange offer will not constitute an exchange for federal income tax purposes. Accordingly, the exchange offer should have no U.S. federal income tax consequences to you if you exchange your old notes for registered notes. For example, there should be no change in your tax basis; and your holding period should carry over to the registered notes. In addition, the U.S. federal income tax consequences of holding and disposing of your registered notes should be the same as those applicable to your old notes.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR REGISTERED NOTES CONSIDERS THE CONSEQUENCES APPLICABLE TO MOST INVESTORS AND, AS A RESULT, MAY OMIT THOSE CONSEQUENCES SPECIFIC TO AN INDIVIDUAL INVESTOR IN A SPECIAL TAX SITUATION. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT THAT INVESTOR’S OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO THAT INVESTOR RELATING TO THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

Any broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer), may exchange such old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery of such broker-dealer of the prospectus contained in this registration statement. We have agreed that, for a period ending on the earlier of (a) 180 days after the registration statement containing this prospectus is declared effective and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                      , 2005, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP will pass upon the validity of the registered notes on our behalf. Weil, Gotshal & Manges LLP has from time to time represented, and may continue to represent, G-I Holdings Inc. and its predecessors and affiliates (including International Specialty Products Inc.) in connection with various legal matters.

EXPERTS

The consolidated financial statements and schedule of Building Materials Corporation of America and subsidiaries (“BMCA”) as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering these consolidated financial statements contains explanatory paragraphs that state that: a) BMCA adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), as of January 1, 2002; and b) the 2001 consolidated financial statements of BMCA were audited by other auditors who have ceased operations and that as described in Note 4 to the consolidated financial statements, the 2001 consolidated financial statements have been revised to include the transitional disclosures required by SFAS No. 142. KPMG LLP’s report refers to their audit of such disclosures added to revise the 2001 consolidated financial statements and states that they were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such transitional disclosures and, accordingly, they did not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

Arthur Andersen LLP has not consented to the inclusion of their report on the 2001 consolidated financial statements in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a(b) under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus and because Arthur Andersen LLP has ceased operations, you may not be able to recover against Arthur Andersen LLP under the federal securities laws for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. We voluntarily file annual, quarterly and other information with the SEC in accordance with the information requirements of the Securities and Exchange Act of 1934, as amended. You may read and copy any document we file or furnish with the SEC at the SEC’s public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You may also obtain information about us from the following regional offices of the SEC: 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials also can be obtained from the Public Reference Section of the SEC at prescribed rates. Our filings with the SEC are also available to the public on the SEC’s home page on the Internet at www.sec.gov.

Upon completion of the exchange offer, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the SEC. You may inspect and copy these reports and other information at the address set forth above. You may request copies of these documents by contacting us at: Building Materials Corporation of America, 1361 Alps Road, Wayne, New Jersey 07470, Attn: Corporate Secretary.

SCHEDULES

Consolidated Financial Statement Schedule:
Schedule II — Valuation and Qualifying Accounts	S-1

BUILDING MATERIALS CORPORATION OF AMERICA

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	Third Quarter Ended		Nine Months Ended

	Sept. 28,	Oct. 3,	Sept. 28,	Oct. 3,
	2003	2004	2003	2004

Net sales	$459,887	$468,738	$1,209,142	$1,312,269

Costs and expenses, net:
Cost of products sold	318,900	319,451	849,630	900,165
Selling, general and administrative	91,315	101,905	246,855	286,541
Gain on sale of assets	—	—	(5,739)	—

Total costs and expenses, net	410,215	421,356	1,090,746	1,186,706

Operating income.	49,672	47,382	118,396	125,563
Interest expense	(15,241)	(18,237)	(42,540)	(46,917)
Other expense, net	(737)	(1,971)	(5,014)	(4,531)

Income before income taxes	33,694	27,174	70,842	74,115
Income tax expense	(12,130)	(10,122)	(25,503)	(27,608)

Net income	$ 21,564	$ 17,052	$ 45,339	$ 46,507

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BUILDING MATERIALS CORPORATION OF AMERICA

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)

	Dec. 31,	Oct. 3,
	2003	2004

ASSETS
Current Assets:
Cash and cash equivalents	$ 2,880	$ 10,880
Accounts receivable, trade, less allowance of $1,363 and $1,624 at
December 31, 2003 and October 3, 2004, respectively	188,231	324,832
Accounts receivable, other	5,864	2,894
Tax receivable from parent corporation	7,044	2,018
Inventories, net	135,960	184,512
Other current assets	5,002	7,099

Total Current Assets	344,981	532,235
Property, plant and equipment, net	342,216	362,418
Goodwill, net of accumulated amortization of $16,370 at
December 31, 2003 and October 3, 2004, respectively	63,294	63,294
Other noncurrent assets	31,989	32,572

Total Assets	$782,480	$990,519

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current maturities of long-term debt	$ 2,504	$152,456
Accounts payable	92,849	108,778
Payable to related parties	9,074	12,855
Loans payable to parent corporation	52,840	52,840
Accrued liabilities	63,096	80,535
Reserve for product warranty claims	14,900	14,900

Total Current Liabilities	235,263	422,364

Long-term debt less current maturities	545,693	525,127

Reserve for product warranty claims	17,072	16,714

Deferred income tax liabilities	3,308	9,077

Other liabilities	23,212	23,130

Stockholders’ Equity (Deficit):
Series A Cumulative Redeemable Convertible Preferred Stock, $.01 par
value per share; 400,000 shares authorized; no shares issued	—	—
Class A Common Stock, $.001 par value per share, 1,300,000 shares
authorized; 1,015,010 shares issued and outstanding	1	1
Class B Common Stock, $.001 par value per share; 100,000 shares authorized; 15,000 and 0 shares issued and outstanding in 2003 and
2004, respectively	—	—
Loans receivable from parent corporation	(55,587)	(55,659)
Retained earnings	18,696	54,943
Accumulated other comprehensive loss	(5,178)	(5,178)

Total Stockholders’ Equity (Deficit)	(42,068)	(5,893)

Total Liabilities and Stockholders’ Equity (Deficit)	$782,480	$990,519

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BUILDING MATERIALS CORPORATION OF AMERICA

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	Nine Months Ended

	Sept. 28,	Oct. 3,
	2003	2004

Cash and cash equivalents, beginning of period	$ 96,173	$ 2,880

Cash provided by (used in) operating activities:
Net income	45,339	46,507
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Gain on sale of assets	(5,739)	—
Depreciation	29,180	32,103
Amortization	1,534	1,694
Deferred income taxes	24,957	26,758
Noncash interest charges, net	4,006	5,012
Increase in working capital items	(124,792)	(150,727)
Decrease in long-term reserve for product warranty claims	(1,251)	(358)
Repayments for repurchase of accounts receivable	(105,388)	—
Increase in other assets	(879)	(2,420)
Increase (decrease) in other liabilities	1,128	(51)
Change in net receivable from/payable to related
parties/parent corporations	60	(12,182)
Other, net	418	81

Net cash used in operating activities	(131,427)	(53,583)

Cash provided by (used in) investing activities:
Capital expenditures	(23,307)	(29,386)
Acquisition of manufacturing facility.	—	(23,185)
Proceeds from sale of assets	9,315	—

Net cash used in investing activities.	(13,992)	(52,571)

Cash provided by (used in) financing activities:
Proceeds from loan payable to parent corporation	38,351	—
Proceeds from issuance of long-term debt	327,407	682,465
Repayments of long-term debt	(246,699)	(553,611)
Distributions to parent corporation	(15)	(260)
Dividends to parent corporation	—	(10,000)
Loans to parent corporation.	(38,426)	(72)
Financing fees and expenses	(9,115)	(4,368)

Net cash provided by financing activities	71,503	114,154

Net change in cash and cash equivalents	(73,916)	8,000

Cash and cash equivalents, end of period	$ 22,257	$ 10,880

Supplemental Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized of $500 and $854 in 2003 and
2004, respectively)	$ 39,511	$ 37,846
Income taxes (including federal income taxes paid pursuant to a tax sharing agreement of $0 and $15,963 in 2003 and 2004,
respectively)	451	16,906

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Building Materials Corporation of America (“BMCA” or the “Company”) was formed on January 31, 1994 and is a wholly-owned subsidiary of BMCA Holdings Corporation (“BHC”), which is a wholly-owned subsidiary of G-I Holdings Inc. (“G-I Holdings”). G-I Holdings is a wholly-owned subsidiary of G Holdings Inc. The consolidated financial statements of the Company reflect, in the opinion of management, all adjustments necessary to present fairly the financial position of the Company at October 3, 2004, and the results of operations and cash flows for the third quarter and nine month periods ended September 28, 2003 and October 3, 2004. All adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003 (the “2003 Form 10-K”).

Certain reclassifications have been made to conform to current year presentation.

Note 1. New Accounting Pronouncement

In May 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”)No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”),” (“FSP FAS No. 106-2”) which supersedes FSP FAS No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” (“FSP FAS No. 106-1”). FSP FAS No. 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 to employers that sponsor postretirement health care plans which provide prescription drug benefits.

FSP FAS 106-2 applies only to sponsors of single-employer defined benefit postretirement health care plans for which (1) the employer has concluded that prescription drug benefits available under the plan to some or all participants, for some or all future years, are “actuarially equivalent” to Medicare Part D and thus qualify for the subsidy provided by the Act, and (2) the expected subsidy will offset or reduce the employer’s share of the cost of the underlying postretirement prescription drug coverage on which the subsidy is based. In addition, FSP FAS 106-2 requires certain disclosures in financial statements regarding the effect of the Act and the related subsidy on postretirement health obligations and net periodic postretirement benefit cost.

FSP FAS 106-2 is effective for the first interim or annual period beginning after June 15, 2004. The Company has adopted the provisions of FSP FAS No. 106-2 effective for the quarterly period beginning July 5, 2004 and noted no material impact on the accounting for its postretirement medical and life insurance plan.

Note 2. Inventories

Inventories consist of the following:

	Dec. 31,	Oct. 3,
	2003	2004

	(Thousands)
Finished goods	$ 89,684	$121,586
Work-in process	12,499	15,177
Raw materials and supplies	39,208	53,880

Total	141,391	190,643
Less LIFO reserve	(5,431)	(6,131)

Inventories, net	$135,960	$184,512

Note 3. Acquisition and Property Disposition

On May 7, 2004, the Company acquired certain assets of a manufacturing facility located in Quakertown, Pennsylvania from Atlas Roofing Corporation for a purchase price of $23.2 million. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the fair

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 3. Acquisition and Property Disposition – (Continued)

value of the identifiable assets acquired, including $23.0 million to property, plant and equipment and $0.2 million to inventories. The operating results of the Quakertown manufacturing facility are included in the Company’s results of operations from the date of its acquisition.

In connection with the acquisition of the Quakertown manufacturing facility, the Company entered into a long-term supply agreement with Atlas Roofing Corporation, whereby the Company is obligated to purchase certain minimum amounts of dry felt and other products at fair market value through April 30, 2011. As of October 3, 2004 our minimum purchase obligation under the Atlas Roofing Corporation long-term supply agreement aggregated to $24.0 million.

In May 2003, the Company sold property in Ontario, California for net cash proceeds of approximately $9.3 million, which resulted in a pre-tax gain of approximately $5.7 million.

Note 4. Long-Term Debt

On May 7, 2004, the Company amended its $350 million Senior Secured Revolving Credit Facility (the “Senior Secured Revolving Credit Facility”), which reduced the floating rate of interest as defined in the Senior Secured Revolving Credit Facility. On July 12 and July 19, 2004, the Senior Secured Revolving Credit Facility was further amended to allow for the issuance of our 73/4% Senior Notes due 2014 (the “2014 Notes”).

On July 26, 2004, the Company issued $200.0 million in aggregate principal amount of 73/4% Senior Notes due 2014, at 100.0% of the principal amount. The net proceeds from the issuance of the 2014 Notes, after deducting initial purchasers’ discounts and commissions and offering expenses were approximately $195.9 million. On August 26, 2004, the Company exercised a call notice issued on July 26, 2004 and used approximately $101.8 million of the net proceeds to redeem all of its issued and outstanding 85/8% Senior Notes due 2006 (the “2006 Notes”), including accrued and unpaid interest on such notes through the date of redemption. In addition, the Company used the remaining net proceeds of approximately $94.1 million to reduce amounts outstanding under its Senior Secured Revolving Credit Facility. The redemption price of the 2006 Notes was 101.438% of the principal amount outstanding and the premium of approximately $1.4 million was recorded in interest expense in July 2004. In connection with the extinguishment of the 2006 Notes, the Company expensed the remaining deferred financing fees of approximately $0.7 million in July 2004 and included this amount in interest expense.

Under the terms and conditions of the 2014 Notes, the noteholders have the right under the indenture governing such notes to require the Company to purchase the 2014 Notes at a price of 101% of the principal amount thereof, plus any accrued and unpaid interest, in the event of a change in control, as defined in the 2014 Notes. Upon the expiration of this right, the Company would have the option to purchase the 2014 Notes at a purchase price equal to 100% of the aggregate principal amount, plus the applicable premium, as defined in the 2014 Notes, together with any accrued and unpaid interest. The Company also has the option to redeem some or all of the 2014 Notes beginning on August 1, 2009 at specified redemption premiums through August 1, 2012, as defined in the 2014 Notes. Finally, pursuant to the terms and conditions of the 2014 Notes, the registration statement related to the exchange offer of the 2014 Notes is required to be deemed effective by the Securities and Exchange Commission (the “SEC”) within a specified time period as outlined in the 2014 Notes. In the event the 2014 Notes are not deemed effective by the SEC within the specified time period, the Company is subject to an additional special interest provision, as defined in the 2014 Notes.

The 2014 Notes, as well as the 73/4% Senior Notes due 2005, the 8% Senior Notes due 2007 and the 8% Senior Notes due 2008 (collectively, the “Senior Notes”) are secured by a second priority lien on the assets securing the Senior Secured Revolving Credit Facility for so long as the first priority lien remains in effect, subject to certain limited exceptions and have been guaranteed by the subsidiaries that guaranteed the Senior

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 4. Long-Term Debt – (Continued)

Secured Revolving Credit Facility. As of October 3, 2004, the book value of the collateral securing the Senior Notes and the Senior Secured Revolving Credit Facility was approximately $973.6 million.

Under the terms of the Senior Secured Revolving Credit Facility and the indentures governing the Company’s Senior Notes, the Company is subject to certain financial covenants. These financial covenants include, among others, interest coverage, minimum EBITDA (earnings before income taxes and extraordinary items increased by interest expense, depreciation, goodwill and other amortization) as defined, limitations on the amount of annual capital expenditures and indebtedness, restrictions on restricted payments, including dividends and distributions to the Company’s parent corporations and on incurring liens, and restrictions on investments and other payments. In addition, if a change of control as defined in the Senior Secured Revolving Credit Facility occurs, the Senior Secured Revolving Credit Facility could be terminated and the loans under the Senior Secured Revolving Credit Facility accelerated by the holders of that indebtedness. If that event occurred, it would cause the Company’s outstanding Senior Notes to be accelerated.

As of October 3, 2004, after giving effect to the most restrictive of the aforementioned restrictions, the Company could have paid dividends or made other restricted payments up to $5.0 million to its parent corporations. In addition at October 3, 2004, the Company could repay demand loans to its parent corporation amounting to $52.8 million, subject to certain conditions as outlined in the Senior Secured Revolving Credit Facility. As of October 3, 2004, the Company was in compliance with all covenants under the Senior Secured Revolving Credit Facility and the indentures governing the Senior Notes.

As of October 3, 2004, the Company had total outstanding consolidated indebtedness of $677.6 million, of which $152.5 million matures prior to the end of the third quarter of 2005 and $31.0 million represents borrowings outstanding under the Senior Secured Revolving Credit Facility. The Company anticipates funding these obligations principally from its cash on hand, cash flows from operations and/or additional borrowings under its Senior Secured Revolving Credit Facility.

Note 5. Warranty Claims

The Company provides certain limited warranties covering most of its residential roofing products for periods generally ranging from 20 to 40 years, with lifetime limited warranties on certain specialty shingle products. The Company also offers certain limited warranties of varying duration covering most of its commercial roofing products. Most of the Company’s specialty building products and accessories provide limited warranties for periods generally ranging from 5 to 10 years, with lifetime limited warranties on certain products.

The reserve for product warranty claims consists of the following for the third quarter and nine month periods ended September 28, 2003 and October 3, 2004, respectively:

	Third Quarter Ended		Nine Months Ended

	Sept. 28,	Oct. 3,	Sept. 28,	Oct. 3,
	2003	2004	2003	2004

	(Thousands)
Beginning balance	$32,266	$31,436	$ 33,287	$ 31,972
Charged to cost of products sold	5,968	6,116	15,519	17,155
Payments/deductions	(6,198)	(5,938)	(16,770)	(17,513)

Ending balance	$32,036	$31,614	$ 32,036	$ 31,614

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 6. Benefit Plans

In December 2003, the FASB issued a revision to Statement of Financial Accounting Standards (“SFAS”) No. 132, “Employer’s Disclosures About Pensions and Other Postretirement Benefits,” (“SFAS No. 132”) which revises employers’ disclosures about pension plans and other postretirement benefit plans. The revised SFAS No. 132 requires disclosures in addition to those in the original SFAS No. 132 related to the assets, obligations, cash flows and net periodic benefit cost of defined pension plans and other defined benefit postretirement plans, including interim disclosures regarding components of net periodic benefit costs recognized during interim periods. The Company adopted the interim disclosure provisions of SFAS No. 132 effective for the quarterly period beginning January 1, 2004.

Defined Benefit Plans

The Company provides non-contributory defined benefit retirement plans for certain hourly and salaried employees (the “Retirement Plans”). Benefits under these plans are based on stated amounts for each year of service. The Company’s funding policy is consistent with the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

The Company’s net periodic pension cost for the Retirement Plans included the following components for the third quarter and nine month periods ended September 28, 2003 and October 3, 2004, respectively:

	Third Quarter Ended		Nine Months Ended

	Sept. 28,	Oct. 3,	Sept. 28,	Oct. 3,
	2003	2004	2003	2004

	(Thousands)
Service cost	$ 300	$ 349	$ 899	$1,047
Interest cost	452	484	1,356	1,452
Expected return on plan assets	(638)	(672)	(1,913)	(2,015)
Amortization of unrecognized prior
service cost	9	9	27	27
Amortization of net losses from
earlier periods	48	73	144	218

Net periodic pension cost	$ 171	$ 243	$ 513	$ 729

At October 3, 2004, the Company does not expect to make any pension contribution to the Retirement Plans in 2004, which is consistent with its expectations at December 31, 2003.

Postretirement Medical and Life Insurance

The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain employees and certain retirees. Such subsidies were reduced or ended as of January 1, 1997.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 6. Benefit Plans – (Continued)

Net periodic postretirement benefit cost included the following components for the third quarter and nine month periods ended September 28, 2003 and October 3, 2004, respectively:

	Third Quarter Ended		Nine Months Ended

	Sept. 28,	Oct. 3,	Sept. 28,	Oct. 3,
	2003	2004	2003	2004

	(Thousands)
Service cost	$ 30	$ 35	$ 92	$ 106
Interest cost.	77	76	230	228
Amortization of unrecognized prior
service cost	(24)	(24)	(71)	(71)
Amortization of net gains from
earlier periods	(65)	(59)	(195)	(177)

Net periodic postretirement benefit cost	$ 18	$ 28	$ 56	$ 86

At October 3, 2004, the Company expects to make aggregate benefit claim payments of approximately $0.3 million in 2004, which are related to postretirement medical and life insurance expenses. This is consistent with the Company’s expectations at December 31, 2003.

Note 7. Long-Term Incentive Plan

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-based Compensation – Transition and Disclosure” (“SFAS No. 148”), an amendment of FASB Statement No. 123 “Accounting for Stock-based Compensation” (“SFAS No. 123”). SFAS No. 148 provides alternative methods of transition for any entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosures about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. SFAS No. 148 also amends Accounting Principles Board Opinion No. 28 “Interim Financial Reporting” (“APB No. 28”), to require disclosures about those effects in interim financial information beginning with the Company’s first quarter ended March 30, 2003. The Company has adopted the additional interim disclosure provisions of SFAS No. 148 as it relates to its 2001 Long-term Incentive Plan. Compensation expense for the Company’s incentive units was $0.8 and $1.7 million for the third quarter ended September 28, 2003 and October 3, 2004, respectively, and $2.3 and $5.0 million for the nine month period ended September 28, 2003 and October 3, 2004, respectively. The Company’s pro forma net income under SFAS No. 123 would have been the same as actual net income.

Note 8. Related Party Transactions

The Company makes loans to and borrows from its parent corporations from time to time at prevailing market rates. At October 3, 2004, BMCA Holdings Corporation owed the Company $55.7 million, including interest of $0.4 million, and the Company owed BMCA Holdings Corporation $52.8 million. Interest income on the Company’s loans to BMCA Holdings Corporation amounted to $0.7 and $2.1 million during the third quarter and nine month periods ended October 3, 2004, respectively. Interest expense on the Company’s loans from BMCA Holdings Corporation amounted to $0.7 and $2.0 million during the third quarter and nine month periods ended October 3, 2004, respectively. Loans payable to/receivable from the Company’s parent corporations are due on demand and provide each party with the right to offset of its related obligation to the other party and are subject to limitations outlined in the Company’s Senior Secured Revolving Credit Facility and its Senior Notes.

On February 25, 2004 and April 21, 2004, the Company declared and paid cash dividends of $5.0 million and $5.0 million, respectively, to its parent corporation.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 8. Related Party Transactions – (Continued)

On June 15, 2004 and September 15, 2004, the Company paid $6.4 and $9.6 million, respectively, in federal income tax payments to its parent corporation pursuant to a tax sharing agreement. These amounts have been included in the “Change in net receivable from/payable to related parties/parent corporations” in the Consolidated Statement of Cash Flows.

Note 9. Contingencies

Asbestos Litigation Against G-I Holdings

In connection with its formation, the Company contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber (“Asbestos Claims”) of its parent, G-I Holdings. As of March 30, 1997, the Company paid all of its assumed asbestos-related liabilities. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to Asbestos Claims. This proceeding remains pending.

Claimants in the G-I Holdings’ bankruptcy, including judgment creditors, might seek to satisfy their claims by asking the bankruptcy court to require the sale of G-I Holdings’ assets, including its holdings of BMCA Holdings Corporation’s common stock and its indirect holdings of the Company’s common stock. Such action could result in a change of control of the Company. In addition, those creditors may seek to file Asbestos Claims against the Company (with approximately 1,900 alleged Asbestos Claims having been filed against the Company as of October 3, 2004). The Company believes that it will not sustain any liability in connection with these or any other asbestos-related claims. On February 2, 2001, the United States Bankruptcy Court for the District of New Jersey issued a temporary restraining order enjoining any existing or future claimant from bringing or prosecuting an Asbestos Claim against the Company. By oral opinion, on June 22, 2001, and written order entered February 22, 2002, the court converted the temporary restraints into a preliminary injunction, prohibiting the bringing or prosecution of any such Asbestos Claim against the Company. On February 7, 2001, G-I Holdings filed an action in the United States Bankruptcy Court for the District of New Jersey seeking a declaratory judgment that BMCA has no successor liability for Asbestos Claims against G-I Holdings and that it is not the alter ego of G-I Holdings (the “BMCA Action”). On May 13, 2003 the United States District Court for the District of New Jersey overseeing the G-I Holdings’ Bankruptcy Court withdrew the reference of the BMCA Action from the Bankruptcy Court, and this matter will be heard by the District Court directly. The BMCA Action is in a pretrial discovery stage and no trial date has been set by the court. As a result, it is not possible to predict the outcome of this litigation although the Company believes its claims are meritorious. While the Company cannot predict whether any additional Asbestos Claims will be asserted against it or its assets, or the outcome of any litigation relating to those claims, the Company believes that it has meritorious defenses to any claim that it has asbestos-related liability, although there can be no assurances in this regard.

On or about February 8, 2001, a creditors’ committee established in G-I Holdings’ bankruptcy case filed a complaint in the United States Bankruptcy Court, District of New Jersey against G-I Holdings and the Company. The complaint requests substantive consolidation of the Company with G-I Holdings or an order directing G-I Holdings to cause the Company to file for bankruptcy protection. The Company and G-I Holdings intend to vigorously defend the lawsuit. The plaintiffs also filed for interim relief absent the granting of their requested relief described above. On March 21, 2001, the bankruptcy court denied plaintiffs’ application for interim relief. In November 2002, the creditors’ committee, joined in by the legal representative of future demand holders, filed a motion for appointment of a trustee in the G-I Holdings’ bankruptcy. In December 2002, the bankruptcy court denied the motion. The creditors’ committee appealed the ruling to the United States District Court, which denied the appeal on June 27, 2003. The creditors’ committee appealed the denial to the Third Circuit Court of Appeals, which denied the appeal on September 24, 2004. The creditors’ committee filed a petition with the Third Circuit Court of Appeals for a rehearing of its denial of the creditors’ committee’s appeal, which was denied by the Court on October 26, 2004.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 9. Contingencies – (Continued)

On February 27, 2004, the creditors’ committee, joined in by the legal representative, filed a motion to modify the preliminary injunction and to seek authority by the bankruptcy court to avoid, on various grounds, certain liens granted in connection with the financing obtained by the Company in December, 2000. G-I Holdings and the Company opposed the motion and a hearing on the motion was held by the bankruptcy court on March 29, 2004. By opinion dated June 8, 2004 the court granted the motion in part and denied it in part.

On July 7, 2004, the creditors’ committee in the G-I Holdings’ bankruptcy case filed a claim challenging as a fraudulent conveyance the transactions entered into in connection with the Company’s formation in 1994 (the “1994 transaction”), in which G-I Holdings caused to be transferred to the Company all of its roofing business and assets and in which the Company assumed certain liabilities relating to those assets, as well as a specified amount of asbestos liabilities. In addition, on July 7, 2004, the creditors’ committee filed a claim against holders of BMCA’s bank and bond debt outstanding in 2000 seeking to avoid liens granted to them, based on the committee’s theory that the 1994 transaction was a fraudulent conveyance. On August 3, 2004, the creditors’ committee filed an amended complaint adding the names of additional alleged bondholders.

On July 20, 2004, the creditors’ committee appealed the court’s decision, issued on June 8, 2004, seeking the authority to file a lawsuit against the banks and bondholders discussed above, challenging the liens granted to them in 2000 as a fraudulent conveyance and are appealing, among other things, certain adverse rulings on statute of limitation issues. This appeal remains pending before the District Court.

On August 3, 2004, the creditors’ committee filed a motion with the bankruptcy court seeking to impose certain conditions on the redemption of the 2006 Notes, or in the alternative, temporarily enjoin the Company from satisfying such redemption. On August 5, 2004, the bankruptcy court, having previously ruled on June 8, 2004, that the redemption could proceed without restriction, refused to impose any conditions on the redemption or to enjoin, on a preliminary basis, the Company from repaying the 2006 Notes pursuant to the July 26, 2004 call notice, or from purchasing any of its Senior Notes on the open market. The committee subsequently withdrew its motion as being moot, and the redemption of the 2006 Notes concluded on August 26, 2004.

For a further discussion with respect to the history of the foregoing litigation and asbestos-related matters, see Notes 5, 12, 17 and 18 to consolidated financial statements contained in the Company’s 2003 Form 10-K.

Environmental Litigation

The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters under the Comprehensive Environmental Response Compensation and Liability Act, and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or remedial obligations are imposed, a number of which are in the early stages or have been dormant for protracted periods. The Company refers to these proceedings and lawsuits as “Environmental Claims.” At most sites, the Company anticipates that liability will be apportioned among the companies found to be responsible for the presence of hazardous substances at the site. The Company believes that the ultimate disposition of such matters will not, individually or in the aggregate, have a material adverse effect on the liquidity, financial position or results of operations of the Company.

Other Litigation

On or about February 17, 2004, litigation was commenced against the Company in the United States District Court for the Eastern district of Pennsylvania by CertainTeed Corporation alleging patent infringement in connection with certain of its products representing less than 5% of its net sales. The Company intends to defend itself vigorously in this matter, has denied CertainTeed’s claims and has filed counterclaims against CertainTeed for patent infringement, violations of the antitrust laws and for trade libel. Although this matter is in pretrial proceedings and there can be no assurances made, the Company believes that CertainTeed’s claims are without merit and will not have a material adverse effect on the Company.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 9. Contingencies – (Continued)

For a further discussion with respect to the history of environmental matters and other litigation, reference is made to Notes 2 and 18 to consolidated financial statements contained in the Company’s 2003 Form 10-K.

Tax Claim Against G-I Holdings

The Company and certain of its subsidiaries were members of the consolidated group (the “G-I Holdings Group”) for federal income tax purposes that included G-I Holdings in certain prior years and, accordingly, would be severally liable for any tax liability of the G-I Holdings Group in respect of those prior years.

On September 15, 1997, G-I Holdings received a notice from the Internal Revenue Service (the “IRS”) of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhône-Poulenc Surfactants and Specialties, L.P. (the “surfactants partnership”), a partnership in which G-I Holdings held an interest. G-I Holdings has advised the Company that it believes that it will prevail in this tax matter arising out of the surfactants partnership, although there can be no assurance in this regard. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on its business, financial position or results of operations. On September 21, 2001, the IRS filed a proof of claim with respect to such deficiency against G-I Holdings in the G-I Holdings’ bankruptcy. If such proof of claim is sustained, the Company and/or certain of the Company’s subsidiaries together with G-I Holdings and several current and former subsidiaries of G-I Holdings would be severally liable for a portion of those taxes and interest. G-I Holdings has filed an objection to the proof of claim. If the IRS were to prevail for the years in which the Company and/or certain of its subsidiaries were part of the G-I Holdings Group, the Company would be severally liable for approximately $40.0 million in taxes plus interest, although this calculation is subject to uncertainty depending upon various factors including G-I Holdings’ ability to satisfy its tax liabilities and the application of tax credits and deductions.

Note 10. Subsequent Events

Senior Note Offerings

On October 7, 2004, under the terms and conditions of the 2014 Notes, the Company filed a registration statement with the Securities and Exchange Commission on Form S-4 to register the 2014 Notes.

On November 5, 2004, the Company further amended its Senior Secured Revolving Credit Facility to allow for the issuance of an additional $50.0 million of 2014 Notes.

On November 10, 2004, the Company issued an additional $50.0 million in aggregate principal amount of its 2014 Notes. The additional 2014 Notes were issued under an indenture dated July 26, 2004, pursuant to which the Company previously issued its original $200.0 million of 73/4% Senior Notes due 2014.

These additional 2014 Notes rank equally with and formed a part of a single series with such original 2014 Notes and have the same terms and conditions. The net proceeds from the issuance of the additional 2014 Notes, after deducting the offering expenses and including the addition of the applicable premium were approximately $50.6 million. The Company will use the net proceeds from the additional 2014 Notes to reduce amounts outstanding under its Senior Secured Revolving Credit Facility. The premium of approximately $0.9 million will be included in long-term debt and will be amortized over the life of the 2014 Notes.

Note 11. Guarantor Financial Information

At October 3, 2004, all of the Company’s subsidiaries are guarantors under the Company’s $350.0 million Senior Secured Revolving Credit Facility and its Senior Notes. These guarantees are full, unconditional and joint and several. In addition, Building Materials Manufacturing Corporation (“BMMC”), a wholly-owned subsidiary of the Company, is a co-obligor on the 8% Senior Notes due 2007.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 11. Guarantor Financial Information – (Continued)

The Company and BMMC entered into license agreements, effective January 1, 1999, for the right to use intellectual property, including patents, trademarks, know-how, and franchise rights owned by Building Materials Investment Corporation, a wholly-owned subsidiary of the Company, for a license fee stated as a percentage of net sales. The license agreements are for a period of one year and are subject to automatic renewal unless either party terminates with 60 days written notice. Also, effective January 1, 1999, BMMC sells all finished goods to the Company at a manufacturing profit.

Presented below is condensed consolidating financial information for the Company, the guarantor subsidiaries and the non-guarantor subsidiary. This financial information should be read in conjunction with the consolidated financial statements and other notes related thereto. Separate financial statements for the Company, the guarantor subsidiaries and the non-guarantor subsidiary is not included herein, because management has determined that these financial statements are not material to investors.

Condensed Consolidating Statement of Income
Third Quarter Ended September 28, 2003
(Thousands)
(Unaudited)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

Net sales	$430,085	$ 29,802	$ —	$459,887
Intercompany net sales	22,197	306,580	(328,777)	—

Total net sales	452,282	336,382	(328,777)	459,887

Costs and expenses, net:
Cost of products sold	348,161	299,516	(328,777)	318,900
Selling, general and administrative	72,365	18,950	—	91,315
Transition service agreement (income) expense	25	(25)	—	—

Total costs and expenses, net	420,551	318,441	(328,777)	410,215

Operating income	31,731	17,941	—	49,672
Equity in earnings of subsidiaries	21,122	—	(21,122)	—
Intercompany licensing income (expense), net	(18,092)	18,092	—	—
Interest expense	(12,172)	(3,069)	—	(15,241)
Other income (expense), net	(776)	39	—	(737)

Income before income taxes	21,813	33,003	(21,122)	33,694
Income tax expense	(249)	(11,881)	—	(12,130)

Net income	$ 21,564	$ 21,122	$ (21,122)	$ 21,564

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 11. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Income
Third Quarter Ended October 3, 2004
(Thousands)
(Unaudited)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

Net sales	$439,131	$ 29,607	$ —	$468,738
Intercompany net sales	4,256	318,889	(323,145)	—

Total net sales	443,387	348,496	(323,145)	468,738

Costs and expenses, net:
Cost of products sold	333,074	309,522	(323,145)	319,451
Selling, general and administrative	79,118	22,787	—	101,905
Transition service agreement (income) expense	25	(25)	—	—

Total costs and expenses, net	412,217	332,284	(323,145)	421,356

Operating income	31,170	16,212	—	47,382
Equity in earnings of subsidiaries	19,416	—	(19,416)	—
Intercompany licensing income (expense), net	(17,735)	17,735	—	—
Interest expense	(15,116)	(3,121)	—	(18,237)
Other income (expense), net	(2,086)	115	—	(1,971)

Income before income taxes	15,649	30,941	(19,416)	27,174
Income tax (expense) benefit	1,403	(11,525)	—	(10,122)

Net income	$ 17,052	$ 19,416	$ (19,416)	$ 17,052

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 11. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Income
Nine Months Ended September 28, 2003
(Thousands)
(Unaudited)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

Net sales	$1,122,975	$ 86,167	$ —	$1,209,142
Intercompany net sales	62,140	818,487	(880,627)	—

Total net sales	1,185,115	904,654	(880,627)	1,209,142

Costs and expenses, net:
Cost of products sold	929,183	801,074	(880,627)	849,630
Selling, general and administrative	192,167	54,688	—	246,855
Gain on sale of assets	—	(5,739)	—	(5,739)
Transition service agreement (income) expense	75	(75)	—	—

Total costs and expenses, net	1,121,425	849,948	(880,627)	1,090,746

Operating income	63,690	54,706	—	118,396
Equity in earnings of subsidiaries	59,089	—	(59,089)	—
Intercompany licensing income (expense), net	(47,405)	47,405	—	—
Interest expense	(32,505)	(10,035)	—	(42,540)
Other income (expense), net	(5,264)	250	—	(5,014)

Income before income taxes	37,605	92,326	(59,089)	70,842
Income tax (expense) benefit	7,734	(33,237)	—	(25,503)

Net income	$ 45,339	$ 59,089	$ (59,089)	$ 45,339

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 11. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Income
Nine Months Ended October 3, 2004
(Thousands)
(Unaudited)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

Net sales	$1,224,854	$ 87,415	$ —	$1,312,269
Intercompany net sales	44,546	893,772	(938,318)	—

Total net sales	1,269,400	981,187	(938,318)	1,312,269

Costs and expenses, net:
Cost of products sold.	971,261	867,222	(938,318)	900,165
Selling, general and administrative.	221,673	64,868	—	286,541
Transition service agreement (income) expense.	75	(75)	—	—

Total costs and expenses, net.	1,193,009	932,015	(938,318)	1,186,706

Operating income	76,391	49,172	—	125,563
Equity in earnings of subsidiaries	57,183	—	(57,183)	—
Intercompany licensing income (expense), net	(50,776)	50,776	—	—
Interest expense	(37,901)	(9,016)	—	(46,917)
Other income (expense), net.	(4,727)	196	—	(4,531)

Income before income taxes	40,170	91,128	(57,183)	74,115
Income tax (expense) benefit	6,337	(33,945)	—	(27,608)

Net income	$ 46,507	$ 57,183	$ (57,183)	$ 46,507

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 11. Guarantor Financial Information – (Continued)

Condensed Consolidating Balance Sheet
December 31, 2003
(Thousands)
(Unaudited)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$ 8	$ 2,872	$ —	$ 2,880
Accounts receivable, trade, net	173,945	14,286	—	188,231
Accounts receivable, other	5,115	749	—	5,864
Tax receivable from parent corporation	7,044	—	—	7,044
Inventories, net	87,399	48,561	—	135,960
Other current assets	2,434	2,568	—	5,002

Total Current Assets	275,945	69,036	—	344,981
Investment in subsidiaries	476,695	—	(476,695)	—
Intercompany loans including accrued interest	30,582	(30,582)	—	—
Due from/(to) subsidiaries, net	(335,690)	335,690	—	—
Property, plant and equipment, net	40,769	301,447	—	342,216
Goodwill, net	40,080	23,214	—	63,294
Other noncurrent assets	13,126	18,863	—	31,989

Total Assets	$ 541,507	$717,668	$(476,695)	$782,480

LIABILITIES AND STOCKHOLDERS’
EQUITY (DEFICIT)
Current Liabilities:
Current maturities of long-term debt	$ —	$ 2,504	$ —	$ 2,504
Accounts payable	43,331	49,518	—	92,849
Payable to related parties	1,969	7,105	—	9,074
Loans payable to parent corporation	52,840	—	—	52,840
Accrued liabilities	23,511	39,585	—	63,096
Reserve for product warranty claims	14,900	—	—	14,900

Total Current Liabilities	136,551	98,712	—	235,263
Long-term debt less current maturities	404,297	141,396	—	545,693
Reserve for product warranty claims	16,407	665	—	17,072
Deferred income tax liabilities	3,308	—	—	3,308
Other liabilities	23,012	200	—	23,212

Total Liabilities	583,575	240,973	—	824,548
Total Stockholders’ Equity (Deficit)	(42,068)	476,695	(476,695)	(42,068)

Total Liabilities and Stockholders’ Equity (Deficit)	$ 541,507	$717,668	$(476,695)	$782,480

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 11. Guarantor Financial Information – (Continued)

Condensed Consolidating Balance Sheet
October 3, 2004
(Thousands)
(Unaudited)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$ 12	$ 10,868	$ —	$ 10,880
Accounts receivable, trade, net	304,285	20,547	—	324,832
Accounts receivable, other	2,410	484	—	2,894
Tax receivable from parent corporation	2,018	—	—	2,018
Inventories, net	114,710	69,802	—	184,512
Other current assets	2,939	4,160	—	7,099

Total Current Assets	426,374	105,861	—	532,235
Investment in subsidiaries	538,878	—	(538,878)	—
Intercompany loans including accrued interest	49,731	(49,731)	—	—
Due from/(to) subsidiaries, net	(400,140)	400,140	—	—
Property, plant and equipment, net	41,955	320,463	—	362,418
Goodwill, net	40,080	23,214	—	63,294
Other noncurrent assets	13,555	19,017	—	32,572

Total Assets	$ 710,433	$818,964	$(538,878)	$990,519

LIABILITIES AND STOCKHOLDERS’
EQUITY (DEFICIT)
Current Liabilities:
Current maturities of long-term debt	$ 149,926	$ 2,530	$ —	$152,456
Accounts payable	32,584	76,194	—	108,778
Payable to related parties	2,061	10,794	—	12,855
Loans payable to parent corporation	52,840	—	—	52,840
Accrued liabilities	30,436	50,099	—	80,535
Reserve for product warranty claims	14,900	—	—	14,900

Total Current Liabilities	282,747	139,617	—	422,364
Long-term debt less current maturities	385,649	139,478	—	525,127
Reserve for product warranty claims	15,916	798	—	16,714
Deferred income tax liabilities	9,077	—	—	9,077
Other liabilities	22,937	193	—	23,130

Total Liabilities	716,326	280,086	—	996,412
Total Stockholders’ Equity (Deficit)	(5,893)	538,878	(538,878)	(5,893)

Total Liabilities and Stockholders’ Equity (Deficit)	$ 710,433	$818,964	$(538,878)	$990,519

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 11. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Cash Flows
Nine Months Ended September 28, 2003
(Thousands)
(Unaudited)

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiary	Consolidated

Cash and cash equivalents, beginning of period	$ 60	$ 96,113	$ —	$ 96,173

Cash provided by (used in) operating activities:
Net income (loss)	(13,750)	59,089	—	45,339
Adjustments to reconcile net income(loss)to net
cash provided by (used in) operating activities:
Gain on sale of assets	—	(5,739)	—	(5,739)
Depreciation.	2,003	27,177	—	29,180
Amortization.	—	1,534	—	1,534
Deferred income taxes	24,957	—	—	24,957
Noncash interest charges, net	2,939	1,067	—	4,006
(Increase) decrease in working capital items	(158,941)	(636)	34,785	(124,792)
Increase (decrease) in long-term reserve for
product warranty claims.	(1,346)	95	—	(1,251)
Repayments from repurchase of
accounts receivable	(105,388)	—	—	(105,388)
(Increase) decrease in other assets	(557)	(322)	—	(879)
Increase (decrease) in other liabilities	1,133	(5)	—	1,128
Change in net receivable from/payable to
related parties/parent corporations	173,378	(138,533)	(34,785)	60
Other, net	(36)	454	—	418

Net cash used in operating activities	(75,608)	(55,819)	—	(131,427)

Cash provided by (used in) investing activities:
Capital expenditures	(4,438)	(18,869)	—	(23,307)
Proceeds from sale of assets	—	9,315	—	9,315

Net cash used in investing activities	(4,438)	(9,554)	—	(13,992)

Cash provided by (used in) financing activities:
Proceeds from loan payable to parent corporation	38,351	—	—	38,351
Proceeds from issuance of long-term debt	307,676	19,731	—	327,407
Repayments of long-term debt.	(218,677)	(28,022)	—	(246,699)
Distributions to parent corporations	(15)	—	—	(15)
Loans to parent corporation	(38,426)	—	—	(38,426)
Financing fees and expenses	(8,910)	(205)	—	(9,115)

Net cash provided by (used in) financing activities	79,999	(8,496)	—	71,503

Net decrease in cash and cash equivalents	(47)	(73,869)	—	(73,916)

Cash and cash equivalents, end of period	$ 13	$ 22,244	$ —	$ 22,257

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) – (Continued)

Note 11. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Cash Flows
Nine Months Ended October 3, 2004
(Thousands)
(Unaudited)

	Parent	Guarantor
	Company	Subsidiaries	Consolidated

Cash and cash equivalents, beginning of period	$ 8	$ 2,872	$ 2,880

Cash provided by (used in) operating activities:
Net income (loss)	(10,676)	57,183	46,507
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	2,648	29,455	32,103
Amortization	—	1,694	1,694
Deferred income taxes	26,758	—	26,758
Noncash interest charges, net	3,944	1,068	5,012
(Increase) decrease in working capital items	(159,273)	8,546	(150,727)
Increase (decrease) in long-term reserve for
product warranty claims	(491)	133	(358)
(Increase) decrease in other assets	242	(2,662)	(2,420)
Decrease in other liabilities	(44)	(7)	(51)
Change in net receivable from/payable to
related parties/parent corporations	47,615	(59,797)	(12,182)
Other, net	(121)	202	81

Net cash provided by (used in) investing activities	(89,398)	35,815	(53,583)

Cash provided by (used in) financing activities:
Capital expenditures	(3,713)	(25,673)	(29,386)
Acquisition of manufacturing facility	(23,185)	—	(23,185)

Net cash used in investing activities	(26,898)	(25,673)	(52,571)

Cash provided by (used in) financing activities:
Proceeds from issuance of long-term debt	682,465	—	682,465
Repayments of long-term debt	(551,465)	(2,146)	(553,611)
Distributions to parent corporation	(260)	—	(260)
Dividends to parent corporation	(10,000)	—	(10,000)
Loan to parent corporation	(72)	—	(72)
Financing fees and expenses	(4,368)	—	(4,368)

Net cash provided by (used in) financing activities	116,300	(2,146)	114,154

Net change in cash and cash equivalents	4	7,996	8,000

Cash and cash equivalents, end of period	$ 12	$ 10,868	$ 10,880

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Building Materials Corporation of America:

We have audited the accompanying consolidated balance sheets of Building Materials Corporation of America and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for the years then ended. In connection with our audits of the 2002 and 2003 consolidated financial statements, we also have audited the 2002 and 2003 consolidated financial statement schedule on page S-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits. The 2001 consolidated financial statements and consolidated financial statement schedule of Building Materials Corporation of America and subsidiaries were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule, before the revision described in Note 4 to the consolidated financial statements, in their report dated February 15, 2002.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2002 and 2003 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Building Materials Corporation of America and subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related 2002 and 2003 consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

As discussed above, the 2001 consolidated financial statements of Building Materials Corporation of America and subsidiaries were audited by other auditors who have ceased operations. As described in Note 4, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the transitional disclosures for 2001 in Note 4 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Building Materials Corporation of America and subsidiaries other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

KPMG LLP

Short Hills, New Jersey
February 13, 2004, except as to Note 18,
        which is as of February 27, 2004

REPORT OF PREDECESSOR INDEPENDENT PUBLIC ACCOUNTANTS

INFORMATION REGARDING PREDECESSOR INDEPENDENT PUBLIC ACCOUNTANTS’ REPORT

THE FOLLOWING REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT BY ARTHUR ANDERSEN LLP (“ANDERSEN”). THE REPORT HAS NOT BEEN REISSUED BY ANDERSEN NOR HAS ANDERSEN CONSENTED TO ITS INCLUSION IN THIS PROSPECTUS. THE 2001 FINANCIAL STATEMENTS HAVE BEEN REVISED TO INCLUDE TRANSITIONAL DISCLOSURES TO REFLECT THE EFFECTS OF THE COMPANY’S ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARD NO. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. THE ANDERSEN REPORT REFERS TO THE CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2000 AND 2001 AND THE CONSOLIDATED STATEMENTS OF OPERATIONS, STOCKHOLDERS’ EQUITY (DEFICIT) AND CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000 WHICH ARE NO LONGER INCLUDED IN THE ACCOMPANYING FINANCIAL STATEMENTS. THE ANDERSEN REPORT REFERS TO PAGE NUMBERS APPEARING IN OUR 2001 FORM 10-K.

To Building Materials Corporation of America:

We have audited the accompanying consolidated balance sheets of Building Materials Corporation of America (a Delaware corporation and wholly-owned subsidiary of BMCA Holdings Corporation) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, appearing on pages F-9 to F-41 of this Form 10-K, present fairly, in all material respects, the financial position of Building Materials Corporation of America and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule appearing on page S-1 of this Form 10-K is presented for the purpose of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Roseland, New Jersey
February 15, 2002

BUILDING MATERIALS CORPORATION OF AMERICA

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2001	2002	2003

	(Thousands)
Net sales	$1,293,042	$1,360,691	$1,607,778

Costs and expenses, net:
Cost of products sold	923,008	954,564	1,134,224
Selling, general and administrative	270,280	289,451	338,954
Goodwill amortization	2,024	—	—
Loss on write-down of manufacturing facility assets	—	—	3,822
(Gain) loss on sale of assets	737	1,792	(5,739)

Total costs and expenses, net	1,196,049	1,245,807	1,471,261

Operating income	96,993	114,884	136,517
Interest expense	(60,803)	(54,994)	(56,694)
Other income (expense), net	(6,409)	(8,991)	(6,098)

Income before income taxes	29,781	50,899	73,725
Income tax expense	(11,019)	(18,324)	(26,541)

Net income	$ 18,762	$ 32,575	$ 47,184

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BUILDING MATERIALS CORPORATION OF AMERICA

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 31,

	2002	2003

	(Thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$ 96,173	$ 2,880
Accounts receivable, trade, less allowance of $1,484 and $1,363, in
2002 and 2003, respectively	21,901	188,231
Accounts receivable, other	41,924	5,864
Tax receivable from parent corporations	—	7,044
Inventories, net	119,482	135,960
Other current assets	3,543	5,002

Total Current Assets	283,023	344,981
Property, plant and equipment, net	346,116	342,216
Goodwill, net of accumulated amortization of $16,370 in
2002 and 2003, respectively	63,294	63,294
Deferred income tax benefits	15,330	—
Tax receivable from parent corporations	10,250	—
Other noncurrent assets	25,386	31,989

Total Assets	$743,399	$782,480

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current maturities of long-term debt	$ 45,326	$ 2,504
Accounts payable	73,220	92,849
Payable to related parties	12,621	9,074
Loan payable to parent corporation	—	52,840
Accrued liabilities	50,917	63,096
Reserve for product warranty claims	14,900	14,900

Total Current Liabilities	196,984	235,263

Long-term debt less current maturities	545,802	545,693

Reserve for product warranty claims	18,387	17,072

Deferred income tax liabilities	—	3,308

Other liabilities	13,347	23,212

Commitments and Contingencies
Stockholders’ Equity (Deficit):
Series A Cumulative Redeemable Convertible Preferred Stock, $.01 par value per share; 400,000 shares authorized; no shares issued	—	—
Class A Common Stock, $.001 par value per share; 1,300,000 shares authorized: 1,015,010 shares issued and outstanding	1	1
Class B Common Stock, $.001 par value per share; 100,000 shares authorized; 15,000 shares issued and outstanding	—	—
Loans receivable from parent corporation	(2,648)	(55,587)
Retained earnings (accumulated deficit)	(28,474)	18,696
Accumulated other comprehensive loss	—	(5,178)

Total Stockholders’ Equity (Deficit)	(31,121)	(42,068)

Total Liabilities and Stockholders’ Equity (Deficit)	$743,399	$782,480

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BUILDING MATERIALS CORPORATION OF AMERICA

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2002	2003

	(Thousands)
Cash and cash equivalents, beginning of year	$ 82,747	$ 46,387	$ 96,173

Cash provided by (used in) operating activities:
Net income	18,762	32,575	47,184
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Loss on write-down of manufacturing
facility assets	—	—	3,822
(Gain) loss on sale of assets	737	1,792	(5,739)
Depreciation	37,196	38,655	39,401
Amortization	3,794	2,047	2,096
Deferred income taxes	9,973	17,594	25,086
Noncash interest charges, net	4,556	4,976	5,326
Increase in working capital items	(25,744)	(871)	(11,009)
Decrease in reserve for product warranty claims	(6,015)	(4,354)	(1,315)
Proceeds (repayments) from sale/repurchase of
accounts receivable	34,669	5,718	(105,388)
(Increase) decrease in other assets	(3,981)	76	(3,726)
Increase (decrease) in other liabilities	(93)	(790)	1,486
Change in net receivable from/payable to related
parties/parent corporations	(1,142)	2,461	(3,547)
Other, net	(351)	204	422

Net cash provided by (used in) operating activities	72,361	100,083	(5,901)

Cash provided by (used in) investing activities:
Capital expenditures	(28,085)	(34,563)	(43,320)
Proceeds from sale of assets	900	1,722	9,315

Net cash used in investing activities	(27,185)	(32,841)	(34,005)

Cash provided by (used in) financing activities:
Proceeds from loan payable to parent corporation	—	—	52,840
Proceeds from issuance of long-term debt	—	—	427,407
Decrease in borrowings under revolving
credit facilities	(70,000)	—	—
Repayments of long-term debt	(5,973)	(15,177)	(471,074)
Distributions to parent corporations	—	(1,945)	(14)
Loans to parent corporation	(2,536)	(112)	(52,939)
Financing fees and expenses	(3,027)	(222)	(9,607)

Net cash used in financing activities	(81,536)	(17,456)	(53,387)

Net change in cash and cash equivalents	(36,360)	49,786	(93,293)

Cash and cash equivalents, end of year	$ 46,387	$ 96,173	$ 2,880

BUILDING MATERIALS CORPORATION OF AMERICA

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended December 31,

	2001	2002	2003

	(Thousands)
Supplemental Cash Flow Information:
Effect on cash from (increase) decrease
in working capital items*:
Accounts receivable	$(26,611)	$ (6,285)	$(24,882)
Inventories, net	(543)	(17,287)	(16,478)
Other current assets	35	347	(1,459)
Accounts payable	715	14,985	19,630
Accrued liabilities	660	7,369	12,180

Net effect on cash from increase in working
capital items	$(25,744)	$ (871)	$(11,009)

Cash paid during the period for:
Interest (net of amount capitalized)	$ 59,996	$ 50,463	$ 52,371
Income taxes (including taxes paid pursuant to the
Tax Sharing Agreement)	$ 1,046	$ 1,900	$ 832

*	Working capital items exclude cash and cash equivalents, tax receivable from parent corporations, current maturities of long-term debt, reserve for product warranty claims and net receivables and loans from/payable to related parties/parent corporations. In addition, the increase in receivables shown above does not reflect the cash proceeds/repayments from the sale/repurchase of certain of the Company’s receivables (see Note 9 to Consolidated Financial Statements); such proceeds/repayments are reflected in cash from operating activities. See Note 16 to Consolidated Financial Statements for a description of non-cash capital contributions and distributions.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BUILDING MATERIALS CORPORATION OF AMERICA

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Capital	Loans	Retained	Accumulated
	Stock and	Receivable	Earnings	Other	Comprehensive
	Additional	From Parent	(Accumulated	Comprehensive	Income
	Paid-in Capital	Corporation	Deficit)	Loss	(Loss)

			(Thousands)
Balance, December 31, 2000	$ 1	$ —	$(77,866)	$ —
Comprehensive income year-ended
December 31, 2001:
Net income	—	—	18,762	—	$18,762

Loan to parent corporation	—	(2,536)	—	—

Balance, December 31, 2001	$ 1	$ (2,536)	$(59,104)	$ —

Comprehensive income year-ended
December 31, 2002:
Net income	—	—	32,575	—	$32,575

Distributions to parent corporations	—	—	(1,945)	—
Loan to parent corporation	—	(112)	—	—

Balance, December 31, 2002	$ 1	$ (2,648)	$(28,474)	$ —

Comprehensive income (loss)
year-ended December 31, 2003:
Net income	—	—	47,184	—	$47,184

Other comprehensive loss, net of tax:
Minimum pension liability
adjustment, net of tax of $3,041	—	—	—	(5,178)	(5,178)

Comprehensive income					$42,006

Distributions to parent corporations	—	—	(14)	—
Loans to parent corporation	—	(52,939)	—	—

Balance, December 31, 2003	$ 1	$(55,587)	$ 18,696	$(5,178)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Formation of the Company

Building Materials Corporation of America (the “Company”) is a national manufacturer and marketer of a broad line of asphalt and polymer based roofing products and accessories for the residential and commercial roofing markets. The Company also manufactures and markets specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. See Note 15.

The Company was formed on January 31, 1994 and is a wholly-owned subsidiary of BMCA Holdings Corporation (“BHC”), which is a wholly-owned subsidiary of G-I Holdings Inc. G-I Holdings Inc. is a wholly-owned subsidiary of G Holdings Inc.

To facilitate administrative efficiency, effective October 31, 2000, GAF Corporation, the former indirect parent of the Company, merged into its direct subsidiary, G-I Holdings Inc. G-I Holdings Inc., then merged into its direct subsidiary, G Industries Corp., which in turn merged into its direct subsidiary, GAF Fiberglass Corporation. In that merger, GAF Fiberglass Corporation changed its name to GAF Corporation. Effective November 13, 2000, GAF Corporation (formerly known as GAF Fiberglass Corporation), merged into its direct subsidiary, GAF Building Materials Corporation, whose name was changed in the merger to G-I Holdings Inc. G-I Holdings Inc. is now an indirect parent of the Company and the Company’s direct parent is BHC. References below to G-I Holdings means G-I Holdings Inc. and any and all of its predecessor corporations, including GAF Corporation, G-I Holdings Inc., G Industries Corp., GAF Fiberglass Corporation and GAF Building Materials Corporation.

Effective as of January 31, 1994, G-I Holdings transferred to the Company all of its business and assets, other than three closed manufacturing facilities, certain deferred tax assets and receivables from affiliates. The Company recorded the assets and liabilities related to such transfer at G-I Holdings’ historical costs. The Company contractually assumed all of G-I Holdings’ liabilities, except (i) all of G-I Holdings’ environmental liabilities, other than environmental liabilities relating to the Company’s plant sites and its business as then-conducted, (ii) all of
G-I Holdings’ tax liabilities, other than tax liabilities arising from the operations or business of the Company and (iii) all of G-I Holdings’ asbestos-related liabilities, other than the first $204.4 million of such liabilities (whether for indemnity or defense) relating to then-pending asbestos-related bodily injury cases and previously settled asbestos-related bodily injury cases, which the Company contractually assumed and agreed to pay.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Financial Statement Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an on-going basis the Company evaluates its estimates including but not limited to those related to doubtful accounts, inventory valuation, product warranty claims, environmental liabilities, the carrying value of goodwill, the carrying value of long-lived tangible and intangible assets, pensions and other postemployment benefits and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. In the opinion of management, the consolidated financial statements herein contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. The Company

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2. Summary of Significant Accounting Policies – (Continued)

does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources, subject to the matters discussed in Note 17.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit and certain debt securities purchased with original maturities of six months or less.

Short-term Investments

Under our new $350 million senior secured credit facility, the Company is limited to entering into investments in highly rated commercial paper, U.S. government backed securities, certain time deposits and hedging arrangements that protect against or mitigate the effect of fluctuations in interest rates, foreign exchange rates or prices of commodities used in the Company’s business.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, as well as customer operating performance and payment practices. Consequently, an adverse change in the financial condition of a particular customer could affect the Company’s estimate of its bad debts. The Company reviews its allowance for doubtful accounts periodically. Past due balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories

Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine the cost for certain asphalt raw materials used to produce the Company’s products. All other inventories are valued on the FIFO (first-in, first-out) method.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. The Company uses an economic life of 5 to 25 years for land improvements, 10 to 40 years for buildings and building equipment and 3 to 20 years for machinery and equipment, which includes furniture and fixtures. Repairs in excess of $5,000 are capitalized if the repair both extends the useful life of an asset beyond its original estimated useful life and adds to the value of the asset. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment. Capitalized interest amounted to $0.8, $0.4 and $0.7 million for 2001, 2002 and 2003, respectively.

Long-Lived Asset Impairment

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. For purposes of recognizing and measuring impairment of long-lived assets, the Company evaluates assets of its facilities because this is the lowest level of independent cash flows ascertainable to evaluate impairment. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2. Summary of Significant Accounting Policies – (Continued)

circumstances indicate that the carrying amount of the assets may not be recoverable. For long-lived assets to be held and used, an impairment exists when the carrying amount of the asset exceeds the estimated undiscounted cash flows. Any resulting impairment is measured based on the fair value of the related asset. Fair value is determined based on estimated discounted cash flows. See Note 3.

Goodwill

Goodwill, which principally arose from acquisitions and from the 1989 management-led buyout of the predecessor company, was being amortized on the straight-line method over a period of approximately 40 years prior to January 1, 2002. With the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective as of January 1, 2002, goodwill is no longer subject to amortization over its estimated useful life. However, goodwill is subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. See Notes 3 and 4.

Debt Issuance Costs

Unamortized debt issuance costs of $12.1 and $17.0 million are included in “Other noncurrent assets” in the Consolidated Balance Sheets at December 31, 2002 and 2003, respectively. Debt issuance costs are amortized to expense over the life of the related debt. In 2001, 2002 and 2003, the Company amortized $3.8, $4.2 and $4.6 million, respectively, related to such costs.

Software Development Costs

Purchased software development costs of $4.5 and $3.2 million, respectively, are included in “Other noncurrent assets” in the Consolidated Balance Sheets at December 31, 2002 and 2003. These costs are amortized to expense over a 5 year period. In 2001, 2002 and 2003, the Company amortized $1.8, $2.0 and $2.1 million, respectively, related to such costs.

Revenue Recognition

Revenue is recognized at the time products are shipped to the customer. Products are generally shipped Freight on Board, or FOB shipping point and title and risk of loss passes to the customer at the time of shipment.

Shipping and Handling Costs

Accrued freight costs of $7.7 and $12.0 million are included in “Accrued liabilities” in the Consolidated Balance Sheets at December 31, 2002 and 2003, respectively. Shipping and handling costs are included in “Selling, general and administrative” expenses and amounted to $91.3, $102.6 and $131.1 million in 2001, 2002 and 2003, respectively.

Research and Development

Research and development expenses, which are included in selling, general and administrative expenses, are charged to operations as incurred and amounted to $5.9, $6.6 and $7.6 million in 2001, 2002 and 2003, respectively.

Warranty Claims

The Company provides certain limited warranties covering most of its residential roofing products for periods generally ranging from 20 to 40 years, with lifetime limited warranties on certain specialty shingle products. The Company also offers certain limited warranties of varying duration covering most of its commercial roofing products. Most of the Company’s specialty building products and accessories provide limited warranties for periods generally ranging from 5 to 10 years, with lifetime limited warranties on certain products. Income from warranty contracts related to commercial roofing products is recognized over the life of the agreements, and

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2. Summary of Significant Accounting Policies – (Continued)

is included in the reserve for product warranty claims, net of the related costs of the warranty, along with the administrative and legal costs associated with monitoring and settling claims each year. For 2001, 2002 and 2003, administrative and legal costs for residential and commercial roofing products amounted to $1.5, $0.7 and $0.9 million, respectively. The reserve for product warranty claims is estimated on the basis of historical and projected claims activity. The accuracy of the estimate of additional costs is dependent on the number and cost of future claims submitted during the warranty periods. The Company believes that the reserves established for estimated probable future product warranty claims are adequate.

A settlement was reached in 1998 in a national class action lawsuit related to a specific alleged product defect related to prior production processes, which provides customers who purchased asphalt shingles manufactured from 1973 through 1997 the right to receive certain limited benefits beyond those already provided in their existing product warranty.

In October 1998 G-I Holdings brought suit in the Superior Court of New Jersey-Middlesex County, on our behalf, against certain of its insurers for recovery of the defense costs in connection with the class action described above and a declaration that the insurers are obligated to provide indemnification for all damages paid pursuant to the settlement of this class action and for other damages. As of December 31, 2003, this action is pending.

The reserve for product warranty claims consists of the following:

	2002	2003

	(Thousands)
Balance, January 1	$ 37,641	$ 33,287
Charged to cost of products sold	19,970	21,955
Payments/deductions	(24,653)	(23,270)
Other	329	—

Balance, December 31	$ 33,287	$ 31,972

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is party to a Tax Sharing Agreement. See Note 8.

Environmental Liabilities

The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters under the Comprehensive Environmental Response Compensation and Liability Act, and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or remedial obligations are imposed, a number of which are in the early stages or have been dormant for protracted periods. The Company refers to these proceedings and lawsuits as “Environmental Claims.”

The Company accrues environmental costs when it is probable that it has incurred a liability and the expected amount can be reasonably estimated. The amount accrued reflects the Company’s assumptions about remedial requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potential responsible parties at multi-party sites and the number and financial viability of other potentially responsible parties. Adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages, and the liability and the

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2. Summary of Significant Accounting Policies – (Continued)

financial responsibility of the Company’s insurers and of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of liability in respect of those matters. The Company estimates that its liability as of December 31, 2003, in respect of assumed and other environmental liabilities, is $1.5 million, and expects insurance recoveries of $1.3 million. Insurance recoveries relate to amounts previously provided for in the balance sheets. The Company refers to these recoveries as “estimated recoveries.” The Company’s liability is reflected on an undiscounted basis. The gross environmental liability is included within “Accrued liabilities” and “Other liabilities,” and the estimated recoveries are included within “Other noncurrent assets.” It is not currently possible to estimate the amount or range of any additional liabilities.

Pension and Other Postemployment Benefits

The Company maintains defined benefit plans that provide eligible employees with retirement benefits. In addition, while the Company generally does not provide postretirement medical and life insurance benefits, it subsidizes such benefits for certain employees and certain retirees. The costs and obligations related to these benefits reflect the Company’s assumptions related to general economic conditions (particularly interest rates), expected return on plan assets and rate of compensation increases for employees. The Company sets the discount rate assumption annually for its retirement-related benefit plans at the measurement dates to reflect the yield of high-quality fixed-income debt instruments. The expected long-term rate of return on assets is derived from a detailed periodic study conducted by the Company’s actuaries and its financial management. The study includes a review of anticipated future long-term performance of individual asset categories. While the study gives appropriate consideration to recent plan performance and historical returns, the assumption is primarily a long-term prospective rate. The Company revised the expected long-term rate of return on assets assumption for its retirement plans in 2003 to 9.5%, a reduction from its previous level of 11.0%. A 25 basis points increase or decrease in the discount rate assumption would result in a plus or minus $0.1 million impact on pension expense and a plus $1.1 million or minus $1.0 million on the projected benefit obligation. A 25 basis points increase or decrease in the expected long-term rate of return on assets assumption would result in a plus or minus $0.1 million impact on pension expense.

Projected health care benefits additionally reflect the Company’s assumptions about health care cost trends. The cost of providing plan benefits also depends on demographic assumptions including retirements, mortality, turnover and plan participation. If actual experience differs from these assumptions, the cost of providing these benefits could increase or decrease.

Long-Term Incentive Plan

The Company has a Long-Term Incentive Plan for certain employees. The Company accounts for the Long-Term Incentive Plan by applying Financial Accounting Standards Board Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option and Award Plans” (“FIN 28”). FIN 28 requires an entity to measure compensation as the amount by which the Book Value of the incentive units covered by the grant exceeds the option price or value specified of such incentive units at the date of grant. Changes, either increases or decreases, in the Book Value of those incentive units between the date of grant and the measurement date result in a change in the measure of compensation for the right or award. See Note 14.

Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) and its components in annual and interim financial statements include net income (loss), unrealized gains and losses from investments in available-for-sale securities, net of tax effect, and minimum pension liability adjustments, net of tax effect. The Company has disclosed comprehensive income (loss) in the Consolidated Statements of Stockholders’ Equity (Deficit).

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2. Summary of Significant Accounting Policies – (Continued)

Changes in the components of “Accumulated other comprehensive loss” for the years 2001, 2002 and 2003 are as follows:

	Minimum	Accumulated
	Pension	Other
	Liability	Comprehensive
	Adjustment	Loss

(Thousands)
Balance, December 31, 2000	$ —	$ —
Change for the year 2001	—	—

Balance, December 31, 2001	$ —	$ —
Change for the year 2002	—	—

Balance, December 31, 2002	$ —	$ —
Change for the year 2003, net of tax of $3,041	(5,178)	(5,178)

Balance, December 31, 2003	$(5,178)	$(5,178)

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash equivalents and trade receivables. The Company places its temporary cash investments with highly rated U.S. Government instruments, commercial paper of prime quality and certain time deposits. To reduce credit risk, the Company performs periodic credit evaluations of its customers, but does not generally require advance payments or collateral.

Reclassifications

Certain reclassifications have been made to conform to current year presentation.

Note 3. New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). With the adoption of SFAS No. 142, effective as of January 1, 2002, goodwill is no longer subject to amortization over its estimated useful life. However, goodwill is subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. The Company adopted SFAS No. 142 effective as of January 1, 2002 and updated its evaluation at December 31, 2002 and 2003 (see Note 4) and noted no impairment existed.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 establishes accounting and reporting standards for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. Upon initial recognition of such liability, an entity must capitalize the asset retirement cost by increasing the carrying amount of the related long-lived asset and subsequently depreciating the asset retirement cost over the useful life of the related asset. If the obligation is settled for other than the carrying amount of the liability, the Company would then recognize a gain or loss on settlement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company early adopted the provisions of SFAS No. 143 and completed its original analysis of SFAS No. 143 at December 31, 2002 and updated its evaluation at December 31, 2003 and noted no material asset retirement obligations are required.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 was effective as of January 1, 2002 and addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. For long-lived assets to be held

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 3. New Accounting Pronouncements – (Continued)

and used, an impairment exists when the carrying amount of the asset exceeds the estimated undiscounted cash flows. A long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. For 2002, no asset impairment charge was required. In 2003, the Company recorded a $3.8 million pre-tax loss on the write-down of assets located at its previously closed Albuquerque, New Mexico manufacturing facility, based on an estimate of the net realizable value of the assets.

SFAS No. 144 also established accounting and reporting standards for long-lived assets to be disposed of by sale and broadened the provisions of Accounting Principles Board Opinion No. 30 (“APB No. 30”), for accounting for discontinued operations to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished from the rest of the entity. While the Company has no current plans to do so, if it decides in the future to dispose of a component of the Company that meets the criteria of SFAS No. 144, that component would be reported as a discontinued operation.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). SFAS No. 145 eliminates the requirement of SFAS No. 4 that gains and losses on the early extinguishment of debt be recorded as an extraordinary item unless such gains and losses meet the criteria of APB No. 30 for classification as extraordinary. The rescission of SFAS No. 4 is effective for fiscal years beginning after May 15, 2002. The Company adopted SFAS No. 145 effective January 1, 2003, which had no immediate effect on its financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, and concludes that an entity’s commitment to an exit plan does not by itself create a present obligation that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective of initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. As the Company has no plans at this time for any exit or disposal activities, the Company believes that SFAS No. 146 will not have any immediate effect on the Company’s financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosures of certain guarantees issued and outstanding. The provisions of FIN 45 apply to guarantee contracts that contingently require the guarantor to make payments (in cash, financial instruments, other assets, shares of stock or provision of services) to the guaranteed party for guarantees such as: a financial standby letter of credit; a market value guarantee on either a financial or nonfinancial asset owned by the guaranteed party; and a guarantee of the collection of the scheduled contractual cash flows from financial assets held by a special-purpose entity. FIN 45 also applies to indemnification contracts and indirect guarantees of indebtedness of others. The requirements of FIN 45 for the initial recognition and measurement of the liability for a guarantor’s obligations are to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. A subsidiary’s guarantee of the debt of its parent is not subject to the initial recognition and measurement provisions of FIN 45 but are subject to its disclosure requirements. At December 31, 2003, the Company has adopted the disclosure requirements of FIN 45 and has not entered into or modified any guarantees that meet the recognition and measurement provisions of FIN 45.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 3. New Accounting Pronouncements – (Continued)

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures three classes of freestanding financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not entered into any financial instruments within the scope of SFAS No. 150 since May 31, 2003, nor does it currently hold any financial instruments within its scope.

In December 2003, the FASB issued a revised FIN 46, “Consolidation of Variable Interest Entities,” (“FIN 46”), which had originally been issued in January 2003. In accordance with FIN 46, a variable interest entity will be consolidated if either the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or as a group, the holders of the equity investment at risk lack any one of the following three characteristics of a controlling financial interest: (1) the direct or indirect ability to make decisions about an entity’s activities; (2) the obligation to absorb the expected losses of the entity if they occur; (3) the right to receive the expected residual returns of the entity if they occur. All companies with variable interests in variable interest entities subject to FIN 46 shall apply the provisions of FIN 46 no later than the end of the first reporting period that ends after March 15, 2004. The Company does not have an interest in a variable interest entity, therefore, FIN 46 will not have an impact on its financial condition or results of operations.

In December 2003, the FASB issued a revision to SFAS No. 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits,” (“SFAS No. 132”) which revises employers’ disclosures about pension plans and other postretirement benefit plans. The revised SFAS No. 132 requires disclosures in addition to those in the original SFAS No. 132 related to the assets, obligations, cash flows and net periodic benefit cost of defined pension plans and other defined benefit postretirement plans. We have adopted the disclosure provisions of SFAS No. 132 effective December 31, 2003.

Note 4. Goodwill

Through December 31, 2001, the Company amortized goodwill on a straight-line basis over the expected useful lives of the underlying assets. In accordance with the provisions of Statement of Financial Accounting Standards No. 142 (see Note 3), “Goodwill and Other Intangible Assets,” effective January 1, 2002, goodwill is no longer amortized over its estimated useful life. However, goodwill is subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. This assessment could result in a material future impairment charge.

The Company evaluated the recoverability of goodwill for its roofing products and specialty building products and accessories reporting units. The Company’s methodology included evaluations using estimated future discounted cash flows, multiples of net sales and multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company’s analysis was completed for each of the reporting units to which the goodwill relates. If the fair value from the methodologies employed are less than the carrying value of the related reporting unit, impairment losses for goodwill are charged to results of operations. In determining the estimated future discounted cash flows, the Company considered projected future levels of income, future business trends and market and economic conditions. The Company’s analysis related to multiples of net sales and EBITDA are based on related industry data. The Company adopted SFAS No. 142 effective January 1, 2002 and updated its analysis at December 31, 2002 and 2003 and noted no impairment existed.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 4. Goodwill – (Continued)

Presented below is a reconciliation showing “Net income,” as reported in the Consolidated Statements of Income and as adjusted to exclude amortization of goodwill.

	Year Ended December 31,

	2001	2002	2003

	(Thousands)
Net income, as reported	$18,762	$32,575	$47,184
Add back: goodwill amortization, net of tax	1,738	—	—

Adjusted net income	$20,500	$32,575	$47,184

There were no changes in the carrying amount of goodwill of $63.3 million for the year ended December 31, 2003. Such goodwill amounts to $55.6 million for the roofing products reporting unit and $7.7 million related to the specialty building products and accessories reporting unit.

Note 5. Asbestos-related Bodily Injury Claims

In connection with its formation, the Company contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber (“Asbestos Claims”) of its parent, G-I Holdings. As of March 30, 1997, the Company paid all of its assumed asbestos-related liabilities. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to Asbestos Claims. This proceeding remains pending.

Claimants in the G-I Holdings’ bankruptcy, including judgment creditors, might seek to satisfy their claims by asking the bankruptcy court to require the sale of G-I Holdings’ assets, including its holdings of BMCA Holdings Corporation’s common stock and its indirect holdings of the Company’s common stock. Such action could result in a change of control of the Company. In addition, those creditors may seek to file Asbestos Claims against the Company (with approximately 1,900 alleged Asbestos Claims having been filed against the Company as of December 31, 2003). The Company believes that it will not sustain any liability in connection with these or any other asbestos-related claims. On February 2, 2001, the United States Bankruptcy Court for the District of New Jersey issued a temporary restraining order enjoining any existing or future claimant from bringing or prosecuting an Asbestos Claim against the Company. By oral opinion on June 22, 2001, and written order entered February 22, 2002, the court converted the temporary restraints into a preliminary injunction, prohibiting the bringing or prosecution of any such Asbestos Claim against the Company. On February 7, 2001, G-I Holdings filed an action in the United States Bankruptcy Court for the District of New Jersey seeking a declaratory judgment that BMCA has no successor liability for Asbestos Claims against G-I Holdings and that it is not the alter ego of G-I Holdings (the “BMCA Action”). On May 13, 2003 the United States District Court for the District of New Jersey overseeing the G-I Holdings’ Bankruptcy Court withdrew the reference of the BMCA Action from the Bankruptcy Court, and this matter will be heard by the District Court directly. The BMCA Action is in a pretrial discovery stage and no trial date has been set by the court. As a result, it is not possible to predict the outcome of this litigation, although the Company believes its claims are meritorious. While the Company cannot predict whether any additional Asbestos Claims will be asserted against it or its assets, or the outcome of any litigation relating to those claims, the Company believes that it has meritorious defenses to any claim that it has asbestos-related liability, although there can be no assurances in this regard.

On or about February 8, 2001, the creditors’ committee established in G-I Holdings’ bankruptcy case filed a complaint in the United States Bankruptcy Court, District of New Jersey against G-I Holdings and the Company. The complaint requests substantive consolidation of the Company with G-I Holdings or an order directing G-I Holdings to cause the Company to file for bankruptcy protection. The Company and G-I Holdings intend to vigorously defend the lawsuit. The plaintiffs also filed for interim relief absent the granting of their requested relief described above. On March 21, 2001, the bankruptcy court denied plaintiffs’ application for interim relief.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5. Asbestos-related Bodily Injury Claims – (Continued)

In November 2002, the creditors’ committee, joined in by the legal representative of future demand holders, filed a motion for appointment of a trustee in the G-I Holdings’ bankruptcy. In December 2002, the bankruptcy court denied the motion. The creditors’ committee appealed the ruling to the United States District Court, which denied the appeal on June 27, 2003. The creditors’ committee has appealed the denial to the Third Circuit Court of Appeals, which matter remains pending.

For a further discussion with respect to the history of the foregoing litigation and asbestos-related matters, see Notes 12 and 17.

Note 6. Asset Impairment and Property Dispositions

In December 2001, the Company sold the Corvallis, Oregon manufacturing facility for cash proceeds of approximately $0.9 million, which resulted in a pre-tax loss of approximately $0.7 million.

In December 2002, the Company sold the Monroe, Georgia manufacturing facility for cash proceeds of approximately $1.7 million, which resulted in a pre-tax loss of approximately $1.8 million.

In May 2003, the Company sold property in Ontario, California for cash proceeds of approximately $9.3 million, which resulted in a pre-tax gain of approximately $5.7 million.

In December 2003, the Company evaluated all the assets located at its previously closed Albuquerque, New Mexico manufacturing facility. The Company’s evaluation included a review of the carrying value of all assets and resulted in the recording of a pre-tax impairment loss of $3.8 million, based on an estimate of the net realizable value of the assets. See Note 7.

Note 7. Manufacturing Facilities Shutdown

In response to current market conditions, to better service shifting customer demand and to reduce costs, the Company closed four manufacturing facilities during 2000 located in Monroe, Georgia; Port Arthur, Texas; Corvallis, Oregon; and Albuquerque, New Mexico. See Note 6 regarding disposition of the Corvallis, Oregon facility and the Monroe, Georgia facility in 2001 and 2002, respectively, and the write-down of Albuquerque, New Mexico manufacturing facility assets in 2003. As market growth and customer demand improves, the Company may reinstate production at one or more of the two remaining manufacturing facilities in the future. The effect of closing these facilities was not material to the Company’s results of operations.

Note 8. Income Taxes (Provision) Benefit

Income tax expense, which has been computed on a separate return basis, consists of the following:

	Year Ended December 31,

	2001	2002	2003

	(Thousands)
Federal:
Current	$ —	$ —	$ (3,207)
Deferred	(10,386)	(17,808)	(22,587)

Total federal	(10,386)	(17,808)	(25,794)

State and local:
Current	(1,046)	(729)	(1,156)
Deferred	413	213	409

Total state and local	(633)	(516)	(747)

Income tax expense	$(11,019)	$(18,324)	$(26,541)

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 8. Income Taxes (Provision) Benefit – (Continued)

The differences between the income tax expense computed by applying the statutory Federal income tax rate to pre-tax income, and the income tax expense reflected in the Consolidated Statements of Income are as follows:

	Year Ended December 31,

	2001	2002	2003

	(Thousands)
Statutory expense	$(10,423)	$(17,815)	$(25,804)
Impact of:
State and local taxes, net of Federal benefits	(413)	(336)	(486)
Nondeductible goodwill amortization	(286)	—	—
Other, net	103	(173)	(251)

Income tax expense	$(11,019)	$(18,324)	$(26,541)

The components of the net deferred tax assets are as follows:

	December 31,

	2002	2003

	(Thousands)
Deferred tax liabilities related to:
Property, plant and equipment	$(32,541)	$(59,069)
Other	—	(3,075)

Total deferred tax liabilities	(32,541)	(62,144)

Deferred tax assets related to:
Expenses not yet deducted for tax purposes	32,992	58,836
Net operating losses not yet utilized under the
Tax Sharing Agreement	14,879	—

Total deferred tax assets	47,871	58,836

Net deferred tax assets (liabilities)	$ 15,330	$ (3,308)

As of December 31, 2002 and 2003, the Company has included on its balance sheets a “Tax receivable from parent corporations” of $10.3 and $7.0 million, respectively, representing amounts paid to G-I Holdings under the Tax Sharing Agreement (as defined below), as amended, which the Company will apply against future tax sharing payments due to G-I Holdings over the next year based on current income estimates.

The Company and its subsidiaries entered into a tax sharing agreement (the “Tax Sharing Agreement”) dated January 31, 1994 and later amended on March 19, 2001, with G-I Holdings, with respect to the payment of federal income taxes and related matters. During the term of the Tax Sharing Agreement, which is effective for the period during which the Company or any of its domestic subsidiaries is included in a consolidated federal income tax return for the G-I Holdings’ consolidated tax group, the Company is obligated to pay G-I Holdings an amount equal to those federal income taxes it would have incurred if the Company, on behalf of itself and its domestic subsidiaries, filed its own federal income tax return. Unused tax attributes will carry forward for use in reducing amounts payable by the Company to G-I Holdings in future years, but cannot be carried back. If the Company ever were to leave the G-I Holdings’ consolidated tax group, it would be required to pay to G-I Holdings the value of any tax attributes to which it would succeed under the consolidated return regulations to the extent the tax attributes reduced the amounts otherwise payable by the Company under the Tax Sharing Agreement. Under limited circumstances, the provisions of the Tax Sharing Agreement could result in the Company having a greater liability under the agreement than it would have had if it and its domestic subsidiaries had filed its own separate federal income tax return. Under the Tax Sharing Agreement, the Company and each of its domestic subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of G-I Holdings or its subsidiaries for years prior to the adoption of the Tax Sharing Agreement that

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 8. Income Taxes (Provision) Benefit – (Continued)

relate to the Company’s business or assets or the business or assets of any of its domestic subsidiaries. Although, as a member of the G-I Holdings’ consolidated tax group, the Company is severally liable for certain federal income tax liabilities of the G-I Holdings’ consolidated tax group, including tax liabilities not related to its business, the Company should have no liability, under any circumstances, other than liabilities arising from the Company’s operations and the operations of its domestic subsidiaries and tax liabilities for tax years pre-dating the Tax Sharing Agreement that relate to the Company’s business or assets and the business or assets of any of its domestic subsidiaries. The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the Tax Sharing Agreement, G-I Holdings makes all decisions with respect to all matters relating to taxes of the G-I Holdings’ consolidated tax group. The provisions of the Tax Sharing Agreement take into account both the federal income taxes the Company would have incurred if it filed its own separate federal income tax return and the fact that the Company is a member of the G-I Holdings’ consolidated tax group for federal income tax purposes.

On September 15, 1997, G-I Holdings received a notice from the Internal Revenue Service (the “IRS”) of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhône-Poulenc Surfactants and Specialties, L.P. (the “surfactants partnership”), a partnership in which G-I Holdings held an interest. G-I Holdings has advised the Company that it believes that it will prevail in this tax matter arising out of the surfactants partnership, although there can be no assurance in this regard. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on its business, financial position or results of operations. On September 21, 2001, the IRS filed a proof of claim with respect to such deficiency against G-I Holdings in the G-I Holdings’ bankruptcy. If such proof of claim is sustained, the Company and/or certain of the Company’s subsidiaries together with G-I Holdings and several current and former subsidiaries of G-I Holdings would be severally liable for a portion of those taxes and interest. G-I Holdings has filed an objection to the proof of claim. If the IRS were to prevail for the years in which the Company and/or certain of its subsidiaries were part of the G-I Holdings Group, the Company would be severally liable for approximately $40.0 million in taxes plus interest, although this calculation is subject to uncertainty depending upon various factors including G-I Holdings’ ability to satisfy its tax liabilities and the application of tax credits and deductions.

Note 9. Sale of Accounts Receivable

In March 1993, the Company sold its trade accounts receivable (“receivables”) to a trust, without recourse, pursuant to an agreement which provided for a maximum of $75.0 million in cash to be made available to the Company based on Eligible Receivables, as defined, outstanding from time to time. In November 1996, the Company entered into new agreements, which provided for a maximum of $115.0 million, pursuant to which it sold the receivables to a special purpose subsidiary of the Company, BMCA Receivables Corporation, without recourse, which in turn sold them, without recourse. In December 2001, this facility matured and $115.0 million was repaid to settle previous amounts made available to the Company.

In December 2001, the Company entered into a new Accounts Receivable Securitization Agreement (“the Securitization Agreement”) under which the Company sold certain of its trade accounts receivable to BMCA Receivables Corporation, without recourse, which in turn sold them to a third party, without recourse. The Agreement provided for a maximum of $115.0 million in cash to be made available to the Company based on the sale of Eligible Receivables outstanding from time to time. This agreement, initially scheduled to mature in December 2004, was subject to financial and other covenants, including a material adverse change in business conditions, financial or otherwise and was terminated in July 2003. With the termination of the Securitization Agreement the Company also repurchased its undivided interest in the associated receivables. In connection with the termination of the Securitization Agreement in July 2003, the Company repaid $115.0 million of amounts

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 9. Sale of Accounts Receivable – (Continued)

outstanding under such agreement. As a result of the termination of the Securitization Agreement, accounts receivable and long-term debt at December 31, 2003 increased by approximately $105.4 million as compared to prior year. The Company also liquidated BMCA Receivables Corporation effective August 2003.

As of December 31, 2002, the Company had $105.4 million outstanding under the Securitization Agreement. The excess of accounts receivable sold over the net proceeds received was included in “Accounts receivable, other” in 2002. BMCA Receivables Corporation was not a guarantor under the Company’s debt obligations. See Notes 12 and 19 to Consolidated Financial Statements. The effective cost to the Company varied with LIBOR and is included in “Other income (expense), net” and amounted to $4.0, $5.2 and $1.6 million in 2001, 2002 and 2003, respectively.

Note 10. Inventories

At December 31, 2002 and 2003, $14.7 and $19.4 million, respectively, of inventories were valued using the LIFO method. Inventories consist of the following:

	December 31,

	2002	2003

	(Thousands)
Finished goods	$ 80,911	$ 89,684
Work-in process	11,850	12,499
Raw materials and supplies	30,068	39,208

Total	122,829	141,391
Less LIFO reserve	(3,347)	(5,431)

Inventories	$119,482	$135,960

Note 11. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,

	2002	2003

	(Thousands)
Land and land improvements	$ 36,651	$ 34,635
Buildings and building equipment	86,603	88,430
Machinery and equipment	412,440	428,284
Construction in progress	16,907	25,584

Total	552,601	576,933
Less accumulated depreciation and amortization	(206,485)	(234,717)

Property, plant and equipment, net	$ 346,116	$ 342,216

Included in the net book value of machinery and equipment at December 31, 2002 and 2003 was $1.5 and $0 million, respectively, for assets under capital leases. See Note 12 regarding the disposition of the Baltimore facility capital lease in 2002 and the Chester machinery and equipment capital lease in 2003. Depreciation expense for 2001, 2002 and 2003 was $37.2, $38.7 and $39.4 million, respectively.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12. Long-Term Debt

Long-term debt consists of the following:

	December 31,

	2002	2003

	(Thousands)
10 1/2% Senior Notes due 2003	$ 34,820	$ —
7 3/4% Senior Notes due 2005	149,766	149,858
8 5/8% Senior Notes due 2006	99,803	99,853
8% Senior Notes due 2007	99,642	99,716
8% Senior Notes due 2008	154,502	154,586
Borrowings under the New Credit Facility	—	—
Industrial revenue bonds with various interest rates
and maturity dates to 2029	22,925	22,855
Precious Metal Note due 2003	7,002	—
Obligations under capital leases	20,190	—
Chester Loan	—	18,820
Other notes payable	2,478	2,509

Total	591,128	548,197
Less current maturities	(45,326)	(2,504)

Long-term debt less current maturities	$545,802	$545,693

In July 2000, the Company issued $35 million in aggregate principal amount of 10 1/2% Senior Notes, due 2002 at 97.161% of the principal amount, the maturity date of which was extended to September 2003 (the “2003 Notes”) in connection with the Company entering into a secured revolving credit facility in December 2000 (see below). In September 2003, the Company used proceeds from the New Credit Facility (see below) to repay these notes at maturity, aggregating $35 million plus accrued interest of $0.7 million. The Company used the net proceeds from the issuance of the 2003 Notes to repay a $31.9 million bank term loan due 2004 (the “Term Loan”) with the remaining net proceeds used for general corporate purposes. In connection with the extinguishment of the term loan, unamortized deferred financing fees of approximately $0.5 million were included in interest expense. The redemption price was 105.875% of the principal amount outstanding and the premium of approximately $2.1 million was included in interest expense.

In November 1998, the Company issued $155 million in aggregate principal amount of 8% Senior Notes due 2008 (the “2008 Notes”) at 99.457% of the principal amount. In July 1998, the Company issued $150 million in aggregate principal amount of 7 3/4% Senior Notes due 2005 (the “2005 Notes”) at 99.574% of the principal amount. In October 1997, the Company issued $100 million in aggregate principal amount of 8% Senior Notes due 2007 (the “2007 Notes”) at 99.254% of the principal amount. In December 1996, the Company issued $100 million in aggregate principal amount of 8 5/8% Senior Notes due 2006 (the “2006 Notes”) at 99.502% of the principal amount.

Holders of the 2005 Notes, the 2006 Notes, the 2007 Notes and the 2008 Notes (collectively, the “Senior Notes”) have the right under the indentures governing such notes to require the Company to purchase the Senior Notes at a price of 101% of the principal amount thereof, and the Company has the right to redeem the Senior Notes at a price of 101% of the principal amount thereof, plus, in each case, the Applicable Premium (as defined therein), together with any accrued and unpaid interest, in the event of a Change of Control (as defined therein).

In August 1999, the Company entered into a $110 million secured revolving credit facility. In December 2000, the Company entered into an additional $100 million secured revolving credit facility to be used for working capital purposes subject to certain restrictions. In December 2002, the Company consolidated and restated both credit facilities into its $210 million Consolidated and Restated Credit Agreement (the “Credit Agreement”). In connection with entering into the additional $100 million secured revolving credit facility in December 2000, the Company also

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12. Long-Term Debt – (Continued)

issued a precious metal note (the “Precious Metal Note”), which bears interest rates similar to the Credit Agreement, to finance precious metals used in the Company’s manufacturing processes. The Credit Agreement, which was initially scheduled to mature in August 2003, was repaid and replaced in July 2003, with a new senior secured credit facility (see below). The terms of the Credit Agreement provided for a $210 million secured revolving credit facility, the full amount of which was available for letters of credit, provided that total borrowings and outstanding letters of credit did not exceed $210 million in the aggregate. The Credit Agreement had interest at a floating rate based on the lenders’ Base Rate, as defined, the federal funds rate or the Eurodollar rate.

In July 2003, the Company entered into a new $350 million Senior Secured Credit Facility (the “New Credit Facility”). The initial borrowings under the New Credit Facility were primarily used to repay amounts outstanding under its Credit Agreement, to repay the $115 million Accounts Receivable Securitization Agreement due December 2004 and to repay the $7 million Precious Metal Note due August 2003. The New Credit Facility has a final maturity date of November 15, 2006, subject to certain conditions, is secured by a first priority lien on substantially all of the Company’s assets and the assets of its subsidiaries and is guaranteed by all of the Company’s current and future subsidiaries. Availability under the New Credit Facility is based upon eligible Accounts Receivable, Inventory, and Property, Plant and Equipment (collectively the “Collateral”), as defined, in the New Credit Facility and includes a sub-limit for letters of credit of $100 million. The New Credit Facility bears interest at a floating rate based on the lenders’ Base Rate, the federal funds rate or the Eurodollar rate, each as defined in the New Credit Facility. The New Credit Facility requires mandatory repayments of excess cash, as defined, on the tenth day of each month and contains a material adverse change clause. The Company is also required to pay unused commitment fees associated with the New Credit Facility. The New Credit Facility provides for optional and mandatory reductions in the overall $350 million New Credit Facility commitment, subject to certain conditions as defined in the New Credit Facility. In addition, the New Credit Facility also provides for optional and mandatory prepayments of borrowings outstanding under the New Credit Facility, subject to certain conditions. Borrowings outstanding under the New Credit Facility, which are included in long-term debt amounted to $0 million at December 31, 2003.

Under the terms of the New Credit Facility and the indentures governing our 7 3/4% Senior Notes due 2005, our 8 5/8% Senior Notes due 2006, our 8% Senior Notes due 2007, and our 8% Senior Notes due 2008, the Company is subject to certain financial covenants. These financial covenants include, among others, interest coverage, as defined, minimum consolidated EBITDA (earnings before income taxes and extraordinary items increased by interest expense, depreciation, goodwill and other amortization), limitations on the amount of annual capital expenditures and indebtedness, restrictions on restricted payments, including dividends and distributions to the Company’s parent corporations and on incurring liens, and restrictions on investments and other payments.

In addition, if a change of control as defined in the New Credit Facility occurs, the New Credit Facility could be terminated and the loans under the New Credit Facility accelerated by the holders of that indebtedness. If that event occurred it would cause the Company’s outstanding Senior Notes to be accelerated.

As of December 31, 2003, after giving effect to the most restrictive of the aforementioned restrictions, the Company could not have paid dividends or made other restricted payments except for additional demand loans up to $6.1 million to its parent corporations. In addition, at December 31, 2003, the Company could repay demand loans to its parent corporation amounting to $52.8 million, subject to certain conditions as outlined in the New Credit Facility.

As of December 31, 2003, the Company was in compliance with all covenants under the New Credit Facility and the indentures governing the Senior Notes.

The Senior Notes are secured by a second-priority lien on the same assets for so long as the first-priority lien remains in effect, subject to certain limited exceptions and have been guaranteed by the subsidiaries that guaranteed the New Credit Facility. In connection with these transactions, the Company entered into an Amended and Restated Security Agreement, which grants a security interest in the Collateral in favor of the collateral agent on behalf of the lenders under the New Credit Facility and the holders of the Company’s outstanding Senior Notes.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12. Long-Term Debt – (Continued)

The Company also entered into an Amended and Restated Collateral Agent Agreement, which provides, among other things, that we maintain a lockbox and depository control agreement for the benefit of the secured parties and the sharing of proceeds with respect to any foreclosure or other remedy in respect of the Collateral. The Company is also required to pay unused commitment fees associated with the New Credit Facility, as well as the terminated Credit Agreement. For 2002 and 2003 these fees amounted to $0.8 and $0.8 million, respectively.

In December 1995, the Company consummated a $40.0 million sale-leaseback of certain equipment located at its Chester, South Carolina glass mat manufacturing facility, in a transaction accounted for as a capital lease. The lessor was granted a security interest in certain equipment at the Chester facility. The lease term extended to December 2005, with an early buyout option in June 2003. In July 2003, the Company paid the early buyout option of $19.7 million. In addition, in July 2003, the Company entered into a new $19.7 million Secured Loan (the “Chester Loan”), with the proceeds being used to repay the $19.7 million obligation associated with the early buyout option discussed above. The Chester Loan is secured by a sole security interest in the machinery and equipment, matures in 2010, requires monthly payments of principal and interest commencing in August 2003 and bears a fixed annual interest rate of 7.41%.

In December 1994, the Company consummated a $20.4 million sale-leaseback of certain equipment located at its Baltimore, Maryland roofing facility, in a transaction accounted for as a capital lease. The lessor was granted a security interest in the land, buildings and certain equipment at the Baltimore facility. The lease term extended to December 2004, with an early buyout option, which the Company exercised in October 2002 in the amount of $9.4 million.

The Company has four industrial revenue bond issues outstanding, which bear interest at short-term floating rates. Interest rates on the foregoing obligations ranged between 0.7% and 2.1% during 2003.

The Company believes that the fair value of its non-public indebtedness approximates the book value of such indebtedness, because the interest rates on substantially all such indebtedness are at floating short-term rates or the debt has a relatively short maturity. With respect to the Company’s Senior Notes, the Company has obtained estimates of the fair values from an independent source believed to be reliable. The estimated fair values of the Company’s Senior Notes at December 31, 2002 and 2003 are as follows:

	December 31,

	2002	2003

	(Thousands)
2005 Notes	$124,307	$153,230
2006 Notes	81,838	101,600
2007 Notes	78,716	99,217
2008 Notes	123,602	152,267

The aggregate maturities of long-term debt, including accretion of approximately $1.0 million, as of December 31, 2003 for the next five years and thereafter are as follows:

(Thousands)
2004	$ 2,636
2005	152,605
2006	102,789
2007	103,034
2008	166,840
Thereafter	21,280

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12. Long-Term Debt – (Continued)

In the above table, maturities for the year 2004 include $2.5 million related to the Chester Loan. Maturities for the year 2005 include $150.0 million related to the 2005 Notes and $2.5 million related to the Chester Loan. Maturities for the year 2006 include $100.0 million related to the 2006 Notes and $2.7 million related to the Chester Loan. Maturities for the year 2007 include $100.0 million related to the 2007 Notes and $2.9 million related to the Chester Loan. Maturities for the year 2008 include $155.0 million related to the 2008 Notes, $3.1 million related to the Chester Loan and $8.5 million related to the Nashville Industrial Development Revenue Bonds.

Note 13. Benefit Plans

Eligible, full-time employees of the Company are covered by various benefit plans, as described below.

Defined Contribution Plan

The Company provides a defined contribution plan for certain eligible salaried employees. The Company contributes up to 7% of participants’ compensation and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by a Company-provided postretirement medical benefit plan. The aggregate contributions by the Company were $5.1, $5.5 and $5.9 million for 2001, 2002 and 2003, respectively.

The Company provides a defined contribution plan for certain eligible hourly employees. The Company contributes a discretionary matching contribution ranging between 25% and 100% of each participant’s eligible contributions each year up to a maximum range of either $450 to $1,400 or 4% to 6% of salary, whichever is greater, for each participant, as defined. Such contributions were $0.2, $0.4 and $0.4 million for 2001, 2002 and 2003, respectively.

Defined Benefit Plans

The Company provides noncontributory defined benefit retirement plans for certain hourly and salaried employees (the “Retirement Plans”). Benefits under these plans are based on stated amounts for each year of service. The Company’s funding policy is consistent with the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

The Company’s net periodic pension cost for the Retirement Plans included the following components:

	Year Ended
	December 31,

	2001	2002	2003

	(Thousands)
Service cost	$ 826	$ 998	$ 1,199
Interest cost	1,216	1,684	1,809
Expected return on plan assets	(1,993)	(2,906)	(2,551)
Amortization of unrecognized prior service cost	33	35	35
Amortization of net losses from earlier periods	19	3	193

Net periodic pension cost (benefit)	$ 101	$ (186)	$ 685

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 13. Benefit Plans – (Continued)

The following tables set forth, for the years 2002 and 2003, reconciliations of the beginning and ending balances of the benefit obligation, fair value of plan assets, funded status and amounts recognized in the Consolidated Balance Sheets related to the Retirement Plans. The Company uses a December 31 measurement date for its retirement plans.

	December 31,

	2002	2003

	(Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$(23,301)	$(27,243)
Service cost	(998)	(1,199)
Interest cost	(1,684)	(1,809)
Amendments	(36)	(5)
Actuarial losses	(2,060)	(1,956)
Benefits paid	836	824

Benefit obligation at end of year	$(27,243)	$(31,388)

Change in plan assets:
Fair value of plan assets at beginning of year	$ 26,239	$ 27,275
Actual return on plan assets	1,142	2,230
Employer contributions	730	—
Benefits paid	(836)	(824)

Fair value of plan assets at end of year	$ 27,275	$ 28,681

Reconciliation of funded status:
Funded status	$ 32	$ (2,707)
Unrecognized prior service cost	231	201
Unrecognized actuarial losses	6,135	8,219

Net prepaid benefit cost recognized in
Consolidated Balance Sheets	$ 6,398	$ 5,713

Amounts recognized in Consolidated Balance Sheets:
Prepaid benefit cost	$ 6,398	$ —
Additional accrued minimum pension liability	—	(2,707)
Intangible asset	—	201
Accumulated other comprehensive loss	—	8,219

Net amount recognized in Consolidated Balance Sheets as
prepaid benefit cost	$ 6,398	$ 5,713

Change in amounts in other comprehensive loss
Increase in additional minimum liability	$ —	$ 8,420
Increase in intangible asset	—	201
Increase in other comprehensive loss	$ —	$ 8,219

The accumulated benefit obligation for all defined benefit pension plans was $27.2 and $31.4 million at December 31, 2002 and 2003, respectively.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 13.     Benefit Plans – (Continued)

Information on actual and future expected benefit payments related to the Retirement Plans follows:

(Thousands)
Actual benefit payments
2001	$ 515
2002	836
2003	824

Future expected benefit payments

2004	$ 1,227
2005	1,309
2006	1,365
2007	1,488
2008	1,592
2009 through 2013	10,704

	Year ended
	December 31,

	2001	2002	2003	2004
	Actual	Actual	Actual	Expected

	(Thousands)
Employer contributions:
Required	$1,422	$133	$—	$—
Additional discretionary	—	597	—	—

Total	$1,422	$730	$—	$—

Weighted-average assumptions:

	December 31,

	2002	2003

Discount rate:
As of January 1 (for determining net periodic pension cost and
projected benefit obligation for years ended December 31)	7.25%	6.75%
As of December 31 (for determining projected benefit
obligation at December 31)	6.75%	6.25%
Expected return on plan assets	11.00%	9.50%
Rate of compensation increase	N/A	N/A

The following table highlights the sensitivity of the Company’s pension obligations and expense to changes in assumptions related to the Retirement Plans:

Impact on
	Impact on	Projected
	Pension	Benefit
	Expense	Obligation

(Thousands)
Change in Assumption:
25 basis points increase in discount rate	$-101.0	$-1,015.3
25 basis points decrease in discount rate	+105.9	+1,070.4
25 basis points increase in rate of return on assets	-70.7	N/A
25 basis points decrease in rate of return on assets	+70.7	N/A

The Company sets the discount rate assumption annually for its retirement-related benefit plans at the measurement dates to reflect the yield of high-quality fixed-income debt instruments. The expected long-term

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 13. Benefit Plans – (Continued)

rate of return on assets is derived from a detailed periodic study conducted by the Company’s actuaries and the Company’s financial management. The study includes a review of anticipated future long-term performance of individual asset categories. While the study gives appropriate consideration to recent plan performance and historical returns, the assumption is primarily a long-term prospective rate. The Company revised its expected long-term rate of return on assets assumption for the Retirement Plans in 2003 to 9.5%, a reduction from its previous level of 11.0%.

At December 31, 2002 and 2003, the asset allocations for the Retirement Plans, by asset category, are as follows:

	Plan Assets at December 31,

	2002 Actual	2003 Actual	2004 Target %

Asset Category:
___________________
Equity securities	42%	39%	30-50%
Fixed income securities	14%	45%	30-50%
Cash and equivalents	42%	15%	5-15%
Other	2%	1%	0-10%

Total	100%	100%

With the assets in the Retirement Plans, the Company invests primarily in market-neutral absolute-return strategies which serve to minimize volatility while providing consistent positive returns and preserving capital. These investments include both equity and fixed income securities and may incorporate the use of options, futures and other financial instruments. Implementation of this policy involves investments with outside managers who have expertise in these strategies.

The Company also provides a nonqualified defined benefit retirement plan for certain key employees. Expense for this plan was not significant for 2001, 2002 and 2003. The liability related to this plan was $0.9 and $1.0 million at December 31, 2002 and 2003, respectively, and is included within “Other liabilities.”

Postretirement Medical and Life Insurance

The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain employees and certain retirees. Such subsidies were reduced or ended as of January 1, 1997.

Net periodic postretirement benefit cost included the following components:

	Year Ended
	December 31,

	2001	2002	2003

	(Thousands)
Service cost	$ 109	$ 110	$ 123
Interest cost	318	314	307
Amortization of unrecognized prior service cost	(95)	(94)	(95)
Amortization of net gains from earlier periods	(269)	(254)	(261)

Net periodic postretirement benefit cost	$ 63	$ 76	$ 74

The following table sets forth, for the years 2002 and 2003, reconciliations of the beginning and ending balances of the postretirement benefit obligation, funded status and amounts recognized in the Consolidated Balance Sheets related to postretirement medical and life insurance benefits. The Company uses a December 31 measurement date for its postretirement medical and life insurance plan.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 13. Benefit Plans – (Continued)

	December 31,

	2002	2003

	(Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$ (4,682)	$ (5,012)
Service cost	(110)	(123)
Interest cost	(314)	(307)
Actuarial gains (losses)	(40)	207
Benefits paid, net of participant contributions	134	252

Benefit obligation at end of year	$ (5,012)	$ (4,983)

Change in plan assets:
Fair value of plan assets at beginning of year	$ —	$ —
Employer contributions	134	252
Participant contributions	171	62
Benefits paid	(305)	(314)

Fair value of plan assets at end of year	$ —	$ —

Reconciliation of funded status:
Funded status	$ (5,012)	$ (4,983)
Unrecognized prior service cost	(453)	(359)
Unrecognized actuarial gains	(4,980)	(4,926)

Net amount recognized in Consolidated Balance Sheets
as accrued benefit cost	$(10,445)	$(10,268)

The Company’s postretirement medical and life insurance plan is unfunded. Benefits are paid from the Company’s general revenues as they are incurred. The Company expects to contribute approximately $0.3 million to the plan in 2004. Information on actual and future expected benefit payments related to the postretirement medical and life insurance plan follows:

(Thousands)
Actual benefit payments
2001	$ 443
2002	305
2003	314

Future expected benefit payments
2004	$ 250
2005	316
2006	302
2007	290
2008	363
2009 through 2013	2,243

For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. Retirees as of December 31, 2003 who were formerly salaried employees (with certain exceptions) were assumed to receive a Company subsidy of $700 to $1,000 per year. For retirees over age 65, this subsidy may be replaced by participation in a managed care program. With respect to retirees who were formerly hourly employees, most such retirees are subject to a $5,000 per person lifetime maximum benefit.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 13. Benefit Plans – (Continued)

Weighted-average assumptions:

	December 31,

	2002	2003

Discount rate:
As of January 1 (for determining net periodic pension cost
and postretirement benefit obligation for years ended December 31)	7.25%	6.75%
As of December 31 (for determining postretirement
benefit obligation)	6.75%	6.25%
Assumed health care cost trend rates:
Retirees under age 65:
Health care cost trend rate assumed for next year	9%	9%
Rate to which the cost trend is assumed to decline
(the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2011	2011
Retirees age 65 and older:
Health care cost trend rate assumed for all years	9%	9%

The health care cost trend rate assumption has an affect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	Year Ended
	December 31,

	2002	2003

	(Thousands)
One-Percentage Point Increase:
Increase in aggregate service and interest cost	$—	$ 1
Increase in accumulated post retirement benefit obligation as
of December 31	3	10
One-Percentage Point Decrease:
Decrease in aggregate service and interest cost	—	(1)
Decrease in accumulated post retirement benefit obligation as
of December 31	(4)	(11)

Note 14. 2001 Long-Term Incentive Plan and Preferred Stock Option Plan

On January 1, 1996, the Company established the BMCA Preferred Stock Option Plan (the “1996 Plan”) to issue options to certain employees to purchase shares of redeemable convertible preferred stock (“Preferred Stock”) of the Company, exercisable at a price of $100 per share. Each share of Preferred Stock was convertible, at the holder’s option, into shares of common stock of the Company at a formula price based on Book Value (as defined in the option agreement) as of the date of grant. The options vested rateably over five years and expired after nine years. Dividends would accrue on the Preferred Stock from the date of issuance at the rate of 6% per annum. The Preferred Stock was redeemable, at the Company’s option, for a redemption price equal to $100 per share plus accrued and unpaid dividends. The Preferred Stock, and common stock issuable upon conversion of Preferred Stock into common stock, was subject to repurchase by the Company under certain circumstances, at a price equal to current Book Value (as defined in the option agreement). The exercise price of the options to purchase Preferred Stock was equal to the estimated fair value per share of the Preferred Stock at the date of grant. As of December 31, 2003, options to purchase 400,000 shares of Preferred Stock remained available under the 1996 Plan. No options were granted in 2001, 2002 and 2003.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 14. 2001 Long-Term Incentive Plan and Preferred Stock Option Plan – (Continued)

The following is a summary of transactions pertaining to the 1996 Plan:

Year Ended
December 31, 2001

(Number of shares)
Outstanding, January 1	198,559
Granted	—
Exercised	—
Forfeited	—
Exchanged for incentive plan units	(198,559)

Outstanding, December 31	—

Options exercisable, December 31	—

Effective December 31, 2000, the Company adopted the 2001 Long-Term Incentive Plan, which allowed employees participating in the 1996 Plan to also participate in the 2001 Long-Term Incentive Plan. During 2001, all employees exchanged their preferred stock options for incentive plan units effective as of December 31, 2000. The Long-Term Incentive Plan authorizes the grant of incentive units (“Incentive Units”) to eligible employees. The Long-Term Incentive Plan is administered by a Committee appointed by the Board of Directors. The number of Incentive Units granted is determined by the Committee in its sole discretion. Generally, Incentive Units vest cumulatively, in 20% increments over five years, except that Incentive Units granted in exchange for Preferred Stock Options retain the vested status and vesting schedule of the options exchanged and the Committee, in its sole discretion, may issue options with any vesting schedule, other than normally provided in the 2001 Long-Term Incentive Plan. Incentive Units generally are exercisable for a period of six years from the date of grant. The value of Incentive Units is determined at the end of each fiscal quarter based on Book Value (as defined in the plan) at that date less the Book Value as of the date of grant divided by 1,000,010. The Incentive Plan will terminate five years after its effective date of December 2000, unless terminated sooner by the Committee. The Committee, in its sole discretion, may grant incentive units with an Initial Value that is less than the Initial Value of such incentive units as normally determined under the 2001 Long-Term Incentive Plan. If, after a change in control of the Company, as defined, an employee’s employment is terminated by the Company for any reason other than Good Cause, as defined, as a result of death or permanent disability, or by the employee for Good Reason, as defined, all incentive units will become fully and immediately vested and payable in cash.

In 2001, employees exchanged an aggregate of 198,559 stock options granted under the 1996 Plan (discussed above) for an aggregate of 81,862 Incentive Units. An additional 21,001, 29,735 and 20,360 Incentive Units were granted during 2001, 2002 and 2003, respectively. At December 31, 2001, 2002 and 2003, 80,114, 108,674 and 124,782 Incentive Units were outstanding. Compensation expense for such Incentive Units was $1.7, $3.4 and $5.3 million in 2001, 2002 and 2003, respectively.

Note 15. Business Segment Information

The Company is a national manufacturer and marketer of a broad line of asphalt and polymer based roofing products and accessories for the residential and commercial roofing markets. The Company also manufacturers and markets specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. The residential roofing product line primarily consists of premium laminated shingles, strip shingles, and certain specialty shingles. Sales of residential roofing products in 2001, 2002 and 2003 were $939.4, $1,001.0 and $1,181.4 million and represented approximately 73%, 74% and 73%, respectively, of the Company’s net sales. The Company’s commercial roofing product line includes a full line of modified bitumen, asphalt built-up roofing, liquid applied membrane, thermoplastic, elastomeric, thermoplastic polyolefin, insulation and roofing accessories. Sales of commercial roofing products and accessories in 2001,

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 15. Business Segment Information – (Continued)

2002 and 2003 were $283.7, $288.4 and $352.9 million and represented approximately 22%, 21% and 22%, respectively, of the Company’s net sales. Sales of the specialty building products and accessories products in 2001, 2002 and 2003 were $69.9, $71.3 and $73.5 million and represented approximately 5%, 5% and 5%, respectively, of the Company’s net sales.

The Company aggregates the residential and commercial product lines into one operating segment since they have similar economic characteristics and are similar in each of the following areas: (i) the nature of the products and services are similar in that they perform the same function - the protection and covering of residential and commercial roofs; (ii) the nature of the production processes are similar; (iii) the type or class of customer for their products and services are similar; (iv) the residential and commercial products have the same distribution channels, whereby the main customers are wholesalers or distributors; and (v) regulatory requirements are generally the same for both the residential and commercial product lines. The specialty building products and accessories products did not meet quantitative thresholds in 2001, 2002 and 2003 to be considered as a reportable segment.

Note 16. Related Party Transactions

Included in the Consolidated Balance Sheets are the following receivable (payable) balances with related parties, which arise from operating and financing transactions between the Company and its affiliates:

	December 31,

	2002	2003

	(Thousands)
Tax receivable from parent corporations	$ 10,250	$ 7,044

Payable to International Specialty Products Inc. (“ISP”)	$(12,621)	$ (9,074)

Loan payable to parent corporation	$ —	$(52,840)

Loans receivable from parent corporation, included in Stockholders’ Equity (Deficit)	$ 2,648	$ 55,587

The Company makes loans to, and borrows from, its parent corporations from time to time at prevailing market rates, ranging from 4.0% to 5.0% in 2003. During 2001 and on July 1, 2003 and December 29, 2003, the Company loaned BMCA Holdings Corporation $2.5, $37.8 and $15.0 million, respectively, and on July 9, 2003 and December 29, 2003, BMCA Holdings Corporation loaned the Company $37.8 and $15.0 million, respectively. As of December 31, 2002 and 2003, BMCA Holdings Corporation owed the Company $2.6 and $55.6 million, including interest of $0.2 and $0.3 million, respectively, and the Company owed BMCA Holdings Corporation $0 and $52.8 million, with no unpaid interest payable to BMCA Holdings Corporation, respectively. Interest income on the Company’s loans to BMCA Holdings Corporation amounted to $0.1, $0.1, and $1.0 million in 2001, 2002 and 2003, respectively. Interest expense on the Company’s loans from BMCA Holdings Corporation amounted to $0.9 million in 2003. Loans payable to/receivable from any parent corporation are due on demand and provide each party with the right of offset of its related obligation to the other party and are subject to limitations as outlined in the New Credit Facility and the Senior Notes. The Company also makes non-interest bearing advances to affiliates, of which no balance was outstanding as of December 31, 2002 and 2003. In addition, no loans were owed by the Company to other affiliates.

During 2002, the Company made a distribution of $1.9 million to its parent corporations. Included in long-term assets is a tax receivable from parent corporations of $10.3 million at December 31, 2002 and included in current assets as a tax receivable from parent corporations is $7.0 million at December 31, 2003, representing amounts paid to G-I Holdings under the Tax Sharing Agreement. See Notes 8 and 17.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 16. Related Party Transactions – (Continued)

Mineral Products: The Company and its subsidiaries purchase substantially all of their colored roofing granules and algae-resistant granules under a long-term requirements contract from ISP, except for the requirements of certain of the Company’s roofing plants that are supplied by third parties. In 2001, 2002 and 2003, the Company and its subsidiaries purchased in the aggregate approximately $63.4, $73.2 and $77.7 million, respectively, of mineral products from ISP. The amount payable to ISP at December 31, 2002 and 2003 for such purchases was $11.8 and $8.7 million, respectively.

Management Agreements: Pursuant to a management agreement, a subsidiary of ISP, provides certain general management, administrative, legal and facilities services to the Company, including the use of the Company’s headquarters in Wayne, New Jersey. Charges to the Company by ISP for these services under the management agreement, inclusive of the services provided to G-I Holdings, discussed below, aggregated $6.7, $6.1 and $6.2 million for 2001, 2002 and 2003, respectively. These charges consist of management fees and other reimbursable expenses attributable to the Company, or incurred by ISP for the benefit of the Company. The amount payable to ISP for management fees as of December 31, 2002 and 2003 was $0.4 and $0.4 million, respectively. The management agreement is expected to be amended to adjust the management fees payable under the agreement and to extend the term of the agreement effective January 1, 2004 through December 31, 2004. The management agreement also provides that the Company is responsible for providing management services to G-I Holdings and certain of its subsidiaries and that G-I Holdings pay to the Company a management fee for these services. The aggregate amount paid by G-I Holdings to the Company for services rendered under the management agreement in 2003 was approximately $0.8 million. The Company also allocates a portion of the management fees payable by the Company under the management agreement to separate lease payments for the use of the Company’s headquarters. Based on the services provided in 2003 under the management agreement, the aggregate amount payable by the Company to ISP under the management agreement for 2004, inclusive of the services provided to G-I Holdings, is expected to be approximately $5.5 million. Some of the Company’s executive officers receive their compensation from ISP. ISP is indirectly reimbursed for this compensation through payment of the management fee and other reimbursable expenses payable under the management agreement.

Tax Sharing Agreement: See Note 8.

Note 17. Commitments and Contingencies

G-I Holdings and BHC are presently dependent upon the earnings and cash flows of their subsidiaries, principally the Company, in order to satisfy their net obligations, including various tax and other claims and liabilities (net of certain insurance receivables), including tax liabilities relating to the surfactants partnership. See Note 8. G-I Holdings has advised the Company that it expects to obtain funds to satisfy G-I Holdings’ operating expenses from, among other things, distributions from subsidiaries (principally the Company). See Notes 5, 8 and 16.

On January 5, 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its Asbestos Claims. The Company is not included in such bankruptcy filing. There are restrictions under the indentures relating to the Senior Notes and the New Credit Facility on payments by the Company to its parent corporations.

During the twelve months ending December 31, 2004, the Company expects to make distributions and/or advances to its parent corporations to satisfy the obligations discussed above for not more than the extent permitted by the New Credit Facility and the Senior Notes. The Company does not believe that the dependence of its parent corporations on the cash flows of their subsidiaries should have a material adverse effect on the operations, liquidity or capital resources of the Company. See Notes 5, 8 and 12.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 17. Commitments and Contingencies – (Continued)

At December 31, 2003, the Company has outstanding letters of credit of approximately $55.7 million under the New Credit Facility, which includes approximately $12.0 million of standby letters of credit related to certain obligations of G-I Holdings. The fair value of these obligations approximates face value as of December 31, 2003. See Note 5.

In June 2001, the Company entered into employment security agreements with certain of its executive officers and key personnel. The agreements have no expiration date and provide for a single-sum payment consisting of one to three times salary and bonus and related benefits if employment is terminated or a change in employment responsibilities occurs within a thirty-six month period following the change in control event. In 2003, irrevocable letters of credit were issued in support of the employment security agreements.

The Company is a lessee under operating leases principally for warehouses, production machinery and equipment, and transportation and computer equipment. Rental expense on operating leases was $26.2, $25.2 and $29.1 million for 2001, 2002 and 2003, respectively. Future minimum lease payments for properties which were held under long-term noncancellable leases as of December 31, 2003 were as follows:

Operating
Leases

(Thousands)
2004	$18,597
2005	16,331
2006	13,959
2007	11,322
2008	11,204
Thereafter	11,308

Total minimum payments	$82,721

Included in net sales in 2001 were net sales to two customers of 12% and 11%, respectively, in 2002, 13% and 11%, respectively, and in 2003, 16% and 12%, respectively. No other customer accounted for more than 10% of net sales in 2001, 2002 or 2003.

The Company includes in “Other income (expense), net” certain legal fees related to its business. For 2001, 2002 and 2003 the Company included $2.3, $3.1 and $4.9 million, respectively, of legal fees in “Other income (expense), net.”

Note 18. Subsequent Events

On or about February 17, 2004, litigation was commenced against the Company in the United States District Court for the Eastern district of Pennsylvania by CertainTeed Corporation alleging patent infringement in connection with certain of our products representing less than 5% of our net sales. We intend to defend ourselves vigorously in this matter, including, but not limited to, asserting counterclaims against CertainTeed, as appropriate. Although this matter is in its preliminary stages and there can be no assurances made, the Company believes that the claims filed by CertainTeed Corporation are without merit.

On February 27, 2004, the creditors’ committee, joined in by the legal representative, filed a motion to modify the preliminary injunction and to seek authority by the bankruptcy court to avoid, on various grounds, certain liens granted in connection with the financing obtained by the Company in December, 2000. G-I Holdings and the Company have opposed the motion and the bankruptcy court has scheduled a hearing on the motion on March 29, 2004. See Note 5.

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19. Guarantor Financial Information

At December 31, 2003, all of the Company’s subsidiaries are guarantors under the Company’s $350.0 million Senior Secured Credit Facility and the indentures governing the Senior Notes. These guarantees are full, unconditional and joint and several. In addition, Building Materials Manufacturing Corporation (“BMMC”), a wholly-owned subsidiary of the Company, is a co-obligor on the 8% Senior Notes due 2007.

The Company and BMMC entered into license agreements, effective January 1, 1999, for the right to use intellectual property, including patents, trademarks, know-how, and franchise rights owned by Building Materials Investment Corporation, a wholly-owned subsidiary of the Company, for a license fee stated as a percentage of net sales. The license agreements are for a period of one year and are subject to automatic renewal unless either party terminates with 60 days written notice. Also, effective January 1, 1999, BMMC sells all finished goods to the Company at a manufacturing profit.

Presented below is condensed consolidating financial information for the Company, the guarantor subsidiaries and the non-guarantor subsidiary. This financial information should be read in conjunction with the consolidated financial statements and other notes related thereto. Separate financial statements for the Company, the guarantor subsidiaries and the non-guarantor subsidiary are not included herein, because management has determined that these financial statements are not material to investors.

Condensed Consolidating Statement of Income
Year Ended December 31, 2001
(Thousands)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

Net sales	$1,182,581	$ 110,461	$ —	$1,293,042
Intercompany net sales	90,238	892,246	(982,484)	—

Total net sales	1,272,819	1,002,707	(982,484)	1,293,042

Costs and expenses, net:
Cost of products sold	1,003,072	902,420	(982,484)	923,008
Selling, general and administrative	198,336	71,944		270,280
Goodwill amortization	1,303	721		2,024
Transition service agreement (income) expense	100	(100)		—
Loss on sale of assets	—	737		737

Total costs and expenses, net	1,202,811	975,722	(982,484)	1,196,049

Operating income	70,008	26,985	—	96,993
Equity in earnings of subsidiaries	29,273	—	(29,273)	—
Intercompany licensing income (expense), net	(35,477)	35,477		—
Interest expense, net	(43,357)	(17,446)		(60,803)
Other income (expense), net	(7,858)	1,449		(6,409)

Income before income taxes	12,589	46,465	(29,273)	29,781
Income tax (provision) benefit	6,173	(17,192)		(11,019)

Net income	$ 18,762	$ 29,273	$ (29,273)	$ 18,762

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Income
Year Ended December 31, 2002
(Thousands)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

Net sales	$1,247,560	$ 113,131	$ —	$1,360,691
Intercompany net sales	63,080	918,979	(982,059)	—

Total net sales	1,310,640	1,032,110	(982,059)	1,360,691

Costs and expenses, net:
Cost of products sold	1,032,525	904,098	(982,059)	954,564
Selling, general and administrative	216,432	73,019		289,451
Transition service agreement (income) expense	100	(100)		—
Loss on sale of assets	—	1,792		1,792

Total costs and expenses, net	1,249,057	978,809	(982,059)	1,245,807

Operating income	61,583	53,301	—	114,884
Equity in earnings of subsidiaries	57,781	—	(57,781)	—
Intercompany licensing income (expense), net	(52,425)	52,425		—
Interest expense, net	(39,007)	(15,987)		(54,994)
Other income (expense), net	(9,535)	544		(8,991)

Income before income taxes	18,397	90,283	(57,781)	50,899
Income tax (provision) benefit	14,178	(32,502)		(18,324)

Net income	$ 32,575	$ 57,781	$ (57,781)	$ 32,575

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Income
Year Ended December 31, 2003
(Thousands)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

Net sales	$1,496,474	$ 111,304	$ —	$1,607,778
Intercompany net sales	84,443	1,106,126	(1,190,569)	—

Total net sales	1,580,917	1,217,430	(1,190,569)	1,607,778

Costs and expenses, net:
Cost of products sold	1,250,902	1,073,891	(1,190,569)	1,134,224
Selling, general and administrative	262,167	76,787		338,954
Transition service agreement (income) expense	100	(100)		—
Loss on write-down of manufacturing facility assets	—	3,822	—	3,822
Gain on sale of assets	—	(5,739)		(5,739)

Total costs and expenses, net	1,513,169	1,148,661	(1,190,569)	1,471,261

Operating income	67,748	68,769	—	136,517
Equity in earnings of subsidiaries	76,333	—	(76,333)	—
Intercompany licensing income (expense), net	(63,237)	63,237		—
Interest expense, net	(43,669)	(13,025)		(56,694)
Other income (expense), net	(6,388)	290		(6,098)

Income before income taxes	30,787	119,271	(76,333)	73,725
Income tax (provision) benefit	16,397	(42,938)		(26,541)

Net income	$ 47,184	$ 76,333	$ (76,333)	$ 47,184

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19. Guarantor Financial Information – (Continued)

Condensed Consolidating Balance Sheet
December 31, 2002
(Thousands)

			Non-
	Parent	Guarantor	Guarantor
	Company	Subsidiaries	Subsidiary	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$ 60	$ 96,113	$ —	$ —	$ 96,173
Accounts receivable, trade, net	8,216	13,685	—		21,901
Accounts receivable, other	6,294	845	34,785		41,924
Inventories, net	78,066	41,416	—		119,482
Other current assets	1,575	1,968	—		3,543

Total Current Assets	94,211	154,027	34,785	—	283,023
Investment in subsidiaries	437,856	—	—	(437,856)	—
Intercompany loans including accrued interest	59,903	(59,903)	—		—
Due from (to) subsidiaries, net	(195,599)	192,889	2,710		—
Property, plant and equipment, net	36,075	310,041	—		346,116
Goodwill, net	40,080	23,214	—		63,294
Deferred income tax benefits	15,330	—	—		15,330
Tax receivable from parent corporations	10,250	—	—		10,250
Other assets	6,486	18,900	—		25,386

Total Assets	$504,592	$639,168	$37,495	$(437,856)	$743,399

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current maturities of long-term debt	$ 34,820	$ 10,506	$ —	$ —	$ 45,326
Accounts payable	29,249	43,971	—		73,220
Payable to related parties, net	2,788	9,833	—		12,621
Accrued liabilities	18,802	32,115	—		50,917
Reserve for product warranty claims	14,900	—	—		14,900

Total Current Liabilities	100,559	96,425	—	—	196,984
Long-term debt less current maturities	404,071	141,731	—		545,802
Reserve for product warranty claims	17,935	452	—		18,387
Other liabilities	13,148	199	—		13,347

Total Liabilities	535,713	238,807	—	—	774,520
Total Stockholders’ Equity (Deficit)	(31,121)	400,361	37,495	(437,856)	(31,121)

Total Liabilities and Stockholders’ Equity (Deficit)	$504,592	$639,168	$37,495	$(437,856)	$743,399

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19. Guarantor Financial Information – (Continued)

Condensed Consolidating Balance Sheet
December 31, 2003
(Thousands)

	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$ 8	$ 2,872	$ —	$ 2,880
Accounts receivable, trade, net	173,945	14,286		188,231
Accounts receivable, other	5,115	749		5,864
Tax receivable from parent corporations	7,044	—		7,044
Inventories, net	87,399	48,561		135,960
Other current assets	2,434	2,568		5,002

Total Current Assets	275,945	69,036	—	344,981
Investment in subsidiaries	476,695	—	(476,695)	—
Intercompany loans including accrued interest	30,582	(30,582)		—
Due from (to) subsidiaries, net	(335,690)	335,690		—
Property, plant and equipment, net	40,769	301,447		342,216
Goodwill, net	40,080	23,214		63,294
Other assets	13,126	18,863		31,989

Total Assets	$ 541,507	$717,668	$(476,695)	$782,480

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current maturities of long-term debt	$ —	$ 2,504	$ —	$ 2,504
Accounts payable	43,331	49,518		92,849
Payable to related parties	1,969	7,105		9,074
Loan payable to parent corporation	52,840	—		52,840
Accrued liabilities	23,511	39,585		63,096
Reserve for product warranty claims	14,900	—		14,900

Total Current Liabilities	136,551	98,712	—	235,263
Long-term debt less current maturities	404,297	141,396		545,693
Reserve for product warranty claims	16,407	665		17,072
Deferred income tax liabilities	3,308	—		3,308
Other liabilities	23,012	200		23,212

Total Liabilities	583,575	240,973	—	824,548
Total Stockholders’ Equity (Deficit)	(42,068)	476,695	(476,695)	(42,068)

Total Liabilities and Stockholders’ Equity (Deficit)	$ 541,507	$717,668	$(476,695)	$782,480

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2001
(Thousands)

			Non-
	Parent	Guarantor	Guarantor
	Company	Subsidiaries	Subsidiary	Consolidated

Cash and cash equivalents, beginning of year	$ 9,741	$ 73,006	$ —	$ 82,747

Cash provided by (used in) operating activities:
Net income (loss)	(10,511)	29,273		18,762
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on sale of assets	—	737		737
Depreciation	2,764	34,432		37,196
Goodwill and other amortization	3,073	721		3,794
Deferred income taxes	9,973	—		9,973
Noncash interest charges	3,270	1,286		4,556
(Increase) decrease in working capital items	(39,153)	2,477	10,932	(25,744)
Decrease in product warranty claims	(5,829)	(186)		(6,015)
Proceeds from sale of accounts receivable	34,669	—		34,669
Increase in other assets	(2,673)	(1,308)		(3,981)
Decrease in other liabilities	(85)	(8)		(93)
Change in net receivable from/payable to related parties/parent corporations	70,908	(61,118)	(10,932)	(1,142)
Other, net	131	(482)		(351)

Net cash provided by operating activities	66,537	5,824	—	72,361

Cash provided by (used in) investing activities:
Capital expenditures	(915)	(27,170)		(28,085)
Proceeds from sale of assets	—	900		900

Net cash used in investing activities	(915)	(26,270)	—	(27,185)

Cash provided by (used in) financing activities:
Decrease in borrowings under revolving credit facility	(70,000)	—		(70,000)
Repayments of long-term debt	(175)	(5,798)		(5,973)
Loan to parent corporation	(2,536)	—		(2,536)
Financing fees and expenses	(2,519)	(508)		(3,027)

Net cash used in financing activities	(75,230)	(6,306)	—	(81,536)

Net change in cash and cash equivalents	(9,608)	(26,752)	—	(36,360)

Cash and cash equivalents, end of year	$ 133	$ 46,254	$ —	$ 46,387

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2002
(Thousands)

			Non-
	Parent	Guarantor	Guarantor
	Company	Subsidiaries	Subsidiary	Consolidated

Cash and cash equivalents, beginning of year	$ 133	$ 46,254	$ —	$ 46,387

Cash provided by (used in) operating activities:
Net income (loss)	(25,206)	57,781		32,575
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on sale of assets	—	1,792		1,792
Depreciation	2,523	36,132		38,655
Amortization	—	2,047		2,047
Deferred income taxes	17,594	—		17,594
Noncash interest charges	3,634	1,342		4,976
(Increase) decrease in working capital items	(14,250)	15,227	(1,848)	(871)
Increase (decrease) in product warranty claims	(4,423)	69		(4,354)
Proceeds from sale of accounts receivable	5,718	—		5,718
(Increase) decrease in other assets	835	(759)		76
Decrease in other liabilities	(784)	(6)		(790)
Change in net receivable from/payable to related parties/parent corporations	18,697	(18,084)	1,848	2,461
Other, net	(23)	227		204

Net cash provided by operating activities	4,315	95,768	—	100,083

Cash provided by (used in) investing activities:
Capital expenditures	(2,109)	(32,454)		(34,563)
Proceeds from sale of assets	—	1,722		1,722

Net cash used in investing activities	(2,109)	(30,732)	—	(32,841)

Cash provided by (used in) financing activities:
Repayments of long-term debt	—	(15,177)		(15,177)
Distributions to parent corporations	(1,945)	—		(1,945)
Loan to parent corporation	(112)	—		(112)
Financing fees and expenses	(222)	—		(222)

Net cash used in financing activities	(2,279)	(15,177)	—	(17,456)

Net change in cash and cash equivalents	(73)	49,859	—	49,786

Cash and cash equivalents, end of year	$ 60	$ 96,113	$ —	$ 96,173

BUILDING MATERIALS CORPORATION OF AMERICA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19. Guarantor Financial Information – (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2003
(Thousands)

			Non-
	Parent	Guarantor	Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

Cash and cash equivalents, beginning of year	$ 60	$ 96,113	$ —	$ 96,173

Cash provided by (used in) operating activities:
Net income (loss)	(29,149)	76,333		47,184
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on write-down of manufacturing assets	—	3,822		3,822
Gain on sale of assets	—	(5,739)		(5,739)
Depreciation	2,714	36,687		39,401
Amortization	—	2,096		2,096
Deferred income taxes	25,086	—		25,086
Noncash interest charges	3,900	1,426		5,326
(Increase) decrease in working capital items	(50,562)	4,768	34,785	(11,009)
Increase (decrease) in product warranty claims	(1,528)	213		(1,315)
Proceeds (repayments) from sale/repurchase of accounts receivable	(105,388)	—		(105,388)
Increase in other assets	(775)	(2,951)		(3,726)
Increase in other liabilities	1,485	1		1,486
Change in net receivable from/payable to related parties/parent corporations	206,087	(174,849)	(34,785)	(3,547)
Other, net	(49)	471		422

Net cash provided by (used in) operating activities	51,821	(57,722)	—	(5,901)

Cash provided by (used in) investing activities:
Capital expenditures	(7,358)	(35,962)		(43,320)
Proceeds from sale of assets	—	9,315		9,315

Net cash used in investing activities	(7,358)	(26,647)	—	(34,005)

Cash provided by (used in) financing activities:
Proceeds from loan payable to parent corporation	52,840	—		52,840
Proceeds from issuance of long-term debt	407,676	19,731		427,407
Repayments of long-term debt	(442,676)	(28,398)		(471,074)
Distributions to parent corporations	(14)	—		(14)
Loans to parent corporation	(52,939)	—		(52,939)
Financing fees and expenses	(9,402)	(205)		(9,607)

Net cash used in financing activities	(44,515)	(8,872)	—	(53,387)

Net change in cash and cash equivalents	(52)	(93,241)	—	(93,293)

Cash and cash equivalents, end of year	$ 8	$ 2,872	$ —	$ 2,880

BUILDING MATERIALS CORPORATION OF AMERICA

SUPPLEMENTARY DATA (UNAUDITED)
Quarterly Financial Data (Unaudited)

	2002 by Quarter				2003 by Quarter

	First	Second	Third	Fourth	First	Second	Third	Fourth

	(Millions)
Net sales	$319.3	$369.4	$357.1	$314.9	$339.0	$410.3	$459.9	$398.6
Cost of products sold	230.0	251.3	242.4	230.9	245.9	284.8	318.9	284.6

Gross profit	$ 89.3	$118.1	$114.7	$ 84.0	$ 93.1	$125.5	$141.0	$114.0

Operating income	$ 20.6	$ 43.4	$ 40.1	$ 10.8	$ 20.6	$ 48.1	$ 49.7	$ 18.1

Interest expense	$ 13.7	$ 14.0	$ 13.8	$ 13.5	$ 13.5	$ 13.8	$ 15.2	$ 14.2

Income (loss) before income taxes	$ 4.6	$ 27.2	$ 24.6	$ (5.5)	$ 5.6	$ 31.6	$ 33.7	$ 2.8
Income tax (provision) benefit	(1.6)	(9.8)	(8.9)	2.0	(2.0)	(11.4)	(12.1)	(1.0)

Net income (loss)	$ 3.0	$ 17.4	$ 15.7	$ (3.5)	$ 3.6	$ 20.2	$ 21.6	$ 1.8

SCHEDULE II

BUILDING MATERIALS CORPORATION OF AMERICA

VALUATION AND QUALIFYING ACCOUNTS

Year Ended December 31, 2001

	Balance	Charged to			Balance
	January 1,	Sales or			December 31,
Description	2001	Expenses	Deductions	Other	2001

Valuation and Qualifying Accounts	(Thousands)
Deducted from Assets To Which They Apply:
Allowance for doubtful accounts	$ 1,798	$ 346	$ 786(b)	$(300)	$ 1,058(c)
Allowance for discounts	25,803	141,107(a)	133,158	300	34,052
Reserve for inventory market valuation	1,003	3,059	741	—	3,321
Reserve for product warranty claims	43,656	19,469	25,484	—	37,641

Year Ended December 31, 2002

	Balance	Charged to			Balance
	January 1,	Sales or			December 31,
Description	2002	Expenses	Deductions	Other	2002

Valuation and Qualifying Accounts	(Thousands)
Deducted from Assets To Which They Apply:
Allowance for doubtful accounts	$ 1,058	$ 863	$ 437(b)	$ —	$ 1,484(c)
Allowance for discounts	34,052	163,247(a)	160,146	—	37,153
Reserve for inventory market valuation	3,321	675	1,458	—	2,538
Reserve for product warranty claims	37,641	19,970	24,653	329	33,287

Year Ended December 31, 2003

	Balance	Charged to			Balance
	January 1,	Sales or			December 31,
Description	2003	Expenses	Deductions	Other	2003

Valuation and Qualifying Accounts	(Thousands)
Deducted from Assets To Which They Apply:
Allowance for doubtful accounts	$ 1,484	$ 703	$ 824(b)	$ —	$ 1,363
Allowance for discounts	37,153	212,191(a)	197,892	—	51,452
Reserve for inventory market valuation	2,538	1,925	2,048	—	2,415
Reserve for product warranty claims	33,287	21,955	23,270	—	31,972

Notes:
	(a)	Amount charged to net sales.
	(b)	Represents write-offs of uncollectible accounts net of recoveries.
	(c)	The balances at December 31, 2001 and 2002 primarily reflect a reserve for receivables sold to a trust. See Note 9 to Consolidated Financial Statements

S-1

Until          , 2005 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is an addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

Building Materials Corporation of
America

Offer to exchange all outstanding
$200,000,000 principal amount of
7 3/4% Senior Notes due 2014

for

$200,000,000 principal amount of
7 3/4% Senior Notes due 2014
registered under the Securities Act of 1933

PROSPECTUS

                 , 2005

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Building Materials Corporation of America (“BMCA”) against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Each registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Section 145 of the Delaware Statute also provides that such indemnification, unless ordered by a court, must be authorized (i) by a majority vote of disinterested directors, even if less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even if less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders, upon a determination that indemnification of the director or officer has met the applicable standard of conduct.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

The Certificate of Incorporation, as amended, of BMCA, BMCA Insulation Products Inc., BMCA Quakertown Inc., Building Materials Investment Corporation, Building Materials Manufacturing Corporation, Ductwork Manufacturing Corporation, GAF Leatherback Corp., GAF Materials Corporation (Canada), GAF Premium Products Inc., LL Building Products Inc. and Wind Gap Real Property Acquisition Corp., provides that a director shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Statute or any amendment thereto or successor provision thereto, or (iv) any transaction from which the director shall derived an improper personal benefit. Indemnification shall be provided, to the fullest extent permitted by the Delaware Statute, to any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Section 10 of the Certificate of Incorporation, as amended, of GAF Real Properties, GAFTECH Corporation and Pequannock Valley Claim Service Company, Inc., provides that a director shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by Section 102(b)(7) of the Delaware Statute. Section 9 provides that indemnification shall be provided, to the fullest extent provided by Section 145 of the Delaware Statute, to all persons whom the corporation may indemnify pursuant to such section.

Section 10 of the Certificate of Incorporation, as amended, of South Ponca Realty Corp. provides that a director shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the Delaware Statute.

Article VIII of each registrant’s By-Laws states that the registrant shall indemnify to the fullest extent permitted by the Delaware Statute any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise against judgments, fines and amounts paid in settlement actually incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

Item 21. Exhibits.

(a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit
No.	Description

2.1	Reorganization Agreement, dated as of December 31, 1998, by and among BMCA, Building Materials Manufacturing Corporation and Building Materials Investment Corporation (incorporated by reference to Exhibit 2.1 to BMCA’s Registration Statement on Form S-4 (Registration No. 333-69749) (the “2008 Notes S-4”)).
3.1	Amended and Restated Certificate of Incorporation of BMCA (incorporated by reference to Exhibit 3.1 to BMCA’s Form 10-K for the fiscal year ended December 31, 1999).
3.2	By-laws of BMCA (incorporated by reference to Exhibit 3.2 to BMCA’s Registration Statement on Form S-4 (Registration No. 33-81808)) (the “Deferred Coupon Note Registration Statement”).
3.3	Certificate of Incorporation of Building Materials Manufacturing Corporation (incorporated by reference to Exhibit 3.3 to BMCA’s Form 10-K for the fiscal year ended December 31, 1998 (the “1998 10-K”)).
3.4	By-laws of Building Materials Manufacturing Corporation (incorporated by reference to Exhibit 3.4 to the 1998 10-K).
3.5	Certificate of Incorporation of Building Materials Investment Corporation (incorporated by reference to Exhibit 3.5 to the 1998 10-K).
3.6	By-laws of Building Materials Investment Corporation (incorporated by reference to Exhibit 3.6 to the 1998 10-K).
3.7	Certificate of Incorporation of BMCA Insulation Products Inc. and Certificate of Amendment of the Certificate of Incorporation of BMCA Insulation Products Inc. (incorporated by reference to Exhibit 3.7 to GAFTECH Corporation’s Registration Statement on Form S-1 (Registration No. 333-58442) (the “GAFTECH Registration Statement”)).
3.8	By-laws of BMCA Insulation Products Inc. (incorporated by reference to Exhibit 3.8 to the GAFTECH Registration Statement.
3.9	Certificate of Incorporation of Ductwork Manufacturing Corporation (incorporated by reference to Exhibit 3.9 to the GAFTECH Registration Statement).
3.10	By-laws of Ductwork Manufacturing Corporation (incorporated by reference to Exhibit 3.10 to the GAFTECH Registration Statement).
3.11	Certificate of Incorporation of GAF Leatherback Corp. and Certificate of Amendment of the Certificate of Incorporation of GAF Leatherback Corp. (incorporated by reference to Exhibit 3.11 to the GAFTECH Registration Statement).
3.12	By-laws of GAF Leatherback Corp. (incorporated by reference to Exhibit 3.12 to the GAFTECH Registration Statement).
3.13	Certificate of Incorporation of GAF Premium Products Inc. and Certificate of Amendment of the Certificate of Incorporation of GAF Premium Products Inc. (incorporated by reference to Exhibit 3.13 to the GAFTECH Registration Statement).
3.14	By-laws of GAF Premium Products Inc. (incorporated by reference to Exhibit 3.14 to the GAFTECH Registration Statement).
3.15	Certificate of Incorporation of GAF Materials Corporation (Canada) (incorporated by reference to Exhibit 3.15 to the GAFTECH Registration Statement).
3.16	By-laws of GAF Materials Corporation (Canada) (incorporated by reference to Exhibit 3.16 to the GAFTECH Registration Statement).

Exhibit
No.	Description

3.17	Certificate of Incorporation of GAFTECH Corporation (incorporated by reference to Exhibit 3.17 to the GAFTECH Registration Statement).
3.18	By-laws of GAFTECH Corporation (incorporated by reference to Exhibit 3.18 to the GAFTECH Registration Statement).
3.19	Certificate of Incorporation of LL Building Products Inc. and Certificate of Amendment of the Certificate of Incorporation of LL Building Products Inc. (incorporated by reference to Exhibit 3.19 to the GAFTECH Registration Statement).
3.20	By-laws of LL Building Products Inc. (incorporated by reference to Exhibit 3.20 to the GAFTECH Registration Statement).
3.21	Certificate of Incorporation of Wind Gap Real Property Acquisition Corp. (incorporated by reference to Exhibit 3.21 to the GAFTECH Registration Statement).
3.22	By-laws of Wind Gap Real Property Acquisition Corp. (incorporated by reference to Exhibit 3.22 to the GAFTECH Registration Statement).
*3.23	Certificate of Incorporation of BMCA Quakertown Inc.
*3.24	By-laws of BMCA Quakertown Inc.
*3.25	Certificate of Incorporation of GAF Real Properties, Inc.
*3.26	By-laws of GAF Real Properties, Inc.
*3.27	Certificate of Incorporation of Pequannock Valley Claim Service Company, Inc.
*3.28	By-laws of Pequannock Valley Claim Service Company, Inc.
*3.29	Certificate of Incorporation of South Ponca Realty Corp.
*3.30	By-laws of South Ponca Realty Corp.
4.1	Indenture, dated as of October 20, 1997, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA’s Registration Statement on Form S-4 (Registration No. 333-41531)).
4.2	First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of October 20, 1997 among BMCA, as issuer, Building Materials Manufacturing Corporation, as co-obligor, and Building Materials Investment Corporation, as guarantor, and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.8 to the 2008 Notes S-4).
4.3	Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of October 20, 1997 among BMCA and Building Materials Manufacturing Corporation, as issuers, Building Materials Investment Corporation, as guarantor, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to the 2000 10-K).
4.4	Indenture, dated as of July 17, 1998, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA’s Registration Statement on Form S-4 (Registration No. 333-60633)).
4.5	First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of July 17, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment Corporation, as guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.9 to the 2008 Notes S-4).

Exhibit
No.	Description

4.6	Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of July 17, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment Corporation, as original guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.9 to the 2000 10-K).
4.7	Indenture, dated as of December 3, 1998, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the 2008 Notes S-4).
4.8	First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of December 3, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment Corporation, as guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.4 to the 2008 Notes S-4).
4.9	Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of December 3, 1998, among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment Corporation, as original guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.12 to the 2000 10-K).
*4.10	Indenture, dated as of July 26, 2004, among BMCA, as issuer, BMCA Insulation Products Inc., BMCA Quakertown Inc., Building Materials Investment Corporation, Building Materials Manufacturing Corporation, Ductwork Manufacturing Corporation, GAF Leatherback Corp., GAF Materials Corporation (Canada), GAF Premium Products Inc., GAF Real Properties, Inc., GAFTECH Corporation, LL Building Products Inc., Pequannock Valley Claim Service Company, Inc., South Ponca Realty Corp. and Wind Gap Real Property Acquisition Corp., as guarantors, and Wilmington Trust Company, as trustee.
*4.11	Registration Rights Agreement, dated July 26, 2004, among BMCA, the Guarantors party thereto and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

*4.12	Registration Rights Agreement, dated November 10, 2004, among BMCA, the Guarantors party thereto and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

*5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.
10.1	Amended and Restated Management Agreement, dated as of January 1, 1999, among GAF, G-I Holdings Inc., G Industries Corp., Merick Inc., GAF Fiberglass Corporation, ISP, GAF Building Materials Corporation, GAF Broadcasting Company, Inc., BMCA and ISP Opco Holdings Inc. (incorporated by reference to Exhibit 10.1 to the 1998 10-K).
10.2	Amendment No. 1 to the Management Agreement, dated as of January 1, 2000 (incorporated by reference to Exhibit 10.2 to International Specialty Products Inc. annual report on Form 10-K for the fiscal year ended December 31, 1999).
10.3	Amendment No. 2 to the Management Agreement, dated as of January 1, 2001 (incorporated by reference to Exhibit 10.3 to International Specialty Products Inc. annual report on Form 10-K for the fiscal year ended December 31, 2000).
10.4	Amendment No. 3 to the Amended and Restated Management Agreement, dated as of June 27, 2001, by and among G-I Holdings Inc., Merick Inc., International Specialty Products Inc., ISP Investco LLC, GAF Broadcasting Company, Inc., Building Materials Corporation of America and ISP Management Company, Inc., as assignee of ISP Chemco Inc. (incorporated by reference to Exhibit 10.7 to the ISP Chemco Inc. Registration Statement on Form S-4 (Registration No. 333-70144)).
10.5	Amendment No. 4 to the Amended and Restated Management Agreement, dated as of January 1, 2002, by and among G-I Holdings Inc., Merick Inc., International Specialty Products Inc., ISP Investco LLC, GAF Broadcasting Company, Inc., Building Materials Corporation of America and ISP Management Company, Inc. (incorporated by reference to Exhibit 10.5 to BMCA’s Form 10-K for the fiscal year ended December 31, 2001 (the “2001 10-K”)).

Exhibit
No.	Description

10.6	Amendment No. 5 to the Amended and Restated Management Agreement, dated as of January 1, 2003, by and among G-I Holdings Inc., Merick Inc., International Specialty Products Inc., ISP Investco LLC, GAF Broadcasting Company, Inc., Building Materials Corporation of America and ISP Management Company, Inc. (incorporated by reference to Exhibit 10.1 to BMCA’s Form 10-Q for the quarterly period ended March 30, 2003).
10.7	Amendment No. 6 to the Amended and Restated Management Agreement, dated as of January 1, 2004, by and among G-I Holdings Inc., Merick Inc., International Specialty Products Inc., International Specialty Holdings Inc., ISP Synthetic Elastomers LP, ISP Investco LLC, GAF Broadcasting Company, Inc., BMCA and ISP Management Company, Inc. as assignee of ISP Chemco, Inc. (incorporated by reference to Exhibit 10.1 to BMCA’s Form 10-Q for the quarterly period ended April 4, 2004).
10.8	BMCA 2001 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 to the 2000 10-K).
10.9	Tax Sharing Agreement, dated as of January 31, 1994, among GAF, G-I Holdings Inc. and BMCA (incorporated by reference to Exhibit 10.6 to the Deferred Coupon Note Registration Statement).
10.10	Amendment to Tax Sharing Agreement, dated as of March 19, 2001, between G-I Holdings and BMCA (incorporated by reference to Exhibit 10.10 to the 2000 10-K).
10.11	Reorganization Agreement, dated as of January 31, 1994, among GAF Building Materials Corporation, G-I Holdings Inc. and BMCA (incorporated by reference to Exhibit 10.9 to the Deferred Coupon Note Registration Statement).
10.12	Credit Agreement, dated as of July 9, 2003, by and among BMCA, the Initial Lenders, Initial Issuing Bank and Swing Line Bank (as defined therein), Citicorp USA, Inc., as collateral monitoring agent and administrative agent, Citigroup Global Markets Inc., as lead arranger and book manager, Deutsche Bank Securities Inc., as syndication agent and The CIT Group/Business Credit, Inc., Congress Financial Corporation and JP Morgan Chase Bank as co-documentation agents (the “Credit Agreement”) (incorporated by reference to Exhibit 10.1 to BMCA’s Form 10-Q for the quarterly period ended June 29, 2003).
10.13	First Amendment, dated as of May 7, 2004, to the Credit Agreement dated as of July 9, 2003, among BMCA, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as administrative agent for the Lenders (incorporated by reference to Exhibit 10.1 to BMCA’s Form 10-Q for the quarterly period ended July 4, 2004).
*10.14	Second Amendment, dated as of July 12, 2004, to the Credit Agreement dated as of July 9, 2003, among BMCA, the Grantors party thereto, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as administrative agent for the Lenders.
*10.15	Third Amendment, dated as of July 19, 2004, to the Credit Agreement dated as of July 9, 2003, among BMCA, the Grantors party thereto, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as administrative agent for the Lenders.
*10.16	Fourth Amendment dated as of November 9, 2004, among BMCA, the Grantors party thereto, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as administrative agent for the Lenders.

Exhibit
No.	Description

10.17	Employment Security Agreement between BMCA and William W. Collins, effective May 2001 (incorporated by reference to Exhibit 10.22 to the 2001 10-K).
10.18	Employment Security Agreement between BMCA and David A. Harrison, effective June 2001 (incorporated by reference to Exhibit 10.23 to the 2001 10-K).
10.19	Employment Security Agreement between BMCA and Robert B. Tafaro, effective June 2001 (incorporated by reference to Exhibit 10.24 to the 2001 10-K).
10.20	Employment Security Agreement between BMCA and Kenneth E. Walton, effective June 2001 (incorporated by reference to Exhibit 10.25 to the 2001 10-K).
10.21	Employment Security Agreement between BMCA and John F. Rebele, effective June 2001 (incorporated by reference to Exhibit 10.26 to the 2001 10-K).
*10.22	Amended and Restated Collateral Agent Agreement, dated as of July 9, 2003, among BMCA, the Subsidiary Parties thereto, Citicorp USA, Inc., as administrative agent, Citibank, N.A., as collateral agent, and each Senior Note Trustee (as defined therein) (the “Collateral Agent Agreement”).
*10.23	First Amendment to the Collateral Agent Agreement, dated as of July 12, 2004, among BMCA, the Subsidiary Parties thereto, Citicorp USA, Inc., as administrative agent, Citibank, N.A., as collateral agent, and each Senior Note Trustee (as defined therein).
*10.24	Amended and Restated Security Agreement, dated as of July 9, 2003, among BMCA, the Grantors thereto and Citibank, N.A., as collateral agent (the “Security Agreement”).
*10.25	First Amendment to the Security Agreement, dated as of August 22, 2003, among BMCA, the Grantors thereto and Citibank, N.A., as collateral agent.
*10.26	Second Amendment to the Security Agreement, dated as of May 7, 2004, among BMCA, the Grantors thereto and Citibank, N.A., as collateral agent.
*10.27	Third Amendment to the Security Agreement, dated as of July 12, 2004, among BMCA, the Grantors thereto and Citibank, N.A., as collateral agent.
*12	Computation of Ratio of Earnings to Fixed Charges.
16	Letter dated June 21, 2002, from Arthur Andersen LLP to the Securities and Exchange Commission regarding the change in certifying accountant (incorporated by reference to Exhibit 16 to BMCA’s current report on Form 8-K filed June 24, 2002).
*21	Subsidiaries of BMCA.
**23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP).
*23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
*24.1	Power of Attorney.
*25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wilmington Trust Company.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
*99.4	Form of Letter to Beneficial Holders.

* Previously filed.
** Filed herewith.

Item 22. Undertakings

The undersigned registrants hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Building Materials Corporation of America has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on the 3rd day of February, 2005.

BUILDING MATERIALS CORPORATION OF AMERICA

By:	/s/ John F. Rebele

John F. Rebele
Senior Vice President and
Chief Financial Officer

Signature	Title

*	Chief Executive Officer, President and Director
(Principal Executive Officer)
William W. Collins

/s/ John F. Rebele	Senior Vice President,
Chief Financial Officer and Director
John F. Rebele	(Principal Financial Officer)

*	Director

David A. Harrison

*	Director

Robert B. Tafaro

*	Director

Kenneth E. Walton

*	Vice President and Controller
(Principal Accounting Officer)
James T. Esposito

*By: /s/ John F. Rebele

John F. Rebele
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on the 3rd day of February, 2005.

BMCA INSULATION PRODUCTS INC.
BMCA QUAKERTOWN INC.
BUILDING MATERIALS MANUFACTURING CORPORATION
DUCTWORK MANUFACTURING CORPORATION
GAF LEATHERBACK CORP.
GAF PREMIUM PRODUCTS INC.
GAF REAL PROPERTIES, INC.
GAFTECH CORPORATION
LL BUILDING PRODUCTS INC.
PEQUANNOCK VALLEY CLAIM SERVICE COMPANY, INC.
SOUTH PONCA REALTY CORP.
WIND GAP REAL PROPERTY ACQUISITION CORP.

By:	/s/ John F. Rebele

John F. Rebele
Chief Financial Officer

Signature	Title

*	Chief Executive Officer, President and Director
(Principal Executive Officer)
William W. Collins

/s/ John F. Rebele	Chief Financial Officer and Director
(Principal Financial Officer)
John F. Rebele

*	Director

David A. Harrison

*	Director

Robert B. Tafaro

*	Director

Kenneth E. Walton

*	Vice President and Controller
(Principal Accounting Officer)
James T. Esposito

*By: /s/ John F. Rebele

John F. Rebele
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Building Materials Investment Corporation has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on the 3rd day of February, 2005.

BUILDING MATERIALS INVESTMENT CORPORATION

By:	/s/ John F. Rebele

John F. Rebele
Chief Financial Officer

Signature	Title

*	Chief Executive Officer, President and Director
(Principal Executive Officer)
William W. Collins

/s/ John F. Rebele	Chief Financial Officer and Director
(Principal Financial and Accounting Officer)
John F. Rebele

*	Director

Barry A. Crozier

*By: /s/ John F. Rebele

John F. Rebele
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GAF Materials Corporation (Canada) has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on the 3rd day of February 2005.

GAF MATERIALS CORPORATION (CANADA)

By:	/s/ John F. Rebele

John F. Rebele
Chief Financial Officer

Signature	Title

*	Chief Executive Officer and Chairman of the Board
of Directors
William W. Collins	(Principal Executive Officer)

/s/ John F. Rebele	Chief Financial Officer and Director
(Principal Financial Officer)
John F. Rebele

*	President and Director

David A. Harrison

*	Director

Robert B. Tafaro

*	Director

Kenneth E. Walton

*	Vice President and Controller
(Principal Accounting Officer)
James T. Esposito

*By: /s/ John F. Rebele

John F. Rebele
Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Reorganization Agreement, dated as of December 31, 1998, by and among BMCA, Building Materials Manufacturing Corporation and Building Materials Investment Corporation (incorporated by reference to Exhibit 2.1 to BMCA’s Registration Statement on Form S-4 (Registration No. 333-69749) (the “2008 Notes S-4”)).
3.1	Amended and Restated Certificate of Incorporation of BMCA (incorporated by reference to Exhibit 3.1 to BMCA’s Form 10-K for the fiscal year ended December 31, 1999).
3.2	By-laws of BMCA (incorporated by reference to Exhibit 3.2 to BMCA’s Registration Statement on Form S-4 (Registration No. 33-81808)) (the “Deferred Coupon Note Registration Statement”).
3.3	Certificate of Incorporation of Building Materials Manufacturing Corporation (incorporated by reference to Exhibit 3.3 to BMCA’s Form 10-K for the fiscal year ended December 31, 1998 (the “1998 10-K”)).
3.4	By-laws of Building Materials Manufacturing Corporation (incorporated by reference to Exhibit 3.4 to the 1998 10-K).
3.5	Certificate of Incorporation of Building Materials Investment Corporation (incorporated by reference to Exhibit 3.5 to the 1998 10-K).
3.6	By-laws of Building Materials Investment Corporation (incorporated by reference to Exhibit 3.6 to the 1998 10-K).
3.7	Certificate of Incorporation of BMCA Insulation Products Inc. and Certificate of Amendment of the Certificate of Incorporation of BMCA Insulation Products Inc. (incorporated by reference to Exhibit 3.7 to GAFTECH Corporation’s Registration Statement on Form S-1 (Registration No. 333-58442) (the “GAFTECH Registration Statement”)).
3.8	By-laws of BMCA Insulation Products Inc. (incorporated by reference to Exhibit 3.8 to the GAFTECH Registration Statement.
3.9	Certificate of Incorporation of Ductwork Manufacturing Corporation (incorporated by reference to Exhibit 3.9 to the GAFTECH Registration Statement).
3.10	By-laws of Ductwork Manufacturing Corporation (incorporated by reference to Exhibit 3.10 to the GAFTECH Registration Statement).
3.11	Certificate of Incorporation of GAF Leatherback Corp. and Certificate of Amendment of the Certificate of Incorporation of GAF Leatherback Corp. (incorporated by reference to Exhibit 3.11 to the GAFTECH Registration Statement).
3.12	By-laws of GAF Leatherback Corp. (incorporated by reference to Exhibit 3.12 to the GAFTECH Registration Statement).
3.13	Certificate of Incorporation of GAF Premium Products Inc. and Certificate of Amendment of the Certificate of Incorporation of GAF Premium Products Inc. (incorporated by reference to Exhibit 3.13 to the GAFTECH Registration Statement).
3.14	By-laws of GAF Premium Products Inc. (incorporated by reference to Exhibit 3.14 to the GAFTECH Registration Statement).
3.15	Certificate of Incorporation of GAF Materials Corporation (Canada) (incorporated by reference to Exhibit 3.15 to the GAFTECH Registration Statement).
3.16	By-laws of GAF Materials Corporation (Canada) (incorporated by reference to Exhibit 3.16 to the GAFTECH Registration Statement).
3.17	Certificate of Incorporation of GAFTECH Corporation (incorporated by reference to Exhibit 3.17 to the GAFTECH Registration Statement).

Exhibit
No.	Description

3.18	By-laws of GAFTECH Corporation (incorporated by reference to Exhibit 3.18 to the GAFTECH Registration Statement).
3.19	Certificate of Incorporation of LL Building Products Inc. and Certificate of Amendment of the Certificate of Incorporation of LL Building Products Inc. (incorporated by reference to Exhibit 3.19 to the GAFTECH Registration Statement).
3.20	By-laws of LL Building Products Inc. (incorporated by reference to Exhibit 3.20 to the GAFTECH Registration Statement).
3.21	Certificate of Incorporation of Wind Gap Real Property Acquisition Corp. (incorporated by reference to Exhibit 3.21 to the GAFTECH Registration Statement).
3.22	By-laws of Wind Gap Real Property Acquisition Corp. (incorporated by reference to Exhibit 3.22 to the GAFTECH Registration Statement).
*3.23	Certificate of Incorporation of BMCA Quakertown Inc.
*3.24	By-laws of BMCA Quakertown Inc.
*3.25	Certificate of Incorporation of GAF Real Properties, Inc.
*3.26	By-laws of GAF Real Properties, Inc.
*3.27	Certificate of Incorporation of Pequannock Valley Claim Service Company, Inc.
*3.28	By-laws of Pequannock Valley Claim Service Company, Inc.
*3.29	Certificate of Incorporation of South Ponca Realty Corp.
*3.30	By-laws of South Ponca Realty Corp.
4.1	Indenture, dated as of October 20, 1997, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA’s Registration Statement on Form S-4 (Registration No. 333-41531)).
4.2	First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of October 20, 1997 among BMCA, as issuer, Building Materials Manufacturing Corporation, as co-obligor, and Building Materials Investment Corporation, as guarantor, and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.8 to the 2008 Notes S-4).
4.3	Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of October 20, 1997 among BMCA and Building Materials Manufacturing Corporation, as issuers, Building Materials Investment Corporation, as guarantor, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to the 2000 10-K).
4.4	Indenture, dated as of July 17, 1998, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA’s Registration Statement on Form S-4 (Registration No. 333-60633)).
4.5	First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of July 17, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment Corporation, as guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.9 to the 2008 Notes S-4).
4.6	Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of July 17, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment Corporation, as original guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.9 to the 2000 10-K).

Exhibit
No.	Description

4.7	Indenture, dated as of December 3, 1998, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the 2008 Notes S-4).
4.8	First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of December 3, 1998 among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment Corporation, as guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.4 to the 2008 Notes S-4).
4.9	Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of December 3, 1998, among BMCA, as issuer, Building Materials Manufacturing Corporation and Building Materials Investment Corporation, as original guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.12 to the 2000 10-K).
*4.10	Indenture, dated as of July 26, 2004, among BMCA, as issuer, BMCA Insulation Products Inc., BMCA Quakertown Inc., Building Materials Investment Corporation, Building Materials Manufacturing Corporation, Ductwork Manufacturing Corporation, GAF Leatherback Corp., GAF Materials Corporation (Canada), GAF Premium Products Inc., GAF Real Properties, Inc., GAFTECH Corporation, LL Building Products Inc., Pequannock Valley Claim Service Company, Inc., South Ponca Realty Corp. and Wind Gap Real Property Acquisition Corp., as guarantors, and Wilmington Trust Company, as trustee.
*4.11	Registration Rights Agreement, dated July 26, 2004, among BMCA, the Guarantors party thereto and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

*4.12	Registration Rights Agreement, dated November 10, 2004, among BMCA, the Guarantors party thereto and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

*5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.
10.1	Amended and Restated Management Agreement, dated as of January 1, 1999, among GAF, G-I Holdings Inc., G Industries Corp., Merick Inc., GAF Fiberglass Corporation, ISP, GAF Building Materials Corporation, GAF Broadcasting Company, Inc., BMCA and ISP Opco Holdings Inc. (incorporated by reference to Exhibit 10.1 to the 1998 10-K).
10.2	Amendment No. 1 to the Management Agreement, dated as of January 1, 2000 (incorporated by reference to Exhibit 10.2 to International Specialty Products Inc. annual report on Form 10-K for the fiscal year ended December 31, 1999).
10.3	Amendment No. 2 to the Management Agreement, dated as of January 1, 2001 (incorporated by reference to Exhibit 10.3 to International Specialty Products Inc. annual report on Form 10-K for the fiscal year ended December 31, 2000).
10.4	Amendment No. 3 to the Amended and Restated Management Agreement, dated as of June 27, 2001, by and among G-I Holdings Inc., Merick Inc., International Specialty Products Inc., ISP Investco LLC, GAF Broadcasting Company, Inc., Building Materials Corporation of America and ISP Management Company, Inc., as assignee of ISP Chemco Inc. (incorporated by reference to Exhibit 10.7 to the ISP Chemco Inc. Registration Statement on Form S-4 (Registration No. 333-70144)).
10.5	Amendment No. 4 to the Amended and Restated Management Agreement, dated as of January 1, 2002, by and among G-I Holdings Inc., Merick Inc., International Specialty Products Inc., ISP Investco LLC, GAF Broadcasting Company, Inc., Building Materials Corporation of America and ISP Management Company, Inc. (incorporated by reference to Exhibit 10.5 to BMCA’s Form 10-K for the fiscal year ended December 31, 2001 (the “2001 10-K”)).
10.6	Amendment No. 5 to the Amended and Restated Management Agreement, dated as of January 1, 2003, by and among G-I Holdings Inc., Merick Inc., International Specialty Products Inc., ISP Investco LLC, GAF Broadcasting Company, Inc., Building Materials Corporation of America and ISP Management Company, Inc. (incorporated by reference to Exhibit 10.1 to BMCA’s Form 10-Q for the quarterly period ended March 30, 2003).

Exhibit
No.	Description

10.7	Amendment No. 6 to the Amended and Restated Management Agreement, dated as of January 1, 2004, by and among G-I Holdings Inc., Merick Inc., International Specialty Products Inc., International Specialty Holdings Inc., ISP Synthetic Elastomers LP, ISP Investco LLC, GAF Broadcasting Company, Inc., BMCA and ISP Management Company, Inc. as assignee of ISP Chemco, Inc. (incorporated by reference to Exhibit 10.1 to BMCA’s Form 10-Q for the quarterly period ended April 4, 2004).
10.8	BMCA 2001 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 to the 2000 10-K).
10.9	Tax Sharing Agreement, dated as of January 31, 1994, among GAF, G-I Holdings Inc. and BMCA (incorporated by reference to Exhibit 10.6 to the Deferred Coupon Note Registration Statement).
10.10	Amendment to Tax Sharing Agreement, dated as of March 19, 2001, between G-I Holdings and BMCA (incorporated by reference to Exhibit 10.10 to the 2000 10-K).
10.11	Reorganization Agreement, dated as of January 31, 1994, among GAF Building Materials Corporation, G-I Holdings Inc. and BMCA (incorporated by reference to Exhibit 10.9 to the Deferred Coupon Note Registration Statement).
10.12	Credit Agreement, dated as of July 9, 2003, by and among BMCA, the Initial Lenders, Initial Issuing Bank and Swing Line Bank (as defined therein), Citicorp USA, Inc., as collateral monitoring agent and administrative agent, Citigroup Global Markets Inc., as lead arranger and book manager, Deutsche Bank Securities Inc., as syndication agent and The CIT Group/Business Credit, Inc., Congress Financial Corporation and JP Morgan Chase Bank as co-documentation agents (the “Credit Agreement”) (incorporated by reference to Exhibit 10.1 to BMCA’s Form 10-Q for the quarterly period ended June 29, 2003).
10.13	First Amendment, dated as of May 7, 2004, to the Credit Agreement dated as of July 9, 2003, among BMCA, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as administrative agent for the Lenders (incorporated by reference to Exhibit 10.1 to BMCA’s Form 10-Q for the quarterly period ended July 4, 2004).
*10.14	Second Amendment, dated as of July 12, 2004, to the Credit Agreement dated as of July 9, 2003, among BMCA, the Grantors party thereto, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as administrative agent for the Lenders.
*10.15	Third Amendment, dated as of July 19, 2004, to the Credit Agreement dated as of July 9, 2003, among BMCA, the Grantors party thereto, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as administrative agent for the Lenders.
*10.16	Fourth Amendment dated as of November 9, 2004, among BMCA, the Grantors party thereto, the banks, financial institutions and other institutional lenders party thereto and Citicorp USA, Inc., as administrative agent for the Lenders.
10.17	Employment Security Agreement between BMCA and William W. Collins, effective May 2001 (incorporated by reference to Exhibit 10.22 to the 2001 10-K).
10.18	Employment Security Agreement between BMCA and David A. Harrison, effective June 2001 (incorporated by reference to Exhibit 10.23 to the 2001 10-K).

Exhibit
No.	Description

10.19	Employment Security Agreement between BMCA and Robert B. Tafaro, effective June 2001 (incorporated by reference to Exhibit 10.24 to the 2001 10-K).
10.20	Employment Security Agreement between BMCA and Kenneth E. Walton, effective June 2001 (incorporated by reference to Exhibit 10.25 to the 2001 10-K).
10.21	Employment Security Agreement between BMCA and John F. Rebele, effective June 2001 (incorporated by reference to Exhibit 10.26 to the 2001 10-K).
*10.22	Amended and Restated Collateral Agent Agreement, dated as of July 9, 2003, among BMCA, the Subsidiary Parties thereto, Citicorp USA, Inc., as administrative agent, Citibank, N.A., as collateral agent, and each Senior Note Trustee (as defined therein) (the “Collateral Agent Agreement”).
*10.23	First Amendment to the Collateral Agent Agreement, dated as of July 12, 2004, among BMCA, the Subsidiary Parties thereto, Citicorp USA, Inc., as administrative agent, Citibank, N.A., as collateral agent, and each Senior Note Trustee (as defined therein).
*10.24	Amended and Restated Security Agreement, dated as of July 9, 2003, among BMCA, the Grantors thereto and Citibank, N.A., as collateral agent (the “Security Agreement”).
*10.25	First Amendment to the Security Agreement, dated as of August 22, 2003, among BMCA, the Grantors thereto and Citibank, N.A., as collateral agent.
*10.26	Second Amendment to the Security Agreement, dated as of May 7, 2004, among BMCA, the Grantors thereto and Citibank, N.A., as collateral agent.
*10.27	Third Amendment to the Security Agreement, dated as of July 12, 2004, among BMCA, the Grantors thereto and Citibank, N.A., as collateral agent.
*12	Computation of Ratio of Earnings to Fixed Charges.
16	Letter dated June 21, 2002, from Arthur Andersen LLP to the Securities and Exchange Commission regarding the change in certifying accountant (incorporated by reference to Exhibit 16 to BMCA’s current report on Form 8-K filed June 24, 2002).
*21	Subsidiaries of BMCA.
**23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP).
*23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney.

*25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wilmington Trust Company.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
*99.4	Form of Letter to Beneficial Holders.

* Previously filed.
** Filed herewith.